UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Brightpoint, Inc.

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June 20, 2007
Dear Shareholder:
     You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Brightpoint, Inc. that will be held on Monday, July 30, 2007, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168. In addition to the election of directors and other general corporate matters that will be addressed and voted upon at this annual meeting, our shareholders will be voting on matters relating to our proposed transaction with Dangaard Telecom A/S.
     On February 19, 2007, we entered into a definitive stock purchase agreement pursuant to which we agreed to purchase all of the issued and outstanding capital stock of Dangaard Telecom from Dangaard Holding A/S, its sole shareholder. Dangaard Telecom, a Danish company, and its subsidiaries are in the business of, among other things, distributing mobile phone products and providing logistic services, mobile accessories and smartphone solutions. Our board of directors has also approved certain other agreements and transactions contemplated by the stock purchase agreement, including a shareholder agreement giving Dangaard Holding the right to have three of its designees appointed to our board upon the closing of the acquisition, and, thereafter, for as long as it continues to beneficially own between 7.5% and 27.5% or more of our outstanding common stock, to continue to designate between one and three (depending upon its ownership percentage at the time) individuals for election to our board, in each case, subject to the final approval of the designees by our board’s corporate governance and nominating committee.
     The consideration for the Dangaard Telecom shares to be purchased by us under the stock purchase agreement will consist of 30,000,000 shares of Brightpoint common stock and $100,000 in cash. In addition, we will assume approximately $347 million of Dangaard Telecom’s indebtedness. Based on the number of Brightpoint shares outstanding as of June 6, 2007, the shares to be issued by us will equal approximately 59% of Brightpoint’s outstanding common stock immediately prior to such issuance and 37% of Brightpoint’s outstanding common stock immediately after such issuance. In connection with the acquisition, we also intend to enter into an amendment to our existing credit agreement with Bank of America N.A. to increase our borrowing capacity thereunder by $310 million, to $550 million, and to use proceeds from this amended facility to refinance some or all of Dangaard Telecom’s obligations under its existing credit facilities.
     At the annual meeting you will be asked to vote on proposals to (1) elect as Class I directors the nominees specified in the accompanying proxy statement, (2) approve our issuance of 30,000,000 shares of Brightpoint common stock (an amount exceeding 20% of our outstanding shares of common stock) to Dangaard Holding in accordance with the terms of the stock purchase agreement, (3) approve, effective upon the closing of the Dangaard Telecom acquisition, the appointment of three Dangaard Holding designees to fill the vacancies that will be created by the resignations of three of the nine members of our then-current board and the reclassification of the directors comprising our board, each as specified in the accompanying proxy statement, (4) approve an amendment of our 2004 Long-Term Incentive Plan to remove the limitation on our use of plan shares for non-option based awards and broaden our ability to qualify awards under the plan as performance-based awards, and (5) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007. In addition, you will be asked to act on such other business as may properly come before the annual meeting.
     Your board of directors believes that each of the foregoing proposals is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” each of such proposals.
     Enclosed is a notice of annual meeting and proxy statement containing detailed information concerning the foregoing proposals. Whether or not you plan to attend the annual meeting, we urge you to read this material carefully.
     Thank you and I look forward to seeing you at the meeting.
Sincerely yours,

Robert J. Laikin
Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
OF BRIGHTPOINT, INC.
TO BE HELD ON JULY 30, 2007
To the Shareholders of Brightpoint, Inc.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Brightpoint, Inc., an Indiana corporation, will be held on July 30, 2007, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168, to consider and vote upon the following matters, as explained more fully in the accompanying proxy statement:
1.	a proposal to elect three Class I directors, each to hold office until Brightpoint’s Annual Meeting of Shareholders to be held in 2010 or, if Proposal 3 below regarding the reconstitution of the board’s directors (among its three classes) is approved and such director is reallocated to another class, until the next Annual Meeting of Shareholders at which that class is up for reelection, and, in either case, until the director’s successor has been duly elected and qualified;

2.	a proposal to approve, for purposes of NASDAQ Marketplace Rule 4350, Brightpoint’s issuance of 30,000,000 shares of its common stock (which amount will equal approximately 59% of Brightpoint’s outstanding common stock prior to such issuance) as partial consideration for its proposed acquisition of all of the capital stock of Dangaard Telecom from Dangaard Holding, the sole shareholder of Dangaard Telecom, under the terms and conditions described in the stock purchase agreement, dated February 19, 2007, as amended on April 19, 2007, May 17, 2007 and June 15, 2007, among Brightpoint, Inc., Dangaard Holding A/S, Dangaard Telecom A/S and Nordic Capital Fund VI (referred to, together with the shareholder agreement, registration rights agreement and escrow agreement attached as exhibits thereto, as the purchase agreement);

3.	a proposal to approve the appointment of three designees of Dangaard Holding (each of whom has been approved by the corporate governance and nominating committee of Brightpoint’s board of directors and determined to be independent under both the board’s corporate governance principles and NASDAQ Marketplace Rule 4200(a)) to fill the vacancies that will be created by the resignations of three of the nine members of Brightpoint’s then-current board upon the closing of the acquisition, and the reclassification of the directors then comprising the board (within the board’s three classes), all effective upon the closing of the acquisition;

4.	a proposal to approve the amendment of Brightpoint’s 2004 Long-Term Incentive Plan to remove its limitation on the use of plan shares for non-option based awards and broaden Brightpoint’s ability to qualify awards under the plan as performance-based compensation;

5.	a proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

6.	any and all other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting.
     It is anticipated that presentations will be made by members of our senior management before the foregoing business has been conducted at the annual meeting. A live webcast of the presentations, including audio and slides, can be accessed through the “Investors” section of Brightpoint’s website at www.brightpoint.com. A written report of the results of the annual meeting will be posted on Brightpoint’s website following the annual meeting.
     Only shareholders of record at the close of business on June 6, 2007 are entitled to notice of and to vote at the annual meeting and any adjournments or postponements thereof. You may submit your proxy vote via mail with the enclosed paper card or you can vote by telephone or via the Internet. Whether or not you attend the meeting it is important that your shares be represented and voted. If the address on the accompanying material is incorrect, please advise our transfer agent, American Stock Transfer & Trust Company, in writing, at 59 Maiden Lane, New York, New York 10038.
     Your vote is important. Please fill in, date, sign and return the enclosed paper proxy card in the envelope provided for that purpose, which requires no postage if mailed in the United States. If you choose you may also vote by telephone, via the Internet or in person at the annual meeting. Your proxy may be revoked at any time prior to exercise, and if you are present at the meeting you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.
     Before voting, you should carefully review all of the information contained in the attached proxy statement, including the exhibits, and in particular you should consider the matters discussed in the proxy statement under the section entitled “Risk Factors Relating to the Dangaard Telecom Acquisition.”
     Your board of directors believes that the election of the nominees specified in the accompanying proxy statement as directors at the annual meeting is in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” such nominees. Further, your board of directors has unanimously approved the purchase agreement and the issuance of Brightpoint common stock pursuant thereto. Because the board believes that the acquisition of Dangaard Telecom and Brightpoint’s issuance of common stock in connection therewith is in the best interests of Brightpoint and its shareholders, it also unanimously recommends that you vote “FOR” the proposal to approve the issuance of Brightpoint common stock pursuant to the terms of the purchase agreement. The board also believes that the appointment of the designees of Dangaard Holding specified in the attached proxy statement to fill three of the board’s nine positions upon the closing of the acquisition, and the reclassification upon the closing of the acquisition of the board’s directors (within its three classes) as specified in the accompanying proxy statement, are in the best interests of Brightpoint and its shareholders. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to approve, effective upon the closing of the acquisition, the appointment of such Dangaard Holding designees and the reclassification of the board’s directors, each in accordance with the terms set forth in the accompanying proxy statement. Further, the Board believes that the proposed amendment to Brightpoint’s 2004 Long-Term Incentive Plan and the ratification of the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm are each in the best interests of Brightpoint and its shareholders and, accordingly, unanimously recommends a vote “FOR” each of such proposals.
By Order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and Secretary
Plainfield, Indiana
June 20, 2007
     YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE ENSURE YOU TAKE THE TIME TO CAST YOUR VOTE.
     YOU MAY VOTE BY SUBMITTING YOUR PROXY BY TELEPHONE, THE INTERNET OR MAIL. IF YOU ARE A REGISTERED SHAREHOLDER AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKER AND WANT TO VOTE YOUR SHARES IN PERSON AT THE MEETING, PLEASE CONTACT YOUR BANK OR BROKER TO OBTAIN A LEGAL PROXY.

BRIGHTPOINT, INC.
2007 PROXY STATEMENT

Page
SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA OF BRIGHTPOINT (POST-ACQUISITION)	101

COMPARATIVE PER SHARE DATA	102

POST-ACQUISITION MANAGEMENT OF BRIGHTPOINT	103

Management table	103

Information with respect to new executive officer and new key employees	103

VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BRIGHTPOINT (PRE- AND POST-ACQUISITION)	105

PROPOSAL 2: TO APPROVE OUR ISSUANCE OF 30,000,000 SHARES OF BRIGHTPOINT COMMON STOCK (AN AMOUNT EXCEEDING 20% OF OUR OUTSTANDING COMMON STOCK) AS CONSIDERATION FOR OUR ACQUISITION OF DANGAARD TELECOM A/S	108

Reason for the proposal	108

Value of the shares to be issued	108

Per share market price information	109

Distribution of our common stock among our shareholders following the proposed share issuance	109

Vote required to approve proposal	110

Consequences if this proposal is not approved	110

Recommendation of our board of directors	110

PROPOSAL 3: TO APPROVE THE APPOINTMENT OF THREE DANGAARD HOLDING DESIGNEES TO FILL THE VACANCIES ON OUR BOARD THAT WILL BE CREATED BY THE RESIGNATIONS UPON THE CLOSING OF THE ACQUISITION OF THREE OF OUR THEN-CURRENT DIRECTORS AND THE RECLASSIFICATION OF THE DIRECTORS THEN COMPRISING THE BOARD	111

Reason for the proposal	111

The proposed director designees	112

The proposed reclassification of our directors	112

Dangaard Holding’s continuing designee rights following the acquisition	113

Vote required to approve proposal	113

Consequences if this proposal is not approved	113

Recommendation of our board of directors	113

PROPOSAL 4: TO APPROVE THE AMENDMENT OF BRIGHTPOINT’S 2004 LONG-TERM INCENTIVE PLAN TO REMOVE ITS LIMITATION ON THE USE OF PLAN SHARES FOR NON-OPTION BASED AWARDS AND TO BROADEN OUR ABILITY TO QUALIFY AWARDS UNDER THE PLAN AS PERFORMANCE-BASED COMPENSATION	114

The proposed amendment to the plan	114

Reasons for the proposal	115

Vote required to approve proposal	116

Consequences if this proposal is not approved	116

Annex A — Stock Purchase Agreement:

(1) Stock Purchase Agreement, dated February 19, 2007, including

• Exhibit A – Form of Escrow Agreement

• Exhibit B – Form of Shareholder Agreement

• Exhibit C – Form of Registration Rights Agreement

(2) Amendment to Stock Purchase Agreement, dated April 19, 2007

(3) Amendment to Stock Purchase Agreement, dated May 17, 2007

(4) Amendment to Stock Purchase Agreement, dated June 15, 2007

Annex B — Fairness Opinion dated February 16, 2007 of Deutsche Bank Securities Inc., Financial Advisor to Brightpoint

Annex C — Consolidated Financial Statements of Dangaard Telecom A/S:

(1) As of September 30, 2006 and 2005 and for the three years ended September 30, 2006

(2) As of March 31, 2007 and September 30, 2006 and for the six months ended March 31, 2007 and 2006 (Unaudited)

Annex D — Unaudited Pro Forma Condensed Consolidated Financial Statements

Annex E — Proposed Form of Brightpoint’s Amended 2004 Long-Term Incentive Plan

BRIGHTPOINT, INC.
2007 PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 30, 2007
GENERAL INFORMATION
     This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on July 30, 2007, at 9:00 a.m. local time, at Brightpoint’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168, including any adjournments or postponements thereof. At the annual meeting, Brightpoint shareholders will have the opportunity to consider and vote upon the proposals set forth in the accompanying notice to shareholders, including the following, each of which is discussed in further detail elsewhere in this proxy statement:
•	the election of three Class I directors to serve as such commencing immediately following the annual meeting and, subject to any approved reclassification of such directors, until the annual meeting of shareholders in 2010;

•	approval of our issuance of 30,000,000 shares of common stock (equal to approximately 59% of our outstanding common stock before such issuance) as partial consideration for our acquisition of Dangaard Telecom A/S under the terms and conditions described in this proxy statement;

•	approval of the appointment of three Dangaard Holding designees to fill the vacancies on our board of directors that will be created upon the closing of the acquisition by the resignations of three of our board’s then directors and the reclassification (within the board’s three classes) of the directors then comprising the board;

•	approval of an amendment to our 2004 Long-Term Incentive Plan;

•	ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

•	any other matters properly brought before the annual meeting, including approval of any adjournment or postponement of the meeting.
     The board of directors of Brightpoint has unanimously approved our contemplated acquisition of Dangaard Telecom and each of the foregoing proposals and unanimously recommends that Brightpoint shareholders vote “FOR” the issuance of Brightpoint common stock in the acquisition and “FOR” each of the other proposals set forth above, each as outlined elsewhere in this proxy statement.
     It is anticipated that all of our directors and executive officers will be present at the annual meeting and that a presentation will be made after the conclusion of the business to be conducted at the annual meeting.
     Proxies in the accompanying form, duly executed and returned to Brightpoint’s management and not revoked, will be voted at the annual meeting. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by a subsequently dated proxy, by written notification to Brightpoint’s corporate secretary, or by personally withdrawing the proxy at the annual meeting and voting in person. Management intends to mail this proxy statement and the accompanying form of proxy to shareholders on or about June 21, 2007.
     Unless otherwise indicated, all references in this proxy statement to “we,” “us,” “our,” or “our company” refer to Brightpoint, Inc. and its consolidated subsidiaries.
     All references in this proxy statement related to our common stock, including, but not limited to, share amounts, per share amounts, average shares outstanding and information concerning or related to our equity compensation plans, have been adjusted retroactively to reflect stock splits, including our 6-for-5 common stock split effected in the form of a stock dividend on May 31, 2006 and our 3-for-2 common stock splits effected, each in the form of a stock dividend, on September 30, 2005 and December 30, 2005.
     Dangaard Telecom’s functional currency is the Euro. Where in this proxy statement we refer to a balance sheet date account of Dangaard Telecom in U.S. dollars, we have translated the Euro amount to U.S. dollars using the exchange rate in effect at the balance sheet date, and where in this proxy statement we refer to a financial statement period account of Dangaard Telecom in U.S. dollars, we have translated the Euro amount to U.S. dollars using the average exchange rate during the applicable period. Based on the exchange rates as reported by Bloomberg L.P., the exchange rate of the Euro in exchange for U.S. dollars was €1.00 = U.S. $1.26740 on September 30, 2006, €1.00 = U.S. $1.3199 on December 31, 2006 and €1.00 = U.S. $1.3354 on March 31, 2007. The average exchange rate of the Euro in exchange for U.S. dollars during the 12 months ended September 30, 2006 was €1.00 = U.S. $1.23104, during the year ended December 31, 2006 was €1.00 = U.S. $1.25629, and during the six months and three months ended March 31, 2007 was €1.00 = U.S. $1.30 and €1.00 = U.S. $1.32, respectively. These translations should not be construed as representations that the Euro amounts actually represent U.S. dollar amounts or could be converted into U.S. dollars at the rates indicated.
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS TO BE VOTED UPON
AND THE VOTING PROCEDURES
Q.	What am I voting on?
A.	You are being asked to vote on several proposals at this year’s annual meeting, including the following:
Proposal 1 – to elect three Class I directors (Eliza Hermann, V. William Hunt and Stephen H. Simon) to serve as such commencing immediately following our July 2007 annual meeting and until our annual meeting of shareholders in 2010. Messrs. Hunt and Simon have each agreed to resign from the board if and when our contemplated acquisition of Dangaard Telecom is consummated (as discussed in Proposal 3 below);
Proposal 2 – to approve the issuance of 30,000,000 shares of Brightpoint common stock (equal to approximately 59% of our outstanding common stock prior to such issuance) as part of the consideration for our acquisition of all of the capital stock of Dangaard Telecom, under the terms and conditions described in the stock purchase agreement, dated February 19, 2007, as amended on April 19, 2007, May 17, 2007 and June 15, 2007, among Brightpoint, Inc., Dangaard Holding A/S, Dangaard Telecom A/S and Nordic Capital Fund VI (referred to, together with the shareholder agreement, registration rights agreement and escrow agreement attached as exhibits thereto, as the purchase agreement), a copy of which is attached to, and included in, this proxy statement as Annex A);
Proposal 3 – to approve the appointment of three designees of Dangaard Holding (Jorn P. Jensen, Thorleif Krarup and Jan Gesmar-Larsen) to fill the vacancies that will be created upon the closing of the Dangaard Telecom acquisition by the resignations of three of our board’s then-current directors (V. William Hunt, Stephen H. Simon and Robert F. Wagner) and the reclassification (within the board’s three classes) of the directors then comprising our board;
Proposal 4 – to approve the amendment of our 2004 Long-Term Incentive Plan to remove its current limitation on our use of plan for non-option based awards and broaden our ability to qualify awards under the plan as performance-based compensation; and
Proposal 5 – to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.
In addition, you may be asked to consider and vote upon other matters that may properly come before the annual meeting, including approval of any adjournment or postponement of the meeting.
Q.	What is the acquisition transaction that Brightpoint intends to consummate?

A.	Subject to our obtaining the requisite shareholder approvals for each of Proposal 2 and Proposal 3 and certain other conditions described hereafter, we have agreed in the purchase agreement to acquire all of the capital stock of Dangaard Telecom from Dangaard Holding, the sole shareholder of Dangaard Telecom and a portfolio company of Nordic Capital Fund VI (consisting of Nordic Capital VI Alpha, L.P., Nordic Capital Beta, L.P., NC VI Limited and Nordic Industries Limited).

Q.	Who is Dangaard Telecom?

A.	Dangaard Telecom is Europe’s largest distributor of mobile phones, smartphones and accessories for mobile phones. It has helped shape the traditional distributor role and is today the preferred European value-added distributor for a number of the world’s largest manufacturers of mobile phones, mobile network operators, service providers and retail chains. Dangaard Telecom is represented by subsidiaries in 15 countries, had revenues of approximately $2.1 billion in its fiscal year ended September 30, 2006 and $1.1 billion in the six months ended March 31, 2007 and has approximately 1,000 employees.

Q.	What will Brightpoint pay for its acquisition of Dangaard Telecom?

A.	Under the terms of the purchase agreement, we will acquire all of the capital stock of Dangaard Telecom from Dangaard Holding, its sole shareholder, in exchange for 30,000,000 shares of our common stock and $100,000 in cash. In addition, by acquiring all of the capital stock of Dangaard Telecom, we will also be assuming all of its assets and liabilities as of the closing of the acquisition. As of May 31, 2007, Dangaard Telecom had approximately $347 million in outstanding indebtedness. In connection with the acquisition, we intend to enter into an amendment to our existing credit agreement with Bank of America N.A. to increase our borrowing capacity thereunder by $310 million, to $550 million, and to use proceeds from this amended facility to refinance some or all of Dangaard Telecom’s obligations under its existing credit facilities.

Q.	Why does Brightpoint want to acquire Dangaard Telecom?

A.	We believe that the combined company will be positioned to deliver the industry’s most extensive distribution and logistic services network in the world. Combined, our two companies handled more than 64 million handsets in 2006 and provided wireless handset distribution and logistic services to an aggregate of approximately 35,000 customers in 25 countries. In addition, we have each developed a range of complimentary products and services within the areas of logistic solutions, smartphones and mobile device enhancement, with relatively little geographic and customer overlap. As a result, we believe there will be cross-selling opportunities to each company’s existing customers and an expanded portfolio of products and services to offer. We also believe that the acquisition will provide us with economic and other synergies and enhance our operating efficiencies through consolidation activities. Our board of directors also believes that the cost of the acquisition in financial terms represents a reasonable investment by us in furthering our business strategy.

To review these and the other reasons for the acquisition in greater detail, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Reasons for the acquisition” commencing on page 58.

Q.	Why am I being asked to approve Brightpoint’s issuance of 30,000,000 shares of common stock as partial consideration for the Dangaard Telecom acquisition?

A.	As a result of being listed for trading on the NASDAQ Global Select Market, issuances of our common stock are subject to the NASDAQ Marketplace Rules, such as Rule 4350. Under Rule 4350(i)(1)(C), we must seek shareholder approval with respect to issuances of our common stock when the shares to be issued are being issued in connection with the acquisition of the stock of another company and are equal to 20% or more of our outstanding common stock before the issuance.

The 30,000,000 shares to be issued by us to Dangaard Holding will equal approximately 59% of our outstanding common stock before such issuance. As a result, our issuance of common stock to Dangaard Holding pursuant to the purchase agreement would be deemed a violation by NASDAQ of the foregoing provision of Rule 4350 unless we obtain the requisite shareholder approval. Consequently, as per the terms of the purchase agreement, Brightpoint shareholders must vote to approve the issuance of Brightpoint common stock under the terms and conditions described in the purchase agreement in order for us to complete the acquisition on the terms contemplated by the purchase agreement.

Q.	Can the market value of the stock consideration that Dangaard Holding receives in the acquisition change?

A.	Yes. The number of shares to be issued by us to Dangaard Holding in consideration for the capital stock of Dangaard Telecom has been determined as 30,000,000 shares regardless of the market value of our common stock as of the closing of the acquisition. As a result, the value of the shares of Brightpoint common stock to be issued to Dangaard Holding will be subject to change with the fluctuation of the trading price of our common stock on the NASDAQ Global Select Market. For instance, on February 16, 2007, the last full trading day prior to our execution of the purchase agreement and the public announcement of the acquisition, the closing price of Brightpoint common stock was $10.28 per share and the aggregate market value of the shares to be issued to Dangaard Holding was approximately $308.4 million, while, as of the close of business on June 6, 2007, referred to as the record date, the closing price of our common stock was $13.78 and the aggregate market value of the shares to be issued was $413.4 million.

We do not intend to modify the number of shares to be issued to Dangaard Holding based on changes to the price of our common stock between the date of the purchase agreement (or the record date) and the closing of the acquisition. The number of shares of Brightpoint common stock to be issued to Dangaard Holding was determined through negotiations between Brightpoint and Dangaard Holding and reflects the determination of our board of directors and the board of directors of Dangaard Holding of the relative long-term worth of Brightpoint before and after the acquisition of Dangaard Telecom, which long-term worth may not be reflected, or which may be inappropriately adjusted by, fluctuations in our stock price.

Q.	Who will manage Brightpoint upon completion of the acquisition?

A.	Upon completion of the acquisition, our current executive officers will continue serving as such for our combined company. In addition, following the acquisition, Dangaard Telecom’s current chief operating officer, Michael Koehn Milland, will join our executive management team as our co-chief operating officer and also serve as our president, international operations.

Q.	Who will manage the Dangaard Telecom operations Brightpoint acquires in the acquisition?

A.	Following the acquisition, the headquarters for our combined European operations will be based in Denmark, where the current headquarters for Dangaard Telecom are located. Dangaard Telecom’s current chief executive officer, Steen F. Pedersen, will be responsible for the European operations of our combined company, serving as president of our European division, and Hans Peter Alnor, the current chief financial officer of Dangaard Telecom, will become chief financial officer of our European division.

Q.	Will Brightpoint’s board of directors change upon the closing of the acquisition?

A.	The shareholder agreement to be entered into between us and Dangaard Holding upon the closing of the acquisition will give Dangaard Holding the right to have three of its designees appointed to our board of directors upon the closing of the acquisition, subject to the final approval of these designees by our board’s corporate governance and nominating committee. As per the terms of the purchase agreement, upon the closing of the acquisition, three of our board’s then-current directors must resign from the board in order for the three Dangaard Holding designees to fill the vacancies on the board created by their resignations. In order to complete the acquisition on the terms currently contemplated by the purchase agreement, we need the Brightpoint shareholders to approve the appointment of the three Dangaard Holding designees to our board, which is the approval sought by Proposal 3.

Assuming the requisite shareholder approval of both Proposal 2 and Proposal 3 is obtained at the annual meeting, the following will occur upon the closing of the acquisition: (a) V. William Hunt, Stephen H. Simon and Robert F. Wagner will resign from our board of directors, (b) Dangaard Holding’s designees, Jorn P. Jensen, Thorleif Krarup and Jan Gesmar-Larsen, each of whom has been approved by our board’s corporate governance and nominating committee and determined to be independent under our corporate governance principles and NASDAQ Marketplace Rule 4200(a), will be appointed to the board to fill the foregoing vacancies, and (c) Classes I, II and III of our board of directors will be reconstituted so that they are comprised as follows:
•	Class I (term expiring in 2010) – Ms. Hermann, Mr. Laikin and Mr. Gesmar-Larsen;

•	Class II (term expiring in 2008) – Mr. Krarup, Ms. Pratt and Mr. Roedel; and

•	Class III (term expiring in 2009) – Mr. Jensen, Mr. Stead and Mr. Wilska.

Q.	How long will Dangaard Holding continue to have representation rights with respect to Brightpoint’s board of directors?

A.	Pursuant to the terms of the shareholder agreement, Dangaard Holding will have the right to propose between one and three individuals (which right will be in lieu of, and not in addition to, its right to have three designees appointed to our board upon the closing of the acquisition) for election to our board of directors, in each case, subject to the final determination of such designee by our board’s corporate governance and nominating committee applying reasonable and uniform standards consistent with its past practices and our corporate governance principles as in effect from time to time, as follows (the percentages set forth below will be subject to adjustment prior to the acquisition to take into account certain issuances of our common stock between the date of the purchase agreement and the closing of the acquisition):
•	for as long as it owns at least 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to three designees;

•	for as long as it owns at least 17.5% but less than 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to two designees; and

•	for as long as it owns at least 7.5% but less than 17.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to one designee.
Generally, the shareholder agreement will prohibit Dangaard Holding from making open market or other purchases of our common stock to maintain the foregoing percentages.

Q	What will happen to my common stock in the acquisition?

A.	Each share of Brightpoint common stock will be unaffected by the acquisition and will remain outstanding; holders of Brightpoint common stock will continue to hold the shares that they currently own. However, because we will be issuing an additional 30,000,000 shares to Dangaard Holding in consideration for all of the capital stock of Dangaard Telecom, upon the consummation of the acquisition each share of existing Brightpoint common stock will represent a smaller ownership percentage of a larger company.

Q.	How will the acquisition affect the distribution of Brightpoint common stock among Brightpoint’s shareholders?

A.	As of the record date, non-affiliates owned 57.8% and affiliates (our officers, directors and five percent or greater shareholders) owned 42.2% of our outstanding common stock. Based on these ownership percentages, immediately following the acquisition, the same non-affiliates would own 36.4%, the same affiliates would own 26.6% and Dangaard Holding would own 37.0% (making it an affiliate as well) of our outstanding common stock. As a result, the total ownership of common stock by affiliates following the acquisition would be increased to 63.6%.

Following the acquisition, no shareholder (based on outstanding holdings as of the record date) other than Dangaard Holding will own 10% or more of our outstanding common stock. However, while the acquisition, if consummated, will result in a significant concentration of our common stock in one shareholder’s ownership, the shareholder agreement that we will enter into with Dangaard Holding upon the closing of the acquisition will require Dangaard Holding to vote in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or with respect to matters related to the foregoing) recommended by our board of directors and generally prohibit it from acquiring additional shares of our common stock, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5% of our outstanding common stock or (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights.

Q.	What are the tax consequences of the acquisition to me?

A.	We are unaware of any material tax consequences associated with the acquisition. The acquisition should not result in any material tax consequences to either Brightpoint or our shareholders.

See the section in this proxy statement entitled “The Dangaard Telecom Acquisition –Tax matters.”

Q.	When do you expect the acquisition to be completed?

A.	We are working with Dangaard Holding to complete the acquisition as quickly as possible following the annual meeting. While we currently expect the acquisition to close by early August 2007 (assuming we obtain the requisite shareholder approval for each of Proposal 2 and Proposal 3), we cannot predict the exact timing of the acquisition because it is subject to the satisfaction of various closing conditions.

For a description of the conditions to completion of the acquisition, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Material terms of the purchase agreement – Conditions to the consummation of the acquisition” commencing on page 71.

Q.	Will I have appraisal or dissenters’ rights with respect to the acquisition?

A.	Brightpoint shareholders will not have appraisal or dissenters’ rights.

Q.	What happens if either Proposal 2 or Proposal 3 is not approved?

A.	Unless both Proposal 2 (approving our issuance of common stock to Dangaard Holding in accordance with the terms of the purchase agreement) and Proposal 3 (approving our appointment of three Dangaard Holding designees to our board upon the closing of the acquisition) are approved by Brightpoint’s shareholders, we will not be able to consummate the acquisition on the terms currently contemplated by the purchase agreement. In addition, if the purchase agreement is terminated as a result of our failure to obtain the requisite shareholder approval for each of Proposal 2 and Proposal 3, we will be obligated to pay Dangaard Telecom for certain of its expenses not to exceed $3.0 million.

In addition, if, prior to the annual meeting, we were to publicly announce our receipt of an offer or proposal to acquire 50% of more of our common stock or assets, or certain other similar events, each referred to herein as a 50% acquisition proposal, and, subsequently, the purchase agreement was terminated due to our failure to obtain the requisite shareholder approval for each of Proposal 2 and Proposal 3, we would be obligated, in the event we were to subsequently execute a definitive agreement with respect to any 50% acquisition proposal during the six-month period following such termination, to pay Dangaard Holding a break-up fee equal to $15.0 million less all of the up to $3.0 million in expenses already then payable by us.

For a complete list of the types of proposals that would constitute a 50% acquisition proposal, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition–Material terms of the purchase agreement–Termination of the purchase agreement; 50% acquisition proposal” commencing on page 72. For a complete description of the other circumstances under which break-up fees may become payable by the parties to the purchase agreement, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition–Material terms of the purchase agreement–Break-up fee under certain circumstances” commencing on page 73.

Q.	Are there risks I should consider in deciding whether to vote for Proposal 2 and Proposal 3?

A.	Yes. We have described some of the risk factors you should consider under the heading “Risk Factors Relating to the Dangaard Telecom Acquisition” commencing on page 77.

Q.	Does Brightpoint’s board of directors recommend voting in favor of Proposal 2 and Proposal 3?

A.	Yes. After careful consideration, our board of directors unanimously determined that each of the proposals outlined in this proxy statement, including, but not limited to, our issuance of common stock in the acquisition under the terms of the purchase agreement and our appointment of Dangaard Holding’s three designees to our board upon the closing of the acquisition, are fair to, and in the best interests of, Brightpoint and its shareholders. As a result, our board of directors unanimously recommends that you vote “FOR” each of Proposal 2 and Proposal 3 as well as the other proposals set forth in the accompanying proxy.

For a description of the factors considered by our board of directors in making its determination with respect to the acquisition, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Reasons for the acquisition” commencing on page 58.

Q.	Why does Brightpoint want to amend its 2004 Long-Term Incentive Plan?

A.	Our 2004 Long-Term Incentive Plan currently limits to 2,025,000 the number of shares under the plan that can be utilized for non-option based awards. As of the record date, there were 2,007,646 shares under the plan subject to non-option based awards. This means that, of the 1,526,743 shares currently available for future awards under the plan, 1,509,389 of such shares would have to be issued under stock options, and only 17,354 of such shares could be issued with respect to other types of equity awards permitted under the plan, such as restricted stock awards and restricted stock units.

Prior to 2005, the foregoing limitation did not negatively impact us, as we granted only stock options under our equity compensation program. However, beginning in 2005, we began issuing restricted stock units in combination with stock options and restricted stock awards, and, during 2006, all of our performance-based equity compensation was issued in the form of restricted stock units. Our shift away from stock options was a result primarily of the increased stock-based compensation expense associated with stock options. In addition, the use of restricted stock units results in less immediate dilution to us than the grant of stock options or a combination of the two forms of equity, as fewer restricted stock units than stock options need to be granted to afford the same value.

Our proposed amendment of the 2004 Long-Term Incentive Plan would allow us to issue non-option based awards with respect to any of the 1,526,743 shares still available for issuance in connection with future awards under the plan. In addition, the proposed amendment will provide us with more flexibility in qualifying a portion of our named executive officers’ compensation as performance-based compensation, thereby increasing our potential opportunities with respect to obtaining exemptions from the tax deduction limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended. A copy of the proposed Amended 2004 Long-Term Incentive Plan is attached to, and included in, this proxy statement as Annex E.

Q.	Who is entitled to vote at the annual meeting?

A.	Shareholders of record as of the close of business on June 6, 2007, the record date, are entitled to vote on each of the proposals at the annual meeting. Each shareholder is entitled to one vote per each share of our common stock held by such shareholder on the record date with respect to each proposal.

Q.	How do I vote?

A.	You may sign and date each paper proxy card you receive and return it in the prepaid envelope. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf “FOR” all nominees for directors and “FOR” all other proposals as specified in this proxy statement. You may also vote by telephone or via the Internet. See the section in this proxy statement entitled “Voting Procedures and Proxy Matters — Voting by Telephone or via the Internet” for further details. Please note that there are separate telephone and Internet voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

Q.	If my Brightpoint shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Your broker will vote your Brightpoint shares with respect to the proposals set forth in the accompanying notice to shareholders only if you provide instructions on how to vote by completing and returning a proxy card or instruction form provided to you by your broker.

Q.	How may I revoke or change my vote?

A.	You have the right to revoke your proxy any time before the meeting by (a) notifying Brightpoint’s corporate secretary of your revocation or (b) returning a later-dated proxy. The last vote received chronologically will supersede any prior vote. You may also revoke your proxy by voting in person at the annual meeting. Attendance at the meeting, without voting at the meeting, will not in and of itself serve as a revocation of your proxy.

Q.	What does it mean if I receive more than one proxy card?

A.	It may mean that you are the registered holder of shares in more than one account. Please sign and return all proxy cards to ensure that all of your shares are voted. You may call our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449, if you have any questions regarding the share information or your address appearing on the paper proxy card.

Q.	Who will count the votes?

A.	It is expected that an executive vice president of Brightpoint will tabulate the votes and act as the inspector of election.

Q.	What constitutes a quorum?

A.	A majority of the outstanding shares, present or represented by proxy, of Brightpoint’s common stock will constitute a quorum for the annual meeting. As of the record date, there were 50,998,683 shares of Brightpoint common stock, $.01 par value per share, issued and outstanding.

Q.	How many votes are needed for Proposal I — the election of the three Class I directors?

A.	Assuming a quorum is present, the three Class I directors will be elected by a plurality of the votes cast at the annual meeting, meaning the three nominees receiving the highest number of votes will be elected as directors. Only votes cast for a nominee will be counted, except that a properly executed proxy that does not specify a vote with respect to the nominees will be voted for the three nominees whose names are printed on the proxy card (Eliza Hermann, V. William Hunt and Stephen H. Simon). Because the vote on this proposal is determined by a plurality of the votes cast, neither abstentions nor broker non-votes (as described below) will have any effect on the election of directors.

Q.	How many votes are needed to approve the other proposals?

A.	Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of Brightpoint common stock represented at the annual meeting, either in person or by proxy, and entitled to vote at the annual meeting is required for each of Proposal 2, Proposal 3, Proposal 4 and Proposal 5 to pass. As described below, for these proposals, abstentions and broker-non votes will have the same effect as a vote against the proposal.

Q.	What happens if I abstain from voting?

A.	If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any proposal, the shares represented by the proxy will be considered present at the annual meeting for the purpose of determining a quorum. In addition, while they will not count as votes cast in favor of the proposal, they will count as votes cast on the proposal. As a result, other than with respect to Proposal 1, which will be determined by a plurality of the votes cast, an abstention on a proposal will have the same effect as a vote against the proposal.

Q.	What is a “broker non-vote”?

A.	A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for one or more of the proposals because the broker has not received instructions from the beneficial owner on how to vote on such proposals and does not have discretionary authority to vote in the absence of instructions. While broker non-votes will be counted for the purposes of determining whether a quorum exists at the annual meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld and will therefore, in the case of those proposals requiring a majority vote in favor of the proposal, have the same effect as a vote against the proposal.

SUMMARY INFORMATION ABOUT THE
DANGAARD TELECOM ACQUISITION
     This summary highlights material information from this proxy statement. To understand our potential Dangaard Telecom acquisition more fully, and for more complete descriptions of the terms and conditions of the acquisition, you should read carefully this entire document, including especially the sections in this proxy statement entitled:

•	“The Dangaard Telecom Acquisition” commencing on page 56;

•	“Risk Factors Relating to the Dangaard Telecom Acquisition” commencing on page 77;

•	“Information About Dangaard Telecom A/S” commencing on page 83;

•	“Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Brightpoint (Post-Acquisition)” on page 101;

•	“Comparative Per Share Data” on page102;

•	“Post-Acquisition Management of Brightpoint” commencing on page 103; and

•	“Voting Security Ownership of Certain Beneficial Owners and Management of Brightpoint – (Pre- and Post- Acquisition)” commencing on page 105,

as well as the sections in this proxy outlining Proposal 2 (commencing on page 108) and Proposal 3 (commencing on page 111) and the purchase agreement and other documents attached to, and included in, this proxy statement as Annexes.
The purchaser
Brightpoint, Inc.
2601 Metropolis Parkway
Plainfield, Indiana 46168
Tel.: (317) 707-2355
www.brightpoint.com
     Brightpoint, an Indiana corporation, is a global leader in the distribution of wireless devices and accessories and provision of customized logistic services to the wireless industry. In 2006, we handled 53.5 million wireless devices globally. Our innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with our customers. Our effective and efficient platform allows our customers to benefit from quickly deployed, flexible and cost effective solutions. We have approximately 2,100 employees in 15 countries. We had revenue for the year ended December 31, 2006 and the three months ended March 31, 2007 of approximately $2.4 billion and $641.6 million, respectively, and net income of approximately $35.6 million and $1.85 million, respectively.
     For more information with respect to Brightpoint see the sections in this proxy statement entitled “Proposal 1, ” “Management,” “Executive Compensation,” “Other Information Relating to our Directors and Executive Officers,” Selected Historical Financial Data of Brightpoint,” and “Voting Security Ownership of Certain Beneficial Owners and Management of Brightpoint (Pre- and Post- Acquisition).” Additional information about Brightpoint can be found in our public filings as explained in the section in this proxy statement entitled “Where You Can find More Information.”
The acquiree
Dangaard Telecom A/S
Transitvej 12
6330 Padborg
Denmark
Tel.: +45 7330 3135
www.dangaard.com
     Dangaard Telecom, a Danish company, is Europe’s largest distributor of mobile phones, smartphones and accessories for mobile phones. It currently has over 25,000 points of sale, is represented by subsidiaries in 15 countries and has approximately 1,000 employees. It had revenue for its fiscal year ended September 30, 2006 and the six months ended March 31, 2007 of approximately $2.1 billion and $1.1 billion, respectively, and net income of approximately $22.2 million and $11.6 million, respectively.
     For more information with respect to Dangaard Telecom’s operations and financial position, see the section in this proxy statement entitled “Information

About Dangaard Telecom A/S” commencing on page 83, as well as the financial statements of Dangaard Telecom attached to, and included in, this proxy statement as Annex C.
The seller
Dangaard Holding A/S
c/o NC Advisory A/S
Sankt Annae Plads 11
1250 Copenhagen K
Denmark
Tel.: +45 3344 7750
     Dangaard Holding, a Danish company, is a holding company whose primary business is the ownership of the shares of Dangaard Telecom. The shareholders of Dangaard Holding include Nordic Capital Fund VI (consisting of Nordic Capital VI Alpha, L.P., Nordic Capital Beta, L.P., NC VI Limited and Nordic Industries Limited) as well as certain employees of Dangaard Telecom.
The acquisition
     The purchase agreement, including the related escrow agreement, shareholder agreement and registration rights agreement (which are attached as exhibits to the purchase agreement), is attached as Annex A to this proxy statement. We encourage you to read each of the foregoing agreements because they are the legal documents that govern the acquisition.
     In the acquisition, Brightpoint will acquire all of the capital stock of Dangaard Telecom from Dangaard Holding, its sole shareholder, in exchange for 30,000,000 shares of Brightpoint common stock and $100,000 in cash
     We have reached an agreement with Dangaard Holding for Brightpoint to acquire all of the capital stock of Dangaard Telecom, making Dangaard Telecom our wholly-owned subsidiary.
     In addition to the consideration that we will pay to Dangaard Holding for the capital stock of Dangaard Telecom, Brightpoint will also assume the outstanding debt of Dangaard Telecom in connection with the acquisition, which, as of May 31, 2007 equaled approximately $347 million.
     In connection with the acquisition, we intend to enter into an amendment to our existing credit agreement with Bank America N.A. to increase our borrowing capacity thereunder by $310 million, to $550,000 million, and to use proceeds from this facility to refinance some or all of the Dangaard Telecom debt assumed by us in the acquisition.
     Brightpoint will not assume any stock options or warrants of Dangaard Telecom in connection with the acquisition
     Pursuant to the purchase agreement, all options, warrants and other rights of any nature, if any, to purchase equity in Dangaard Telecom or any of its subsidiaries will be terminated and/or cancelled prior to the closing of the acquisition and have no further force or effect.
     However, Dangaard Norway AS, a wholly-owned subsidiary of Dangaard Telecom A/S, has two subsidiaries, Mobitel Norway AS and Mobi Norway AS, in each of which local management has a minority share. These management shareholders have been granted a first right of refusal with respect to sales of those companies to external parties.
     Outstanding capital stock of Brightpoint prior to the acquisition
     As of the record date for the annual meeting, there were 50,998,683 shares of our common stock outstanding and no shares of our preferred stock outstanding.
     Outstanding stock options and restricted stock units of Brightpoint prior to the acquisition
     As of the record date, there were outstanding options to purchase 987,593 shares of our common stock, at prices ranging from $0.78 per share to $11.88 per share, or a weighted average exercise price of $7.05 per share. In addition, there were outstanding restricted stock units which, if and when vested, would result in our issuance of an additional 645,792 shares of our common stock, not including those which are subject to forfeiture and not yet earned.
     Percentage ownership of Brightpoint common stock held by Dangaard Holding immediately after the acquisition
     Based on our capitalization as of the record date, Dangaard Holding will own approximately 37% and our pre-acquisition shareholders will own approximately 63% of our outstanding common stock upon completion of the acquisition. If all of our options outstanding as of the record date were exercised as of the closing of the acquisition and all of our restricted stock units outstanding and earned as of the record date were deemed vested as of the closing of the acquisition, Dangaard Holding would own approximately 36% and our pre-acquisition securityholders would own approximately 64% of our outstanding common stock after the acquisition.

     Opinion received by Brightpoint’s board of directors regarding the fairness of the acquisition consideration
     On February 16, 2007, at a meeting of our board of directors, Deutsche Bank Securities Inc., referred to as Deutsche Bank, delivered to the board of directors an oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the acquisition consideration to be paid by us in the acquisition transaction was fair, from a financial point of view, to Brightpoint.
     The full text of Deutsche Bank’s written opinion is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Deutsche Bank’s opinion was addressed to our board of directors and was limited to the fairness, from a financial point of view, of the acquisition consideration to be paid by us as of the date of the opinion. Deutsche Bank’s opinion does not address any other aspect of the acquisition transaction, including the merits of our underlying decision to engage in the acquisition transaction, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the acquisition transaction.
     For a more detailed discussion of Deutsche Bank’s opinion, see the section entitled “The Dangaard Telecom Acquisition – Opinion of Brightpoint’s financial advisor,” commencing on page 60.
     Conditions to the acquisition (see pages 71 and 72)
     The completion of the acquisition depends upon the satisfaction or waiver of a number of conditions, including, among others, the following:
Our obligation to consummate the acquisition is conditioned upon:
•	subject to certain customary exceptions, there having been no material adverse event with respect to Dangaard Telecom between the date of the purchase agreement and the closing date of the acquisition;

•	the representations and warranties of Dangaard Holding in the purchase agreement being true and correct as of the closing of the acquisition, or if expressly made as of a specified date, as of such date, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect with respect to Dangaard Telecom;

•	the performance, in all material respects, by Dangaard Telecom and Dangaard Holding of their obligations, covenants and agreements under the purchase agreement and their satisfaction, in all material respects, of all conditions required in the purchase agreement to be performed by them;

•	Dangaard Telecom’s receipt of consents from its two lenders, Nordea Bank Danmark A/S and Fortis Bank BV, and from all governmental bodies, including under any antitrust laws, and such consents being in full force and effect;

•	our receipt at the annual meeting of the requisite approval from our shareholders of Proposal 2 and Proposal 3 outlined in this proxy statement; and

•	the termination and/or cancellation of all options, warrants and other rights, if any, to purchase equity in Dangaard Telecom and/or any of its subsidiaries.
Dangaard Holding’s obligation to consummate the acquisition is conditioned upon:
•	subject to certain customary exceptions, there having been no material adverse event with respect to Brightpoint between the date of the purchase agreement and the closing date of the acquisition;

•	our representations and warranties in the purchase agreement being true and correct as of the closing of the acquisition, or if expressly made as of a specified date, as of such date, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect with respect to Brightpoint;

•	our performance, in all material respects, of our obligations, covenants and agreements under the purchase agreement and our satisfaction, in all material respects, of all conditions required in the purchase agreement to be performed by us;

•	our receipt of consents from our lender, Bank of America, N.A., and all governmental bodies, including under any antitrust laws, and such consents being in full force and effect;

•	our receipt at the annual meeting of the requisite approval from our shareholders of Proposal 2 and Proposal 3 outlined in this proxy statement;

•	our receipt of the approval for listing on the NASDAQ Global Select Market of the 30,000,000 shares of Brightpoint common stock to be issued by us to Dangaard Holding as partial consideration for the acquisition; and

•	our receipt of resignations from three of our directors and the appointment by our corporate governance and nominating committee of three of Dangaard Holding’s designees to fill the vacancies on our board created by such resignations.
     Termination of the purchase agreement
     Brightpoint and Dangaard Holding can mutually agree to terminate the purchase agreement without completing the acquisition, and either of us can, unilaterally, terminate the purchase agreement under various circumstances.
     For example, either of us has the right to terminate the purchase agreement by written notice to the other if:
•	the acquisition has not been completed by August 20, 2007, provided that such right shall not be available to any party whose failure to fulfill an obligation under the purchase agreement caused the acquisition not to occur by such date;

•	either of us is permanently enjoined by a governmental body from completing the transactions contemplated by the purchase agreement pursuant to a final and non-appealable judgment or other action, provided that the party terminating the purchase agreement has used its commercially reasonable efforts to have such action vacated;

•	the other party breaches or fails to perform in any material respect any of its representations, warranties or covenants in the purchase agreement, causing a material adverse effect with respect to such other party (subject to certain exceptions) that is incapable of being cured within 20 days of such other party’s receipt of such notice;

•	the requisite approval is not received from Brightpoint shareholders for each of Proposal 2 and Proposal 3 outlined in this proxy statement; or

•	the other party fails to obtain an amendment to its existing credit facilities with, in our case, Bank of America, N.A., and, in the case of Dangaard Telecom, Nordea Bank Danmark A/S and Fortis Bank BV, in a form reasonably acceptable to both parties and to the respective lender, by July 31, 2007.
     In addition, Dangaard Holding may terminate the purchase agreement if our board of directors withdraws, or modifies in a manner adverse to Dangaard Holding, its recommendation that our shareholders vote for each of Proposal 2 and Proposal 3 outlined in this proxy statement, and we may terminate the purchase agreement if all three of the following occur: (a) we receive an offer or proposal to acquire 50% or more of our stock or assets or for certain other similar events, each referred to as a 50% acquisition proposal, that requires us to terminate the purchase agreement as a condition to the consummation of the acquisition so proposed, (b) because of such proposal, our board fails to reaffirm, withdraws or modifies in a manner adverse to Dangaard Holding, its recommendation that shareholders vote for Proposal 2 and Proposal 3 outlined in this proxy statement and (c) after consultation with its attorneys and financial advisors, the board determines in good faith that the purchase agreement must be terminated to satisfy its fiduciary duties to our shareholders.
     For a more complete discussion of the types of events that would constitute a 50% acquisition proposal and thus that could trigger our right to terminate the purchase agreement as outlined above, see the last paragraph of the section entitled “The Dangaard Telecom Acquisition–Material terms of the purchase agreement–Termination of the purchase agreement; 50% acquisition proposal” commencing on page 72.
     Expenses
     Except as set forth below, we will pay our costs and expenses, and Dangaard Telecom will pay its costs and expenses and those of Dangaard Holding, incurred in connection with the purchase agreement and the related transactions, regardless of whether the acquisition is consummated or not; provided, however, that Dangaard Holding will pay for all consulting, investment banking and financial advisory fees incurred by either Dangaard Telecom or Dangaard Holding. Notwithstanding the foregoing, if the purchase agreement is terminated as a result of our being unable to get the requisite shareholder approval for either Proposal 2 or Proposal 3, we will be obligated to pay Dangaard

Telecom for certain of its expenses not to exceed $3.0 million.
     Break-up fee
     If the purchase agreement is terminated, under certain circumstances, we or Dangaard Holding may be obligated to pay the other party a break-up fee of $15.0 million. For instance, we will be obligated to pay such break-up fee to Dangaard Holding under the following circumstances:
•	we terminate the purchase agreement because of a 50% acquisition proposal as described above;

•	Dangaard Holding terminates the purchase agreement because our board of directors withdraws, or modifies in a manner adverse to Dangaard Holding, its recommendation that our shareholders vote for each of Proposal 2 and Proposal 3 outlined in this proxy statement; or

•	all three of the following occur: (1) prior to the annual meeting we have publicly announced our receipt of a 50% acquisition proposal, (2) either party subsequently terminates the purchase agreement because we fail to obtain the requisite shareholder approval for each of Proposal 2 and Proposal 3 and (3) during the six months following termination of the purchase agreement, we enter into a definitive purchase agreement with respect to a 50% acquisition proposal (in which case, any of the up to $3.0 million of expenses that we will have paid to Dangaard Holding as described above under “–Expenses” will be credited towards the $15.0 million break up fee).

     In addition, if one of us terminates the agreement as a result of the other party’s breach or failure to perform in any material respect any of its representations, warranties or covenants in the purchase agreement, causing a material adverse effect with respect to that party’s company that is incapable of being cured within 20 days after it is given notice of the termination, the terminating party will be entitled to receive the break-up fee from the other party.
     Interests of officers and directors of Brightpoint in the acquisition
     In considering the board of directors’ recommendations that you vote in favor of our issuance of 30,000,000 shares of common stock to Dangaard Holding in accordance with the terms of the purchase agreement and our appointment of three of Dangaard Holding’s designees to our board of directors upon the consummation of the acquisition, you should be aware that none of the directors, officers and other employees of Brightpoint will receive benefits from the acquisition in addition to any benefits they may receive as shareholders of Brightpoint.
     In addition, each of our executive officers has irrevocably waived any rights he may have under his employment agreement with us with respect to “change of control” benefits or payments arising from our acquisition of Dangaard Telecom, including, but not limited to, severance payments, acceleration of stock options and the lifting of restrictions on other stock based awards.
     Board of directors and management of Brightpoint following the acquisition
     Assuming we receive the requisite shareholder approval for each of Proposal 2 and Proposal 3 outlined in this proxy statement and the acquisition is consummated, our board of directors will continue to be comprised of nine members classified into three classes; however, pursuant to the terms of the purchase agreement and the shareholder agreement attached as an exhibit thereto that we will enter into with Dangaard Holding upon the closing of the acquisition (see Annex A), as of the closing, three of our then-current directors (Messrs. Hunt, Simon and Wagner) will step down as directors and three designees of Dangaard Holding (Jorn P. Jensen, Thorleif Krarup and Jan Gesmar-Larsen) will be appointed by the remaining board members to fill their vacancies. The resultant nine-member board will be reclassified among our board’s three classes as follows: Ms. Hermann, Mr. Laikin and Mr. Gesmar-Larsen as Class I directors; Mr. Krarup, Ms. Pratt and Mr. Roedel as Class II directors; and Messrs. Jensen, Stead and Wilska as Class III directors.
     If the acquisition is consummated, all of our current executive officers will continue as executive officers for our combined company. In addition, Michael Koehn Milland, the current chief operating officer of Dangaard Telecom, will join our executive management team as our co-chief operating officer in addition to serving as our president, international operations. In addition, Dangaard Telecom’s current chief executive officer, Steen F. Pedersen, and current chief financial officer, Hans Peter Alnor, will become key members of our senior management team as president and chief financial officer, respectively, of our European division.
     For more information regarding Brightpoint’s post-acquisition management, see the section in this proxy statement entitled “Post-Acquisition

Management of Brightpoint” commencing on page 103.
     Registration rights to be granted to Dangaard Holding
     Pursuant to the terms of the registration rights agreement that we will enter into with Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement (see Annex A), we will use our best efforts to register for resale with the Securities and Exchange Commission, as soon as practicable following the closing, 8,000,000 of the 30,000,000 shares to be issued by us to Dangaard Holding in the acquisition. Commencing one year following the closing, we will also grant to Dangaard Holding certain demand and tag-along registration rights with respect to its remaining shares.
     Certain shares to be placed in escrow to cover Dangaard Holding’s indemnification obligations to us under the purchase agreement
     Pursuant to the terms of the escrow agreement to be entered into between us and Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement (see Annex A), 3,000,000 of the shares to be issued by us to Dangaard Holding in the acquisition will be deposited into an escrow account for a period of up to three years to secure Dangaard Holding’s indemnity obligations to us under the purchase agreement. The escrow agreement provides that, of the escrowed shares, 1,000,000 shares will be held in escrow for one year, 1,000,000 shares will be held in escrow for two years and 1,000,000 shares will be held in escrow for three years, in each case subject to earlier disbursement (in accordance with the terms of the escrow agreement) to us in satisfaction of any indemnification obligations arising under the terms of the purchase agreement.
     Post-acquisition restrictions on Dangaard Holding
     Transfer restrictions
     Subject to limited exceptions, Dangaard Holding will be required in the shareholder agreement that we will enter into with Dangaard Holding upon the closing of the acquisition not to transfer any of the 30,000,000 shares we issue to it in the acquisition during the first year following the acquisition, other than:
•	the 8,000,000 shares that we have agreed to register promptly following the closing of the acquisition, which may be sold pursuant to such registration statement once it is effective; and

•	certain other permitted transfers to partners, members or affiliates of Dangaard Holding.
     In addition, other than the foregoing transfers or transfers made in accordance with its demand and tag along registration rights, Dangaard Holding will be required during the second and third years following the closing not to transfer shares in excess of the volume limitations prescribed by Rule 144 promulgated under the Securities Act of 1933 during any 90-day period.
     Voting restriction
     Pursuant to the terms of the shareholder agreement, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5% of our outstanding common stock and (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, referred to as the “standstill period,” Dangaard Holding will be required to vote in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.
     Prohibited actions
     Except in certain limited circumstances, during the standstill period, Dangaard Holding will generally be prohibited under the shareholder agreement from, among other actions, doing any of the following:
•	offering to acquire any of our assets having a fair market value in excess of 5% of the fair market value of all of our assets;

•	acquiring any of our securities;

•	making any solicitation of proxies with respect to the voting of any of our securities; and

•	seeking to propose any merger, business combination or similar transaction involving us or any of our subsidiaries.
Reasons for the acquisition
     Our board of directors unanimously approved the acquisition and the purchase agreement because the board believes that the acquisition will enhance our long-term shareholder value by, among other things:

•	positioning us, the leading player in North America, and Dangaard Telecom, the leading player in Europe, to together deliver the industry’s most extensive distribution and logistic services network in the world;

•	expanding our marketing, sales and distribution capabilities;

•	increasing our presence in Europe where we currently lack critical mass;

•	resulting in established relationships with all major original equipment manufacturers, or OEMs, and other suppliers;

•	resulting in a strong platform for the development of new services and business models that can be offered to our business partners around the world;

•	providing us with economies of scale as a purchaser and distributor of wireless devices in multiple markets;

•	enhancing our operating efficiencies through consolidation activities;

•	expanding and strengthening our senior management team; and

•	providing the combined company with strong cross-selling opportunities to each company’s existing customers and an expanded portfolio of products and services to offer, as both companies have developed a range of complimentary products and services within the areas of logistic solutions, smartphones and mobile device enhancement with relatively little geographic and customer overlap.
     In addition, our board of directors believes that the consideration payable by us in the acquisition represents a reasonable investment by us in furthering our business strategy.
     To review our reasons for the acquisition in greater detail and the factors, both positive and negative, considered by our board of directors prior to approving the purchase agreement, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Reasons for the acquisition” commencing on page 58.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     The Securities and Exchange Commission, referred to as the SEC, encourages companies to disclose forward-looking information so that investors can better understand their future prospects and make informed investment decisions. Certain statements within this proxy statement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may included statements regarding the period following the annual meeting and the completion of the acquisition, are management’s present expectations of future events and are subject to a number of known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include, without limitation, the following:
•	uncertainties relating to customer plans and commitments;

•	loss of significant customers or a reduction in prices we charge these customers;

•	possible adverse effect on demand for our products resulting from consolidation of mobile operator customers;

•	dependence upon principal suppliers and availability and price of wireless products;

•	possible adverse effects of future medical claims regarding the use of wireless handsets;

•	possible difficulties collecting our accounts receivable;

•	our ability to increase volumes and maintain our margins;

•	our ability to expand geographically on a satisfactory basis, through acquisition or otherwise;

•	uncertainty regarding future volatility in our common stock price;

•	uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us;

•	our reliance upon third parties to manufacture products which we distribute and reliance upon their quality control procedures;

•	our operations may be materially affected by fluctuations in regional demand and economic factors;

•	our ability to respond to rapid technological changes in the wireless communications and data industry;

•	access to or the cost of increasing amounts of capital, trade credit or other financing;

•	risks of foreign operations, including currency, trade restrictions and political risks in our foreign markets;

•	effect of hostilities or terrorist attacks on our operations;

•	investment in sophisticated information systems technologies and our reliance upon the proper functioning of such systems;

•	our ability to borrow additional funds;

•	our ability to meet intense industry competition;

•	our ability to manage and sustain future growth at our historical or industry rates;

•	certain relationships and financings, which may provide us with minimal returns or losses on our investments;

•	the impact that seasonality may have on our business and results;

•	our ability to attract and retain qualified management and other personnel, costs of complying with labor agreements and high rate of personnel turnover;

•	our ability to protect our proprietary information;

•	our significant payment obligations under certain lease and other contractual arrangements;

•	our ability to maintain adequate insurance at a reasonable cost;

•	the potential issuance of additional equity, including our common shares, which could result in dilution of existing shareholders and may have an adverse impact on the price of our common shares; and

•	existence of anti-takeover measures.
     In addition to the risks related to us and to our operations described above and in our Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by us with the SEC, the factors relating to our proposed acquisition of Dangaard Telecom discussed in this proxy statement under the section entitled “Risk Factors Relating to the Dangaard Telecom Acquisition” and elsewhere in this document could cause actual results to differ materially from those described in, or implied by, the forward-looking statements. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and shareholders should not use historical trends to anticipate future results or trends.
     Words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans” and similar expressions identify forward-looking statements. Shareholders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Except to the extent required by federal securities laws, Brightpoint expressly disclaims any obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.
     All subsequent forward-looking statements attributable to Brightpoint or any person acting on Brightpoint’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

VOTING PROCEDURES AND PROXY MATTERS
Record date
     Our board of directors has fixed the close of business on June 6, 2007 as the record date for the determination of holders of shares of Brightpoint common stock entitled to notice of and to vote at the annual meeting.
Stock entitled to notice
     Holders of shares of Brightpoint common stock as of the record date are entitled to notice of the annual meeting.
Stock entitled to vote
     As of the record date, we had only one class of voting stock issued and outstanding: our common stock. On such date, there were 50,998,683 shares of Brightpoint common stock issued and outstanding, held by approximately 322 shareholders of record. Each holder of Brightpoint common stock as of the record date will have the right to one vote with respect to each of the matters to be acted upon at the annual meeting for each share of common stock registered in the holder’s name on the books of Brightpoint as of the close of business on such date.
Quorum; required vote
     The presence in person or by properly executed proxy of the holders of shares constituting a majority of the votes entitled to be cast at the annual meeting of shareholders is necessary for quorum purposes. Assuming a quorum is present, a majority of the shares present in person or by properly executed proxy at the annual meeting and entitled to vote are required to vote in favor of (i.e., “FOR”) each proposal in order for it to be passed and adopted, except that with respect to Proposal 1, the three Class I directors will be elected by a plurality of the votes cast at the annual meeting. This means that the three nominees with the highest number of votes will be elected.
     Our board of directors has conditioned our proposed issuance of common stock to Dangaard Holding, and our proposed appointment of Dangaard Holding’s designees to our board and reclassification of our board, upon the closing of our proposed acquisition of Dangaard Telecom. Accordingly, if the acquisition is not consummated, neither the issuance of such shares nor the appointment of Dangaard Holding’s designees to, or reclassification of, our board will be effected, even if Proposal 2 and Proposal 3 to approve such actions are approved by our shareholders at the annual meeting.
Voting and revocation of proxies
     All shares of Brightpoint common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without indicating any voting instructions, the shares of common stock represented by the proxy will be voted for the three nominees whose names are printed on the proxy card with respect to Proposal I and “FOR” each of the other proposals set forth on the proxy. You may revoke your proxy by giving written notice of revocation to Brightpoint at any time before it is voted, by submitting to Brightpoint a duly executed, later-dated proxy or by voting the shares subject to the proxy by written ballot at the annual meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to: Brightpoint, Inc., 2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168, Attn: Corporate Secretary.
     The Brightpoint board of directors is not aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are brought before the meeting that are incident to the conduct of the annual meeting, the persons appointed as proxies will have discretion to vote or act on the matters according to their best judgment.
     If a shareholder’s shares are held of record in “street name” by a broker, bank or other nominee and the shareholder intends to vote the shares in person at the annual meeting, the shareholder must bring to the meeting a letter from the broker, bank or other nominee confirming the shareholder’s beneficial ownership of the shares to be voted.
     Abstentions and “broker non-votes,” explained below, will be counted as shares present for purposes of determining whether a quorum is present but will have no effect on the election of directors (Proposal 1). If an executed proxy card is returned and the shareholder has explicitly abstained from voting on any proposal, the shares represented by the proxy, while they will not count as votes cast in favor of the proposal, will count as votes cast on the proposal. As a result, an abstention on any of the proposals requiring favorable votes from a majority of the shares present and entitled to vote (i.e., Proposal 2, Proposal 3, Proposal 4 and Proposal 5), will have the same effect as a vote against the proposal.
     Broker non-votes are shares held in the name of a broker or nominee for which an executed proxy is received, but which are not voted on the proposal because the voting instructions have not been received from the beneficial owner or persons entitled to vote and the broker or nominee does not have the discretionary power to vote these shares. While broker non-votes will be counted for the purposes of determining whether a quorum exists at the annual meeting, they will not be considered to have voted on any of the proposals on which such instructions have been withheld and will therefore, with respect to proposals requiring favorable votes from a majority of the shares present and entitled to vote, have the same effect on the outcome of the vote on such proposals as a vote against the proposal.
     Votes will be counted and certified by an executive vice president of Brightpoint.
Voting by telephone or via the Internet
     For shares registered in the name of a brokerage firm or bank. A number of brokerage firms and banks are participating in a program provided through Broadridge Financial Solutions, Inc., or Broadridge, that offers telephone and Internet voting options. This program is different from the program provided by our transfer agent, American Stock Transfer & Trust Company, for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number referenced on your voting form. In addition, if your shares are held in an account at a brokerage firm or bank participating in the Broadridge program, you already have been offered the opportunity to elect to vote via the Internet. Votes submitted via the Internet through the Broadridge program must be received by 11:59 p.m. (EDT) on July 29, 2007. The giving of such proxy will not affect your right to vote in person should you decide to attend the annual meeting.
     For shares directly registered in the name of the shareholder. Shareholders with shares registered directly with American Stock Transfer & Trust Company may vote telephonically by calling American Stock Transfer & Trust Company at 1-800-PROXIES (1-800-776-9437) or you may vote via the Internet at www.voteproxy.com.
     The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet through either American Stock Transfer & Trust Company or Broadridge Financial Solutions, Inc. should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.
Solicitation of proxies
     The entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy and any additional soliciting material furnished to shareholders, will be borne by us. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the annual meeting at a cost of $20,000 plus reimbursement of its reasonable out of pocket expenses. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse such persons for their expenses.

PROPOSAL 1:
TO ELECT THREE CLASS I DIRECTORS
General
     Our by-laws provide that our board of directors be divided into three classes (Class I, Class II and Class III). At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. At this year’s annual meeting, three Class I directors will be elected to hold office for a term expiring at the annual meeting of shareholders to be held in 2010 unless reclassified to another of the board’s three classes upon the closing of our proposed acquisition of Dangaard Telecom, as outlined hereafter in the section entitled “Proposal 3” commencing on page 111. Based upon the review of and recommendation by our board’s corporate governance and nominating committee, the board has nominated Eliza Hermann, V. William Hunt and Stephen H. Simon to serve as Class I directors.
     Each of the directors will be elected to serve during his or her term until a successor is elected and qualified or until the director’s earlier resignation or removal. As outlined hereafter in the section entitled “Proposal 3,” if and when our proposed acquisition of Dangaard Telecom closes, three of our then-current directors will resign their positions with the board in order for us to appoint three of Dangaard Holding’s designees to fill the vacancies created by their resignations in accordance with the terms of the purchase agreement. Assuming they are elected as Class I directors at our annual meeting in accordance with this Proposal 1, Messrs. Hunt and Simon will be two of the three directors that resign upon the closing of the acquisition. If, following the annual meeting, the acquisition does not close, it is intended that Messrs. Hunt and Simon will continue to serve as Class I directors on our board.
     At this year’s annual meeting, the proxies granted by shareholders will be voted individually for the election, as directors of Brightpoint, of the persons listed below, unless a proxy specifies that it is not to be voted in favor of a nominee for director. You may not vote your proxy for the election of a person to fill a directorship for which no nominee is named in this proxy statement. If, at the time of the annual meeting, any of the nominees named in the enclosed proxy should be unable or decline to serve as a director, the proxies are authorized to be voted for such substitute nominee or nominees as the board recommends. The board has no reason to believe that any nominee will be unable or decline to serve as a director.
Recommendation of our board of directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHARE-HOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES SPECIFIED BELOW.
Nominees to be elected as Class I directors at this year’s annual meeting
     The following table sets forth for each nominee, his or her age, a brief description of his or her principal occupation and business experience during the last five years, certain other directorships held and how long he or she has been a director of Brightpoint. None of the nominees is employed by Brightpoint or any entity that is an affiliate of Brightpoint:
Nominees for Class I Directors
(Term to expire in 2010)

Name of director	Age	Principal occupation and other information
Eliza Hermann	45	Ms. Hermann has served as a member of our board of directors since January 2003 and is currently the chairperson of our compensation and human resources committee and a member of our corporate governance and nominating committee. Since 1985, Ms. Hermann has been employed by BP plc where she has held a succession of international human resources, strategic planning and business development roles and currently serves as its vice president, human resources strategy.

Name of director	Age	Principal occupation and other information
V. William Hunt	62	Mr. Hunt has served as a member of our board of directors since February 2004 and is a member of our audit committee. Mr. Hunt is chairman of Hunt Capital Partners, LLC, a venture capital and consulting firm based in Indianapolis. Mr. Hunt serves on the boards of Breeze Industrial Products, Clarian Health Partners, RollCoater, Inc., My Health Care Manager and InProteo. Until August 2001, he was the vice chairman and president of Arvin Meritor Inc., a global supplier of a broad range of integrated systems, modules and components for light vehicle, commercial truck, trailer and specialty original equipment manufacturers (OEMs) and related after-markets. Prior to the July 2000 merger of Arvin Inc. and Meritor Automotive Inc., Mr. Hunt was chairman and chief executive officer of Arvin, a global manufacturer of automotive components, including exhaust systems, ride control products and air, oil and fuel filters. Mr. Hunt joined Arvin as counsel in 1976 and became its vice president, administration and secretary in 1982, executive vice president in 1990, president in 1996 and chief executive officer in 1998. A member of Arvin’s board of directors since 1983, he was named its chairman in 1999. Before joining Arvin, Mr. Hunt practiced labor relations law in Indianapolis and served as labor counsel to TRW Automotive Worldwide.

Stephen H. Simon	41	Mr. Simon has served as a member of our board of directors since April 1994 and is currently a member of our compensation and human resources committee. Mr. Simon is managing member of Simon Equity Partners, LLC, a San Francisco-based private equity firm. He is also president of Indianapolis-based Melvin Simon and Associates, Inc, a privately-held shopping center development company, and has held this role since February 1997. Mr. Simon was previously active as a developer in Simon Property Group’s community center and mall divisions. Mr. Simon serves on the board of directors of Pacers Basketball Corporation, Method Products, Inc. and MOG, Inc. Mr. Simon is active in fund-raising for numerous community organizations and serves on the board of directors of the Simon Youth Foundation, the Phoenix Theatre, the Greater Indianapolis Progress Committee and Conscious Alliance.
Incumbent Class II and Class III directors
     The following two tables set forth similar information with respect to incumbent Class II and Class III directors who are not nominees for election at the annual meeting:
Class II Directors
(Term expires in 2008)

Name of director	Age	Principal occupation and other information
Robert J. Laikin	43	Mr. Laikin, founder of Brightpoint, has served as a member of our board of directors since its inception in August 1989. Mr. Laikin has been chairman of the board and chief executive officer of Brightpoint since January 1994. Mr. Laikin was president of Brightpoint from June 1992 until September 1996 and vice president and treasurer of Brightpoint from August 1989 until May 1992. From July 1986 to December 1987, Mr. Laikin was vice president and, from January 1988 to February 1993, president of Century Cellular Network, Inc., a company engaged in the retail sale of cellular telephones and accessories.

Robert F. Wagner	72	Mr. Wagner has served as a member of our board of directors since April 1995 and is currently a member of our compensation and human resources committee. Mr. Wagner has been engaged in the practice of law with the firm of Lewis Wagner, LLP since 1973.

Name of director	Age	Principal occupation and other information
Richard W. Roedel	57	Mr. Roedel has served as a member of our board of directors and chairman of our audit committee since October 2002 and currently serves as a member of our corporate governance and nominating committee. Mr. Roedel is a director, and chairman of the audit committee, of Dade Behring Holdings, Inc., a medical diagnostics equipment and related product manufacturer, and a director and a member of the audit committee of IHS Inc., a leading content provider servicing the technical and business information needs of engineering and energy companies. Mr. Roedel served in various capacities while with Take-Two Interactive Software, Inc. from October 2002 to June 2005, including as its chairman and chief executive officer. Mr. Roedel is also a director of the Association of audit committee Members, Inc., a non-profit association of audit committee members. From 1999 to 2000, Mr. Roedel was chairman and chief executive officer of the accounting firm BDO Seidman LLP, the United States member firm of BDO International. Before becoming chairman and chief executive officer, he was the managing partner of BDO Seidman’s New York metropolitan area from 1994 to 1999, the managing partner of its Chicago office from 1990 to 1994 and an audit partner from 1985 to 1990. Mr. Roedel is a certified public accountant.
Class III Directors
(Term expires in 2009)

Name of director	Age	Principal occupation and other information
Kari-Pekka Wilska	59	Mr. Wilska has served as a member of our board of directors since November 2005. Since November 2005, Mr. Wilska has been a venture partner in Austin Ventures, a venture capital fund that focuses on investing in Texas. Mr. Wilska served in a variety of leadership positions in Nokia’s U.S. mobile phone operations from 1993 to 2004, including as president of Nokia, Inc. (Nokia Americas) from 1999 to December 2004 and as president of Vertu Ltd., a subsidiary of Nokia, Inc. Since November 2004, Mr. Wilska has served as a director of Zarlink Semiconductor Inc., and from June 2004 until its merger with American Tower Corporation in August 2005, Mr. Wilska served as a director of SpectraSite, Inc.

Marisa E. Pratt	42	Ms. Pratt has served as a member of our board of directors since January 2003 and is currently a member of our audit committee. Since 1991, Ms. Pratt has been employed by Eli Lilly in various finance and treasury related positions. Since June 2006, Ms. Pratt has been director of finance – Lilly Research Laboratories.

Jerre L. Stead	64	Mr. Stead has served as a member of our board of directors since June 2000 and currently serves as our lead independent director. Mr. Stead is a member of both our compensation and human resources committee and our corporate governance and nominating committee. Since December 2000, Mr. Stead has been the chairman of the board of directors and a director of IHS Inc. From August 1996 to June 2000, Mr. Stead served as chairman of the board and chief executive officer of Ingram Micro Inc., a worldwide distributor of information technology products and services. Mr. Stead served as chairman, president and chief executive officer of Legent Corporation, a software development company from January 1995 until its sale in September 1995. From 1993 to 1994, Mr. Stead was executive vice president of American Telephone and Telegraph Company, a telecommunications company, and chairman and chief executive officer of AT&T Global Information Solutions, a computer and communications company, formerly NCR Corp. Mr. Stead was president of AT&T Global Business Communications Systems, a communications company, from 1991 to 1993. Mr. Stead was chairman, president and chief executive officer from 1989 to 1991 and president from 1987 to 1989 of Square D Company, an industrial control and electrical distribution products

Name of director	Age	Principal occupation and other information
company. In addition, he held numerous positions during a 21-year career at Honeywell. Mr. Stead is a director of Mindspeed Technologies, Inc., Conexant Systems, Inc., Armstrong Holdings, Inc. and Mobility Electronics, Inc.
Meetings of the board of directors
     During the fiscal year ended December 31, 2006, our board of directors held five meetings and took action five times by unanimous consent in lieu of a meeting. During 2006, each member of the board participated in at least 75% of all board and applicable committee meetings held during the period in which he or she was a director. The board of directors and each of its committees met regularly in executive sessions. Brightpoint policy is that the board of directors must attend our annual meeting of shareholders each year. All of the members of our board attended our 2006 annual meeting.
Board committees
     Our board of directors maintains an audit committee, a corporate governance and nominating committee and a compensation and human resources committee. Each of these three committees is comprised solely of persons who meet the definition of an “independent director” under our governance principles and NASDAQ Marketplace Rules. Each of these committees has adopted a charter, and each of these charters was filed as an appendix to the definitive proxy statement issued by us in connection with our 2005 annual meeting of shareholders and is available on our website, www.brightpoint.com.
     On June 3, 2005, the board of directors formed a finance committee comprised of Richard W. Roedel, chairperson of the audit committee; Jerre L. Stead, our lead independent director; and V. William Hunt, a member of the audit committee, to support the ongoing review and restructure of our global finance organization. This committee was dissolved on March 2, 2006 after we filed our Annual Report on Form 10-K for the year ended December 31, 2005.
     The functions of each of the continuing board committees are described below:
     Corporate governance and nominating committee
     The corporate governance and nominating committee is responsible for developing and reviewing the effectiveness of our corporate governance guidelines, recommending appropriate board and board committee structures and membership, establishing procedures for the director nomination process and recommending nominees for election to the board. In 2006, the corporate governance and nominating committee met seven times and took action by written consent in lieu of a meeting twice. The corporate governance and nominating committee considers qualified nominees for election to our board of directors, including those recommended by shareholders following the procedures set forth in this proxy statement under the section entitled “Shareholder Proposals for Next Annual Meeting,” based on the criteria and standards set forth below under the section entitled “–Director Selection Process.” In addition, the members of this committee are responsible for analyzing and approving the compensation for our directors. The current members of the corporate governance and nominating committee are:
•	Jerre L. Stead, chairperson,

•	Richard W. Roedel and

•	Eliza Hermann.
     Audit committee
     The audit committee has the power to select and oversee the performance of our independent registered public accountants and supervise our audit and financial procedures. During 2006, the audit committee held seven meetings and also took action by unanimous consent in lieu of a meeting twice. The current members of the audit committee are:
•	Richard W. Roedel, chairperson,

•	Marisa E. Pratt and

•	V. William Hunt.
     None of the members of the audit committee are employees of Brightpoint and each meets the independence and financial literacy requirements under current NASDAQ Marketplace Rules. In addition, our board of directors has determined that Mr. Roedel is an “audit committee financial expert” as defined under Item 407(d)(5)(ii) of Regulation S-K of the SEC.
     Compensation and human resources committee
     The compensation and human resources committee has responsibility for approving our compensation policies and for reviewing and recommending for approval by our board of directors all elements of compensation for our officers and other highly compensated members of management. The compensation and human resources committee provides oversight of the administration of our compensation program. The committee also provides oversight of the administration of the issuance of securities under our equity-based compensation plans and cash incentive and deferred compensation plans for our executives. The compensation and human resources committee also has responsibility for reviewing the supplementary benefits paid to our executive officers as well as retirement and other benefits and any special compensation. In addition, the committee reviews and recommends for approval by our board, executive employment agreements, severance agreements and change of control provisions for our chief executive officer and other senior executives. The committee also directs the succession planning process for our chief executive officer and other senior executives. The committee provides oversight of our global diversity activities and reviews its charter and evaluates its performance as a committee on an annual basis.
     The compensation and human resources committee met seven times in 2006. All committee members participated in each meeting. The committee has direct access to independent legal counsel and independent compensation consultants for survey data and other information as it deems appropriate, and it utilized these independent counsel and consultants from time to time during the year.
     The current members of the compensation and human resources committee are:
•	Eliza Hermann, chairperson,

•	Jerre L. Stead,

•	Stephen H. Simon and

•	Robert F. Wagner.
Director selection process
     The qualities and skills sought in prospective members of the board are determined by the corporate governance and nominating committee. The corporate governance and nominating committee requires that director candidates be qualified individuals who, if added to our board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. The criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the corporate governance and nominating committee in its discretion, (ii) relevant education or training, (iii) a commitment to business ethics and the “Brightpoint Values,” (iv) tenure and breadth of experience in a significant leadership capacity, as well as qualities reflecting a proven record of accomplishment and ability to work with others, (v) knowledge of our industry, (vi) relevant experience and knowledge of corporate governance practices, and (vii) expertise in an area relevant to our company. Any prospective director nominee must be “independent” under NASDAQ Marketplace Rules and our corporate governance principles. Such nominees should not have commitments that would conflict with the time commitments of being our director. Such nominees shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such nominees shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity. Such nominees shall have other characteristics considered appropriate for membership on our board of directors, as determined by our corporate governance and nominating committee.

     The corporate governance and nominating committee will consider candidates for director nominees put forward by shareholders. The proposal should state how the proposed candidate meets the criteria described above and the shareholder must comply with the other requirements set forth in the section in this proxy statement entitled “Shareholder Proposals for Next Annual Meeting.” The corporate governance and nominating committee will consider candidates proposed by shareholders by evaluating such candidates in the same manner and using the criteria described above. The corporate governance and nominating committee will also adhere to all applicable laws and regulations.
Director compensation
     General
          Our corporate governance and nominating committee is responsible for approving, and recommending to our board of directors, our directors’ compensation. Each year, the corporate governance and nominating committee initiates discussions with respect to directors’ compensation for the following year at its August committee meeting. At this meeting, the committee typically reviews director compensation surveys from off-the-shelf sources such as the NACD or Corporate Board Member magazine and commences discussions regarding any philosophical shifts or external trends in the marketplace. Thereafter, more data is compiled and reviewed by the members of the committee (e.g., in 2006, the committee hired each of Mercer Human Resources Consulting and Hewitt and Associates, separately, to provide benchmarking data for its director compensation analysis). Then, at its November meeting, the corporate governance and nominating committee discusses all the data collected and prepares its recommendation to the board. The committee’s general philosophy is one of not wanting to change director compensation each year, i.e., it has an explicit view that changing director compensation annually would be too frequently.
     Director Stock Compensation Plan
          During 2004, our shareholders approved an Amended and Restated Independent Director Stock Compensation Plan, referred to as our “Director Stock Compensation Plan,” pursuant to which 2,430,000 shares of our common stock were reserved for issuance to non-employee directors. As of December 31, 2006, approximately 2,211,790 of these shares remained available for future grant. The Director Stock Compensation Plan provides for the following types of awards:
•	initial awards, consisting of restricted shares of our common stock granted to an independent director when he or she joins our board;

•	annual awards, consisting of up to an aggregate of 5,400 restricted shares of our common stock granted to each of our independent directors on an annual basis; and

•	elective awards, consisting of an award of restricted shares of our common stock granted to each of our independent directors equal to a percentage elected by such director of his or her board compensation, which are paid in June and December of each year.
          Prior to 2005, our Director Stock Compensation Plan provided that 30% of the annual cash compensation (excluding payments for committee service or travel expenses) paid by us to our independent directors for board service be paid in the form of elective awards of restricted shares of common stock under our Director Stock Compensation Plan, subject to the exceptions set forth below. This condition, referred to as the “required share condition” was amended in 2005 by our board of directors, upon the recommendation of the corporate governance and nominating committee, to increase the percentage of annual cash compensation an independent director must receive in restricted stock from 30% to 50%. The amendment was implemented in furtherance of our corporate governance principles, to seek to compensate our directors in a manner that would more closely align their interests with those of our shareholders. Under the Director Stock Compensation Plan, annual cash compensation is subject to this required share condition and required to be received in the form of restricted shares unless the director to receive the cash compensation has holdings of our common stock that meet the “threshold amount” as defined in the Director Stock Compensation Plan, in which case the director can elect to receive the annual cash compensation in cash or a combination of cash and restricted shares of our common stock.

     2006 director compensation
          The following table sets forth information concerning the compensation of our directors during our fiscal year ended December 31, 2006:

	Fees earned or
	paid in cash		Stock awards
Name	($)		($)(5)(6)	Total
Jerre L. Stead	$116,102	(1)	$66,214	$182,316
Eliza Hermann	$80,000		$71,399	$151,399
V. William Hunt	$59,090	(2)	$92,274	$151,364
Stephen H. Simon	$48,743	(3)	$66,214	$114,957
Robert F. Wagner	$50,000		$66,214	$116,214
Richard W. Roedel	$84,090	(2)	$87,685	$171,775
Kari-Pekka Wilska	$48,743	(2)	$76,845	$125,588
Marisa E. Pratt	$59,640	(4)	$71,398	$131,038

(1)	Includes grants of 550 shares on June 15, 2006 and 608 shares on December 15, 2006, received as elective awards under our Director Stock Compensation Plan in lieu of cash, with grant date fair values of $8,046 and $8,056, respectively, computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS 123R.

(2)	Includes grants of 827 shares on June 15, 2006 and 905 shares on December 15, 2006, received as elective awards under our Director Stock Compensation Plan in lieu of cash, with grant date fair values of $12,098 and $11,991, respectively, computed in accordance with SFAS 123R.

(3)	Includes grants of 1,158 shares on June 15, 2006 and 1,268 shares on December 15, 2006, received as elective awards under our Director Stock Compensation Plan in lieu of cash, with grant date fair values of $16,942 and $16,801, respectively, computed in accordance with SFAS 123R.

(4)	Includes grants of 331 shares on June 15, 2006 and 362 shares on December 15, 2006, received as elective awards under our Director Stock Compensation Plan in lieu of cash, with grant date fair values of $4,843 and $4,797, respectively, computed in accordance with SFAS 123R.

(5)	Represents the dollar amounts recognized for financial statement reporting purposes in the year ended December 31, 2006 with respect to shares of restricted stock, as determined based on a calculation pursuant to SFAS 123R.

(6)	As of December 31, 2006, the aggregate number of unvested restricted stock awards held by each director was as follows: Mr. Stead – 8,100; Ms. Hermann – 8,100; Mr. Hunt – 10,800; Mr. Simon – 8,100; Mr. Wagner – 8,100; Mr. Roedel – 10,800; Mr. Wilska – 8,100; and Ms. Pratt – 8,100. For information regarding the aggregate beneficial ownership of our common stock by each of our directors, see the section in this proxy statement entitled “Voting Security Ownership of Certain Beneficial Owners and Management of Brightpoint (Pre- and Post-Acquisition),” commencing on page 105.

          For the fiscal year ended December 31, 2006, other than our lead independent director, our non-employee directors, referred to as our independent directors, each received (1) a $50,000 retainer that was received either (a) in the form of restricted shares of our common stock as elective awards under our Director Stock Compensation Plan, (b) as a combination of cash and elective awards or (c) all in cash, at the director’s option, subject to the “required share condition” described above; and (2) 5,400 restricted shares of our common stock as annual awards under our Director Stock Compensation Plan
          For the fiscal year ended December 31, 2006, our lead independent director, Jerre L. Stead, received (1) a $100,000 cash retainer; (2) 5,400 restricted shares of our common stock as an annual award under our Director Stock Compensation Plan; and (3) 1,158 additional restricted shares of our common stock (equal to the difference obtained by subtracting the grant-date value of the 5,400 restricted shares of common stock referred to in (2) above from $100,000) as elective awards under our Director Stock Compensation Plan.

          In 2006, an aggregate of 52,673 restricted shares of common stock were granted to independent directors under our Director Stock Compensation Plan.
          In 2006, the chairman of our corporate governance and nominating committee, the chairman of our compensation and human resources committee and the chairman of our audit committee received $20,000, $30,000 and $35,000, respectively, for services rendered in those roles. Members of the audit committee, other than its chairman, received annual payments of $10,000 for services rendered in their capacity as audit committee members.
          In June 2005, we granted the following compensation to Richard W. Roedel in connection with his service as the chairperson of the board’s finance committee: (a) a cash payment of $7,500 per calendar month, effective as of April 1, 2005 and through February 2006, and (b) 5,400 restricted shares of our common stock under our 2004 Long-Term Incentive Plan. The finance committee was disbanded on March 2, 2006 after we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     2007 director compensation
          The framework for, and amounts of, compensation paid to our board of directors for 2007 will remain the same as the board compensation for 2006, except that, in accordance with the recommendation of the corporate governance and nominating committee, the number of restricted shares awarded as annual awards to our directors under the Director Stock Compensation Plan has been reduced from 5,400 shares to 3,717 shares for 2007.
Corporate governance
     Corporate governance principles
          The board of directors of Brightpoint has adopted a set of corporate governance principles which are consistent with the board’s responsibility for management oversight. These governance principles are designed to strengthen our company and protect the interests of Brightpoint shareholders while helping to insure the continued vitality of the board. Copies of these governance principles may be accessed at our website, www.brightpoint.com.
          Highlights of the corporate governance principles adopted by the board include:
•	requiring that the board consist of a majority of independent directors and adopting a definition of “independent director” that is designed to help ensure that persons who serve as independent directors are truly independent;

•	appointing a lead independent director to act as a liaison between the board and management;

•	limiting the compensation that can be paid by Brightpoint to the members of the board to that compensation relating to their board or board committee service;

•	requiring the chairperson of the audit committee to be a “financial expert”;

•	prohibiting independent directors or their family members from conducting business with Brightpoint;

•	establishing director compensation practices intended to align more closely the interest of the independent directors with Brightpoint’s shareholders; and

•	encouraging the independent directors to meet in executive session.
     Director independence
          The board has determined that all of our current directors, with the exception of Mr. Laikin (our chairman and chief executive officer), have met the independence requirements set forth in our corporate governance principles and the NASDAQ Marketplace Rules. In making determinations regarding a director’s independence, the board considers all relevant facts and circumstances, including the director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the board may determine from time to time.

Shareholder communications with directors
     Our board of directors, through its corporate governance and nominating committee, has established a process for shareholders to send communications to the board. You may communicate with the board, individually or as a group, by writing to: The Board of Directors of Brightpoint, Inc. c/o Corporate Secretary, 2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168 or via e-mail: board.directors@brightpoint.com. You should identify your communication as being from a Brightpoint shareholder. The corporate secretary may require reasonable evidence that your communication or other submission is made by a Brightpoint shareholder before transmitting your communication to the board of directors.
MANAGEMENT OF BRIGHTPOINT
Management table
     Our board of directors elects executive officers annually, following our annual meeting of shareholders, to serve until the meeting of the board following the next annual meeting of our shareholders. The following management table sets forth the name of each executive officer as of the record date (all of which also served as such as of December 31, 2006) and the principal positions and offices he holds with Brightpoint. The table also sets forth the current directors of Brightpoint, and assuming the three nominees for election as Class I directors proposed by Proposal 1 are duly elected at the annual meeting, these directors will remain the same following the annual meeting unless and until our proposed acquisition of Dangaard Telecom is completed. See the section entitled “Proposal 1” above for additional information relating to each of the directors listed below.
     If Proposal 3 is approved, upon the closing of the acquisition three of the following directors will resign (Messrs. Hunt, Simon and Wagner), their positions will be filled by designees of Dangaard Holding and our directors will be reclassified among the board’s three classes. In addition, upon the closing of the acquisition, one of Dangaard Telecom’s current executives will become one of our executive officers and two of its current executive officers will join our senior management team, all as outlined in this proxy statement under the section entitled “Post-Acquisition Management of Brightpoint” commencing on page 103.

Name	Age	Position(s)
Robert J. Laikin	43	Chairman of the Board, Chief Executive Officer and Class II Director
J. Mark Howell	42	President and President, Americas Division
Anthony Boor	44	Executive Vice President, Chief Financial Officer and Treasurer
Steven E. Fivel	46	Executive Vice President, General Counsel and Secretary
Vincent Donargo	46	Vice President, Chief Accounting Officer and Controller
R. Bruce Thomlinson	45	President, International Operations
John Alexander du Plessis Currie	42	President, Emerging Markets
Eliza Hermann (1)(2)	45	Class I Director
V. William Hunt (3)	62	Class I Director
Stephen H. Simon (2)	41	Class I Director
Robert F. Wagner (2)	72	Class II Director
Richard W. Roedel (1)(3)	57	Class II Director
Kari-Pekka Wilska	59	Class III Director
Marisa E. Pratt (3)	42	Class III Director
Jerre L. Stead (1)(2)	64	Class III Director

(1)	Member of the corporate governance and nominating committee.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.

Background information on our executive officers
          Set forth below for each of our executive officers (other than Robert Laikin, our chairman and chief executive officer, as his information is included in this proxy statement under “Proposal 1 — Incumbent Class II and Class III directors”) is a brief description of the positions he has held at Brightpoint, his principal occupation and business experience for at least the last five years and how long he has been employed by Brightpoint:
          J. Mark Howell has been Brightpoint’s president since September 1996 and was its chief operating officer from August 1995 to April 1998 and from July 1998 to March 2003. He was executive vice president, finance, chief financial officer, treasurer and secretary of Brightpoint from July 1994 until September 1996. From July 1992 until joining Brightpoint in 1994, Mr. Howell was corporate controller for ADESA Corporation, a company that owns and operates automobile auctions in the United States and Canada. Prior thereto, Mr. Howell was an accountant with Ernst & Young LLP.
          Anthony Boor has served as Brightpoint’s executive vice president, chief financial officer and treasurer since October 2005 and, prior thereto, from June 2005 to October 2005, he served as our acting chief financial officer and acting principal financial officer. Since July 2001, Mr. Boor has also served as the senior vice president and chief financial officer of our Brightpoint Americas division. Mr. Boor was previously vice president and controller of Brightpoint North America L.P. from July 1999 to July 2001 and Director of Business Management of Brightpoint North America from August 1998 to July 1999. Prior to joining Brightpoint, Mr. Boor was employed in various financial positions with Macmillan Publishing, Day Dream, Inc., Ernst & Young, LLP, New Mexico State Fairgrounds and The Downs at Albuquerque, KPMG, LLP and Ernst & Whinney. Mr. Boor is a Certified Public Accountant.
          Steven E. Fivel has served as our executive vice president, general counsel and secretary since January 1997. From December 1993 until January 1997, Mr. Fivel was an attorney with an affiliate of Simon Property Group, a publicly-held real estate investment trust. From February 1988 to December 1993, Mr. Fivel was an attorney with Melvin Simon & Associates, Inc., a privately-held shopping center development company.
          Vincent Donargo has served as Brightpoint’s vice president, chief accounting officer and controller since September 2005. From 1998 to 2005, Mr. Donargo was the strategic business unit controller, director of finance and corporate controller of Aearo Company, a safety products manufacturing company. Prior to that, from 1990 to 1998, Mr. Donargo was employed in various financial positions with National Starch and Chemical Company, a specialty chemical manufacturing subsidiary of ICI Americas, Inc. Mr. Donargo is a certified public accountant and a certified management accountant.
          R. Bruce Thomlinson has served as our president, international operations since August 2005. Prior thereto, until July 2005, he served as president of our Asia-Pacific division from October 1998 and as managing director of Brightpoint Australia, one of our wholly-owned subsidiaries, from October 1996. Prior to joining our management team, Mr. Thomlinson held the position of managing director/director for Hatadicorp Pty Ltd. from 1989 until we acquired that company in September 1996.
          John Alexander du Plessis Currie has served as our president – emerging markets since January 2006. From August 2002 to December 2005, Mr. Currie was the chairman and chief executive officer of Persequor Limited, a holding company for investments in wireless telecommunications that we subsequently acquired and which is now one of our wholly-owned subsidiaries. From January 1998 to August 2002, Mr. Currie served as the managing director of Brightpoint Middle East FZE, then one of our wholly-owned subsidiaries. Mr. Currie also serves on the board of directors of several of our subsidiaries.

EXECUTIVE COMPENSATION
Compensation discussion and analysis
     General
          The board’s compensation and human resources committee, referred to as the “compensation committee,” evaluates and approves compensation for our officers. As part of its responsibilities, the compensation committee approves and administers cash incentives, equity compensation and supplementary benefits, as well as our retirement, benefit and special compensation programs involving significant costs to us, as necessary and appropriate.
          The discussion and analysis that follows includes sections related to:
•	the objectives of our compensation program;

•	the forms of compensation paid during 2006 to each of our chief executive officer, chief financial officer and other four most highly paid executive officers during the fiscal year ended December 31, 2006, referred to throughout this proxy statement as our “named executive officers;”

•	the compensation committee’s process for determining named executive officer compensation; and

•	certain determinations made by our compensation committee with respect to the various components of our named executive officers’ compensation.
     Objectives of our compensation program
          We have a formal stated executive compensation philosophy as described below:
          We offer executive compensation programs that align individuals’ financial incentives with our strategic direction and corporate values. Our programs are designed to attract and retain key talent needed to manage and grow our business and enhance shareholder value. Our executive compensation program includes both cash (base pay and short-term incentive) and non-cash (equity) components.
          In keeping with this executive compensation philosophy, our overall compensation program with respect to our named executive officers is designed to achieve the following objectives:
•	to provide our named executive officers with base salaries in the aggregate at the median of the relevant external market comparator group, recognizing that individual base salaries will vary above and below that level, reflecting individual job performance, including results and behaviors, as well as skills, experience and length of tenure in position;

•	to provide an opportunity for the total cash compensation paid to our executive officers to significantly exceed the market median when exceptional individual and business performance is achieved;

•	to link a portion of the compensation of these officers with the achievement of our overall performance goals, to ensure alignment with our strategic direction and values and to ensure that individual performance is directed towards the achievement of our collective goals;

•	to enhance alignment of individual performance and contribution with long-term shareholder value and business objectives by providing equity awards through our long-term incentive plan;

•	to motivate and incentivize our named executive officers to continually contribute superior job performance throughout the year;

•	to retain the services of named executive officers so that they will continue to contribute to and be a part of our long-term success; and

•	to encourage the ongoing career development of our executives and other employees.

          The compensation paid to our named executive officers is structured into the following categories, each of which is discussed more fully below:
•	base salaries;

•	performance-based cash bonuses under our annual executive bonus plan;

•	performance-based grants of equity compensation under our annual executive equity program;

•	when performance warrants, the possibility of discretionary (non-formulaic) cash-based bonuses and/or discretionary grants of equity compensation;

•	post-termination compensation; and

•	other benefits.
     Forms of compensation paid to named executive officers
          During the last fiscal year, we provided our named executive officers with the following forms of compensation:
•	Base salaries. Base salary represents cash amounts paid during the fiscal year to named executive officers as direct compensation for their services to us. Base salaries and base salary increases are used to reward superior individual job performance of each named executive officer on a day-to-day basis during the year and to encourage continued superior job performance. We also use base salary as an incentive to attract top quality executives from the external labor market. Base salaries and base salary increases also recognize the overall skills, experience and tenure in position of each named executive officer.

•	Performance-based cash bonuses under our annual executive bonus plan. Each year our compensation committee adopts, and routinely reviews the design of, an executive bonus plan which provides our named executive officers and certain other key employees with the opportunity of earning a cash bonus payment if certain designated goals are attained. We use these cash bonuses to reward named executive officers for their short-term contributions to our performance, as measured by our ability to achieve specified financial and strategic targets within our overall operating plan.

•	Discretionary cash-based bonuses. In addition to performance-based cash bonuses earned under our annual executive bonus plan, the compensation committee may also award discretionary cash bonuses, which are unrelated to the performance milestones specified in the annual executive bonus plan, to certain named executive officers and certain other key employees based on both their individual performance and our overall performance.

•	Performance-based grants of equity compensation under our annual executive equity program. We use performance-based equity grants to ensure focus on key operational and strategic objectives. These awards recognize the named executive officers for their contributions to our overall corporate performance, as measured by our ability to achieve specified financial and strategic targets within our overall operating plan. Performance based grants of equity compensation under our annual executive equity program are subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we do not achieve certain pre-established performance goals. If any or all of the performance goals are not achieved, then the corresponding percentage of the equity is forfeited. Those equity awards that are no longer subject to forfeiture vest in three equal annual installments beginning with the first anniversary of the grant, subject to, and in accordance with our 2004 Long-Term Incentive Plan and any agreement entered into between us and the grantee. These awards can take the form of options, restricted stock units and restricted stock awards and are granted under our 2004 Long-Term Incentive Plan in accordance with the terms of the executive equity program adopted by our compensation committee each year in connection with its administration, and furtherance of the goals, of our 2004 Long-Term Incentive Plan. A restricted stock unit is generally issued pursuant to a vesting schedule and entitles the holder to receive one share of our common stock upon the vesting date; it cannot be converted to shares of stock until and to the extent it vests. A restricted stock award entitles the holder to receive one share of our common stock upon the grant date, which remains subject to the restrictions set forth in a restricted stock agreement. It too is granted pursuant to a time-based vesting schedule but, unlike a restricted stock unit, it is considered issued and outstanding immediately upon the date of grant. In 2006, all of our performance-based equity grants were restricted stock units.

•	Discretionary grants of equity compensation. In addition to performance-based equity awards earned under our annual executive equity program, the compensation committee may also determine, on a case-by-case basis, when additional grants, outside of the annual executive equity program, are warranted by individual and company performance or for motivation or retention reasons. These awards can take the form of options, restricted stock units and restricted stock awards and are also made under our 2004 Long-Term Incentive Plan.

•	Initial equity grant upon being hired or appointed. Initial grants of restricted stock units under our 2004 Long-Term Incentive Plan occur when an executive officer is hired or otherwise becomes a named executive officer. Such grants enable us to reward existing executive officers upon promotion to higher levels of management and to recruit new executives. Initial equity grants are determined based on overall market data, as well as comparisons to our other executives’ similar grants or holdings, and are usually recommended by Mr. Laikin with approval by the compensation committee or the full board of directors. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary depending on the particular circumstances of the named executive officer.

•	Post-termination compensation. We do not offer any pension plan to our named executive officers aside from complying with statutory provisions in the different jurisdictions in which we operate around the world. We do, however, offer all our U.S.-based employees, including our U.S.-based named executive officers, the opportunity to participate in our ERISA-qualified 401(k) Plan. All U.S.-based named executive officers are eligible to participate in this 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the Internal Revenue Service. In addition, three of our named executive officers have Supplemental Executive Retirement Plan agreements, referred to as “SERPs,” under which we will implement a supplemental retirement benefit providing these executives with a ten-year benefit beginning on the later of termination of employment and the attainment of a certain age. Additionally, pursuant to our employment agreements with our named executive officers, they are each entitled to certain cash payments, and some of them would be entitled to the acceleration of their equity awards, upon a change of control. Some of our named executive officers are also entitled to cash severance payments and the acceleration of their equity awards upon the termination of their employment in certain other circumstances. In addition, we have certain statutory obligations upon termination and/or retirement of our overseas-based named executive officers in accordance with local laws and regulations.

•	Other benefits. In addition, while we generally do not offer perquisites to our named executive officers, we may and do provide them with, to varying degrees, a limited amount of other benefits. These include payments of life insurance premiums, payments of long-term disability insurance premiums and employer contributions toward group medical insurance.
     Process for determining named executive officer compensation
          Overall compensation program. The fundamental tenets of our compensation program are as follows:
•	compensation paid to executive officers, as defined in Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder, including all of our named executive officers, must be approved by our board of directors or by the compensation committee;

•	our chief executive officer, Robert Laikin, supported by our senior vice president of global human resources, Annette Cyr, provides input and recommendations with respect to the compensation levels for each of the individuals reporting directly to him, including our named executive officers; however, the compensation committee ultimately decides the compensation for these individuals. Mr. Laikin and Ms. Cyr also review the total compensation amounts of all of the named executive officers except that of Mr. Laikin; and

•	for the compensation level of our chief executive officer, the compensation committee determines a recommendation for subsequent approval by the full board of directors.
          Competitive positioning. The compensation committee has developed a comparator group of other companies for use as a benchmarking reference group. The comparator group was initially determined as part of an executive compensation analysis conducted for our compensation committee by Hewitt and Associates in 2004, which was updated by them in 2005. Hewitt and Associates acts as an independent compensation consultant to the compensation committee. The scope of Hewitt’s engagement is to provide a comparator group to analyze our compensation packages in relation to companies similarly situated to us and to determine the economic value of our proposed equity awards for purposes of compensation benchmarking. The compensation committee then considers these analyses and suggestions in determining compensation.
          We believe that Hewitt is independent because it is and was engaged by the compensation committee itself. In addition, prior to first being hired by the compensation committee in 2004, Hewitt had provided no products or services to us or any of our subsidiaries, and, since such time, we have (in addition to the consulting services it provides to our compensation committee) purchased only a small number of online tools from Hewitt. Moreover, the Hewitt executive compensation team was neither involved with nor informed of these purchases.
          Many of the constituents of the comparator group were distribution and logistics companies and retailers with focus areas and revenues similar to ours. The comparator group also included some companies that were larger or smaller than us but which we believed to have similar business models. In accordance with its usual methodology, Hewitt and Associates used a regression analysis to normalize for these differences within our comparator group.
          The comparator group that was developed in 2005 and which we used as one factor in determining 2006 compensation, was comprised of the following companies:

Alltel Corp.	Corporate Express	Solectron Corporation
Ametek, Inc.	DST Systems, Inc.	The Servicemaster Company
Anixter Inc	FedEx Supply Chain Services	Tech Data Corporation
Arrow Electronics, inc.	Global Payments Inc.	Teradyne, Inc
Avaya Inc.	Graphic Packaging Corporation	United Stationers
CDW Corporation	Imation	UPS Supply Chain Solutions
Ceridian Corporation	L-3 Communications Corporation
Convergys Corporation	Rockwell Automation
          Factors considered and reviewed. In performing its duties, the compensation committee takes into account the analysis provided by Hewitt and Associates based on this comparator group, as well as several other factors. The compensation committee considers the individual job performance of each named executive officer, including results achieved and behaviors demonstrated. The compensation committee also considers our overall performance. Relative individual tenure in position is taken into account, and relative internal equity among the named executive officers is also considered. Periodic review of “tally sheets” showing all elements of compensation for each named executive officer is conducted. Ultimately, the compensation committee members take into account all of these factors and data, and apply their own professional judgment in determining the compensation committee’s recommendations and decisions on compensation.
          Each of the components of compensation is considered as part of the total compensation amount and serves to meet one or more of our compensation objectives.
          We have established a total compensation amount that, in aggregate among all executives, is at or slightly below the 50th percentile of the regressed data from the comparator group. More emphasis is placed on the variable components of compensation, comprised of annual bonus and long-term incentive compensation, so that a greater portion of total pay is “at risk,” based on performance. We believe the combination of competitive base salaries and opportunity to exceed the market median if performance warrants, yields a conservative but attractive compensation program that aids us in the attraction, retention and motivation of highly qualified executive personnel.
          For new hires, an appropriate package for each individual is determined by considering both survey data provided by our compensation consultants and internal practice. We establish a target value for equity and determine the appropriate number of restricted stock units to grant to a new hire by considering the dollar value we wish to pay such individual and dividing it by fair market value of a share of our common stock on the date of grant.
          Timing and procedures. The compensation committee conducts several meetings in person or telephonically to review and consider the executive compensation analysis presented by Hewitt and Associates and the recommendations from Mr. Laikin. With respect to 2006, the compensation committee held seven working sessions, either in person or telephonically, between July and February to analyze the data and other factors including individual and company performance. The compensation committee makes its compensation decisions on all elements of compensation during the first quarter, generally at its February meeting. Making compensation decisions at this point allows the compensation committee not only to consider compensation survey data, but also to consider total annual performance against both financial and strategic milestones. The February meeting is scheduled to coincide with a full meeting of the entire board of directors, and follows our quarterly earnings release. The February meeting also occurs during an “open” trading window.
     Determinations made with respect to executive compensation in and for 2006
          Base salaries
          In February 2006, the compensation committee, taking into account all of the factors noted above and considering the recommendations of Robert Laikin and Annette Cyr, approved increases in the base salaries of our named executive officers as follows:

	End 2005	2006	Change	Change
Named executive officer	Base Salary	Base Salary	Amount	%
J. Mark Howell	$420,000	$455,000	$35,000	8.3%
Anthony W. Boor	$325,000	$350,000	$25,000	7.8%
Steven E. Fivel	$350,000	$360,000	$10,000	2.8%
R. Bruce Thomlinson	$441,616 (1)	$465,905 (1)	$24,289 (1)	5.5%
John Alexander Du Plessis Currie	—	$400,000	—	—

(1)	Mr. Thomlinson is paid in Australian dollars. The dollar amounts reported in this table for Mr. Thomlinson are based on an exchange rate of 0.7886 Australian dollars to one U.S. dollar as in effect on December 31, 2006.
     In addition, the compensation committee on its own and taking into account all of the factors described above, developed a recommendation that was subsequently approved by our board of directors regarding an increase in base salary for Robert Laikin, our chief executive officer, as follows:

	End 2005	2006	Change	Change
Named executive officer	Base Salary	Base Salary	Amount	%
Robert J. Laikin	$705,000	$750,000	$45,000	6.4%
          The compensation committee considered internal comparisons with our other senior executives when setting Mr. Laikin’s compensation. Mr. Laikin’s total compensation, assuming all of his targets are met, is roughly double that of the next most highly compensated named executive officer. We believe this is justified because of his role as founder and leader of our organization. The differential is also consistent with the compensation analysis prepared by Hewitt and Associates.

          In aggregate, the total compensation of named executive officers is at or slightly below the market median, with some individual variance around the median based upon job performance, skills, experience and length of tenure in position.
          As part of its ongoing duties, the compensation committee continually reviews its use of tools, consultants and the composition of the comparator group to ensure that the overall data and analysis with which it works are both up to date and relevant.
          Performance-based cash bonuses under our annual executive bonus plans
          Our 2005 executive bonus plan was measured on a half-yearly basis and had both financial targets (income from continuing operations and return on invested capital) weighted, in the aggregate, at 70%, and strategic targets (several specific milestones associated with implementation of our long range business strategy), weighted, in the aggregate, at 30%. Although we failed to meet the financial targets for the first half of 2005, we did meet the strategic targets for that period. In addition, on February 6, 2006, the compensation committee determined that we had fully met or exceeded each of the financial and strategic targets for the second half of 2005. As a result, for 2005, our current named executive officers earned 65% of their targeted annual bonuses under the 2005 executive bonus plan, making the aggregate performance-based cash bonuses for these named executive officers for 2005 equal to $957,025 (after converting Mr. Thomlinson’s bonus from Australian dollars to U.S. dollars using the exchange rate in effect on December 31, 2006, or 0.7886 Australian dollars to one U.S. dollar). All of these bonuses were paid by us in 2006.
          In February 2006, the compensation committee also approved our 2006 executive bonus plan, which reduced the overall number of measures, extended the measurement timeframe from half-yearly to yearly, and adjusted the weighting of both the financial and strategic targets. We implemented these modifications to simplify the bonus plan while still driving overall performance.
          The 2006 executive bonus plan had measures consisting of a financial target (income from continuing operations) weighted at 50% and strategic targets (several specific milestones associated with implementation of our long range business strategy) which, in aggregate, were also weighted at 50%. Under the 2006 executive bonus plan, the maximum target bonus established for Robert Laikin, our chief executive officer, was 100% of his 2006 base salary and the target bonus established for each of our other named executive officers was 50% of his respective 2006 base salary.
          In determining the specific targets to incorporate into the 2006 executive bonus plan, we relied heavily on both our annual operating plan and our key strategic objectives. We believe that these objectives appropriately balanced shorter-term operational goals with long-term strategic directives and are attainable with “stretch efforts.” In analyzing our executive compensation programs, we estimate that the milestones could be achieved approximately two-thirds of the time based upon recent company performance.
          On February 8, 2007, the compensation committee determined that all of the performance targets under the 2006 executive bonus plan were achieved. Accordingly, each of the named executive officers received a cash bonus equal to his respective target bonus. In total, performance-based bonuses for named executive officers for 2006 equaled $1,765,452 (after converting Mr. Thomlinson’s bonus from Australian dollars to U.S. dollars using the exchange rate in effect on December 31, 2006, or 0.7764 Australian dollars to one U.S. dollar). All of these bonuses were paid by us in 2007.
          Discretionary cash-based bonuses
          In February 2006, the committee approved discretionary cash bonuses for each of Messrs. Laikin, Boor, Fivel, Howell and Thomlinson for 2005 based on individual and overall performance. In total, discretionary bonuses paid to our named executive officers for 2005 totaled $2,316,874 (after converting Mr. Thomlinson’s bonus from Australian dollars to U.S. dollars using the exchange rate in effect on December 31, 2006, or 0.7886 Australian dollars to one U.S. dollar). All of these discretionary bonuses for 2005 were paid by us in 2006.
          The compensation committee did not grant any discretionary cash bonuses for any of our named executive officers for 2006.

          Performance-based grants of equity compensation under our annual executive equity programs. In 2005, our executive officers, including our chief executive officer, were granted performance-based restricted stock units and stock options under our 2004 Long-Term Incentive Plan in accordance with the terms of the 2005 executive equity program adopted by the compensation committee. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve certain pre-established performance goals. These performance goals, and the metrics associated with them, were the same as those used in determining the performance-based cash bonuses under our 2005 executive bonus plan discussed above. As a result, on February 6, 2006, the compensation committee determined that 65% of the restricted stock units and stock options granted as part of the 2005 executive equity program were earned by our executive officers as of such date and the balance were deemed forfeited. The restricted stock units and stock options that were deemed earned commenced vesting in three equal annual installments as of February 18, 2006, the first anniversary of their grant date.
          On February 6, 2006, the compensation committee adopted our 2006 executive equity program and, in accordance with that program, granted performance-based restricted stock units under our 2004 Long-Term Incentive Plan to each of our executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve the same pre-established performance goals that were used in determining the performance-based cash bonuses under our 2006 executive bonus plan discussed above.
          Under the 2006 executive equity program, the number of restricted stock units that each named executive officer was granted, and was thus eligible to earn, was based on a percentage of his base salary, as follows: Mr. Laikin — 125% and for each of Messrs. Boor, Howell, Fivel, Thomlinson and Currie — 100%. The number of restricted stock units included in these grants was calculated for each named executive officer by dividing the dollar value of the applicable percentage of his base salary by the per share price of our common stock on February 6, 2006, the date of the contingent award.
          On February 8, 2007, the compensation committee determined that all of the performance goals established by the 2006 Executive Equity Program had been satisfied and that all of the restricted stock units granted thereunder had thus been earned by our executive officers as of such date. These earned restricted stock units commenced vesting in three equal annual installments as of February 6, 2007, the first anniversary of their grant date.
          On February 8, 2007, the compensation committee adopted our 2007 executive equity program and, in accordance with that program, granted performance-based restricted stock units under our 2004 Long-Term Incentive Plan to each of our executive officers, including our chief executive officer. The number of restricted stock units that each named executive officer was granted was based on the same percentage of his base salary as was used with respect to the 2006 executive equity program described above. These contingent awards are subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we do not achieve certain pre-established performance goals, including both a financial target (income from continuing operations) weighted at 50% and strategic targets (several specific milestones associated with implementation of our long range business strategy) also weighted, in the aggregate, at 50%. If any or all of the performance goals are not achieved, then the corresponding percentage of the restricted stock units granted will be forfeited.
          Once they have been deemed earned and are no longer subject to forfeiture, all restricted stock units and stock options granted under our annual executive equity programs vest in three equal annual installments beginning with the first anniversary of their original grant, subject to, and in accordance with the terms of the 2004 Long-Term Incentive Plan and the restricted stock unit agreements or option agreements entered into between us and the grantees.
          For 2006, all performance-based equity compensation for named executive officers was issued in the form of restricted stock units. Beginning in 2005, we began issuing restricted stock units in combination with stock options and restricted stock awards as part of our equity program. In prior years, we granted only stock options. In 2005, we began to change the form of equity compensation primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under Statement of Financial Accounting Standards No. 123, “Share-Based Payment (revised 2004),” commonly referred to as SFAS 123R. This accounting standard, which we adopted as of January 1, 2006, requires us to record as compensation expense the grant date fair value of a stock option over the vesting period of the option (requisite service period). Further, the use of restricted stock units results in less immediate dilution than we would experience if we were to grant stock options or a combination of the two forms of equity. We also chose to favor restricted stock units instead of restricted stock because restricted stock units do not require the issuance of common stock unless or until the shares are vested.
          Discretionary grants of equity compensation. In 2006, in addition to performance-based grants of equity compensation issued under our 2004 Long-Term Incentive Plan as part of the 2006 executive equity program, the compensation committee recommended, and the board of directors approved, discretionary grants of equity compensation under our 2004 Long-Term Incentive Plan to certain of our named executive officers. These discretionary grants were unrelated to the performance milestones specified in the 2006 executive equity program.
          Based on our peer group review, the $1.5 million total cash compensation package for Mr. Laikin at the target level was close to the 55th percentile for chief executive officer compensation. However, the $2,437,500 total compensation package for Mr. Laikin was only at the 42nd percentile for chief executive officer compensation, due to long-term incentive compensation which, at target, is well below the market median. The compensation committee determined that an additional discretionary award of restricted stock was appropriate to retain and motivate Mr. Laikin and to reward him for his continued leadership, industry knowledge and business development skills. As a founder of the company, the compensation committee recognized that Mr. Laikin’s vision and drive were essential to our future success and could not easily be replaced. Thus, the compensation committee recommended, and on February 6, 2006 our board of directors approved, a discretionary grant of 12,000 shares of restricted stock for Mr. Laikin, one-third of which shares vest on each of the fourth, fifth, and sixth anniversaries of the grant. This discretionary grant was valued at $221,040, based on the per-share price on the date of grant.
          The compensation committee also recommended, and, on February 6, 2006, our board of directors approved, a discretionary grant of 6,000 restricted stock units for Mr. Thomlinson, all of which vest on the fifth anniversary of the date of grant. The compensation committee determined to make this grant to Mr. Thomlinson based in part on his performance in 2005 and the compensation committee’s desire to retain and motivate him. Mr. Thomlinson’s discretionary grant was valued at $110,520, based on the per-share price on the date of grant).
          On February 8, 2007, the compensation committee also recommended, and the board approved, a discretionary grant of 20,000 restricted stock units to Mr. Howell, all of which vest on the third anniversary of the date of grant. This grant was made to reflect the superior performance of Mr. Howell for 2006 and to further enhance his long-term retention.
          The number of restricted stock units issued under an award equals the total dollar value of that restricted stock unit grant divided by the fair market value of a share of our common stock on the date of grant. Fair market value is determined by reference to the closing price of our common stock on the relevant valuation date. Generally, for purposes of an initial grant of equity-based compensation, the date of grant is the later of the date the compensation committee approved the grant or the employee’s hire date. For all other purposes, the date of grant is on or after the date the compensation committee approves the grant.
          Initial equity grant upon being hired or appointed a named executive officer. Only one named executive officer, Mr. Currie, was awarded an initial grant during 2006. Mr. Currie was awarded 120,000 restricted shares of stock when he joined us in January 2006. These shares vest equally over eight years from the initial date of grant. The number of shares was determined based upon overall market data provided by Hewitt and Associates and in comparison to Mr. Currie’s peers within Brightpoint. Further, the initial package for Mr. Currie was designed in part to recognize Mr. Currie’s controlling interest in Persequor, a business that was acquired by us as part of a larger transaction in February 2006 and for which Mr. Currie receives no continued remuneration.
          Post-termination compensation
          Post-retirement compensation. All U.S.-based named executive officers are eligible to participate in our ERISA-qualified 401(k) Plan and to receive a company match, subject to plan requirements and contribution limits established by the IRS. The 401(k) Plan provides a matching benefit of $0.50 per each dollar invested to a maximum of six percent of base salary, subject to these limitations. In 2005 and 2006, named executive officers and other “highly compensated employees” as defined by the IRS were subject to contribution and matching limitations based upon required annual non-discrimination testing. During 2006, the named executive officers were allowed to contribute $51,669 to the 401(k) Plan and receive a matching contribution from us of $25,835.

          In addition, on April 7, 2005, we entered into Supplemental Executive Retirement Plan agreements, referred to as SERP agreements, with each of Robert Laikin, Mark Howell and Steven Fivel, and, on January 19, 2006, we amended and restated these SERP agreements effective as of April 7, 2005. The amended and restated SERP agreements provide that we will implement a supplemental retirement benefit providing each of Messrs. Laikin, Howell and Fivel with an additional payment. The payments under the amended and restated SERP agreements will be made on an annual basis beginning on the later of the individual’s termination date, or the attainment of age 50, 53 or 55 for Messrs. Laikin, Howell or Fivel, respectively, for a period of ten years or until such individual’s death, if earlier. If the executive’s employment is terminated, other than for “cause,” we are required to pay the benefit to him commencing on the later of the date of termination, as set forth in the applicable employment agreement, or Mr. Laikin’s reaching of age 50, Mr. Howell’s reaching of age 53 or Mr. Fivel’s reaching of age 55. The benefit is an annual payment equal to a certain percentage of average base salary and bonus based on the final five years of work, with such percentage not to exceed 50% and subject to caps on the amount of the annual benefits payable, referred to as the “cap amount.” If Messrs. Laikin, Howell or Fivel is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62.
          Assuming annual salary increases of 5% per year, the anticipated payments pursuant to the amended and restated SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $500,000 per year to Mr. Laikin commencing at age 50; $344,000 per year to Mr. Howell commencing at age 53; and $229,000 per year to Mr. Fivel commencing at age 55, in each case for a period of ten years or until such individual’s death if earlier. Payment under the amended and restated SERP agreements is contingent upon termination of service.
          Change of control agreements; severance arrangements. We have entered into employment agreements with each of our named executive officers, which are described below under “–Employment agreements with named executive officers.” Under these employment agreements, all of our named executive officers are entitled to severance payments upon the termination of their employment under certain circumstances, including in each case, in the event we terminate their employment in breach of the employment agreement (other than for cause or disability) after a change of control. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and/or restricted stock awards upon the termination of their employment under certain circumstances.
          Each of Messrs. Laikin, Howell and Fivel are entitled to a lump sum severance payment equal to the greater of (a) a designated dollar amount and (b) in the case of Messrs. Laikin and Howell, five times, and in the case of Mr. Fivel, three times, the aggregate salary, bonus and value of any perquisites received by him during the 12 months prior to the termination of his employment, in the event that, prior to and not as a result of a change of control, his employment is terminated, either by him with “good reason” or by us other than for disability or “cause,” or in the event that, within 12 months after a change of control, his employment is terminated by him without good reason. Each of them is entitled to a higher lump sum severance payment, i.e., an amount equal to a multiple (two times the multiple used for his standard severance amount) of the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the 12 months prior to the termination of his employment, if his employment is terminated either by him with good reason or by us other than for disability or cause, in each case, after or as a result of a change of control. Notwithstanding the foregoing, each of their employment agreements places a cap on the total severance amount the executive can receive under the agreement. In addition to their lump sum severance payments, each of their agreements provides that the executive’s stock options become immediately exercisable for up to 180 days and his restricted stock awards immediately vest in the event the executive terminates his employment with good reason or we terminate his employment in breach of the agreement (other than for disability or cause) or in the event a change of control occurs.
          Mr. Boor is entitled to a lump sum severance payment equal to 2.99 times the salary he received during the 12 months prior to the termination of his employment in the event that we, at any time, terminate his employment (other than for cause or disability) in breach of his employment agreement or he, at any time, terminates his employment agreement with good reason or, within 12 months after a change of control, terminates his employment without good reason. In addition, upon a change of control his stock options become immediately exercisable for a period of up to 180 days. Each of Messrs. Currie and Thomlinson is entitled to a lump sum severance payment equal to three times the salary he received during the 12 months prior to the termination of his employment, subject to a designated severance cap, if we terminate his employment (other than for death, disability or cause) in breach of his employment agreement following a change of control. Additionally, Mr. Currie is entitled to statutory severance payments under the law of the United Arab Emirates, and such amounts do not reduce the severance amounts under his employment agreement.
          Other benefits
          During 2006, our named executive officers received, to varying degrees, a limited amount of other benefits that we paid on their behalf or for which we provided reimbursement. These benefits included the following:
•	payments of life insurance premiums. We continued to provide all U.S.-based named executive officers and other executives with a group life insurance plan at no cost. The life insurance plan provides a benefit of two times the executive’s annual base salary up to a maximum of $400,000 in the event of the death of the plan participant. This plan also provides an accidental death and dismemberment benefit with a maximum possible benefit equal to that of the life insurance benefit;

•	payments of long-term disability insurance premiums. We continued to provide all of our U.S.-based named executive officers, other U.S.-based executives and other key employees with a group long-term disability plan that provides a benefit in the event of the plan participant’s disability equal to two-thirds of the participant’s pre-disability income, up to a maximum of $12,000 per month;

•	employer contributions toward group medical insurance. We continued to provide all of our U.S.-based named executive officers and other U.S.-based executives and employees with a group medical insurance program that provides both preventive and catastrophic benefits. Benefits offered to employees outside of the United States vary by local practice and statutory requirements in each of the jurisdictions in which we operate; and

•	perquisites. We generally do not offer perquisites to our named executive officers. At the time of our acquisition of Persequor Limited, however, we acquired a legacy program through which all employees, including Mr. Currie, one of our named executive officers, received housing advances in accordance with local custom in Dubai. We stopped the practice of allowing Mr. Currie to participate in this program. As of the date of this proxy statement, Mr. Currie has repaid to us all amounts he received under this program.
     Policy on tax matters
          Section 162(m)
          Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations. Our stockholders have approved our 2004 Long-Term Incentive Plan. We may, however, authorize payments to our named executive officers that may not be fully deductible if we believe such payments are in our stockholders’ interests. The performance-based restricted stock unit awards have been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m).
          Sections 280G and 4999
          The employment agreements for Messrs. Laikin, Howell, Fivel and Boor provide for tax protection on severance payments resulting from a change of control in the form of a gross up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. A payment as a result of a change of control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change of control. We believe the provision of tax protection for excess parachute payments for our executive officers is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of our overall executive compensation program.

Report of compensation committee on compensation analysis and discussion
          The information contained in this Compensation and Human Resources Committee Report is not “soliciting material” and has not been “filed” with the SEC. This report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we may specifically incorporate it by reference into a future filing.
          The compensation and human resources committee has reviewed and discussed the section in this proxy statement entitled “Executive Officers — Compensation discussion and analysis” with Brightpoint’s management. Based on this review and these discussions, the compensation and human resources committee recommended to Brightpoint’s board of directors that this “Compensation discussion and analysis” section be included in Brightpoint’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in this proxy statement.
COMPENSATION AND HUMAN RESOURCES COMMITTEE
Eliza Hermann, Chairman
Stephen H. Simon
Jerre L. Stead
Robert F. Wagner
2006 summary compensation table
          The following table discloses for the fiscal year ended December 31, 2006 the compensation for the person who served as our chief executive officer, the person who served as our chief financial officer and our four most highly compensated executive officers other than our chief executive officer and chief financial officer for our fiscal year ended December 31, 2006.

						Change in
						pension value
						and non-
					Non-equity	qualified
			Stock		incentive plan	deferred	All other
		Base	awards	Option	compensation	compensation	compensation
Name	Year	salary	(1)	awards (2)	(3)	earnings (4)	(5)	Total
Robert J. Laikin Chairman of the Board and Chief Executive Officer	2006	$750,000	$888,301	$265,324	$750,000	$154,686	$8,112	$2,816,423

J. Mark Howell
President	2006	$455,000	$423,288	$132,775	$227,500	$63,288	$8,112	$1,309,963

Anthony W. Boor Executive Vice President, Chief Financial Officer and Treasurer	2006	$350,000	$159,863	$42,347	$175,000	—	$7,972	$735,182

Steven E. Fivel Executive Vice President, General Counsel and Secretary	2006	$360,000	$265,385	$123,295	$180,000	$55,081	$8,112	$991,873

R. Bruce Thomlinson (6) President, Asia Pacific	2006	$465,905	$308,155	$132,775	$232,952	—	$9,895	$1,149,682

John Alexander Du Plessis Currie President, Emerging Markets	2006	$400,000	$419,644	—	$200,000	—	$253,011 (7)	$1,272,655

(1)	Represents the dollar amounts recognized for financial statement reporting purposes during the year ended December 31, 2006 with respect to shares of restricted stock and restricted stock units, as determined based on a calculation pursuant to SFAS 123R. Please refer to Note 2 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2006 for the relevant assumptions related to the calculation of such value.

(2)	Represents the dollar amounts recognized for financial statement reporting purposes in fiscal 2006 with respect to options, as determined based on a calculation pursuant to SFAS 123R. Please refer to Note 2 to our consolidated financial statements filed with our Annual Report on Form 10-K for the year ended December 31, 2006 for the relevant assumptions related to the calculation of such value.

(3)	Represents performance-based cash bonuses paid in 2007 that were earned in 2006 under our 2006 executive bonus plan. All of the bonus metrics were achieved for 2006. In accordance with the plan, Mr. Laikin received a bonus payment equal to 100% of his 2006 base salary and the other named executive officers each received a bonus payment equal to 50% of his respective 2006 base salary.

(4)	Figure is present value of SERP benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2006 were determined using a discount rate of 5.75%.

(5)	Includes life and long-term disability insurance premiums paid by us and 401(k) matches or statutory superannuation payments made by us.

(6)	Mr. Thomlinson is paid in Australian dollars. The amounts paid to him are reported in this table in U.S. dollars and were calculated based on the exchange rate of 0.7886 Australian dollars to one U.S. dollar in effect on December 31, 2006.

(7)	Includes $248,197 representing the total accrued value of a gratuity program in which Mr. Currie participates in accordance with the laws of the United Arab Emirates, whereby upon his termination he will be entitled to a benefit that reflects his salary and years of service in the United Arab Emirates.
2006 grants of plan-based awards
     The following table discloses for the periods presented the grants of awards made to the named executive officers during our fiscal year ended December 31, 2006 under any of our plans:

								All other
								stock
								awards:
		Estimated future payouts under			Estimated future payouts under			number of
		non-equity incentive plan awards			equity incentive plan awards			shares
	Grant							or stock or
Name	date	Threshold	Target(1)	Maximum	Threshold	Target (1)	Maximum	units
Robert J. Laikin	02/06/06	n/a	$750,000	n/a	n/a	$937,500	n/a	12,000
J. Mark Howell	02/06/06	n/a	$227,500	n/a	n/a	$455,000	n/a	—
Anthony W. Boor	02/06/06	n/a	$175,000	n/a	n/a	$350,000	n/a	—
Steven E. Fivel	02/06/06	n/a	$180,000	n/a	n/a	$360,000	n/a	—
R. Bruce Thomlinson	02/06/06	n/a	$232,952	n/a	n/a	$465,905	n/a	6,000
John Alexander Du Plessis Currie	02/23/06	n/a	$200,000	n/a	n/a	$400,000	n/a	— (2)

(1)	The targeted cash bonuses under our 2006 executive bonus plan were 100% of base salary for Mr. Laikin and 50% of base salary for each of the other named executive officers. The targeted equity bonuses under our 2006 executive equity program administered under our 2004 Long-Term Incentive Plan were 125% of base salary for Mr. Laikin and 100% of base salary for each of the other named executive officers.

(2)	Does not include 120,000 shares of our unregistered common stock awarded to Mr. Currie on February 23, 2006 as a material inducement to his employment, which vest as to 1/8th of the shares on each of the first eight anniversaries of the date of grant, subject to the terms and conditions of a restricted stock agreement between us and Mr. Currie. The award was made outside of our Long-Term Incentive Plan in accordance with NASDAQ Marketplace Rule 4350(i)(1)(A)(iv).
Narrative to summary compensation table and plan-based awards table
   Employment agreements with named executive officers
     Certain defined terms
     We have entered into employment agreements with each of our named executive officers, all of which are described below. When used in those agreements, the following terms (except as described below with respect to the use of the term “cause” in the agreements of Messrs. Thomlinson and Currie) have the following meanings:
     “Good reason” is defined as:
•	any limitation upon or change to the employee’s duties or reporting obligations,

•	any failure by us to comply with our material obligations under the employment agreement, or

•	the failure of any successor to our business to assume the employment agreement upon succession.
     A “change of control” shall be deemed to occur, unless previously consented to in writing by the respective employee, upon the occurrence of any of the following:
•	individuals who as of the date of the agreement constituted our then current board of directors cease to constitute a majority of our board;

•	subject to certain specified exceptions, the acquisition, by any person or entity not affiliated with the respective employee or us, of beneficial ownership of 15% or more of our voting securities;

•	the commencement of a proxy contest against management for the election of a majority of our board of directors if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of our voting securities;

•	the consummation under certain conditions by us of a reorganization, merger or consolidation or sale of all or substantially all of our assets to any person or entity not affiliated with the respective employee or us; or

•	our complete liquidation or dissolution.
     “Cause” is defined as:
•	the willful and continuous failure of the employee to substantially perform his required duties,

•	the employee’s willful criminal misconduct (including embezzlement and criminal fraud) that is materially injurious to us, or

•	the conviction of the employee of a felony.
     Under our employment agreements with Messrs. Thomlinson and Currie, “cause” is defined as follows:
•	the employee’s failure to perform any or all of his duties under the employment agreement after reasonable notice from us to him to rectify any such failure;

•	the employee’s engagement in misconduct that is detrimental or injurious to us, monetarily or otherwise;

•	the employee being charged with an indictable offense; or

•	the employee’s violation of our policies and procedures.

     Messrs. Laikin’s and Howell’s agreements
     We have entered into five-year “evergreen” employment agreements with each of Messrs. Laikin and Howell, which are automatically renewable for successive one-year periods and provided for an annual base compensation in 2006 of $750,000 and $455,000, respectively, and such bonuses as our board of directors may from time to time determine. If we provide the employee with notice of non-renewal or that we desire to terminate the agreement without cause, there is a final five-year term commencing on the date of such notice. The employment agreements provide for employment on a full-time basis and contain a provision that the employee will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter.
     The employment agreements also provide for severance payments if the employee’s employment is terminated
•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, equal to (subject to a severance cap of $9.0 million with respect to Mr. Laikin and $4.5 million with respect to Mr. Howell) the greater of (a) $2.25 million for Mr. Laikin and $1.625 million for Mr. Howell and (b) five times the total compensation (including salary, bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination. If after, or as a result of, a change of control, the employee’s employment is terminated either by the employee for good reason or by us other than for disability or cause, the employee will be entitled to receive severance pay (subject to the respective severance cap) equal to ten times the total compensation (including salary, bonus, the value of all perquisites and the value of all stock options granted to the employee) received from us during the twelve months prior to the date of termination. In addition, the vesting of all options and restricted stock award granted to the employee will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of the employee’s termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate the employee’s employment other than for disability or cause, or (iii) the employee terminates his employment for good reason.
     Mr. Boor’s agreement
     We also entered into a three-year “evergreen” employment agreement with Mr. Boor which is automatically renewable for successive one-year periods and provided for an annual base compensation in 2006 of $325,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Boor will not compete or engage in a business competitive with our business during the term of the employment agreement and for a period of two years thereafter. If Mr. Boor’s employment is terminated by him for good reason or within 12 months after a change of control or by us other than for disability or cause, Mr. Boor will be entitled to receive severance pay equal to 2.99 times his annual base compensation (excluding any bonus and the value of all perquisites) received from us during the twelve months prior to the date of termination.
     In addition, the vesting of all options granted to Mr. Boor will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date his employment is terminated and (b) the expiration of the stock option, when and if a change of control occurs.
     Mr. Fivel’s agreement
     We have entered into a three-year “evergreen” employment agreement with Mr. Fivel, which is automatically renewable for successive one-year periods and provided for an annual base compensation in 2006 of $360,000 and such bonuses as our board of directors may from time to time determine. If we provide Mr. Fivel with notice of non-renewal or that we desire to terminate the agreement without cause, there is a final three-year term commencing on the date of such notice. Otherwise, the employment agreement provides substantially the same terms as the employment agreements for Messrs. Laikin and Howell, except that if Mr. Fivel’s employment is terminated:

•	by him, without good reason, within 12 months after a change of control,

•	by him, for good reason, prior to and not as a result of a change of control, or

•	by us, other than for disability or cause, prior to and not as a result of a change of control, he will be entitled to receive (subject to a $2.25 million severance cap) the greater of (a) $825,000 and (b) three times the total compensation (including salary, bonus and the value of all perquisites) he received from us during the twelve months prior to the date of his termination. If after, or as a result of a change of control, Mr. Fivel’s employment is terminated either by him for good reason or by us other than for disability or cause, Mr. Fivel will be entitled to receive severance pay (subject to the foregoing severance cap) equal to six times the compensation (including, salary, bonus, and the value of all perquisites and the value of all stock options granted to him) received or earned by him from us during the twelve months prior to the date of termination.
     In addition, the vesting of all options and restricted stock awards granted to Mr. Fivel will be accelerated, so that the options become immediately exercisable and remain exercisable until the earlier of (a) 180 days from the date of his termination and (b) the expiration of the stock option, and all restricted stock awards immediately vest, when and if (i) a change of control occurs, (ii) we, in breach of the agreement, terminate his employment other than for disability or cause, or (iii) Mr. Fivel terminates his employment for good reason.
     Mr. Thomlinson’s agreement
     We also entered into a five-year employment agreement with Mr. Thomlinson, which, as renewed, currently extends through December 31, 2007. Pursuant to that agreement, he had an annual base compensation in 2006 of $465,905 (after converting his salary from Australian dollars to U.S. dollars using the exchange rate in effect on December 31, 2006, or 0.7886 Australian dollars to one U.S. dollar) and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Thomlinson will not compete in a business competitive with our business during the term of the employment agreement and for a period of one year thereafter. The employment agreement also provides that if Mr. Thomlinson’s employment is terminated by us other than for death, disability or cause, prior to and not as a result of a change of control, then Mr. Thomlinson is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination. If Mr. Thomlinson is terminated other than for death, disability or cause, in breach of this agreement and upon a change of control, we shall pay Mr. Thomlinson a lump sum severance amount on the tenth day following the date of termination, equal to three times the salary (inclusive of statutory superannuation) received or earned by Mr. Thomlinson under the agreement during the twelve months prior to the termination date (subject to a severance cap of approximately $1,041,579 U.S. dollars).
     Mr. Currie’s agreement
     We have entered into a three-year employment contract with Mr. Currie, which is automatically renewable for a one-year period and provided for an annual base compensation in 2006 of $400,000 and such bonuses as our board of directors or the compensation committee of the board may from time to time determine. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Currie will not compete in a business competitive with our business during the term of the employment agreement and for a period of one year thereafter. The employment agreement also provides that if Mr. Currie’s employment is terminated by us in breach of this agreement. prior to and not as a result of a change of control, then Mr. Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination. If Mr. Currie is terminated other than for death, disability or cause, in breach of this agreement and upon a change of control, we shall pay Mr. Currie a lump sum severance amount on the tenth day following the date of termination, equal to three times the salary received or earned by Mr. Currie under the agreement during the twelve months prior to the termination date (subject to a severance cap of $1.0 million, provided that this maximum amount shall not include statutory entitlements). If Mr. Currie’s employment is terminated for heightened cause, defined in his agreement as being convicted of, or entering a guilty or no contest plea to (i) a crime constituting a felony under the U.S. laws of that is related to our business or Mr. Currie’s employment with us, or (ii) actual or attempted theft, fraud, embezzlement or willful misappropriation of funds against us, then Mr. Currie will forfeit the 120,000 shares of our unregistered common stock awarded to him on February 23, 2006 as a material inducement to his employment.
   Executive equity program and bonus plans
     General
     Our compensation programs are intended to provide executives with a compensation cash base salary and the opportunity to earn above average compensation through variable components (cash and equity) when performance warrants. Our current compensation program provides Mr. Laikin with a base salary equivalent to 30% of his total compensation target and all other named executive officers with a base salary equivalent to 40% of their total compensation targets. We believe that this mix is appropriate and drives the appropriate performance among our executive officers.
     Generally our compensation committee establishes both an equity-based executive bonus program, which is tied into our 2004 Long-Term Incentive Plan, and a cash-based executive bonus program in February of each year. At the time these programs are established, the compensation committee also specifies the target bonus amounts for each executive, as well as designated performance goals for Brightpoint for that year. Our actual performance for the year will then be measured against the targeted performance goals for purposes of determining how much of the targeted bonus amount will be earned by the executive.
     2004 Long-Term Incentive Plan
     The equity component of our executive compensation program is derived from our 2004 Long-Term Incentive Plan, which is administered by the compensation committee. Currently our incentive plan enables the compensation committee to grant to our employees, including our named executive officers, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success, the following types of equity awards under the plan:
•	non-qualified incentive stock options,

•	performance units;

•	restricted stock;

•	deferred stock; and

•	other stock-based awards (which includes restricted stock units).
     Prior to 2005, all performance-based equity compensation for named executive officers was issued in the form of stock options. Beginning in 2005, we began issuing restricted stock units in combination with stock options and restricted stock awards as part of our equity program, primarily because of the increased stock-based compensation expense associated with stock options and similar instruments under SFAS 123R. In 2006, all of our performance-based equity compensation was issued under our 2004 Long-Term Incentive Plan in the form of restricted stock units.
     No participant may be granted awards under the plan relating to more than 2,025,000 shares of our common stock in the aggregate, in any year. Additionally, the number of shares that are subject to non-option awards under the plan cannot exceed 2,025,000 shares of our common stock in the aggregate. The total number of shares reserved and available for distribution under the incentive plan was originally set at 4,050,000 shares. As of December 31, 2006, a total of 2,076,456 of such shares had been issued or were the subject of outstanding awards and 1,973,544 were available for future award grants. Of such 2,076,456 shares that had been issued or were the subject to outstanding awards, 455,866 were issued or outstanding under option based awards and 1,620,590 were issued or outstanding under non-option based awards.
     The 2004 Long Term incentive Plan is administered by the compensation committee of our board. The compensation committee determine the time(s) at which the grants will be awarded, selects the officers or others to receive the grants and determines the number of shares covered by each grant, as well as the purchase price, time of exercise (not to exceed ten years from the date of the grant) and other terms and conditions. The board has delegated authority to our chief executive officer to grant up to approximately 607,500 awards under the plan per each calendar year to non-officer employees.
     We are currently seeking shareholder approval to amend our 2004 Long-Term Incentive plan to delete its limitation on the number of non-option based awards (in other words, the number of restricted stock unit awards and restricted stock awards) that we can issue under the plan. For more information with respect to this proposed amendment, see the section in this proxy statement entitled “Proposal 4” commencing on page 114.
     2005 executive equity program
     In connection with administration of our 2004 Long-Term Incentive Plan, and in furtherance of the goals of that plan, the compensation committee adopted our 2005 executive equity program in February 2005. As part of that program, the committee granted performance-based restricted stock units and stock options under our 2004 Long-Term Incentive Plan to each of our executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve certain pre-established performance targets, including both financial targets (income from continuing operations and return on invested capital), weighted at 70%, and strategic targets approved by the compensation committee, weighted, in the aggregate, at 30%. Although we failed to meet the financial targets for the first half of 2005, we did meet the strategic targets for that period. In addition, in February 2006, the compensation committee determined that we had fully met or exceeded each of the financial and strategic targets for the second half of 2005. Based on the foregoing, 65% of the grants made as part of the 2005 executive equity program were deemed earned by our executive officers. These earned grants commenced vesting in three equal annual installments as of February 18, 2006, the first anniversary of their grant date.
     2006 executive equity program and bonus plan
     In February 2006, the compensation committee adopted our 2006 executive equity program and, as part of that program, granted performance-based restricted stock units under our 2004 Long-Term Incentive Plan to each of our executive officers, including our chief executive officer. These grants were subject to forfeiture, in whole or in part, prior to the first anniversary of the grant if we did not achieve certain pre-established performance targets, including both a financial target (income from continuing operations), weighted at 50%, and strategic targets approved by the compensation committee, also weighted, in the aggregate, at 50%. Our performance, when measured against the foregoing performance targets, resulted in the satisfaction of all of the performance targets for 2006. As a result, all of the grants made as part of the 2006 executive equity program were earned by our executive officers. These earned grants commenced vesting in three equal annual installments commencing as of February 6, 2007, the first anniversary of their grant date.
     The compensation committee also established a 2006 cash award bonus program for our executive officers, referred to as the 2006 executive bonus plan, which was based upon the pre-established performance targets set forth in our 2006 executive equity program. Under the 2006 executive bonus plan, the target bonus established for Robert Laikin, our chief executive officer, was 100% of his 2006 base salary and the target bonus established for each of our other named executive officers was 50% of his respective 2006 base salary. Based upon our performance for 2006 as measured against these previously approved performance targets, the compensation committee determined that all of the performance objectives were earned and each executive was eligible to receive all of his targeted bonus. Our compensation committee did not grant any discretionary bonuses for any of the named executive officers for 2006.

Outstanding equity awards at 2006 fiscal year-end
     The following table discloses, for each named executive officer, his unexercised options and unvested stock and equity incentive plan awards outstanding as of our fiscal year ended December 31, 2006:

						Stock Awards
									Equity incentive
	Option Awards								plan awards:
											Market
									Number		or payout
						Number		Market	of		value of
						of		value of	unearned		unearned
						shares		shares	shares or		shares or
						or units		or units	units or		units or
						of stock		of stock	other		other
						that		that	rights		rights
	Number of securities					have		have	that have		that have
	underlying options (#)			Option	Option	not		not	not		not
		Un-		exercise	expiration	vested		vested	vested		vested
Name	Exercisable	exercisable		price	date	(#)		(#)	(#)		($)
Robert J.	—	90,000	(1)	$6.51	02/20/09	573,880	(5)	$7,718,686	50,882	(11)	$684,363
Laikin	30,011	60,021	(2)	$6.78	02/18/10	—		—	—		—
J. Mark	—	45,000	(1)	$6.51	02/20/09	280,881	(6)	$3,777,849	24,694	(11)	$332,134
Howell	15,035	30,069	(2)	$6.78	02/18/10	—		—	—		—
Anthony W.	5,400	2,700	(3)	$8.03	01/23/09	22,500	(7)	$302,625	18,996	(11)	$255,496
Boor	9,000	18,000	(4)	$7.48	02/07/10	—		—	—		—
Steven E.	—	45,000	(1)	$6.51	02/20/09	144,594	(8)	$1,944,789	19,538	(11)	$262,786
Fivel	12,578	25,156	(2)	$6.78	02/18/10	—		—	—		—
R. Bruce	—	45,000	(1)	$6.51	02/20/09	151,881	(9)	$2,042,799	23,920	(11)	$321,724
Tomlinson	—	30,069	(2)	$6.78	02/18/10	—		—	—		—
John Alexander Du Plessis Currie	—	—		—	—	120,000	(10)	$1,614,000	16,728	(12)	$224,992

(1)	These options vested on February 20, 2007.

(2)	Approximately one-half of these options vested on February 18, 2007 and the remainder will vest on February 18, 2008.

(3)	These options vested on January 23, 2007.

(4)	One-half of these options vested on February 7, 2007 and the remainder will vest on February 7, 2008.

(5)	Represents 540,000 shares of restricted stock that vest in equal installments in each of the third, fifth and eight anniversary of the grant date (April 7, 2005), 12,000 shares of restricted stock that vest in three equal annual installments beginning with February 6, 2010, and 21,880 restricted stock units that vest in two equal annual installments beginning with February 18, 2007.

(6)	Represents 270,000 shares of restricted stock that vest in equal installments in each of the third, fifth and eight anniversary of the grant date (April 7, 2005), and 10,881 restricted stock units that vest in two equal annual installments beginning with February 18, 2007.

(7)	Represents 13,500 restricted stock units that vest on June 2, 2009 (the fourth anniversary of the date of grant), and 9,000 restricted stock units that vest on October 17, 2008 (the third anniversary of the date of grant).

(8)	Represents 135,000 shares of restricted stock that vest in equal installments in each of the third, fifth and eighth anniversary of the grant date (April 7, 2005), and 9,594 restricted stock units that vest in two equal annual installments beginning with February 18, 2007.

(9)	Represents 10,881 restricted stock units that vest in two equal annual installments beginning with February 18, 2007, 135,000 restricted stock units that vest in equal installments in each of the fourth and eighth anniversary of the grant date (June 2, 2005) and 6,000 restricted stock units that vest on February 6, 2011 (the fifth anniversary of the grant date).

(10)	Represents shares of restricted stock that vest in eight equal annual installments beginning February 23, 2007.

(11)	Represents restricted stock units that vest in three equal annual installments beginning February 23, 2007.

(12)	Represents restricted stock units that vest in three equal annual installments beginning February 23, 2007.
Option exercises and stock vested in 2006
     The following table sets forth information concerning the number of shares acquired and dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2006 on the exercise of stock options and the vesting of restricted stock held by the named executive officers as of December 31, 2006:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	shares acquired	realized	shares acquired	realized
	on exercise	on exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
Robert J. Laikin	515,566	$8,951,704	10,940	$267,210
J. Mark Howell	230,455	$4,472,034	5,441	$132,896
Anthony W. Boor	—	—	—	—
Steven E. Fivel	165,933	$2,956,451	4,797	$117,167
R. Bruce Thomlinson	60,034	$1,045,500	5,441	$132,896
John Alexander Du Plessis Currie	—	—	—	—

2006 pension benefits table
     The following table sets forth information concerning each plan that provides for payments of other benefits at, following, or in connection with retirement with respect to each of the named executive officers during the fiscal year ended December 31, 2006:

		Number of
		years	Present value	Payments
		credited	of accumulated	during last
Name	Plan name	service (1)	benefit (2)	fiscal year
Robert J. Laikin	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	17.5	$428,573	None

J. Mark Howell	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	12.5	$218,672	None

Anthony W. Boor	N/A

Steven E. Fivel	Brightpoint, Inc. Amended & Restated Agreement for Supplemental Executive Retirement Benefits	10	$205,206	None

R. Bruce Thomlinson	N/A

John Alexander Du Plessis Currie	N/A

(1)	The SERP calculation does not include years of service, which are included for informational purposes only.

(2)	Figures represent present value of the benefit as calculated by Mercer Human Resources Consulting. Retirement is assumed to occur at the plan’s unreduced retirement age of 62 and paid in the form of a temporary life annuity for not more than ten years. The present values for December 31, 2006 were determined using a discount rate of 5.75%.
     On April 7, 2005, we entered into SERP agreements with each of Messrs. Laikin, Howell and Fivel, and, on January 19, 2006, we amended and restated these SERP agreements effective as of April 7, 2005. The amended and restated SERP agreements provide that we will implement a supplemental retirement benefit providing each of Messrs. Laikin, Howell and Fivel with an additional payment. The payments under the amended and restated SERP agreements will be made on an annual basis beginning on the later of the individual’s termination date, or the attainment of age 50, 53 or 55 for Messrs. Laikin, Howell or Fivel, respectively, for a period of ten years or until such individual’s death, if earlier. If the executive’s employment is terminated, other than for cause, we are required to pay the benefit to him commencing on the later of the date of termination, as set forth in the applicable employment agreement, or Mr. Laikin’s reaching of age 50, Mr. Howell’s reaching of age 53 or Mr. Fivel’s reaching of age 55. The benefit is an annual payment equal to a certain percentage of average base salary and bonus based on the final five years of work, with such percentage not to exceed 50% and subject to caps on the amount of the annual benefits payable, referred to as the “cap amount.” If Messrs. Laikin, Howell or Fivel is terminated for cause, then the benefit would not commence for that executive until he reached the age of 62.
     Assuming annual salary increases of 5% per year, the anticipated payments pursuant to the amended and restated SERP agreements would reach the cap amount and would be paid in approximately the following amounts: $500,000 per year to Mr. Laikin commencing at age 50; $344,000 per year to Mr. Howell commencing at age 53; and $229,000 per year to Mr. Fivel commencing at age 55. Payment under the amended and restated SERP agreements is contingent upon termination of service.

Potential payments upon termination or change of control
   General
     With respect to termination by us of a named executive officer’s employment for cause (at any time) or by the named executive officer of his employment without good reason (and not as a result of a change of control), the executive is only entitled to his accrued and unpaid salary and his unvested stock options, restricted stock units and shares of restricted stock are deemed forfeited at such time. The following table sets forth potential payments receivable by our named executive officers upon termination of their employment under the various circumstances listed and assumes for purposes of calculating amounts due that the executive was terminated as of December 31, 2006:

	Termination of executive’s employment by						Termination of executive’s
	executive:						employment by us:
	Within 12
	months after		Prior to				Prior to
	change of		change of		After change		change of		After change
	control,		control,		of control,		control,		of control,		For death
	without good		with good		with good		without		without		or
Benefit(1)	reason		reason		reason		cause		cause		disability
Robert J. Laikin (2):
Severance (3)	$7,540,560	(4)	$7,540,560	(4)	$9,000,000	(5)	$7,540,560	(4)	$9,000,000	(5)	$1,125,000	(6)
Acceleration of long-term incentives	$9,427,991	(7)(8)	$8,449,342	(7)	$8,241,649	(7)(8)	$8,449,342	(7)	$8,241,649	(7)(8)	$3,561,049	(9)
Tax gross up (10)	$2,106,490		$2,095,032		$2,471,214		$2,095,032		$2,471,214		—
J. Mark Howell (2):
Severance (3)	$3,415,560	(4)	$3,415,560	(4)	4,500,000	(5)	$3,415,560	(4)	$4,500,000	(5)	$682,500	(6)
Acceleration of long-term incentives	$4,622,850	(7)(8)	$4,144,362	(7)	4,109,988	(7)(8)	$4,144,362	(7)	$4,109,988	(7)(8)	$1,688,988	(9)
Tax gross up(10)	$419,956		$414,340		$741,765		$414,340		$741,765		—
Anthony W. Boor:
Severance	$1,046,500	(11)	$1,046,500	(11)	$1,046,500	(11)	$1,046,500	(11)	$1,046,500	(11)	$66,000	(12)
Acceleration of long-term incentives	$680,153	(7)(8)	—		$680,153	(7)(8)	—		$680,153	(7)(8)	$558,121	(9)
Tax gross up(10)	$48,537		$11,840		$48,537		$11,840		$48,537		—
Steven E. Fivel(2):
Severance(3)	$1,644,336	(13)	$1,644,336	(13)	$2,250,000	(14)	$1,644,336	(13)	$2,250,000	(14)	$540,000	(6)
Acceleration of long-term incentives	$2,687,680	(7)(8)	$2,295,855	(7)	$2,207,575	(7)(8)	$2,295,855	(7)	$2,207,575(7)(8)		$997,075	(9)
Tax gross up(10)	—		—		$66,044		—		$66,044		—
R. Bruce Thomlinson:
Severance	$698,858	(15)	$698,858	(15)	$698,858	(15)	$698,858	(15)	$1,041,579	(16)	—
Acceleration of long-term incentives	$2,877,386	(8)(17)	—		$2,877,386	(8)(17)	—		$2,877,386	(8)(17)	$2,364,523	(8)
Tax gross up	—		—		—		—		—		—

	Termination of executive’s employment by						Termination of executive’s
	executive:						employment by us:
Within 12
	months after		Prior to				Prior to
	change of		change of		After change		change of		After change
	control,		control,		of control,		control,		of control,		For death
	without good		with good		with good		without		without		or
Benefit(1)	reason		reason		reason		cause		cause		disability
John Alexander Du Plessis Currie:
Severance	$848,197	(15)	$848,197	(15)	$848,197	(15)	$848,197	(15)	$1,248,197	(16)	$248,197	(18)
Acceleration of long-term incentives	$1,838,992	(8)(19)	$1,614,000	(19)	$1,838,992	(8)(19)	$1,614,000	(19)	$1,838,992	(8)(19)	$1,838,992	(8)(19)
Tax gross up	—		—		—		—		—		—

(1)	In addition to the payments outlined herein, Messrs. Laikin, Howell and Fivel are eligible for payments under supplemental executive retirement plans that will provide ten-year annuities commencing at the later of the executive’s date of termination or age 50 (Mr. Laikin), age 53 (Mr. Howell) or age 55 (Mr. Fivel). A full discussion of these supplemental executive retirement plans may be found above in the section entitled “Executive compensation–2006 pension benefits table.”

(2)	The aggregate amount of (a) any cash severance payment made to the executive and (b) the value of any stock options and restricted stock awards of the executive that are accelerated as a result of the termination of the executive’s employment, may not exceed a designated severance cap of $9,000,000 for Mr. Laikin, $4,500,000 for Mr. Howell and $2,250,000 for Mr. Fivel; provided however that the value ($7,263,000 in the case of Mr. Laikin, $3,631,500 in the case of Mr. Howell and $1,815,750 in the case of Mr. Fivel) attributable to the accelerated vesting of the shares of restricted stock granted to Messrs. Laikin, Howell and Fivel on April 7, 2005 is explicitly excluded from the severance caps applicable to such executives. In addition, the value ($978,649 in the case of Mr. Laikin, $478,488 in the case of Mr. Howell, and $391,825 in the case of Mr. Fivel) attributable to the accelerated vesting of earned performance-based restricted stock units is excluded from the severance caps applicable to such executives. For purposes of this table, we have assumed that, in situations where the executive’s severance cap would be exceeded, the executive has chosen to receive first the maximum amount of his cash severance payment permitted by such severance cap and then, to the extent the severance cap is not yet exceeded, the remainder in acceleration of long-term incentives.

(3)	Severance payments include value of life, health and long-term disability insurance premiums and matching 401(k) contributions made by us.

(4)	Entitled to a payment equal to the greater of (a) $2,250,000 in the case of Mr. Laikin and $1,625,000 in the case of Mr. Howell and (b) five times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his applicable severance cap.

(5)	Entitled to a payment equal to ten times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his applicable severance cap.

(6)	In the event that the executive is terminated due to his disability, he will receive 100% of his salary for one year and 50% of his salary for a second year. Does not include up to $12,000 per month that the executive might qualify for under our long-term disability plan.

(7)	Entitled to immediate vesting of all stock options (which may then be exercised for a period of up to 180 days) and immediate vesting of all shares of restricted stock, subject, in the case of Messrs. Laikin, Howell and Fivel, to the executive’s applicable severance cap.

(8)	Entitled to immediate vesting of all restricted stock units.

(9)	Entitled to (a) immediate vesting of all shares of restricted stock that would otherwise have become vested on the next vesting day to occur after the executive’s death or disability, and (b) immediate vesting of all restricted stock units that have been earned as of the date of the executive’s death or disability.

(10)	Represents tax gross-up payment to cover excess tax obligations associated with termination payments that are considered parachute payments as defined by Section 280 G(b)(2) of the IRS Code. These figures assume stock options are cash exercised and a tax rate of 44.5%.

(11)	Entitled to a lump sum payment equal to 2.99 times his salary (excluding any bonus or perquisites) earned or received during the prior 12 months.

(12)	In the event that the executive is terminated due to his disability, he will receive 60% of his salary for one year, which will be reduced by any payments received under our long-term disability plan.

(13)	Entitled to a payment equal to the greater of $825,000 and three times his total compensation earned during the prior 12 months (including bonus and the value of all perquisites), subject to his severance cap.

(14)	Entitled to a payment equal to six times his total compensation earned during the prior 12 months (including bonus, the value of all perquisites and value of all stock options granted during such period), subject to his severance cap.

(15)	Entitled to a lump sum payment equal to his aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) for the prior 12 months, and, in the case of Mr. Currie, to statutory payments under the laws of the United Arab Emirates, currently accrued at $248,197.

(16)	Entitled to a lump sum payment equal to three times the total salary earned by him during the prior 12 months, subject to a severance cap of approximately $1,041,579 (based on the conversion of 1,320,795 Australian dollars to U.S. dollars using the December 31, 2006 conversion rate of .7886 Australian dollars for each U.S. dollar) in the case of Mr. Thomlinson and $1,000,000 in the case of Mr. Currie. Mr. Currie is also entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $248,197, which is not subject to his severance cap.

(17)	Entitled to immediate vesting of stock options.

(18)	Entitled to statutory payments under the laws of the United Arab Emirates, currently accrued at $248,197.

(19)	Entitled to continued vesting of 120,000 shares of our unregistered common stock awarded to Mr. Currie on February 23, 2006 as a material inducement to his employment in accordance with the current vesting schedule (1/8 per year)
   Employment agreements
     General
     Pursuant to their respective employment agreements, our named executive officers are entitled to payments upon a change of control and, in some cases, upon termination of their employment with us for other reasons, depending on the circumstances in which they leave their employment with us. Generally, the employment agreements with our named executive officers provide that upon a change of control, they are entitled to a lump sum payment equal to a multiple of their base salary (or their base compensation) if we terminate their employment in breach of their agreement other than for disability or cause. In addition, some of the agreements with our named executive officers provide for accelerated vesting of their stock options and/or restricted stock awards upon the termination of their employment under certain circumstances. A more detailed discussion of each of our employment agreements with our named executive officers, including, where applicable, details with respect to their severance formulas and severance caps and the definitions used in such agreements for terms such as “change of control,” “good reason” and “cause,” are set forth above in the section entitled “–Employment agreements with named executive officers.”

     Severance payments
     Each of Messrs. Laikin, Howell and Fivel is entitled to a lump sum severance payment equal to the greater of (a) a designated amount and (b) a multiple (five, in the case of Messrs. Laikin and Howell, and three, in the case of Mr. Fivel) of the aggregate salary, bonus and perquisites received by him during the prior 12 months, subject in each case to a designated severance cap, in the event that, prior to and not as a result of a change of control, his employment is terminated either by him with good reason or by us other than for disability or cause or in the event that he terminates his employment within 12 months after a change of control. In addition, each of them is entitled to a higher lump sum severance payment, an amount equal to ten, in the case of Messrs. Laikin and Howell, and six, in the case of Mr. Fivel, times the aggregate salary, bonus, value of any perquisites and value of any stock options received by him during the prior 12 months, subject to his severance cap, if his employment is terminated either by him with good reason or by us other than for disability or cause, in each case, after or as a result of a change of control.
     The employment agreements of each of Messrs. Laikin, Howell and Fivel provide that in the event that the aggregate severance payments or benefits provided to him under his employment agreement and under all plans, programs and arrangements of the employer, referred to as the severance total, is determined to constitute a “parachute payment” under the Internal Revenue Code of 1986, as amended, then the severance total will be increased by an amount, referred to as the increase, sufficient so that after he pays (a) any income taxes on the increase and (b) any excise tax on the sum of the severance total and the increase, he will have received an amount, net of such taxes, equal to the severance total. Pursuant to their employment agreements, none of Messrs. Laikin, Howell and Fivel will be required to repay to us any amount that is finally determined by the Internal Revenue Service to have been in excess of the amount permitted to be received without incurring such excise tax.
     Mr. Boor is entitled to a lump sum severance payment equal to 2.99 times the salary he received during the 12 months prior to the termination of his employment in the event that we, at any time, terminate his employment (other than for cause or disability) in breach of his employment agreement or he terminates his employment agreement either with good reason or within 12 months after a change of control. Mr. Boor’s employment agreement provides that in the event any excise tax is due with respect to severance payments made under his employment agreement then the severance payments will be increased so that the excise tax on such severance pay shall be paid, as well as any income tax payable on such excise tax.
     Each of Messrs. Currie and Thomlinson is entitled to a lump sum severance payment equal to three times the salary he received during the 12 months prior to the termination of his employment, subject to a designated severance cap, if we terminate his employment (other than for death, disability or cause) in breach of his employment agreement following a change of control. Each of Messrs. Thomlinson and Currie is entitled to a termination payment equal to the aggregate emoluments (defined as base salary, bonus and the value of all perquisites, but excluding the value of any equity) he received for the 12-month period ending on the date of termination, if his employment is terminated, prior to and not as a result of a change of control, for any reason other than death, disability or cause. Additionally, in all cases, Mr. Currie is entitled to statutory severance payments under the law of the United Arab Emirates, and such amounts do not reduce the severance amounts under his employment agreement.
     Post-termination obligations to us
     While employed by us and for a period of two years after his employment with us terminates, each of Messrs. Laikin, Howell, Fivel and Boor has agreed not to engage in or have an interest in or offer any services to any business competitive with our principal business activities. Each of these executives has also agreed that for two years after his employment with us has terminated, he will not:
•	use, disseminate, or disclose any of our confidential information, or

•	interfere with or disrupt our business activities, including soliciting our customers or personnel.
Each has also agreed that at no time during the term of his respective employment agreement or thereafter will he disparage our commercial, business or financial reputation or misappropriate any of our trade secrets.

     Each of Messrs. Currie and Thomlinson has agreed that during the term of his employment and for a period of one year following the termination of his employment, he will not compete with us in any territory in which he performed services for us pursuant to his employment agreement, and he will not have any interest in, or render services to, any of our competitors. Each has also agreed that during such one year period, he will not interfere with or disrupt our business activities, including soliciting our customers or personnel.
   SERP agreements
     The SERP agreements we have entered into with each of Messrs. Laikin, Howell and Fivel do not provide an enhanced or reduced benefit based on the circumstances regarding termination, except that (a) if such person is fired for cause, he may not receive any payments under the SERP agreement until he has reached age 62 and (b) there is no survivor benefit in the event that termination results from the executive’s death.
OTHER INFORMATION RELATING TO OUR
DIRECTORS AND EXECUTIVE OFFICERS AND RELATED STOCKHOLDER MATTERS
Voting security ownership of certain beneficial owners and management
     See the section entitled “Voting Security Ownership of Certain Beneficial Owners and Management of Brightpoint (Pre- and Post-Acquisition)” commencing on page 103 of this proxy statement.
Equity compensation plans in effect at December 31, 2006
     The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006:

		Weighted-	Number of securities
	Number of	average exercise	remaining available for
	securities to be	price of	issuance under equity
	issued upon exercise	outstanding	compensation plans,
	of outstanding	options and	excluding securities
	options and rights	rights	reflected in column (a)
Plan category	(a)	(b)	(c)
Amended and Restated Independent Director Stock Compensation Plan (approved by shareholders) (1)	—	—	2,211,789

Equity compensation plans approved by shareholders: (2004 Long-Term Incentive Plan and 1994 Stock Option Plan) (2)	612,696	$6.83	1,973,544

Equity compensation plans not approved by shareholders: (1996 Stock Option Plan) (3)	546,415	$6.55	—

Total	1,159,111	$6.70	4,185,333

(1)	2,211,789 shares of restricted stock remain eligible for grant, as initial, annual or elective awards pursuant to the terms of our Director Stock Compensation Plan.

(2)	Our 1994 Stock Option Plan has 226,126 options outstanding with an average exercise price of $6.07 a share. There are no remaining shares available for issue under the 1994 Stock Option Plan. The 2004 Long-Term Incentive Plan has 612,130 restricted stock units issued, which were granted as “other stock based awards” under that plan. In addition, the 2004 Long-Term Incentive Plan has 386,570 options outstanding with an average exercise price of $7.27 per share. There are 1,973,544 shares available for issuance under the 2004 Long-Term Incentive Plan. Under the 2004 Long-Term Incentive Plan, we may issue stock options, performance units, restricted shares, deferred stock and other stock-based awards.

(3)	Represents the aggregate number of shares of common stock issuable upon exercise of arrangements with option holders granted under our 1996 Stock Option Plan. There are no remaining shares available for issuance under our 1996 Stock Option Plan. These options are five to ten years in duration, expire at various dates between April 30, 2007 and February 7, 2010, contain anti-dilution provisions providing for adjustments of the exercise price under certain circumstances and have termination provisions similar to options granted under shareholder approved plans.
Compensation committee interlocks and insider participation
     During the fiscal year ended December 31, 2006, our board of directors, which includes Mr. Laikin, neither modified nor rejected any recommendations of the compensation committee. Also during the fiscal year ended December 31, 2006, none of our executive officers served on the board of directors or the compensation committee of any other company any of whose executive officers serve on either our board or our compensation committee.
Transactions with related persons
     We utilize the services of a third party for the purchase of corporate gifts, promotional items and standard personalized stationery. Mrs. Judy Laikin, the mother of Robert J. Laikin, our chief executive officer, was the owner of this third party until June 1, 2000 and is currently an independent consultant to this third party. We purchased approximately $95,000 and $108,298 of services and products from this third party during 2006 and 2005, respectively. These purchases were subject to review and authorization by the audit committee; and we believe that these purchases were made on terms no less favorable to us than we could have obtained from an unrelated party.
     During the fiscal years ended December 31, 2006 and 2005, we paid to an insurance brokerage firm, for which the father of Robert J. Laikin acts as an independent insurance broker, $205,000 each year in service fees. In addition, we pay certain insurance premiums to the insurance brokerage firm, which premiums were forwarded to our insurance carriers. These purchases were subject to review and authorization by the audit committee; and we believe these services were purchased on terms no less favorable to us than we could have obtained from an unrelated party.
     Through February 2006, we utilized the services of a third-party staffing agency for our North American temporary labor needs that was owned in part by the brother-in-law of Anthony W. Boor, our chief financial officer. During February 2006, this staffing agency was sold by its former owners to an unrelated third-party. We paid approximately $1.7 million, $6.6 million and $2.4 million to this staffing agency during 2006, 2005 and 2004, respectively. These purchases were subject to review and authorization by the audit committee; and we believe such payments were made on terms no less favorable to us than we could have obtained from an unrelated party.
     Our articles of incorporation and by-laws provide that we indemnify our officers and directors to the extent permitted by law. In connection therewith, we entered into indemnification agreements with our executive officers and directors. In accordance with the terms of these agreements we have reimbursed certain of our former executive officers and intend to reimburse our officers and directors for their legal fees and expenses incurred in connection with certain pending litigation and regulatory matters. We did not make any such reimbursement payments during 2006.
Review, approval or ratification of transactions with related persons
     Pursuant to our Code of Business Conduct, all of our officers and directors who have family members or friends that are seeking to supply goods or services to Brightpoint are required to notify our general counsel, who will review the proposed transaction and notify the audit committee of our board of directors for review and action as he sees fit, including, if necessary, approval by our board of the proposed transaction.

Section 16(a) beneficial ownership reporting compliance
     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us with respect to our most recent fiscal year, we believe that, except for (i) a Form 4 filed by Paul Ringrose, the chief financial officer of our Asia Pacific division regarding the exercise of 27,363 options on February 14, 2006, which was filed on February 27, 2006, (ii) a Form 4 filed by J. Mark Howell, our president, regarding the exercise and sale of 38,411 options on April 3, 2006, which was filed on April 6, 2006, (iii) a Form 4 filed by Stephen H. Simon, one of our independent directors, regarding the award of 1,158 shares of restricted stock on June 15, 2006, which was filed on June 26, 2006, and (iv) a Form 4 filed by Marisa E. Pratt, one of our independent directors regarding the sale of 3,000 shares of common stock on September 11, 2006, which was filed on September 19, 2006, all required reports were filed on a timely basis.

THE DANGAARD TELECOM ACQUISITION
     In addition to the election of directors and other general corporate matters that will be addressed and voted upon at this year’s annual meeting of shareholders, Brightpoint shareholders will be asked to consider and vote upon two proposals relating to our pending acquisition of Dangaard Telecom: our proposed issuance of common stock as partial consideration for our acquisition of all of the capital stock of Dangaard Telecom from its sole shareholder, Dangaard Holding (see Proposal 2 commencing on page 108), and our proposed appointment of three of Dangaard Holding’s designees to our board of directors upon the consummation of the acquisition (see Proposal 3 commencing on page 111), each of which is a condition in the purchase agreement to the closing of the acquisition. This means that holders of a majority of the shares represented at this year’s annual meeting must vote “FOR” each of Proposal 2 and Proposal 3 in order for the acquisition to be consummated on the terms set forth in the purchase agreement. Your board of directors unanimously recommends that you vote “FOR” each of such proposals.
     Set forth below is a discussion of the acquisition, including a description of the terms and conditions of the purchase agreement. You should review this section carefully in connection with your consideration of each of Proposal 2 and Proposal 3.
General description of the acquisition
     We have reached a definitive agreement with Dangaard Holding A/S for us to acquire all of the capital stock of Dangaard Telecom A/S from Dangaard Holding. When the acquisition is completed, Dangaard Telecom will become our wholly-owned subsidiary. In consideration for the capital stock of Dangaard Telecom, we will pay Dangaard Holding $100,000 in cash and issue it 30,000,000 shares of our common stock. In addition, by acquiring all of the capital stock of Dangaard Telecom, we will also be assuming all of its assets and liabilities as of the closing of the acquisition. As of May 31, 2007, Dangaard Telecom had approximately $347 million in outstanding debt. For a discussion regarding Dangaard Telecom’s operations and financial condition, see the section entitled “Information About Dangaard Telecom A/S” commencing on page 83 and the financial statements of Dangaard Telecom attached to, and included in, this proxy statement as Annex C.
Background of the acquisition
     On June 27, 2001, we approached Dangaard Telecom regarding our possible acquisition of Dangaard Telecom, and authorized representatives of our two companies entered into a nondisclosure and confidentiality agreement. Between June 2001 and mid-2003, discussions continued between us on an intermittent basis, but no agreement in principle could be reached and discussions were discontinued.
     In August 2006, we contacted Dangaard Holding regarding our possible acquisition of Dangaard Telecom and extended the term of our existing nondisclosure and confidentiality agreement from 2001. Thereafter, representatives of our company spoke with representatives of Dangaard Holding and sought to agree on the strategic merits of a potential acquisition by us of Dangaard Telecom. On August 10, 2006, we agreed upon a preliminary timeline with respect to such a potential transaction.
     On August 21, 2006, we engaged Deutsche Bank to act as our financial advisor in connection with our possible acquisition of Dangaard Telecom and, shortly thereafter, we exchanged preliminary financial information with Dangaard Holding. On August 23, 2006, Robert Laikin and a representative of Deutsche Bank met with Christian Dyvig and Michael Haaning, each a representative of Dangaard Holding, in Copenhagen, Denmark to discuss the terms of our possible acquisition of Dangaard Telecom.
     Thereafter, discussions continued via telephone and email correspondence between Messrs. Laikin and Dyvig and, on September 8, 2006, Messrs. Laikin, Howell, Boor and Fivel, and other members of our management team, met with Messrs. Dyvig, Haaning and Milland in Indianapolis, Indiana, with representatives of Deutsche Bank present, for a site visit and to discuss valuation. An agreement in principle could not be reached at that time and discussions were discontinued.
     On October 31, 2006, we once again renewed our discussions with Dangaard Holding regarding our possible acquisition of Dangaard Telecom. Subsequent to this meeting, our respective legal counsels exchanged the first draft of a definitive purchase agreement with respect to the acquisition. On November 16, 2006, a working group consisting of representatives of each of our company and Dangaard Telecom, our respective legal counsels and representatives of Deutsche Bank met in New York to discuss the key issues in the draft purchase agreement. Shortly thereafter, members of the working group met in Indianapolis, Indiana to discuss the due diligence review to be entered into for each of our two companies. Between November 17, 2006 and November 29, 2006, our representatives and those of Dangaard Telecom each made visits to the other party’s sites throughout Europe, the Americas, Asia and Australia as part of the due diligence process. On November 29, 2006, a virtual due diligence data site was opened to each party.
     Between December 1, 2006 and December 20, 2006, our respective legal counsels exchanged additional drafts of the purchase agreement and the related ancillary agreements, including the shareholder agreement and registration rights agreement. We also continued to discuss with each other, throughout such time period, the general terms of the acquisition, compliance with certain European tax regulations, material open issues in the agreements and the timeline of the acquisition.
     Discussions broke off over the holidays. On January 16, 2007, we held a conference call with Dangaard Holding, Morgan Stanley (on behalf of Dangaard Holding), and representatives from Deutsche Bank and our respective legal counsels to discuss the terms of the shareholder agreement and registration rights agreement. Our legal counsels continued to exchange drafts of the purchase agreement and related ancillary agreements.
     Between January 29, 2007 and February 2, 2007, we, along with representatives from Deutsche Bank, met with representatives of Dangaard Telecom and Dangaard Holding in Frankfurt, Germany to continue due diligence and to conduct a question and answer session. During this time, we met with our lender, Bank of America, N.A., and Dangaard Telecom’s lender, Nordea Bank Danmark A/S, along with representatives from Dangaard Holding and Deutsche Bank and our and Dangaard Telecom’s respective legal counsels to discuss the pro forma capital structure of our combined company following our proposed acquisition of Dangaard Telecom.
     On February 9, 2007, our board of directors held a meeting to discuss the potential acquisition. During this meeting, representatives of Deutsche Bank reviewed for the board Deutsche Bank’s financial analysis of the potential transaction. The board was also provided with other information related to the acquisition, including a summary of the draft purchase agreement and related agreements prepared by and presented by members of our legal counsel and summaries of the negotiation process and the business, financial and tax due diligence findings made by our management with respect to Dangaard Telecom presented by Messrs. Fivel and Boor. Between February 9, 2007 and February 12, 2007, discussions continued among the members of our board and between the parties with respect to the agreements and with respect to estimated potential acquisition-related synergies.
     On February 16, 2007, our board of directors held another meeting, during which it considered a detailed review and summary of the terms and conditions of the potential acquisition. At that meeting, representatives of Deutsche Bank delivered to the board an oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the acquisition consideration to be paid by us in the acquisition transaction was fair, from a financial point of view, to Brightpoint.
     Following the foregoing discussions and presentations, on February 16, 2007, our board of directors unanimously determined that the acquisition was fair to, and in the best interests of, Brightpoint and our shareholders, and declared the acquisition to be advisable.
     On February 19, 2007, we entered into the definitive purchase agreement with Dangaard Holding with respect to the acquisition, and, before the opening of trading on February 20, 2007, we issued a joint press release with Dangaard Holding in which we announced our execution of such agreement. For more information on the definitive purchase agreement, see the section below entitled “–Material terms of the purchase agreement” commencing on page 68 and the full text of such agreement, including the exhibits thereto, attached to, and included in, this proxy statement as Annex A.

Reasons for the acquisition
   Factors considered
     Our board of directors has determined that the terms of the purchase agreement, including our issuance of common stock in the acquisition and addition of Dangaard Holding’s designees to our board, each as outlined in and under the circumstances set forth in the purchase agreement, are in our and our shareholders’ best interests. In arriving at its determination, the board consulted with our management, as well as our legal counsel, accountants and advisors, and gave significant consideration to a number of factors bearing on its decision. The following were the material factors that were considered by our board of directors:
•	information concerning our and Dangaard Telecom’s respective businesses, prospects, business plans, financial performance and condition, results of operations, technology and competitive positions;

•	the compatibility of our business with that of Dangaard Telecom;

•	the extensive due diligence investigation conducted by our management;

•	the fact that, combined, our two companies handled more than 64 million handsets in 2006, or more than 6% of global handset shipments, and, as depicted in the unaudited pro forma condensed consolidated financial statements attached hereto as Annex D, we had combined pro forma revenues of approximately $4.6 billion in 2006 and provided wireless handset distribution and logistic services to an aggregate of approximately 35,000 customers in 25 countries;

•	the terms of the purchase agreement, including the amount of the consideration and its structure; · the fairness of the transaction to our shareholders;

•	the oral opinion, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the acquisition consideration to be paid by us in the acquisition transaction was fair, from a financial point of view, to Brightpoint;

•	the fact that Dangaard Telecom’s commitment would not be contingent on its conducting, or the outcome of, a lengthy shareholder approval process as it is a private company with only one shareholder; and

•	current financial market conditions.
     Our board of directors also considered the following potentially negative factors in assessing the advisability of the acquisition:
•	the risk that the potential benefits sought in the acquisition might not be fully realized;

•	the ownership dilution to our existing shareholders;

•	the significant additional debt that would be added to our balance sheet as a result of our assumption of Dangaard Telecom’s outstanding indebtedness;

•	the potential negative effect on our stock price associated with public announcement of the potential acquisition;

•	the potential negative effect on our stock price if our revenue, earnings and cash flow expectations following the acquisition are not met;

•	the potential dilutive effect on our common stock price if revenue and earnings expectations for Dangaard Telecom’s operations are not met;

•	the increased risks associated with management of the combined operations of our company and Dangaard Telecom; and

•	the other risks and uncertainties discussed in this proxy statement in the section entitled “Risk Factors Relating to the Dangaard Telecom Acquisition.”
   Conclusions reached
     After taking into account all of the factors set forth above, the members of our board of directors concluded that the purchase agreement and the related acquisition of Dangaard Telecom were advisable and in our and our shareholders’ best interests and that we should proceed with the acquisition. Our board of directors believes that the acquisition will enhance our long-term shareholder value by:
•	positioning us, the leading player in North America, and Dangaard Telecom, the leading player in Europe, to together deliver the industry’s most extensive distribution and logistic services network in the world;

•	expanding our marketing, sales and distribution capabilities;

•	increasing our presence in Europe where we currently lack critical mass;

•	resulting in established relationships with all major original equipment manufacturers, or OEMs, and other suppliers;

•	resulting in a strong platform for the development of new services and business models that can be offered to our business partners around the world;

•	providing us with economies of scale as a purchaser and distributor of wireless devices in multiple markets;

•	enhancing our operating efficiencies through consolidation activities;

•	expanding and benefiting our senior management team by giving us the current executive management team of Dangaard Telecom, including one as an executive officer of Brightpoint and two to head our European division out of the current headquarters of Dangaard Telecom in Denmark; and

•	providing the combined company with strong cross-selling opportunities to each company’s existing customers and an expanded portfolio of products and services to offer, as both companies have developed a range of complimentary products and services within the areas of logistic solutions, smartphones and mobile device enhancement, with relatively little geographic and customer overlap.
     In addition, the board factored into its determination its beliefs that:
•	while no assurances can be given, it is likely that the acquisition could be completed and that the business and financial benefits contemplated in connection with the acquisition could be achieved within a reasonable time frame; and

•	the cost of the acquisition in financial terms represents a reasonable investment by us in furthering our business strategy.
     We do not intend this discussion of the information and factors considered by our board of directors to be exhaustive, although this discussion does include all material factors considered by the board. In reaching its determination to approve the purchase agreement, our board of directors did not assign any relative or specific weights to the factors considered, and individual directors might have weighed factors differently. In addition, there can be no assurance that the potential synergies, opportunities or other benefits considered by our board of directors will be achieved by the completion of the contemplated acquisition or the incorporation of Dangaard Telecom’s business into our current business. See “Risk Factors Relating to the Dangaard Telecom Acquisition” commencing on page 77.

Effect on our existing shareholders
     Following the acquisition, we will own all of the capital stock of Dangaard Telecom, making it our wholly-owned subsidiary. As a result, we will also indirectly own all of Dangaard Telecom’s assets and liabilities. Each share of Brightpoint common stock currently outstanding will remain outstanding and holders of Brightpoint common stock will continue to hold the shares that they currently own. However, because we will be issuing an additional 30,000,000 shares to Dangaard Holding in partial consideration for all of the capital stock of Dangaard Telecom, upon the consummation of the acquisition each share of existing Brightpoint common stock will represent a smaller ownership percentage of a larger company.
Opinion of Deutsche Bank, financial advisor to Brightpoint
   General
     Deutsche Bank has acted as our financial advisor in connection with the acquisition transaction. At the February 16, 2007 meeting of our board of directors, Deutsche Bank delivered its oral opinion to our board of directors, subsequently confirmed in writing as of the same date, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the acquisition consideration to be paid by us in the acquisition transaction was fair, from a financial point of view, to Brightpoint.
     The full text of Deutsche Bank’s written opinion, dated February 16, 2007, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the Deutsche Bank opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.
     In connection with Deutsche Bank’s role as our financial advisor, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial and other information concerning both our company and Dangaard Telecom and certain internal analyses and other information furnished to it by Dangaard Telecom, Dangaard Holding and certain of its affiliates, collectively referred to in this section as Dangaard Holding, and us. Deutsche Bank also held discussions with the members of the senior managements of Dangaard Telecom, Dangaard Holding and our company regarding the businesses and prospects of each of Dangaard Telecom and our company and the joint prospects of Dangaard Telecom and our company. In addition, Deutsche Bank:
•	compared certain financial information for Dangaard Telecom with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations;

•	reviewed the terms of the February 15, 2007 draft purchase agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.
     In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning us or Dangaard Telecom, including, without limitation, any financial information, forecasts, estimated synergies or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of our company or Dangaard Telecom. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies and financial synergies expected by us and Dangaard Telecom to be achieved as a result of the acquisition transaction, referred to collectively as the estimated synergies, made available to Deutsche Bank and used in its analysis, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of our management and the managements of each of Dangaard Telecom and Dangaard Holding, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche

Bank expressed no view as to the reasonableness of such forecasts and projections, including the estimated synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.
     For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:
•	the definitive version of the purchase agreement, and certain related documents, would, in no respect material to its analysis, differ from the February 15, 2007 draft purchase agreement and certain related documents;

•	the representations and warranties of Brightpoint and Dangaard Holding contained in the purchase agreement as of the date of its written opinion are true and correct;

•	Brightpoint, Dangaard Telecom, Dangaard Holding and Nordic Capital Fund VI, referred to in this section as Nordic Capital, will each perform all of the covenants and agreements to be performed by it under the purchase agreement as of the date of its written opinion;

•	all conditions to the obligations of each of Brightpoint and Dangaard Holding to consummate the acquisition transaction will be satisfied without any waiver thereof;

•	all material governmental, regulatory or other approvals and consents required in connection with the consummation of the acquisition transaction will be obtained; and

•	in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Brightpoint, Dangaard Telecom, Dangaard Holding or Nordic is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Brightpoint or Dangaard Telecom or materially reduce the contemplated benefits of the acquisition transaction to Brightpoint.
     In addition, our board of directors informed Deutsche Bank, and Deutsche Bank assumed, that the acquisition transaction will be tax-free to each of Brightpoint and Dangaard Holding.
   Deutsche Bank’s financial analysis
     Set forth below is a summary of the material financial analyses performed by Deutsche Bank in connection with its opinion and reviewed with our board of directors at its meeting on February 16, 2007.
     For each analysis set forth below, with the exception of Deutsche Bank’s “discounted cash flow” and “accretion/(dilution)” analyses, to arrive at the implied equity value for Dangaard Telecom, Deutsche Bank adjusted Dangaard Telecom’s implied enterprise value by Dangaard Telecom’s average net debt for the year ended December 31, 2006. Due to the seasonal nature of Dangaard Telecom’s working capital requirements and the associated fluctuations in Dangaard Telecom’s debt balance, Deutsche Bank believes that an average net debt balance based on Dangaard Telecom’s net debt for the four quarters of calendar year 2006, versus Dangaard Telecom’s seasonally high net debt balance at December 31, 2006, is a more appropriate representation of Dangaard Telecom’s ongoing capital structure.
     Contribution analysis
     Deutsche Bank reviewed the relative contributions of Dangaard Telecom and Brightpoint to the pro forma income statement of the combined company, based on Dangaard Telecom and Brightpoint’s respective management’s estimates. Based upon earnings before interest and taxes, referred to as EBIT, and net income for the calendar years 2006 and 2007 for each of Dangaard Telecom and Brightpoint, this analysis showed that on a pro forma combined basis (excluding (i) synergies, (ii) amortization of identifiable intangibles, and (iii) non-recurring expenses relating to the acquisition transaction), the implied equity value of Dangaard Telecom was:

Dangaard Telecom implied
equity value
($ in millions)
EBIT:
Calendar year 2006	$305
Calendar year 2007	$276
Net Income:
Calendar year 2006	$342
Calendar year 2007	$452
     Deutsche Bank observed that the acquisition consideration used for purposes of its analysis, $309 million, was within the range of the minimum and maximum implied equity values for Dangaard Telecom of $276 million to $452 million.
     Selected companies analysis
     Deutsche Bank compared certain financial information and commonly used valuation measurements for Dangaard Telecom to corresponding information and measurements for a group of nine publicly traded companies in the distribution industry. The publicly traded distribution companies reviewed, which are referred to as the selected companies, consisted of:
•	Arrow Electronics, Inc.

•	Avnet, Inc.

•	Bell Microproducts Inc.

•	Brightpoint, Inc.

•	CDW Corporation

•	Ingram Micro Inc.

•	InfoSonics Corporation

•	Tech Data Corporation

•	TESSCO Technologies Incorporated
     The financial information and valuation measurements reviewed by Deutsche Bank included:
•	common equity market valuation;

•	operating performance;

•	ratios of common equity market value as adjusted for debt and cash, referred to as enterprise value, to EBIT; and

•	ratios of common equity market prices per share to earnings per share, referred to as P/E.
     To calculate the trading multiples for the selected companies, Deutsche Bank used publicly available information concerning historical and estimated future financial performance, including published historical financial information and earnings estimates reported by equity research analysts. In addition, Deutsche Bank calculated trading multiples for Brightpoint using financial information based on internal estimates provided by Brightpoint’s management.

     Based on stock prices as of the close of business on February 14, 2007, the results of Deutsche Bank’s calculations were as follows:

					Range of
	Reference range of				Dangaard Telecom’s
	multiples				implied equity value
	Low		High		Low	High
					($ in millions)
Enterprise Value/EBIT:
Calendar year 2006	10.0	x	12.0	x	$274	$383
Calendar year 2007	8.0		10.0		220	342
Calendar year 2008	7.0		8.5		250	362
P/E:
Calendar year 2006	14.0		19.0		316	429
Calendar year 2007	12.0		15.0		380	475
Calendar year 2008	10.0		13.0		422	549
     Deutsche Bank observed that the acquisition consideration used for purposes of its analysis, $309 million, was below or within the range of implied equity values of Dangaard Telecom based upon the reference ranges selected by Deutsche Bank of enterprise value/EBIT and P/E multiples for each of calendar year 2006, 2007 and 2008 of the selected companies.
     None of the selected companies is identical to Dangaard Telecom. Accordingly, Deutsche Bank did not view its selected company analysis as solely mathematical. Rather, the analysis involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.
     Selected transactions analysis
     Deutsche Bank reviewed the financial terms, to the extent publicly available, of eight pending or completed merger and acquisition transactions involving acquired companies in the distribution industry. The transactions reviewed, which are referred to as the selected transactions, were:

Announcement
Date	Acquirer	Target
01/02/07	Arrow Electronics Inc.	Agilysys KeyLink Systems Group
04/26/05	Avnet, Inc.	Memec Group Holdings Ltd.
09/27/04	Ingram Micro Inc.	Tech Pacific Holdings Ltd.
03/22/01	Avnet, Inc.	Kent Electronics Corp.
06/28/99	Avnet, Inc.	Marshall Industries
04/14/98	Tech Data Corporation	Computer 2000 AG
09/21/94	Arrow Electronics Inc.	Anthem Electronics Inc.
04/20/93	Avnet, Inc.	Hall-Mark Electronics Corp.
     Deutsche Bank calculated financial multiples based on certain publicly available information for each of the selected transactions and compared them to corresponding financial multiples for the acquisition transaction. Using multiples of enterprise value to the last twelve-month, referred to as LTM, EBIT for the target companies, Deutsche Bank selected a reference range of 10.5x to 12.5x, which corresponds to a range of implied equity values for Dangaard Telecom of $301 million to $410 million.
     Deutsche Bank observed that the acquisition consideration used for purposes of its analysis, $309 million, was within the range of implied equity values of Dangaard Telecom based upon the reference range of enterprise value/LTM EBIT multiples for the selected transactions.

     All multiples for the selected transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market or other conditions during the periods during which the selected transactions occurred. Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were diverse, and due to the inherent differences between the operations and financial conditions of Dangaard Telecom and the companies involved in the selected transactions, Deutsche Bank did not view its selected transactions analysis as solely mathematical. Rather, the analysis involved complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of the selected transactions and the acquisition transaction that could affect the value of the acquired companies and businesses, on the one hand, and Dangaard Telecom and its business, on the other hand.
     Discounted cash flow analysis
     Deutsche Bank performed a discounted cash flow analysis for Dangaard Telecom. Deutsche Bank calculated the discounted cash flow values for Dangaard Telecom as the sum of the net present values of:
•	the estimated future cash flow that Dangaard Telecom will generate for the second half of calendar year 2007 through the full calendar year 2011, plus

•	the estimated terminal value of Dangaard Telecom at the end of such period.
     The estimated future cash flows were based on the financial estimates prepared by Dangaard Telecom’s management. The estimated terminal values of Dangaard Telecom were calculated based on estimated EBIT for calendar year 2011 and a range of multiples of 9.0x to 11.0x. Deutsche Bank used discount rates ranging from 11.0% to 13.0%, based on its judgment of the estimated weighted average cost of capital of Dangaard Telecom, and used such multiples based on its review of the trading characteristics of the common stock of the selected companies. This analysis indicated a range of implied equity values of $290 million to $472 million. Including the impact of synergies, integration costs and other acquisition transaction related costs, as estimated by both Brightpoint and Dangaard Telecom’s management, the analysis indicated a range of equity values of $345 million to $538 million.
     Deutsche Bank observed that the acquisition consideration used for purposes of its analysis, $309 million, was within the range of implied equity values of Dangaard Telecom based upon the discounted cash flow analysis excluding the effect of synergies and below the range of implied equity values of Dangaard Telecom based upon the discounted cash flow analysis including the effect of synergies.
     Accretion/(dilution) analysis
     Deutsche Bank reviewed the pro forma accretion/(dilution) impact on the earnings per share, or EPS, of Brightpoint for the third and fourth quarters of calendar year 2007 and the full calendar year 2008. Deutsche Bank based its analysis on, among other things:
•	estimates of net income, earnings per share and weighted average number of outstanding shares provided by Brightpoint’s management; and

•	estimates of net income of Dangaard Telecom provided by Dangaard Telecom’s management.
     For the purposes of this analysis, Deutsche Bank excluded the impact of any potential synergies and certain transaction related expenses, with the exception of estimated amortization of identifiable intangibles resulting from excess purchase price, referred to as the estimated intangible amortization. Based on this analysis, Deutsche Bank observed:

	EPS accretion/(dilution)
	Third quarter	Fourth quarter	Calendar year
	2007	2007	2008
Excluding estimated intangible amortization	(3.4%)	8.6%	26.6%
Including estimated intangible amortization	(23.7%)	(2.9%)	7.5%

   Other considerations
     The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to our board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analysis.
     In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to our board of directors as to the fairness to Brightpoint of the acquisition consideration and does not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by our management and the management of Dangaard Telecom and Dangaard Holding with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Brightpoint, Dangaard Telecom or our respective advisors. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Brightpoint, Dangaard Telecom or our respective advisors, neither we nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
     The terms of the acquisition transaction were determined through negotiations between us and Dangaard Telecom and Dangaard Holding and were approved by our board of directors. Although Deutsche Bank provided advice to our board during the course of these negotiations, the decision to enter into the acquisition transaction was solely that of our board of directors. As described above, the opinion and presentation of Deutsche Bank to our board of directors were only one of a number of factors taken into consideration by our board in making its determination to approve the acquisition transaction. Deutsche Bank’s opinion was provided to our board of directors to assist it in connection with its consideration of the acquisition transaction and does not constitute a recommendation to any holder of our common stock as to how to vote with respect to any matters relating to the acquisition transaction.
     Deutsche Bank’s opinion does not in any manner address the prices or the range of prices at which shares of our common stock will trade at any time following the announcement of the acquisition transaction or as to the price or range of prices at which our common stock may trade subsequent to the completion of the acquisition transaction. Deutsche Bank assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof.
   Fees payable to Deutsche Bank
     We selected Deutsche Bank as financial advisor in connection with the acquisition transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Our board of directors has retained Deutsche Bank pursuant to a letter agreement dated August 21, 2006, referred to as the engagement letter. As compensation for Deutsche Bank’s services in connection with the acquisition transaction, we have paid Deutsche Bank a cash fee of $1,000,000 and have agreed to pay it an additional cash fee of $3,700,000 if the acquisition transaction is consummated. Regardless of whether the acquisition transaction is consummated, we have agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the acquisition transaction or otherwise arising out of the retention of Deutsche Bank under the engagement letter. We have also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the acquisition transaction.

   About Deutsche Bank
     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG, which, together with its affiliates is referred to as, the DB Group. The DB Group, through one or more of its members, has provided, and may in the future provide, investment banking or other financial services to Brightpoint, Nordic Capital and/or our respective affiliates for which it has received, or may receive, compensation. This includes acting as the financial advisor to our board of directors in connection with our acquisition of CellStar Corporation, which closed on March 30, 2007, acting as a lender under our credit facility, which closed on February 16, 2007 and which subsequently has been, and may from time to time in the future be, amended, and acting as the financial advisor to the board of directors of Nordic Capital in connection with Nordic Capital’s joint cash offer for Capio AB, which closed in November 2006. In the ordinary course of business, members of the DB Group may actively trade in our securities and other instruments and obligations for their own accounts or for the accounts of their customers and, accordingly, may from time to time hold a long or short position in such securities, instruments and obligations.
Interests of certain persons in matters to be acted upon
     In considering the board of directors’ recommendations that you vote in favor of our issuance of 30,000,000 shares of common stock to Dangaard Holding in accordance with the terms of the purchase agreement and our appointment of three of Dangaard Holding’s designees to our board of directors upon the consummation of the acquisition, you should be aware that none of the directors, officers and other employees of Brightpoint will receive benefits from the acquisition in addition to any benefits they may receive as shareholders of Brightpoint.
     In addition, each of our executive officers has irrevocably waived any rights he may have under his employment agreement with us with respect to “change of control” benefits or payments arising from our acquisition of Dangaard Telecom, including, but not limited to, severance payments, acceleration of stock options and the lifting of restrictions on other stock based awards. For more information regarding our employment agreements with our executives, see the section in this proxy statement entitled “Executive Officers – Employment agreements with named executive officers.”
No appraisal or dissenters’ rights for Brightpoint shareholders
     Under Indiana law, holders of Brightpoint common stock are not entitled to dissenters’ rights or appraisal rights in connection with the acquisition.
Tax matters
     Our acquisition of all of the capital stock of Dangaard Telecom in exchange for cash and shares of our common stock will constitute a taxable transaction for U.S. federal income tax purposes, and will not be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. We will not recognize any gain or loss as a result of our payment of 30,000,000 shares of our common stock and $100,000 in cash in exchange for all of the capital stock of Dangaard Telecom.
     Dangaard Holding has received a ruling from the Danish Tax and Customs Administration, referred to as the DTCA, that the exchange of all of the capital stock of Dangaard Telecom for the shares of our common stock in the acquisition will be exempt from the Danish Capital Gains Tax. The ruling, referred to as the Danish Tax Order, is conditioned on the fact that the capital stock of Dangaard Telecom that we acquire will not be transferred by us other than to certain of our affiliates at any time prior to the day after June 13, 2009. If we transfer the Dangaard Telecom shares other than to certain of our affiliates prior to June 14, 2009, Dangaard Holding will be required to notify the DTCA and the DTCA will have the right to rescind its prior ruling and find that Dangaard Holding will be subject to the Danish Capital Gains Tax as a result of the acquisition.
     We have agreed in the purchase agreement to comply with the notification conditions of the Danish Tax Order and not to take any actions with respect to Dangaard Telecom’s stock without first notifying Dangaard Holding and the DTCA of the proposed transaction, obtaining written confirmation from the DTCA that the transaction will not violate the Danish Tax Order and, if conditions are imposed by the DTCA, both complying with such conditions and obtaining the written consent of Dangaard Holding if such conditions adversely affect Dangaard Holding or its shareholders. We will be required to indemnify Dangaard Holding under the terms of the purchase agreement for any losses arising out of, or caused by, our breach of this covenant.
Accounting treatment
     The acquisition will be accounted for under the purchase method of accounting. Accordingly, under generally accepted accounting principles, the acquired assets and assumed liabilities of Dangaard Telecom will be recorded on our books at their fair values at the date the acquisition is completed. Any excess of the value of the consideration paid by us at the date the acquisition is completed over the fair value of the identifiable tangible and intangible assets of Dangaard Telecom will be treated as excess of purchase price over the fair value of net assets acquired (commonly known as goodwill). See “Selected Unaudited Pro Forma Condensed Consolidated Financial Data of Brightpoint (Post-Acquisition)” on page 101 and the unaudited pro forma condensed consolidated financial statements attached to, and included in, this proxy statement as Annex D.
     In July 2001, the Financial Accounting Standards Board issued of SFAS No. 141, “Business Combinations” and SFAS 142, “Goodwill and Other Intangible Assets.” These standards require that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. In addition, all intangible assets acquired that are obtained through contractual or legal right, or are capable of being separately sold, transferred, licensed, rented or exchanged, are to be recognized as an asset apart from goodwill and be amortized to expense over their estimated useful lives. Goodwill and intangibles with indefinite lives will no longer be subject to amortization, but will be subject to at least an annual assessment for impairment by applying a fair value based test.
Regulatory filings and approvals
     We do not believe that any material U.S. federal or state regulatory approvals filings or notices are required by us in connection with the acquisition, except for the HSR filing and the filing of this proxy statement with the SEC. The Federal Trade Commission and the Department of Justice granted early termination of the HSR waiting period for our transaction effective April 4, 2007. In addition, we have made required regulatory filings with respect to our proposed acquisition of Dangaard Telecom in each of Austria, Germany, Norway and Sweden and received favorable resolution of those filings.
Estimated fees and expenses of the acquisition
     Whether or not the acquisition is completed, generally, we will pay our costs and expenses, and Dangaard Telecom will pay both its costs and expenses and those of Dangaard Holding, incurred in connection with the purchase agreement and the related transactions; provided, however, that Dangaard Holding will pay for all consulting, investment banking and financial advisory fees incurred by either Dangaard Telecom or Dangaard Holding. Under certain circumstances described below in the section entitled “–Material terms of the purchase agreement – expenses,” we could be required to pay up to $3.0 million of Dangaard Telecom’s expenses and, under certain circumstances described below in the section entitled “–Material terms of the purchase agreement – Break-up fee under certain circumstances,” we could be required to pay Dangaard Telecom a break-up fee of $15.0 million or Dangaard Telecom could be required to pay us a break-up fee of $15.0 million.

     The estimated total fees and expenses to be incurred by us and Dangaard Telecom (including those incurred by Dangaard Holding that are to be paid by Dangaard Telecom but not including those of Dangaard Telecom that are to be paid by Dangaard Holding) in connection with the acquisition are approximately as follows (all of which amounts are based on estimates available to us or to Dangaard Telecom, as the case may be, as of the date of this proxy statement and remain subject to change):

Description	Brightpoint	Dangaard Telecom
Advisory fees and expenses	$4,815,000	$0
Legal fees and expenses	$1,300,000	$1,200,000
Proxy solicitor fees and expenses	$20,000	$0
Audit and accounting fees and expenses	$1,000,000	$1,700,000
Hart-Scott-Rodino and other regulatory filing fees	$14,250	$125,000
Printing and mailing costs	$268,000	$0
Fees and expenses associated with required bank refinancings	$2,500,000	$0
Miscellaneous expenses	$200,000	$200,000
Financing
     In connection with the acquisition, we intend to enter into an amendment to our existing credit agreement with Bank of America N.A. to provide for $250,000 million in new term loan financing and increase the amount of our current revolver by $60 million, thereby increasing our total borrowing capacity under this credit facility to $550 million, and to use proceeds therefrom to refinance some or all of Dangaard Telecom’s obligations under its existing credit facilities.
Material terms of the purchase agreement
     The following is a brief summary of the material terms of the purchase agreement. This summary is qualified in its entirety by reference to the purchase agreement which is attached to, and included in, this proxy statement as Annex A. You are urged to read the purchase agreement, including all of its exhibits, carefully.
   Acquisition consideration
     In connection with the acquisition, in exchange for all of the outstanding shares of Dangaard Telecom, we will issue to Dangaard Holding an aggregate of 30,000,000 shares of our common stock and pay it $100,000 in cash, collectively referred to as the acquisition consideration.
   Treatment of Dangaard Telecom stock options and warrants
     We will not assume any stock options or warrants of Dangaard Telecom in connection with the acquisition. Pursuant to the purchase agreement, all options, warrants and other rights of any nature, if any, to purchase equity in Dangaard Telecom A/S or any of its subsidiaries will be terminated and/or cancelled prior to the closing of the acquisition and have no further force or effect. However, Dangaard Norway AS, a wholly-owned subsidiary of Dangaard Telecom A/S, has two subsidiaries, Mobitel Norway AS and Mobi Norway AS, in each of which local management has a minority share. These management shareholders have been granted a right of refusal with respect to sales of those companies to external parties.
   Escrow shares
     Pursuant to the terms of the escrow agreement to be entered into between us and Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement, 3,000,000 of the shares to be issued by us to Dangaard Holding in the acquisition will be deposited by the parties into an escrow account for a period of up to three years to secure Dangaard Holding’s indemnity obligations to us under the purchase agreement. The escrow agreement provides that, of the escrowed shares, 1,000,000 shares will be held in escrow for one year, 1,000,000 shares will be held in escrow for two years and 1,000,000 shares will be held in escrow for three years, in each case subject to earlier disbursement (in accordance with the terms of the escrow agreement) to us in satisfaction of any indemnification obligations arising under the terms of the purchase agreement. See the section below entitled “– Indemnification provision; indemnity guarantee.”
   Representations and warranties
     The purchase agreement contains statements made by us about our company called representations and warranties. In addition, the purchase agreement contains representations and warranties made by Dangaard Telecom. While our shareholders are not parties to the purchase agreement and thus are not entitled to rely on the representations and warranties contained therein, you can, for informational purposes, review the representations and warranties of Dangaard Telecom and Brightpoint contained in Sections 4 and 5, respectively, of the purchase agreement attached to, and included in, this proxy statement as Annex A.
     The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the purchase agreement (although any specific facts that contradict the representations and warranties in the purchase agreement in any material respect have been disclosed in this proxy statement). The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to shareholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts.
   Conduct of business pending the consummation of the acquisition
     The purchase agreement contains covenants and agreements that govern our actions and those of Dangaard Telecom until the acquisition is completed or the purchase agreement is terminated. These covenants and agreements provide that, unless consented to in writing by the other party or except as disclosed in the schedules to the purchase agreement, each of us and Dangaard Telecom shall conduct our respective businesses in the ordinary course of business.
     Pursuant to the terms of the purchase agreement, each of us and Dangaard Telecom, in effect, has agreed to operate our respective companies in substantially the same manner as each of us operated our companies prior to the signing of the purchase agreement. The purchase agreement also lists specific actions that we and Dangaard Telecom are restricted from taking, or from agreeing to take (unless otherwise provided in the purchase agreement or consented to) from the time the purchase agreement was signed until the acquisition is consummated or the purchase agreement is terminated. During such time period, neither we nor Dangaard Telecom nor any of our respective subsidiaries may, among other prohibited actions, a complete list of which is set forth in Sections 6.2 and 6.3 of the purchase agreement, undertake any of the following actions (subject to certain exceptions as described below and in the purchase agreement), directly or indirectly, without the prior written consent of the other:
•	declare or set aside dividends, purchase or redeem any of our respective securities or pledge any of our respective shares of capital stock or other voting securities or any securities convertible into or exercisable for any such securities;

•	(unless, in Brightpoint’s case, approved by the compensation committee of our board of directors) increase, alter or amend in any material respect the compensation of any employee except in the ordinary course of business in accordance with past practices; establish or amend in any material respect any employee benefit plan; enter into any employment arrangement to provide rights or benefits upon a change of control; or enter into, amend or terminate any material written agreement or other plan or arrangement for the benefit of any employee;

•	amend in any material respect our respective organizational documents or alter our respective corporate structures or ownership in any way that would adversely impact the transactions contemplated by the purchase agreement or our respective businesses;

•	except in the ordinary course of business consistent with past practices and as otherwise set forth in the purchase agreement, acquire any business or organization, subject, in Brightpoint’s case, to the fiduciary obligations of our board of directors;

•	except in the ordinary course of business consistent with past practices or as otherwise set forth in the purchase agreement, sell, lease, license, or encumber any of our respective assets;

•	except short-term borrowings incurred in the ordinary course of business consistent with past practices and as otherwise set forth in the purchase agreement, incur or guaranty any indebtedness, issue, sell or guarantee any debt or debt related securities, or repay any indebtedness of an affiliate or any indebtedness guaranteed by an affiliate;

•	except in the ordinary course of business consistent with past practices, enter into, modify, amend or terminate in any material respect any material contract;

•	enter into any agreements or arrangements with any current or former affiliate;

•	make any tax election or settle or compromise any income tax liability material to our respective businesses, financial condition or results of operations;

•	change any accounting principles, except, in Brightpoint’s case, as approved by our independent registered public accounting firm and disclosed in our SEC filings and except as required by generally accepted accounting principles under current U.S. accounting rules and regulations or by a governmental body and, in Dangaard Telecom’s case, except as required by international financial reporting standards or a governmental body; or

•	make capital expenditures, except as set forth in the purchase agreement.
   No solicitation of an “acquisition proposal”
     We have agreed that neither we nor our employees, officers, directors, subsidiaries or advisors, and Dangaard Holding has agreed that neither it nor its employees, officers, directors, subsidiaries or advisors, will, directly or indirectly through another person:
•	solicit, initiate, encourage or knowingly facilitate (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes or may reasonably be expected to lead to an acquisition proposal, as described below;

•	participate in any discussions or negotiations in furtherance of such inquiries or to obtain an acquisition proposal or furnish any confidential information with respect thereto;

•	approve or recommend any acquisition proposal; or

•	enter into any letter of intent, agreement in principle, merger agreement, memorandum of understanding, term sheet or other similar document with respect to any acquisition proposal.
     Unless otherwise noted, as used in this proxy statement, an “acquisition proposal” means any inquiry, offer or proposal concerning any of the following:
•	any merger, consolidation, share exchange, business combination or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction;

•	any sale, lease, pledge, transfer or other disposition of our assets or the assets of Dangaard Telecom (including those of our respective subsidiaries), as the case may be, representing 20% of more of our consolidated assets or the consolidated assets of Dangaard Telecom (including those of our respective subsidiaries), as the case may be, taken as a whole, in a single transaction or series of related transactions;

•	any tender or exchange offer for 20% or more of any class of our equity securities or the equity securities of Dangaard Telecom, as the case may be, or the filing of a registration statement in connection therewith;

•	any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of our assets or the assets of Dangaard Telecom (including our respective subsidiaries), as the case may be, having a fair market value equal to or greater than 20% of the fair market value of all of our assets or the assets of Dangaard Telecom (including our respective subsidiaries), as the case may be, taken as a whole, immediately prior to such transaction; or

•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
   Shareholder approval
     We have agreed to hold a meeting of our shareholders to consider and vote on our proposed issuance of Brightpoint common stock in the acquisition and our proposed appointment of three designees of Dangaard Holding to our board of directors upon the closing of the acquisition, as promptly as practicable after the SEC declares this proxy statement effective. We have also agreed to recommend to our shareholders the approval of the foregoing and to take all lawful action and use our best efforts (a) to solicit and obtain such approval, (b) not to withdraw or adversely modify the foregoing recommendation to our shareholders and (c) to include our recommendation in this proxy statement. Our board of directors is recommending our issuance of common stock to Dangaard Holding under the terms of the purchase agreement, as set forth in the section in this proxy statement entitled “Proposal 2,” and its appointment of Dangaard Holding’s three designees to our board upon the closing of the acquisition, as set forth in the section in this proxy statement entitled “Proposal 3.” While our board of directors has agreed to use its best efforts to obtain the requisite vote of our shareholders to approve each of Proposal 2 and Proposal 3, at a meeting of shareholders, the board may withdraw such recommendation after receipt of a 50% acquisition proposal (as defined below) pursuant to which we are required to terminate the purchase agreement as a condition to the consummation of the 50% acquisition proposal, if, in its good faith judgment, based on consultation with its outside counsel, and with appropriate notice to the other party, the board determines that failure to withdraw or modify its recommendation would be a violation of its fiduciary duties to our shareholders under applicable law.
   Conditions to the consummation of the acquisition
     The completion of the acquisition depends upon the satisfaction or waiver of a number of conditions, including, among others, the following:
   Conditions to our obligation to consummate the acquisition:
•	subject to certain customary exceptions, there having been no material adverse event with respect to Dangaard Telecom between the date of the purchase agreement and the closing date of the acquisition;

•	the representations and warranties of Dangaard Holding in the purchase agreement being true and correct as of the closing of the acquisition, or if expressly made as of a specified date, as of such date, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect with respect to Dangaard Telecom;

•	the performance, in all material respects, by Dangaard Telecom and Dangaard Holding of their obligations, covenants and agreements under the purchase agreement and their satisfaction, in all material respects, of all conditions required in the purchase agreement to be performed by them;

•	Dangaard Telecom’s receipt of consents from its two lenders, Nordea Bank Danmark A/S and Fortis Bank BV, and from all governmental bodies, including under any antitrust laws, and such consents being in full force and effect;

•	our receipt at the annual meeting of the requisite approval from our shareholders of Proposal 2 and Proposal 3 outlined in this proxy statement; and

•	the termination and/or cancellation of all options, warrants and other rights to purchase equity in Dangaard Telecom and/or any of its subsidiaries.
     Conditions to Dangaard Holding’s obligation to consummate the acquisition:
•	subject to certain customary exceptions, there having been no material adverse event with respect to Brightpoint between the date of the purchase agreement and the closing date of the acquisition;

•	our representations and warranties in the purchase agreement being true and correct as of the closing of the acquisition, or if expressly made as of a specified date, as of such date, except where the failure of such representations and warranties to be true and correct would not result in a material adverse effect with respect to Brightpoint;

•	our performance, in all material respects, of our obligations, covenants and agreements under the purchase agreement and our satisfaction, in all material respects, of all conditions required in the purchase agreement to be performed by us;

•	our receipt of consents from our lender, Bank of America, N.A., and all governmental bodies, including under any antitrust laws, and such consents being in full force and effect;

•	our receipt at the annual meeting of the requisite approval from our shareholders of Proposal 2 and Proposal 3 outlined in this proxy statement;

•	our receipt of the approval for listing on the NASDAQ Global Select Market of the 30,000,000 shares of Brightpoint common stock to be issued by us to Dangaard Holding as partial consideration for the acquisition; and

•	our receipt of resignations from three of our directors effective upon the closing of the acquisition and the appointment by our corporate governance and nominating committee of three of Dangaard Holding’s designees to fill the vacancies on our board created by such resignations.
     To review all of the conditions contained in the purchase agreement, you should read Sections 7 and 8 of the purchase agreement.
   Closing date and effective time
     The closing of the acquisition will take place no later than the second business day after the satisfaction or waiver of the conditions to closing stated in the purchase agreement at a location mutually acceptable to us and Dangaard Holding, unless another date is agreed to in writing by each of us.
   Termination of the purchase agreement; “50% acquisition proposal”
     At any time before the closing of the acquisition, Brightpoint, on the one hand, and Dangaard Holding and Dangaard Telecom, on the other hand, may terminate the purchase agreement without completing the acquisition by mutual consent in writing. In addition, each of us can, unilaterally, terminate the purchase agreement under various circumstances.
     For example, Brightpoint, on the one hand, or either Dangaard Holding or Dangaard Telecom, on the other hand, has the right to terminate the purchase agreement by written notice to the other if:
•	the acquisition is not completed by August 20, 2007, provided that such right shall not be available to any party whose failure to fulfill an obligation under the purchase agreement caused the acquisition not to occur by such date;

•	either of us is permanently enjoined by a governmental body from completing the transactions contemplated by the purchase agreement pursuant to a final and non-appealable judgment or other action, provided that the party terminating the purchase agreement has used its commercially reasonable efforts to have such action vacated;

•	the other party breaches or fails to perform in any material respect any of its representations, warranties or covenants in the purchase agreement, causing a material adverse effect with respect to such other party (subject to certain exceptions) that is incapable of being cured within 20 days of such other party’s receipt of such notice;

•	we fail to receive the requisite approval from our shareholders of Proposal 2 and Proposal 3 outlined in this proxy statement; or

•	the other party fails to obtain an amendment to its existing credit facilities with, in our case, Bank of America, N.A., and in the case of Dangaard Telecom, Nordea Bank Danmark A/S and Fortis Bank BV, in a form reasonably acceptable to both parties and to the respective lender, by July 31, 2007.

     Dangaard Telecom or Dangaard Holding may also terminate the purchase agreement if our board off directors withdraws, or modifies in a manner adverse to Dangaard Holding, its recommendation that our shareholders vote for each of Proposal 2 and Proposal 3 outlined in this proxy statement.
     In addition, we may terminate the purchase agreement if (a) we receive a 50% acquisition proposal, as described below, pursuant to which we are required to terminate the purchase agreement as a condition to the consummation of the 50% acquisition proposal, (b) because of such proposal, our board of directors fails to reaffirm, withdraws, or modifies in a manner adverse to Dangaard Holding, its recommendation that shareholders vote for Proposal 2 and Proposal 3 outlined in this proxy statement and (c) after consultation with its attorneys and financial advisors, our board determines in good faith that the purchase agreement must be terminated to satisfy its fiduciary duties to our shareholders.
     A “50% acquisition proposal” means any inquiry, offer or proposal concerning any:
•	merger, consolidation, share exchange, business combination or other similar transaction with us in which the other party thereto or its stockholders will own 50% of more of the combined voting power of the surviving entity resulting from any such transaction;

•	sale, lease, pledge, transfer or other disposition of our and/or our subsidiaries’ assets representing 50% of more of our and our subsidiaries consolidated assets taken as a whole, in a single transaction or series of related transactions;

•	tender or exchange offer for 50% or more of any class of our equity securities or the filing of a registration statement in connection therewith;

•	other transaction or series of related transactions pursuant to which any third party proposes to acquire control of our assets and/or our subsidiaries’ assets having a fair market value equal to or greater than 50% of the fair market value of all of our and our subsidiaries assets taken as a whole immediately prior to such transaction; or

•	public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
   Expenses
     Except as set forth below, we will pay our costs and expenses, and Dangaard Telecom will pay its costs and expenses and those of Dangaard Holding, incurred in connection with the purchase agreement and the related transactions, regardless of whether the acquisition is consummated or not; provided, however, that Dangaard Holding will pay for all consulting, investment banking and financial advisory fees incurred by either Dangaard Telecom or Dangaard Holding in connection therewith. Notwithstanding the foregoing, if the purchase agreement is terminated as a result of our being unable to get the requisite shareholder approval for either Proposal 2 or Proposal 3, we will be obligated to pay Dangaard Telecom for certain of its expenses not to exceed $3.0 million.
   Break-up fee under certain circumstances
     If the purchase agreement is terminated, under certain circumstances we or Dangaard Holding may be obligated to pay the other party a break-up fee of $15.0 million. For instance, we will be obligated to pay such break-up fee to Dangaard Holding under the following circumstances:
•	if we terminate the purchase agreement because of a 50% acquisition proposal as described above under “–Termination of the purchase agreement; 50% acquisition proposal;”

•	Dangaard Holding terminates the purchase agreement because our board of directors withdraws, or modifies in a manner adverse to Dangaard Holding, its recommendation that our shareholders vote for each of Proposal 2 and Proposal 3 outlined in this proxy statement; or

•	all three of the following occur: (1) prior to the annual meeting we have publicly announced our receipt of a 50% acquisition proposal, (2) either party subsequently terminates the purchase agreement because we fail to obtain the requisite shareholder approval for each of Proposal 2 and Proposal 3 and (3) during the six months following termination of the purchase agreement, we enter into a definitive purchase agreement with respect to a 50% acquisition proposal (in which case, any of the up to $3.0 million of expenses that we will have paid to Dangaard Holding as described above under ”–Expenses” will be credited towards the $15.0 million break up fee).

     In addition, if one of us terminates the agreement as a result of the other party’s breach or failure to perform in any material respect any of its representations, warranties or covenants in the purchase agreement, causing a material adverse effect with respect to that party’s company that is incapable of being cured within 20 days after it is given notice of the termination, the terminating party will be entitled to the break-up fee from the other party.
  Indemnification provisions
     For a period of 12 months after the closing of the acquisition, Dangaard Holding has agreed in the purchase agreement to indemnify us for all breaches of its representations and warranties and for its failure to perform any of its covenants set forth in the purchase agreement. Such indemnification runs for an additional two years with respect to all breaches relating to tax matters. No amount is payable by Dangaard Holding with respect to such indemnification unless and until the aggregate amount otherwise payable by it exceeds $4.0 million and then only to the extent it exceeds $4.0 million. In addition, Dangaard Holding’s total liability shall not exceed the fair market value of the escrow shares remaining in the escrow account at the applicable time.
     Dangaard Holding has also agreed to transfer and assign to us all of its indemnification rights under an agreement between it and the former shareholders of Dangaard Telecom. In the event that any such transfer or assignment is limited or not permitted, Dangaard Holding has agreed to enforce those rights on our behalf. All amounts recovered pursuant to such assigned indemnification rights (net of any taxes and expenses of Dangaard Holding relating thereto) will be passed along to us without limitation as to value and shall not be subject to the $4.0 million minimum set forth above. Nordic Capital Fund VI has agreed in the purchase agreement to enforce Dangaard Holding’s indemnification under this third-party indemnification agreement until the earlier of the date Dangaard Holding no longer has any right to indemnification under that agreement and six years after the closing of the acquisition.
  Registration rights
     Pursuant to the terms of the registration rights agreement that we will enter into with Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement, we will use our best efforts to register for resale with the SEC, as soon as practicable following the closing, 8,000,000 of the 30,000,000 shares to be issued by us to Dangaard Holding in the acquisition. We will also grant to Dangaard Holding certain demand and tag-along registration rights with respect to its remaining shares commencing one year following the closing.
   Director designee rights
     The shareholder agreement to be entered into between us and Dangaard Holding upon the closing of the acquisition, a copy of the form of which is attached as an exhibit to the purchase agreement, gives Dangaard Holding the right to have three of its designees appointed to our board of directors upon the closing of the acquisition, subject to the final approval of these designees by our board’s corporate governance and nominating committee. As per the terms of the purchase agreement, upon the closing of the acquisition, three of our board’s then-directors must resign from the board in order for the three Dangaard Holding designees to fill the vacancies on the board created by their resignations. In order to complete the acquisition on the terms currently contemplated by the purchase agreement, we need the Brightpoint shareholders to approve the appointment of the three Dangaard Holding designees to our board, which is the approval sought by Proposal 3.
     Following the acquisition, Dangaard Holding will have the right to propose between one and three individuals (which right will be in lieu of, and not in addition to, its right to have three designees appointed to our board upon the closing of the acquisition) for election or appointment to our board of directors, subject to the final determination of each such designee by our board’s corporate governance and nominating committee, applying reasonable and uniform standards consistent with both its past practices and our corporate governance principles and after it determines that such designee satisfies the independence requirements of NASDAQ Marketplace Rule 4200(a), as follows (the percentages set forth below will be subject to adjustment prior to the acquisition to take into account certain issuances of our common stock between the date of the purchase agreement and the closing of the acquisition):
•	for as long as it owns at least 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to three designees;

•	for as long as it owns at least 17.5% but less than 27.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to two designees; and

•	for as long as it owns at least 7.5% but less than 17.5% of our then outstanding common stock, Dangaard Holding will retain its designee proposal right with respect to one designee.
     Generally, the shareholder agreement will prohibit Dangaard Holding from making open market or other purchases of our common stock to maintain the foregoing percentages, as discussed below under “–Post-acquisition restrictions on Dangaard Holding–Prohibited actions.”
     In the event, and at such time as, the number of directors with respect to which Dangaard Holding has designee proposal rights is reduced in accordance with the foregoing, upon request from us, Dangaard Holding shall immediately cause the requisite number of its designated directors to resign from our board of directors. To facilitate this procedure, in connection with each appointment or nomination for election of a director designee of Dangaard Holding to our board of directors, Dangaard Holding will cause such proposed director to deliver to us an irrevocable letter of resignation that is automatically effective in the event (a) the number of director designees Dangaard Holding is entitled to propose has been reduced, in accordance with the foregoing, as a result of a decrease in its ownership percentage in our company and (b) the resignation of such director is requested by a majority of our non-Dangaard designee board members or by Dangaard Holding in order to reduce the number of Dangaard Holding directors then serving on our board to the number of such directors that Dangaard Holding is then permitted to designate.
   Post-acquisition restrictions on Dangaard Holding
     Transfer restrictions
     Subject to limited exceptions, Dangaard Holding will be required in the shareholder agreement not to transfer any of the 30,000,000 shares we issue to it in the acquisition during the first year following the acquisition, other than the 8,000,000 shares that we have agreed to register promptly following the closing of the acquisition, which may be transferred pursuant to such registration statement once it is effective, and certain other permitted transfers to partners, members or affiliates of Dangaard Holding. In addition, other than the foregoing permitted transfers or transfers made in accordance with the demand and tag along registration rights granted to Dangaard Holding in the registration rights agreement, Dangaard Holding will be required during the second and third years following the closing not to transfer shares in excess of the volume limitations prescribed by Rule 144 promulgated under the Securities Act of 1933 during any 90-day period.
     Voting restrictions
     Pursuant to the terms of the shareholder agreement, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5% of our outstanding common stock or (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights, referred to as the “standstill period,” Dangaard Holding will be required to vote in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors.
     Prohibited actions
     During the standstill period, Dangaard Holding will be prohibited under the shareholder agreement from certain actions, including

•	offering to acquire ownership of any of our assets or businesses, or any of the assets or businesses of our subsidiaries, having a fair market value in excess of 5% of the fair market value of our consolidated assets,

•	acquiring, except in certain limited circumstances, any of our securities,

•	making any solicitation of proxies with respect to the voting of any of our securities and

•	seeking to propose any tender offer, exchange offer, merger, business combination or similar transaction involving us or any of our subsidiaries.

RISK FACTORS RELATING TO THE DANGAARD TELECOM ACQUISITION
     In considering whether to approve Proposal 2 and Proposal 3 relating to our issuance of shares to Dangaard Holding pursuant to the terms of the purchase agreement and our appointment of three designees of Dangaard Holding to our board of directors, each upon the consummation of our acquisition of Dangaard Telecom, you should consider carefully the risks we have described below.
Risks relating to the acquisition
     The value of the stock portion of the acquisition consideration to be paid by us to Dangaard Holding will depend on the market price of our common stock on the date the acquisition is completed.
     Under the terms of the purchase agreement, we will issue 30,000,000 shares of our common stock to Dangaard Holding as part of the acquisition consideration. Both the aggregate value and the per share value of this portion of the acquisition consideration to be received by Dangaard Holding depends upon the market price of our common stock on the date the acquisition closes. As a result, because the market price of our common stock varies on a daily basis, we will not know the actual value of the aggregate acquisition consideration to be paid by us until the date the acquisition is completed.
     The market price of our common stock on the date the acquisition is completed could be higher than the market price of our common stock on February 16, 2007, the last trading day prior to both the execution and the announcement of the purchase agreement. You are urged to obtain a current market quotation for our common stock prior to voting on our issuance of common stock to Dangaard Holding in the acquisition, which could result in a lower or higher aggregate acquisition value payable to Dangaard Holding than presented in this proxy statement.
     A substantial number of shares will be eligible for future sale by Dangaard Holding and the sale of those shares could adversely affect our stock price.
     Pursuant to the terms of the registration rights agreement that we will enter into with Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement (see Annex A attached hereto), we will use our best efforts to register for resale 8,000,000 of the 30,000,000 shares of common stock issued to Dangaard Holding in the acquisition as soon as practicable following the closing. Once that registration statement becomes effective, all of those 8,000,000 shares will become eligible for immediate public sale, which could adversely affect the public market for our common stock if a significant portion of these shares were to be offered for sale at any given time and therefore affect the value of any of our shares that you may own. In addition, we will grant Dangaard Holding demand and tag-along registration rights with respect to its remaining shares commencing one year following the closing. Although, subject to limited exceptions, Dangaard Holding will be prohibited by the terms of the related shareholder agreement, a copy of which is attached as an exhibit to the purchase agreement, from transferring any of such 22,000,000 shares during the first year following the closing other than certain permitted transfers to partners, members or affiliates of Dangaard Holding, and other than such permitted transfers or transfers made in accordance with its demand or tag along registration rights, limited in the number of such shares that it can sell in any 90-day period during the second and third years following the closing, it will still have the ability to sell a significant number of those 22,000,000 shares in the public market commencing one year after the closing. Any of such sales could also cause a significant decline in the market price for our common stock.
     The acquisition may go forward even if Dangaard Telecom or Brightpoint experiences a material adverse change.
     Although we have the right to terminate the purchase agreement if Dangaard Telecom experiences a material adverse change in its financial condition, results of operations, assets or liabilities prior to the closing (subject to certain exceptions), we may elect to proceed with the acquisition despite such a material adverse change, and may do so without soliciting the approval of our shareholders. If Dangaard Telecom suffers a material adverse change but we still complete the acquisition, you will not have an opportunity to vote on that waiver and neither we nor our shareholders will have the benefit, if any, of the condition waived.

     If Brightpoint and Dangaard Telecom are not able to integrate their combined operations into a cohesive operating unit in a timely manner, the anticipated benefits of the acquisition may not be realized in a timely fashion, or at all, and our existing businesses may be adversely affected.
     The success of the acquisition will depend, in part, on our ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining the operations of Dangaard Telecom with ours and our ability to effectively utilize the additional resources we will have following the acquisition. The acquisition involves risks related to the integration and management of acquired technology and operations and personnel. The integration of Brightpoint and Dangaard Telecom operations will be a complex, time-consuming and potentially expensive process and may disrupt the combined company’s business if not completed in a timely and efficient manner. During such process, difficulties may be encountered by the combined company in connection with, or as a result of, the following:
•	the integration of administrative, financial and operating resources and the coordination of marketing and sales efforts;

•	the diversion of management’s attention from other ongoing business concerns; and

•	potential conflicts between business cultures.
     This integration may be especially difficult and unpredictable because our executive headquarters are based in Indiana, and all of Dangaard Telecom’s operations are based overseas. We may not succeed in integrating Dangaard Telecom’s business with our own. If we fail to successfully integrate our businesses and/or fail to realize the intended benefits of the acquisition, our business would be adversely impacted and the market price of our common stock could decline. To achieve the anticipated benefits of the acquisition, we will need to, among other things:
•	demonstrate to vendors, suppliers and customers that the acquisition will not result in adverse changes to customer service standards or business focus; and

•	effectively control the progress of the integration process and the associated costs.
     Our assessment of the potential synergies and cost savings is preliminary and subject to change. We may need to incur additional costs to realize the potential synergies and cost savings, and there can be no assurance that such costs will not be material.
     We will incur additional financial obligations as a result of the acquisition transaction, and our inability to satisfy these could materially and adversely affect our financial results and financial condition and harm our business.
     We will be assuming all of Dangaard Telecom’s liabilities in connection with the acquisition, including its outstanding debt (as of May 31, 2007, it had outstanding debt of approximately $347 million). Upon the closing of the acquisition, we intend to enter into an amendment to our existing credit agreement with Bank of America, N.A. to increase our borrowing capacity thereunder by $310 million, to $550 million, and to use proceeds from this amended facility to refinance some or all of Dangaard Telecom’s obligations under its existing credit facilities. Accordingly, our borrowings and debt service requirements will increase dramatically as a result of the contemplated acquisition and the related amendment and expansion of our credit facilities. Our inability to satisfy our debt service requirements could cause us to be in default under our credit facilities. If we materially default or breach our obligations under our credit facilities, we could be required to pay a higher rate of interest on our borrowings. Our lenders could also accelerate our repayment obligations or require us to repay all amounts under the credit facilities. Accordingly, our default of obligations under our credit facilities could significantly increase our cash flow needs and cause us to incur substantial damages, all of which could harm our business.
     Acquisition related accounting impairment and amortization charges may delay and reduce the combined company’s profitability.
     The acquisition will be accounted for under the purchase method of accounting. Accordingly, under generally accepted accounting principles, the acquired assets and assumed liabilities of Dangaard Telecom will be recorded on our books post-acquisition at their fair values at the date the acquisition is completed. Any excess of the value of the consideration paid by us at the date the acquisition is completed over the fair value of the identifiable tangible and intangible assets of Dangaard Telecom will be treated as excess of purchase price over the fair value of net assets acquired (commonly known as goodwill). Under current accounting standards, intangible assets will be amortized to expense over their estimated useful lives, which will affect our post-acquisition profitability over several years beginning in the period in which the acquisition is completed. In addition, goodwill will be tested on an annual basis for impairment, which may result in additional accounting impairment charges.
     Unavailability of financial statements prepared in accordance with U.S. generally accepted accounting principles makes it more difficult to obtain a meaningful and accurate understanding of how the acquisition transaction will affect our company, our operating results and our financial condition.
     Dangaard Telecom is a Danish enterprise and its financial statements were prepared in accordance with the International Financial Reporting Standards as adopted by the European Union and additional Danish financial reporting requirements and not in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. There are significant differences between the standards used by Dangaard Telecom and U.S. GAAP. Although the notes to the Dangaard Telecom financial statements included in this proxy statement include a reconciliation of the financial statements to U.S. GAAP, a review of the Dangaard Telecom financial statements may not be as meaningful for a complete and accurate understanding of Dangaard Telecom’s financial condition and operating results in comparison with those of our company.
     The integration of Dangaard Telecom with our existing business will make substantial demands on our resources, which could divert needed attention away from our other operations.
     Our integration of Dangaard Telecom with our existing business will make substantial demands on our management, operational resources and financial and internal control systems. Our future operating results will depend in part on our ability to continue to implement and improve our operating and financial controls. The devotion of management’s time to the integration of Dangaard Telecom with our business may limit the time available to management to attend to other operational, financial and strategic issues of our company. If our post-acquisition management focuses too much time, money and effort on the integration of the Brightpoint and Dangaard Telecom operations and assets, they may not be able to execute the combined company’s overall business strategy or realize the anticipated benefits of the acquisition.
     If the conditions to the closing of the acquisition are not met, the acquisition will not occur, which could cause our stock price to decline and harm our business.
     Specified conditions must be satisfied or waived before the acquisition can be completed, including, without limitation, our obtainment of the requisite approval from Brightpoint shareholders with respect to our proposed issuance of 30,000,000 shares of common stock in the acquisition and our proposed appointment of three Dangaard Holding designees to our board, each effective upon the closing of the acquisition. These conditions are summarized in the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Material terms of the purchase agreement — Conditions to completion of the acquisition” and are described in detail in the purchase agreement attached to and included in this proxy statement as Annex A. We cannot assure you that each of the conditions will be satisfied.
     If the conditions are not satisfied in a timely manner or waived, the transaction will not occur or will be delayed and we may lose some or all of the intended or perceived benefits of the transaction which could cause our stock price to decline and harm our business. In addition, if the acquisition is not completed for any reason, our stock price may decline to the extent that the current market price reflects a market assumption that the acquisition will be completed.
     The acquisition will result in significant costs to us, whether or not it is completed, which could result in a reduction in our income and cash flows.
     We will be required to pay our costs related to the acquisition even if the acquisition is not completed, such as amounts payable to legal and financial advisors and independent accountants, and such costs will be significant. All of these costs will be incurred whether or not the transaction is completed. In addition, if the purchase agreement is terminated because we fail to obtain the requisite shareholder approval for each of Proposal 2 and

Proposal 3, we will be required to pay up to $3.0 million of Dangaard Telecom’s out-of-pocket expenses. Incurring these expenses will cause a reduction in our income and cash flows.
     You will experience immediate and substantial dilution as a result of this transaction.
     Under the terms of the purchase agreement, we will issue 30,000,0000 shares of our common stock to Dangaard Holding in the acquisition transaction in consideration for all of the capital stock of Dangaard Telecom, as a result of which Dangaard Holding will own approximately 37% of our outstanding common stock. While following the acquisition, the shares owned by our shareholders will each represent a piece of a much larger company, our issuance of the 30,000,000 shares to Dangaard Holding will result in substantial dilution to our existing shareholders in terms of their ownership percentages.
     We could be exposed to unknown liabilities of Dangaard Telecom, which could cause us to incur substantial financial obligations and harm our business.
     If there are liabilities of Dangaard Telecom of which we are not aware, in all likelihood, we would assume these liabilities and may have little or no recourse against the seller. If we were to discover that there were intentional misrepresentations made to us by Dangaard Holding, or its representatives, we would explore all possible legal remedies to compensate us for any loss, including our rights to indemnification under the shareholder agreement. However, there is no assurance that legal remedies would be available or collectible. If such unknown liabilities exist and we are not fully indemnified for any loss that we incur as a result thereof, we could incur substantial financial obligations, which could adversely affect our financial condition and harm our business.
     Sales of Dangaard Telecom products could decline or be inhibited if customer relationships are disrupted by the acquisition, which would harm our business.
     The acquisition may have the effect of disrupting relationships between Dangaard Telecom and its customers. Dangaard Telecom’s customers or potential customers may delay or alter buying patterns during the pendency of and following the acquisition transaction. Customers may defer purchasing decisions as they evaluate the likelihood of successful completion of the acquisition. These customers or potential customers may instead increase their purchase of competing products relative to products purchased from Dangaard Telecom. Any significant delay or reduction in orders for Dangaard Telecom’s products could cause our sales to decline following the acquisition, which could cause our operating results to be lower than expected. This could harm our business and cause a decline in our stock price.
     Sales of Dangaard Telecom products could decline or be inhibited if supplier relationships are disrupted by the acquisition, which would harm our business.
     The acquisition may have the effect of disrupting relationships between Dangaard Telecom and its suppliers. Dangaard Telecom’s suppliers may delay or alter delivery patterns during the pendency of and following the acquisition transaction. Suppliers may delay production orders and shipments as they evaluate the likelihood of successful completion of the acquisition. Any significant delay or reduction in deliveries of Dangaard Telecom’s products could disrupt our relationships with our customers and cause our sales to decline following the acquisition, which could cause our operating results to be lower than expected. This could harm our business and cause a decline in our stock price.
     Following the acquisition, Dangaard Holding could potentially have significant influence over the management and direction of our company.
     Dangaard Holding will hold approximately 37% of our outstanding common stock following the acquisition. As a result, our existing shareholders will not exert the same degree of voting power with respect to the combined company that they did with our company before the consummation of the acquisition transaction. The shareholder agreement that we will enter into with Dangaard Holding upon the closing of the acquisition will require Dangaard Holding to vote in favor of all director candidates and most shareholder proposals recommended by our board of directors; however, such voting restriction does not apply with respect to any proposals requiring shareholder approval that relate to future mergers, sales of all or substantially all of our common stock or assets or other similar business combinations or for matters related to the foregoing. Moreover, the voting restriction will end when Dangaard Holding’s ownership percentage is less than 7.5% of our outstanding common stock or, provided it has no designees serving on our board and has given up its right to have any designees serve on our board, when its ownership percentage is less than 10% of our outstanding common stock. In addition, Dangaard Holding will have three of its nominees appointed to our nine member board of directors upon the closing of the acquisition. Thereafter it will have certain continuing rights to maintain between one and three designees (depending on its ownership percentage at the time) on our board at any given time, subject to the approval of such designees by our corporate governance and nominating committee. As a result, Dangaard Holding, its principals and their affiliates could potentially have significant influence over the management and direction of our business.
Risks related to the post-acquisition business of our combined company
     In addition to the risks we currently face (see Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2006), which may be magnified by the fact that many of the business risks faced by Dangaard Telecom are the same as or similar to the risks faced by us, we will be faced, post-acquisition, with other risks as result of the combination of our companies.
     The combined company’s failure to retain current key employees and attract additional qualified personnel could prevent it from implementing its business strategy or operating its business effectively and from achieving the full benefits of the acquisition.
     In addition to the abilities and continued services of our current executive management team, the combined company’s success depends in large part on the abilities and continued service of each of the current executives of Dangaard Telecom, as well as other key employees of Brightpoint and Dangaard Telecom, upon completion of the acquisition. Although we have employment agreements in place with each of our current executive officers and intend to enter into employment agreements with each of the current president, current chief operating officer and current chief financial officer of Dangaard Telecom following the closing of the acquisition, the combined company may not be able to retain the services of these individuals and the loss of their services, in the absence of adequate replacements, would harm the combined company’s ability to implement its business strategy and operate its business effectively.
     In addition, in order to support the combined company’s continued growth, we will be required to effectively recruit, develop and retain additional qualified management. If we are unable to attract and retain additional necessary personnel, it could delay or hinder the combined company’s plans for growth. Competition for such personnel is intense, and there can be no assurance that the combined company will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract necessary personnel could prevent the combined company from achieving the full benefits of the acquisition and executing its planned growth strategy.
     The acquisition and related financings will place a significant debt burden on us, which could limit our flexibility in managing our business and expose us to certain risks.
     The completion of the acquisition will involve the incurrence of substantial additional debt. The acquisition will result in our becoming more leveraged on a consolidated basis, and our flexibility in responding to adverse changes in economic, business or market conditions may be adversely affected, which could have a material adverse effect on our results of operations.
     Our high degree of leverage may have important consequences to you, including the following:
•	we may have difficulty satisfying our obligations under our senior credit facilities or other indebtedness and, if we fail to comply with these requirements, an event of default could result;

•	we may be required to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our ability to obtain additional financing for working capital, capital expenditures and other general corporate activities;

•	covenants relating to our indebtedness may limit our flexibility in planning for, or reacting to changes in our business and the industry in which we operate;

•	we may be more vulnerable to the impact of economic downturns and adverse developments in our business; and

•	we may be placed at a competitive disadvantage against any less leveraged competitors.
     The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our credit facilities.
We depend on our computer and communications systems.
     As a multi-national corporation, we rely on our computer and communication network to operate efficiently. Any interruption of this service from power loss, telecommunications failure, weather, natural disasters or any similar event could have a material adverse affect on our business and operations. Additionally, hackers and computer viruses have disrupted operations at many major companies. We may be vulnerable to similar acts of sabotage, which could have a material adverse effect on our business and operations.

INFORMATION ABOUT DANGAARD TELECOM A/S
Background information
     Dangaard Telecom is a European leader in the distribution of wireless devices and accessories and provision of customized logistic services to the wireless industry. Its comprehensive range of integrated logistic services, includes, among others, procurement, inventory management, software loading, kitting and customized packaging, fulfillment, call center and activation services, website hosting and e-fulfillment solutions. Its customers include wireless network operators, or mobile operators, mobile virtual network operators (MVNOs), resellers, retailers and wireless equipment manufacturers. Dangaard Telecom provides its distribution and logistic services for wireless products manufactured by companies such as Nokia, Motorola, SonyEricsson, High Tech Computer Corp., Samsung, Siemens, HP and LG Electronics.
     Dangaard Telecom was founded in Denmark in 1986 and its headquarters continue to be located there. Following its formation, the company expanded its operations to include representative offices in Norway, Germany and Switzerland. In 1999, it merged with Freecom GmbH, further expanding its footprint in Germany and into Holland, Belgium and France. Since the merger, Dangaard Telecom has continued its expansion, mainly in Europe, through both acquisitions and organic start-ups, to become a major player in the distribution and logistic services segments of the European wireless industry. During this period, Dangaard Telecom has acquired companies in Spain, Italy, Austria, Portugal, Holland and Norway and formed new companies through organic growth in Portugal, Dubai and Poland. In mid-2006, Nordic Capital, a leading private equity fund in Northern Europe, together with the management of Dangaard Telecom, formed Dangaard Holding A/S and acquired all of the shares of Dangaard Telecom. Following the take-over by Nordic Capital, Dangaard Telecom has continued its search for and identification of possible targets for acquisition but has put a number on hold awaiting the its proposed acquisition by Brightpoint. Today, Dangaard Telecom is represented in 14 countries throughout Europe and in Dubai, has more than 25,000 points of sale and, for the 12 months ended December 31, 2006, had revenues of approximately $2.2 billion.
The European wireless industry
     The European wireless industry’s primary purpose is to provide mobile voice and data connectivity to subscribers. To accomplish this, the wireless industry is generally organized into the following segments:
•	Mobile operators – they build and operate wireless networks and provide voice and data access services to subscribers.

•	MVNOs – certain mobile operators, referred to as MVNOs, such as Virgin Mobile, Easy Mobile and CBB, resell voice and data access services, or airtime, from other mobile operators and do not directly build and operate their own wireless networks. MVNOs typically have their own retail customer brands.

•	Service providers – like MVNOs, service providers, such as Debitel and Mobilcom, provide airtime to subscribers on the basis of agreements with other mobile operators, using the networks and systems of those mobile operators, however, service providers generally do not have their own retail customer brands. They typically operate with minimal overhead and compete in the market primarily on the basis of price.

•	Infrastructure designers, manufacturers, builders, and operators — they provide mobile operators with technology, equipment, and cell sites to host and operate the networks.

•	Component designers and manufacturers — they design technology and components that are embedded within a wireless device. Components include semiconductor chip sets, displays, antennae and others.

•	Content providers — they develop mobile content for use with wireless devices and provide consumers with content such as ring tones, messaging, music, streaming video and television, games and other applications.

•	Wireless device manufacturers — they design, manufacture, and market wireless devices, such as cellular phones, wireless personal digital assistants and smartphones, which connect subscribers to a wireless network. The majority of these manufacturers are original equipment manufacturers, or

OEMs, such as Nokia, Motorola, SonyEricsson etc. Recently, companies that design phones and have them produced for them, typically in low cost countries, referred to as original design manufacturers or ODMs, are also entering the market; however, while the ODM section of the market is growing, it is still insignificant to the overall market when compared to the OEM segment.

•	Distributors, retailers and resellers — distributors provide logistic and distribution services to physically move wireless devices and related products from manufacturers or mobile operators closer to, or directly into, the hands of mobile subscribers; retailers, value-added resellers and system integrators provide subscribers and potential subscribers with an access point, either physical or on-line, to purchase a subscription and/or a wireless device.
     Wireless voice and data services are available to consumers and businesses over regional, national and multinational networks through mobile operators, who utilize digital and analog technological standards, such as:

Technology
Generation	standards
2G Digital	GSM
2.5G Digital	GPRS, EDGE
3G Digital	UMTS
3.5G Digital	HSDPA
     Developments within the global wireless industry have allowed wireless subscribers to talk, send and receive text messages, send and receive email, capture and transmit digital images and video recordings (multimedia messages), play games, browse the Internet and watch television using their wireless devices. Wireless devices and services are also being used for monitoring services, point-of-sale transaction processing, machine-to-machine communications, local area networks, location monitoring, sales force automation and customer relationship management.
     The penetration of mobile devices in Europe is generally very high and, in most western European countries, exceeds 100%. As a result, the replacement market continues to be the major driver for European wireless device sales. Replacement sales are driven by device features such as built-in MP3 players, cameras and product design. The substantial competition between operators also contributes strongly to support sales of new handsets as the major reason for customers to change operators is the subsidy offered by the new operator on the purchase of a new handset in connection with signing up to a new subscription. Additionally, the use of wireless data products, including personal digital assistants and other mobile computing devices, has seen recent growth and wider consumer acceptance. The convergence of telecommunications, computing and media is further accelerating the replacement cycle and driving demand.
     The enterprise market, including small to medium enterprises, referred to as SME, is a growing area where smart-phones are being sold. Solutions demanded by these entities include a set-up where the phones are being sold pre-configured with suitable content such as email clients, specific software targeting individual branches and other customization targeted at the individual client. Furthermore, back-up in terms of technical call-centers are required with 24 hour customer support available.
     Dangaard Telecom believes the following major trends are taking place within the European wireless industry, although there is no assurance that Dangaard Telecom or our European operations following the acquisition will benefit from these trends:
•	Replacement devices. As overall subscriber penetration increases in many markets, growth in wireless device volume is more dependent on the replacement of wireless devices by existing subscribers. Dangaard Telecom believes that the key drivers for the growth in volume of replacement devices shipped will be the migration to next generation systems and devices (2.5G and 3G) with streaming video and television, enhanced color displays, camera enabled handsets, including higher quality mega pixel embedded cameras, MP3 and other audio capabilities, internet access and content such as ring tones, images and games. Mobile data (mobile music, mobile TV and mobile social networking) will continue to drive the replacement cycle. While the new features, enhanced functionalities and migration to next generation systems are anticipated to increase both replacement device shipments and total wireless device shipments, general economic conditions, consumer acceptance, component shortages, manufacturing difficulties, supply constraints and other factors could negatively impact anticipated wireless device shipments.

•	Increasing subscribers. Dangaard Telecom expects that the number of subscribers, especially in Eastern Europe, will continue to increase. Greater economic growth combined with increased wireless service availability or lower cost of wireless service compared to conventional fixed line systems and reductions in the cost of wireless devices may result in an increase in subscribers. Increasing deregulation, the availability of additional spectrum, increased competition and the emergence of new wireless technologies and related applications may further increase the number of subscribers in markets that have historically had high penetration rates. More mobile operators may offer services including seamless roaming, increased coverage, improved signal quality and greater data handling capabilities through increased bandwidth, thereby attracting more subscribers to mobile operators which offer such services.

•	Next generation systems. In order to provide a compelling service offering for their current and prospective subscribers, mobile operators continue to expand and enhance their systems by migrating to next generation systems such as 2.5G and 3G. These next generation systems allow subscribers to send and receive email, capture and transmit digital images and video recordings (multimedia messages), play games, browse the Internet, watch television and take advantage of services such as monitoring services, point-of-sale transaction processing, machine-to-machine communications, location monitoring, sales force automation and customer relationship management. In order to realize the full advantage of these services and capabilities, many current subscribers will need to replace their wireless devices. As a result, the continued rollout of next generation systems is expected to be a key driver for replacement sales of wireless devices. However, the ability and timing of mobile operators to rollout these new services and manufacturers to provide devices which utilize these technologies may have a significant impact on consumer adoption and the rate of sale of replacement devices.

•	New or expanding industry participants. With the opportunities presented by enhanced voice and data capabilities and an expanding market for wireless devices, many companies are entering or expanding their presence in the global wireless industry. For example, many companies have announced their intentions to create MVNOs in order to leverage their content and brands in the wireless space. This follows the success that MVNO companies such as Virgin Mobile, Telmore and Tele2 Mobile have had in attracting new, incremental mobile subscribers. In addition, companies such as Microsoft (wireless device operating systems provider) and High Tech Computer Corp. (ODM) are bringing feature rich operating systems or wireless devices to market in order to provide subscribers with capabilities that emulate their desktop computer.

•	Pricing factors and average selling prices. It is estimated that in 2006 the European wireless industry’s average selling price for wireless devices declined slightly from 2005. A number of factors impacted the actual average selling prices including, but not limited to, shortening of the product life cycle, decreasing manufacturing costs due to higher volumes, manufacturing efficiencies, reductions in material costs, consumer demand, manufacturers’ promotional activities, product availability, product mix and device functionality. Dangaard Telecom anticipates that the global wireless industry’s average selling prices for wireless devices will continue to decline despite the fact that manufacturers have been adding enhanced features such as color screens and embedded cameras; however, no assurance can be given regarding the rate of such decline. The decline in average selling prices could offset any growth in revenue from overall growth in wireless device shipments and have an adverse impact on both the industry’s and Dangaard Telecom’s distribution revenues. However, changes in average selling prices of wireless devices have little or no impact on Dangaard Telecom’s revenue from logistic services, which are fee based services.
Dangaard Telecom’s business and operations
   Products and services
     Dangaard Telecom’s primary business is product distribution. As part of its product distribution activities, Dangaard Telecom purchases a wide variety of wireless voice and data handset products from leading manufacturers. It takes ownership of the products, receives them in its facilities and customizes a portion of them based upon demands from mobile operators, MVNOs or the general retail market. Dangaard Telecom works closely with a number of content providers in order to apply the best mix of software to the mobile phones it distributes, ranging from simple image, ring-tones and operator settings to enhanced e-mail applications. Dangaard Telecom actively markets and sells these products to its European customer base, with approximately 25,000 points of sale. Its product distribution activities generate higher revenue per unit than its logistic services, as distribution revenue includes the value of the products sold while logistic services revenue does not. Dangaard Telecom frequently reviews and evaluates wireless voice and data products in determining the mix of products it purchases for distribution and attempts to acquire distribution rights for those products that it believes have the potential for enhanced financial return and significant market penetration.
     The wireless devices Dangaard Telecom distributes include a variety of devices designed to work on various operating platforms and feature brand names such as Nokia, Motorola, SonyEricsson, High Tech Computer Corp., Samsung, Siemens, HP and LG Electronics.
     A part of Dangaard Telecom’s business is to provide network operators, service providers and MVNOs with procurement services. With respect to procurement services, Dangaard Telecom sources the devices on behalf of the customer and distributes them to the retail market on behalf of the customer. Under these arrangements, the operator will conduct marketing campaigns and promote device sales in connection with new subscriptions and generally subsidize these sales. The role of Dangaard Telecom is to secure adequate supplies of devices and to sell them to relevant points of sale in order to provide adequate market coverage. Dangaard Telecom fulfils this role using its long-term established connections to retailers throughout Europe.
     A portion of the handsets sold will be customized by Dangaard Telecom based upon agreements with operators (including service providers and MVNOs), not only to enhance the value of the handsets to the end-users, but also to enable the operator to differentiate its services from those of its competitors.
     Dangaard Telecom also provides fulfillment services to some operators. In these cases, the operator’s products are stored at Dangaard Telecom’s facilities. Dangaard Telecom then receives orders, mostly through EDI, and customizes and ships the products to the retail market or, in the case of retention sales, directly to end users. In these situations, Dangaard Telecom receives a fee for its logistic services.
     Furthermore, Dangaard Telecom operates business-to-consumer web-shops on behalf of some of its customers, mostly mobile operators, service-providers and MVNOs. These web-shops are branded with the particular operator’s look and feel, but are managed by Dangaard Telecom, which also distributes products bought through the Web-shop directly to the end-user. The functionality of the Web-shop enables the operator to sell subscriptions and devices, up-grade subscriptions from 2G to 3G, provide subsidies to customers on specific devices and sell accessories and other services. Once an order is received in the Web-shop, the fulfillment of the order, including any invoicing to the customer, is handled by Dangaard Telecom.
     Dangaard Telecom also distributes accessories used in connection with wireless devices, such as batteries, chargers, memory cards, car kits, cases and “hands free” products. It purchases and resells OEM and aftermarket accessories, either pre-packaged or in bulk. Its accessory concept is based upon a category management concept. Dangaard Telecom packages the products and includes a theft protection unit. Products from different vendors are packed in uniform sizes in such a way that products can clearly be identified as a particular OEM’s products, which helps OEMs reduce the impact of “copy cat” or non-original products being marketed as original products.
     With respect to smartphones, Dangaard Telecom also makes direct sales to enterprises, including SMEs. For these customers, Dangaard Telecom delivers phones pre-configured with operator settings, e-mail clients and other customized features. It also operates a call-center that provides end users with technical assistance with respect to the set-up of their phones as well as assistance in procuring repair services. These sales and relationships are handled by Dangaard Telecom but are often enabled through close cooperation with operators.
   Growth strategy
     Dangaard Telecom’s growth strategy is to continue to grow as a leader in within the product distribution and logistic services segments of the global wireless industry. Its objectives are to become a market leader in each of the markets in which it operates and to increase its earnings and improve return on invested capital within certain debt-to-total-capital parameters and enhance customer satisfaction by increasing the value it offers relative to other service alternatives and service offerings by its competitors.
     Incorporated in its strategy are industry trends such as increasing sales of replacement devices, increasing subscribers, the migration to next generation systems and new or expanding industry participants, as described above in the section entitled “–European wireless industry.” Dangaard Telecom will seek to grow its business through organic growth opportunities, new product and service offerings, start-up operations and joint ventures or acquisitions. In evaluating opportunities for growth, key components of its decision-making process include anticipated long-term rates of return, short-term returns on invested capital and risk profiles as compared to the potential returns. No assurances can be given however that its strategy will prove successful or result in further growth.
   Customers
     Dangaard Telecom provides its products and services to a wide customer base, with more than 25,000 points of sale, including a number of which are part of larger retail chains. Among its major customers, mobile operators, MVNOs and service providers form an important part. During 2006, customers in each of Dangaard Telecom’s primary sales channels included the following:

Sales channel	Customers (examples)
Mobile operators, MVNOs and service providers	Telia/Orange, Debitel, Telenor, Netcom, Tele2, TDC, Vodafone Telefonica, Sonofon, Swisscom, Telering, T-mobil

Retailers (specialized, mass)	MediaMarkt, Expert, Jecomtel, Dansk Supermarked, Carrefour, Telekaeden, FNAC, Lidl, Elkjoeb, Dixons
     Dangaard Telecom generally sells its products pursuant to customer purchase orders and subject to Dangaard Telecom’s terms and conditions. It generally ships products on the same day orders are received from the customer. Unless otherwise requested, substantially all of its products are delivered by common freight carriers. Because orders are filled shortly after receipt, backlog is generally not material to Dangaard Telecom’s business.
   Purchasing and suppliers
     Dangaard Telecom has established key relationships with leading manufacturers of wireless voice and data equipment such as Nokia, Motorola, SonyEricsson, High Tech Computer Corp., Samsung, Siemens, HP and LG Electronics. It generally negotiates directly with manufacturers and suppliers in order to obtain inventories of brand name products.
     Inventory purchases are based on customer demand, product availability, brand name recognition, price, service, and quality.
     Certain of Dangaard Telecom’s suppliers may provide favorable purchasing terms to it, including credit, price protection, cooperative advertising, volume incentive rebates, stock balancing and marketing allowances. Product manufacturers will typically provide limited warranties directly to the end consumer or to Dangaard Telecom, who will pass through identical warranties to its customers. If Dangaard Telecom provides warranties directly to end customers, such warranties will be backed by a manufacturer or by a European repair unit.
     Dangaard Telecom maintains agreements with certain of its significant suppliers, all of which relate to specific geographic areas. These agreements may be subject to certain conditions and exceptions, including the retention by manufacturers of certain direct accounts and restrictions regarding Dangaard Telecom’s sale of products supplied by certain other competing manufacturers and to certain mobile operators. Typically its agreements with suppliers are non-exclusive. Its supply agreements and relationships generally can be terminated on short notice by either party.

     Dangaard Telecom purchases products from manufacturers pursuant to purchase orders placed from time to time in the ordinary course of business. Purchase orders are typically filled, subject to product availability, and shipped to Dangaard Telecom’s designated warehouses by common freight carriers. Dangaard Telecom believes that its relationships with its suppliers are generally good. Any failure or delay by its suppliers in supplying Dangaard Telecom with products on favorable terms and at competitive prices would severely diminish its ability to obtain and deliver products to its customers on a timely and competitive basis. If Dangaard Telecom were to lose any of its significant suppliers, or if any supplier were to impose substantial price increases or eliminate favorable terms provided to Dangaard Telecom and alternative sources of supply were not then readily available, it could have a material adverse effect on its results of operations.
   Sales and marketing
     Dangaard Telecom promotes its product lines and capabilities and the benefits of certain of its business models through direct contacts and personal connections and by attending various international, national and regional trade shows, as well as through direct mail solicitation, media advertising and telemarketing activities. Its suppliers and customers use a variety of methods to promote their products and services directly to consumers, including Internet, print and media advertising.
     Dangaard Telecom’s sales and marketing efforts are coordinated out of its headquarters in Denmark by its regional and divisional vice presidents. Customer contacts are secured for each of the countries in which it operates by local management, who devote a substantial amount of their time to the development and maintenance of Dangaard Telecom’s customer and supplier relationships. Each country has a sales force that specializes in or focuses on selling the company’s products and services to a specific customer or customer category (e.g., mobile operators, MVNOs, dealers and agents, resellers, retailers, etc.). In addition, within its headquarters, Dangaard Telecom has a dedicated sales force to manage most of its mobile operator relationships in order to promote its procurement and other logistic services.
   Competition
     Dangaard Telecom operates in a highly competitive industry and in highly competitive markets. The markets for wireless voice and data products are characterized by intense price competition and significant price erosion over the lives of products. Dangaard Telecom competes principally on the basis of value in terms of price, capability, time, product knowledge, reliability, customer service and product availability and its ability to differentiate products through customization.
     Dangaard Telecom’s ability to continue to compete successfully will be largely dependent on its ability to anticipate and respond to various competitive and other factors affecting the industry, including new or changing outsourcing requirements; new information technology requirements; new product introductions; inconsistent or inadequate supply of product; changes in consumer preferences; demographic trends; international, national, regional and local economic conditions; and discount pricing strategies and promotional activities by competitors.
     The markets for wireless communications products and integrated services are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence, short product life cycles and changing competition. Accordingly, Dangaard Telecom’s success is dependent upon its ability to anticipate and identify technological changes in the industry and successfully adapt its offering of products and services to satisfy evolving industry and customer requirements. The wireless device industry is increasingly segmenting its product offerings and introducing products with enhanced functionality that compete with other non-wireless consumer electronic products. Examples include wireless devices with embedded mega pixel cameras, which now compete to a certain extent with non-wireless digital cameras, and wireless devices with MP3 capabilities that compete with non-wireless handheld audio players. These non-wireless consumer electronic products are distributed through other non-wireless distributors who may become Dangaard Telecom’s competitors as the wireless industry continues to introduce wireless devices with enhanced functionality. In addition, products that reach the market outside of normal distribution channels, such as grey market resellers, may also have an impact on Dangaard Telecom’s operations.
     Competition in Europe generally is strong, and each country is characterized by local competitors, who compete with Dangaard Telecom either within product distribution or within fulfillment/logistics. Within product distribution, competitors include NT Plus and Brightpoint in Germany, MilCom in Denmark, Telefast and Brightpoint in Norway, Axcom and Brightpoint in Sweden, AKL in Austria, Autronics in Switzerland and MCC in Holland and Belgium. In Spain, competition is also local and includes a smaller number of distributors all servicing the operator, Telefonica. As regards fulfillment services, competition is mostly from logistic companies such as Avarto/Bertelsmann in Germany and Austria and ALSO Schweiz AG in Switzerland.
     New entrants include the recent joint-venture between Tech Data and Brightstar, who announced their co-operation in early 2007 with the aim of selling mobile devices into Europe. However, no impact has yet been seen from this venture.
   Information systems
     The success of Dangaard Telecom’s operations is largely dependent on the functionality, architecture, performance and utilization of its information systems. Dangaard Telecom has, and continues to implement, business applications that enable it to provide its customers and suppliers with solutions for the distribution of their products. These solutions include, but are not limited to, eCommerce; electronic data interchange (EDI); web-based order entry, account management, supply chain management; warehouse management, serialized inventory tracking, inventory management and reporting. In the future, Dangaard Telecom intends to further develop these solutions and integrate its internal information systems throughout all of its divisions.
   Legal proceedings
     Dangaard Telecom is from time to time involved in certain legal proceedings in the ordinary course of conducting its business. While the ultimate liability pursuant to these actions cannot currently be determined, Dangaard Telecom believes these legal proceedings will not have a material adverse effect on its financial position or results of operations.
     The following are pending claims and disputes posing potential liability to Dangaard Telecom in excess of $500,000 (however, none of the following have been disclosed in the notes to Dangaard Telecom’s financial statements as Dangaard Telecom does not currently believe that they are probable or impose any significant liability to Dangaard Telecom):
     German value-added tax authorities
     There are two disputes pending with Finanzamt Flensburg, the German value-added tax, or VAT, authorities (the “Finanzamt”):
•	In the first dispute, Dangaard Telecom’s subsidiary, Dangaard Telecom Denmark A/S, received an assessment from the Finanzamt claiming that local German VAT should be applied on sales made by Dangaard Telecom Denmark A/S to two specific German customers in 1997 and 1998. Finanzamt claimed approximately $2.86 million. The case is currently in abeyance waiting for a principal decision or settlement involving similar cases pending in Germany. Dangaard Telecom Denmark A/S continues to dispute this claim and intends to defend this matter vigorously. The former shareholders of Dangaard Telecom agreed to indemnify Dangaard Holding with respect to this dispute when Dangaard Holding acquired Dangaard Telecom, and, as discussed above under “The Dangaard Telecom Acquisition –Material terms of the purchase agreement – Indemnification provisions,” Dangaard Holding has agreed in the purchase agreement to transfer and assign these indemnification rights to us (or enforce them on our behalf if such transfer or assignment is not permitted).

•	In the second dispute, Dangaard Telecom’s subsidiary, Dangaard Telecom Denmark A/S, received a notice from the Finanzamt claiming that local German VAT should be applied on all sales made by Dangaard Telecom Denmark A/S to German customers during the years 1999 to 2004. Finanzamt claimed approximately $8.05 million. The case is currently in abeyance waiting for a principal decision or settlement involving similar cases pending in Germany. Dangaard Telecom Denmark A/S continues to dispute this claim and intends to defend this matter vigorously. The former shareholders of Dangaard Telecom agreed to indemnify Dangaard Holding with respect to 80% of this claim when Dangaard Holding acquired Dangaard Telecom, and, as discussed above under “The Dangaard

Telecom Acquisition –Material terms of the purchase agreement – Indemnification provisions,” Dangaard Holding has agreed in the purchase agreement to transfer and assign these indemnification rights to us (or enforce them on our behalf if such transfer or assignment is not permitted).
     Fleggaard group of companies
     The former headquarters of Dangaard Telecom was in premises rented from a member of the Fleggaard group of companies, which was a former shareholder of Dangaard Telecom. A fire in March 2006 caused by another tenant in the building destroyed the headquarters and Dangaard Telecom had to leave the building while awaiting renovation of its space. Because of Fleggard’s failure to renovate the space, Dangaard Telecom terminated the lease. Fleggaard has disputed the lease termination and has claimed $1.4 million in damages. Dangaard Telecom continues to dispute this claim and intends to defend this matter vigorously.
     Norwegian tax authorities
     Dangaard Telecom’s subsidiary, Dangaard Telecom Norway AS Group, received notice from the Norwegian tax authorities regarding tax claims in connection with certain capital gains. The Norwegian tax authorities have claimed $2.71 million. Dangaard Telecom Norway AS Group continues to dispute this claim and intends to defend this matter vigorously. The former shareholders of Dangaard Telecom agreed to indemnify Dangaard Holding with respect to 80% of this claim when Dangaard Holding acquired Dangaard Telecom, and, as discussed above under “The Dangaard Telecom Acquisition –Material terms of the purchase agreement – Indemnification provisions,” Dangaard Holding has agreed in the purchase agreement to transfer and assign these indemnification rights to us (or enforce them on our behalf if such transfer or assignment is not permitted).
     German tax authorities
     Dangaard Telecom’s subsidiary, Dangaard Telecom Germany Holding GmbH, received notice from the German tax authorities regarding tax claims in connection with the deductibility of certain stock adjustments and various fees during the period 1998 to 2002. Dangaard Telecom Germany Holding GmbH agreed to pay part of the claim, and the current amount in dispute is $1.8 million. Dangaard Telecom Germany Holding GmbH continues to dispute this claim and intends to defend this matter vigorously. The former shareholders of Dangaard Telecom are obliged to indemnify Dangaard Holding with respect to any such tax claims. Due to the claim’s limited size, however, it will be below an agreed upon threshold, therefore the indemnification would not be activated by this claim if no other claims for indemnification have been or are asserted.

Selected historical consolidated financial data of Dangaard Telecom
     The following table sets forth selected historical consolidated financial data of Dangaard Telecom for the periods ended and as of the dates indicated. The selected consolidated financial data as of September 30, 2005 and 2006 and for the three years ended September 30, 2006 has been derived from Dangaard Telecom’s audited consolidated financial statements for such periods, which have been audited by KPMG C. Jespersen, Statsautoriseret Revisionsinteressentskab (Partnership of State Authorized Public Accountants), and are included in this proxy statement in Annex C. The selected consolidated financial data presented as of and for the six months ended March 31, 2006 and 2007 have been derived from the unaudited interim consolidated financial statements of Dangaard Telecom for such periods, which are also included in this proxy statement in Annex C. The selected consolidated financial data for the years ended September 30, 2002 and 2003 are derived from Dangaard Telecom’s audited consolidated financial statements for such period, which are not included herein. In the opinion of Dangaard Telecom’s management, its interim consolidated financial statements for the six months ended March 31, 2006 and 2007 include all adjustments, consisting of only normal recurring adjustments, that it considered necessary for a fair presentation of its financial position and results of operations as of and for such unaudited periods. The historical results are not necessarily indicative of results to be expected for future periods, and results for the six-month period ended March 31, 2007 are not necessarily indicative of results that may be expected for the entire financial year ending September 30, 2007. You should read the following selected consolidated financial data in conjunction with the consolidated financial statements and related notes of Dangaard Telecom attached to, and included in, this proxy statement as Annex C and the section below entitled “–Management’s discussion and analysis of Dangaard Telecom’s financial condition and results of operations.”
     Dangaard Telecom prepares its financial statements in accordance with the International Financial Reporting Standards, or IFRS, as adopted by the European Union. The selected financial data below is thus based on financial data prepared in accordance with IFRS as adopted by the European Union. Differences between IFRS and U.S. GAAP are described in the notes to Dangaard Telecom’s financial statements included in Annex C to this proxy statement.
Statement of operations data

						Six months ended
	Year Ended September 30,					March 31,
	2006	2005	2004	2003	2002	2007	2006
(in Euros and in thousands):						(unaudited)
Revenue	1,715	1,550	1,265	1,168	999	882	917
Gross profit	129	105	91	74	62	65	63
Operating income from continuing operations	44	32	23	24	18	21	22
Income from continuing operations	23	18	13	15	8	9	12
Total income from discontinued operations, net of income taxes	0	2	(9)	(4)	0	0	0

Net income from continuing operations	18	13	8	12	4	9	10

Balance sheet data

(in Euros and in thousands):	At September 30,					At March 31,
	2006	2005	2004	2003	2002	2007
						(unaudited)
Current assets	306	265	237	214	154	407
Working capital	183	162	159	137	106	237
Total assets	349	310	290	272	207	470
Non-current liabilities	82	69	68	58	59	81
Total liabilities	311	255	251	225	174	428
Equity (excluding minority interest)	33	45	30	38	28	42
Total equity	38	55	39	46	33	42

Management’s discussion and analysis of Dangaard Telecom’s financial condition and results of operations
You should read the following commentary together with the section above entitled “– Selected historical consolidated financial data of Dangaard Telecom” and its consolidated financial statements and related notes attached to, and included in, this proxy statement as Annex C. Dangaard currently prepares its financial statements in accordance with IFRS as adopted by the European Union, and unless otherwise expressly stated, the discussion below is based on its results and financial position as accounted for pursuant to IFRS as adopted by the European Union. The following discussion contains forward-looking statements that are subject to various risks and uncertainties. Dangaard Telecom’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.
Key figures (1)

				Six months ended March
	Year ended September 30,			31,
	2006	2005	2004	2007	2006
(In Euros and in millions)				(unaudited)
Income statement (2)

Revenue	1,715	1,550	1,265	882	917
Cost of goods	(1,586)	(1,445)	(1,174)	817	854
Gross profit	129	105	91	65	63
Operating profit	44	32	23	21	22
Profit from continuing operations	23	18	13	9	12
Income from continuing operations	18	13	8	9	10

Financial ratios

Net revenue, annual growth	10.6%	22.5%	8.3%	—	—
Gross profit in %	7.5%	6.8%	7.2%	7.4%	6.9%
Operating profit margin	2.6%	2.1%	1.8%	2.4%	2.4%
Return on equity	49.0%	37.4%	29.9%	—	—
Equity ratio	9.4%	14.5%	10.2%	8.9%	9.4%

(1)	The key figures were prepared in accordance with the “Recommendations and Key Figures 2005” of The Danish Society of Investment Professionals.

(2)	The key figures relating to the income statement have been adjusted for discontinued operations.
Results of operations
     Six months ended March 31, 2007 compared to six months ended March 31, 2006
     Revenue and gross profit. Dangaard Telecom recorded revenues of Euro 882.4 million in the six-month period ended March 31, 2007 (referred to in this discussion as the first half fiscal 2006/07), which corresponded to a 3.7% decrease from the six-month period ended March 31, 2006 (referred to in this discussion as the first half fiscal 2005/06).
     Gross profit increased by 3.2% in the first half fiscal 2006/07 to Euro 65.3 million from Euro 63.3 million in the first half fiscal 2005/06. The gross profit margin increased to 7.4% in the first half fiscal 2006/07 from 6.9% in the first half fiscal 2005/06.
     Cost structure. Cost of goods decreased by 4.3% from the first half fiscal 2005/06 to the first half fiscal 2006/07 compared to a decrease in revenue of 3.8%. Other external charges for the first half fiscal 2006/07 were 1.5% of revenue, which was slightly less than for the first half fiscal 2005/06. Staff costs constituted 3.4% of revenue in the first half fiscal 2006/07 compared to 2.9% in the first half fiscal 2005/06.

     Operating income. The operating income decreased slightly to Euro 20.8 million in the first half fiscal 2006/07 from Euro 22.0 million in the first half fiscal 2005/06.
     Interest and other financial items. Net interest expense amounted to Euro 7.0 million for the first half fiscal 2006/07 compared to net interest expense of Euro 3.4 million in the first half fiscal 2005/06, primarily due to a general increase in the interest level and an increase in the interest level as a result of a new loan agreement with the banks with long term committed facilities. The debt structure of Dangaard Telecom was changed in July 2006 after the change of its shareholders.
     Net income. Dangaard Telecom recorded net income (after tax and minorities) of Euro 8.9 million in the first half fiscal 2006/07, which is a decrease of Euro 1.2 million compared to the Euro 10.1 million recorded in the first half fiscal 2005/06.
     Financial year ended September 30, 2006 compared to year ended September 30, 2005
     Revenue and gross profit. Dangaard Telecom recorded revenues of Euro 1.7 billion in the financial year ended September 30, 2006 (referred to in this discussion as fiscal 2005/06), which corresponded to a 10.6% increase from the financial year ended September 20, 2005 (referred to in this discussion as fiscal 2004/05).
     Gross profit increased by 22.7% in fiscal 2005/06, to Euro 129.2 million, from Euro 105.3 million in fiscal 2004/05. The gross profit margin increased to 7.5% in fiscal 2005/06 from 6.8% in fiscal 2004/05. Profit before tax increased to Euro 36.0 million in fiscal 2005/06 compared to Euro 26.3 million in fiscal 2004/05.
     Cost structure. Cost of goods increased in fiscal 2005/06 by 9.8% compared to an increase in revenue of 10.6%. The corresponding numbers for fiscal 2004/05 were an increase in cost of goods of 23.1% compared to an increase in revenue of 22.5%. The comparison between fiscal 2005/06 and fiscal 2004/05 demonstrates an improved ability to keep the growth rate of cost of goods in line with the annual revenue growth rate. Other external charges for fiscal 2005/06 were 1.5% of revenue, which was slightly more than in fiscal 2004/05. Staff costs constituted 3.2% of revenue in fiscal 2005/06, which was in line with fiscal 2004/05.
     Interest and other financial items. Interest income and similar items amounted to Euro 1.3 million for fiscal 2005/06 compared to Euro 0.8 million in fiscal 2004/05, primarily due to increased interest income from banks and trade receivables. Interest expenses and similar items were Euro 9.4 million for fiscal 2005/06 compared to Euro 6.5 million for fiscal 2004/05, primarily due to increased interest expenses to banks.
     Tax on ordinary activities from continued operations. Dangaard Telecom’s effective tax rate increased to 36.7% in fiscal 2005/06 from 33.5% in fiscal 2004/05. The increase was primarily due to its expansion in countries outside of Denmark and the differences in the tax rates applicable in those countries to the tax rate applicable in Denmark.
     Financial year ended September 30, 2005 compared to year ended September 30, 2004
     Revenue and gross profit. Dangaard Telecom recorded revenues of Euro 1.6 billion in fiscal 2004/05, a more than a 22.5% increase from revenues recorded for the financial year ended September 30, 2004 (referred to in this discussion as fiscal 2003/04). As shown in the table above, Dangaard Telecom sustained its growth trend in revenues and gross profit for fiscal 2004/05.
     Gross profit increased to Euro 105.3 million in fiscal 2004/05 from Euro 91.2 million in fiscal 2003/04. The gross profit margin for fiscal 2004/05 was approximately 7%. Profit before tax increased in fiscal 2004/05 to Euro 26.3 million as compared with Euro 20.6 million in fiscal 2003/04.
     Cost structure. Cost of goods in fiscal 2004/05 increased by 23.1% compared to an increase in revenue of 22.5%. The corresponding numbers in fiscal 2003/04 were an increase in cost of goods of 7.3% compared to an increase in revenue of 8.3%. The comparison between fiscal 2004/05 and fiscal 2003/04 demonstrates the ability to keep the growth rate of cost of goods in line with the annual revenue growth rate. Other external charges for fiscal 2004/05 were 1.5% of revenue, which was below the levels of the previous four years. Staff costs constituted 3.1% of revenue in fiscal 2004/05 compared to 3.3% in fiscal 2003/04.

     Profit from other securities. There was no profit from other securities in fiscal 2004/05 compared to profit from other securities of Euro 2.6 million in fiscal 2003/04. The fiscal 2003/04 total of Euro 2.6 million related primarily to the sale of Dangaard Telecom’s remaining shares in Jamba AG.
     Interests and other financial items. Interest income and similar items amounted to Euro 0.8 million in fiscal 2004/05, which was in line with the prior fiscal year. Interest expenses and similar items amounted to Euro 6.5 million and were also in line with the prior fiscal year, in which the amount was Euro 5.6 million.
     Tax on ordinary activities from continuing operations. The effective tax rate of the Dangaard Group decreased to 33.5% in fiscal 2004/05 compared to 38.8% in fiscal 2003/04. The decrease was primarily due to the recognized impairment of goodwill in fiscal 2003/04 that was not deductible for tax purposes.
     Discontinued operations. Dangaard Telecom sold its shares in the Teleservice Group in fiscal 2004/05. Consequently, the result of the activities of the Teleservice Group was presented as discontinued operations in a single line in the income statement. The sale of the shares in the Teleservice Group resulted in a profit of Euro 1.0 million. The result of discontinued operations for fiscal 2004/05 amounted to Euro 1.7 million (including the profit from the shares sold in the Teleservice Group of Euro 1.0 million) compared to a loss of Euro 8.9 million for fiscal 2003/04.
Liquidity and capital resources
     Liquidity
     Dangaard Telecom’s principal sources of liquidity are cash flow from operating activities and available credit facilities. Cash and cash equivalents at March 31, 2007 amounted to Euro 2.4 million compared to Euro 1.4 million at September 2006. Besides cash and cash equivalents, Dangaard Telecom had unutilized credit facilities amounting to Euro 31.5 million at March 31, 2007 compared to Euro 116.2 million at September 30, 2006.
     Cash flows
     Operating activities. Net cash used in operating activities in the first half fiscal 2006/07 amounted to Euro 47.6 million compared to net cash used in operating activities of Euro 43.5 million in the first half fiscal 2005/06. In the first half fiscal 2006/07, working capital decreased by Euro 56.8 million compared to a decrease of Euro 57.2 million in the first half fiscal 2005/06. Income tax paid amounted to Euro 7.7 million in the first half fiscal 2006/07 compared to Euro 3.8 million in the first half fiscal 2005/06.
     Net cash used in operating activities in fiscal 2005/06 amounted to Euro 12.5 million as compared to net cash provided by operating activities of Euro 33.4 million in fiscal 2004/2005. This was primarily due to an operating profit of Euro 44.1 million in fiscal 2005/06 compared to an operating profit of Euro 32.0 million in fiscal 2004/05, an increase in working capital of Euro 36.5 million in fiscal 2005/06 compared with a decrease in working capital of Euro 6.3 million in fiscal 2004/05 and an increase in income tax paid of Euro 10.4 million, to Euro 15.3 million, in fiscal 2005/06 from Euro 4.9 million in fiscal 2004/05.
     Investing activities. Net cash used in investing activities in the first half fiscal 2006/07 amounted to Euro 22.4 million compared to net cash used in investing activities of Euro 1.9 million in the first half fiscal 2005/06. The increase was primarily due to increased activity in acquiring shares held by minority interests in order for the related entities to become wholly owned subsidiaries.
     Net cash used in investing activities in fiscal 2005/06 amounted to Euro 9.6 million, an increase of Euro 13.4 million when compared to fiscal 2004/05. The increase was primarily due to increased activity in acquiring new entities. The acquisitions were principally of shares held by minority interests in order for the related entities to become wholly owned subsidiaries.
     Financing activities. Net cash provided by financing activities in the first half fiscal 2006/07 amounted to Euro 71.0 million compared to net cash provided by financing activities of Euro 46.4 million in the first half fiscal 2005/06. The difference is primarily due to increased bank loans of Euro 74.7 million in the first half fiscal 2006/07 compared to Euro 56.2 million in the first half fiscal 2005/06.

     Net cash provided by financing activities in fiscal 2005/06 increased to Euro 20.0 million, an increase of Euro 55.6 million when compared to net cash used in financing activities of Euro 35.6 million in fiscal 2004/05. Dangaard Telecom went through a refinance in fiscal 2005/06 due to its changed ownership structure. Shareholder loans from previous shareholders were paid off and replaced by an increased proportion of external financing. As a result of the refinancing, loans from shareholders in fiscal 2005/06 decreased by Euro 64.4 million compared to an increase of Euro 0.8 million in fiscal 2004/05.
     Investments undertaken in the first half fiscal 2006/07 and in fiscal 2005/06 were mainly financed from the increased external financing. In fiscal 2005/06, dividends were paid of Euro 34.1 million compared to Euro 4.1 million in fiscal 2004/05.
     Operating, investing and financing activities. Net cash provided by operating, investing and financing activities was Euro 1.0 million in each of the first half fiscal 2006/07 and the first half fiscal 2005/06. Net cash used in operating, investing and financing activities in fiscal 2005/06 was Euro 2.1 million compared to net cash provided by operating, investing and financing activities of Euro 1.6 million in fiscal 2004/05.
Off-balance sheet arrangements
     Except for a factoring agreement in Spain under which there was total debt of Euro 8.9 million as of September 30, 2006, Dangaard Telecom does not have off-balance sheet arrangements other than those that, in accordance with IFRS, are recorded in the notes to its financial statements.
Contractual obligations and commitments
     Information in the following table provides a summary of our contractual obligations and commercial commitments as of September 30, 2006 for the following periods:

	Payments due by period
		Less than			More than
(In Euros and in millions)	Total	one year	1-3 years	3-5 years	5 years
Long-term debt obligations	87.4	10.6	20.9	20.9	35.0
Operating lease obligations	2.1	1.3	0.8	0	0
Other long-term liabilities	4.7	0	3.1	1.6	0

Total	94.2	11.9	24.8	22.5	35.0

Critical accounting policies
     Goodwill
     At the initial recognition goodwill is recognised at cost in the balance sheet. Subsequently goodwill is measured at cost less accumulated write-downs. Goodwill is not amortised.
     The carrying amount of goodwill is allocated to the cash-generating units of the Group at the acquisition date. Determination of the cash-generating units are in accordance with the management structure and internal financial control.
     Impairment of non-current assets
     Goodwill and intangible assets with indefinite useful lives are tested for impairment annually with the first impairment test performed before the end of the year of acquisition. Development projects in progress are tested for impairment annually as well.
     The carrying amount of goodwill is tested for impairment together with the other non-current assets in the cash-generating units to which goodwill have been allocated and are written down to the recoverable amount over the income statement if the carrying amount is higher. The recoverable amount is usually calculated as the net present value of the expected future net cash flows from the entity or activity (cash-generating unit) that goodwill is associated with. Impairment of goodwill is recognised as a separate item in the income statement.
     Deferred tax assets are assessed annually and are only recognised to the extent it is probable that they will be used.
     The carrying amount of other non-current assets is assessed annually to determine if there is any indication of impairment. If an indication exists the recoverable amount of the asset is estimated. The recoverable amount is the higher of the fair value of the asset less costs to sell and its value in use. Value in use is estimated as the present value of the future cash flows expected to be derived from the asset or the cash-generating unit that the asset is a part of.
     An impairment loss is recognised when the carrying amount of an asset or a cash-generating unit exceeds the recoverable amount of the asset or the recoverable amount of the asset’s cash-generating unit. Impairment losses are recognised in the income statement. Impairment of goodwill is recognised as a separate item in the income statement.
     Impairment losses recognised in prior periods for goodwill are not reversed. Impairment losses for other assets are reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. Impairment losses are only reversed if the increased carrying amount of an asset attributable to a reversal of an impairment loss do not exceed the carrying amount that would have been determined (net of amortization or depreciation) had no impairment loss been recognised for the asset in prior years.
     Income tax and deferred tax
     Current tax payables and receivables are recognised in the balance sheet at the computed tax on the taxable income for the year adjusted for tax of taxable income concerning previous years and taxes paid on account.
     Deferred tax is accounted for using the balance sheet liability method on all temporary differences between carrying amount and tax value of assets and liabilities. However, Dangaard Telecom A/S does not recognize deferred tax relating to temporary differences on items not deductible for tax purposes and where the temporary differences – except for business combinations - occurred at the date of acquisition with no effect on profit or taxable income. Where different tax rules can be applied in computing the taxable value deferred tax is measured according to the Executive and Supervisory Boards´ planned use of the asset or settlement of the liability.
     Deferred tax assets including the taxable value of tax losses carried forward are recognised as a non-current asset at their expected realizable values; either as a setoff against tax on future income or as a setoff against deferred tax liabilities under the same legal tax unit and jurisdiction.
     Regulation of deferred tax concerning eliminations of unrealized intra-group profit and loss is made.
     Deferred tax is recognised according to the tax rules and tax rates applicable at the balance sheet date when the deferred tax is expected to result in current tax. Changes in deferred tax due to changes in tax rates are recognized in the income statement.
Use of estimates and judgments
     Estimation uncertainty and critical judgments
     The estimation of the carrying amount of some assets and liabilities requires the management of Dangaard Telecom to make judgments, estimates and assumptions concerning future events.
     The estimates and judgments made are based on historic data and other factors that management estimates to be reasonable. These estimates and judgments are naturally uncertain and unpredictable. The assumptions can be incomplete or inaccurate and unexpected events or circumstances can occur. Furthermore, Dangaard Telecom is exposed to risks and uncertainties that can lead to the actual financial outcomes deviating from the judgments made.

     It can be necessary to change previously made judgments due to changes in the circumstances underlying the previously made judgments or due to new knowledge or subsequent events.
     In particular, information about significant areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amount recognized in the financial statements are depreciations, amortizations and write-downs, provisions and contingencies.
     Impairment test of goodwill
     Dangaard Telecom assesses goodwill for impairment at least annually. In connection with its annual impairment analysis, Dangaard Telecom’s management makes estimates of whether its cash-generating units relating to goodwill will be capable of generating sufficient positive net cash flows in the future to support the value of the goodwill and other net assets relevant to Dangaard.
     Due to the character of Dangaard Telecom’s business, estimates are made concerning expected future cash flows and those estimates contain some uncertainty. This uncertainty is reflected in the selected capitalization rate.
     The impairment test and most sensitive factors inherent in this test are further described in note 10 to Dangaard Telecom’s consolidated financial statements as of September 30, 2006 and 2005 and for the three years ended September 30, 2006 attached to and included in this proxy statement as part of Annex C.
Quantitative and qualitative disclosures about market risk
Financial risks and risk management
     Dangaard has centralized the financial risk management of the Dangaard Group. The Dangaard Group does not incur risk from speculative financial positions and consequently only uses financial instruments when commercial risks are hedged.
Control of currency risk
     Dangaard Telecom’s international operations, including profit or loss, cash flows and equity, are affected by fluctuations in foreign exchange rates. Currency risk constitutes a material financial risk for Dangaard Telecom’s consolidated operations and could have a significant influence on profit or loss and its balance sheet.
     The majority of Dangaard Telecom’s revenues are realized in the domestic currencies of its various operating companies, primarily Euro and to a smaller extent DKK, NOK, SEK and CHF. The majority of its consolidated purchases are made either in Euro or U.S. dollars. Dangaard Telecom’s primary currency risk exposure is in U.S. dollars. Dangaard Telecom realized an increased cash flow of U.S. dollars in the year ended September 30, 2006 compared to the year ended September 30, 2005. This trend is expected to continue, which means that Dangaard Telecom’s profit or loss and balance sheet in coming years may be subject to greater financial risks based on fluctuations in the U.S. dollar. The currency risk with respect to Euro/DKK is considered to be low due to the Danish fixed exchange rate policy in relation to Euro and is therefore not hedged.
     Currency risks are minimized by balancing revenue and expenses as well as assets and liabilities (including sales and purchase orders). Dangaard Telecom’s exposure to currency risk is, as a result of this, only of a commercial character, and it does not obtain loans or make investments of excess liquidity in foreign currencies unless it believes such actions will reduce its overall exposure to currency risk. Forward foreign exchange contracts and currency options are used to control the currency risk.
     Dangaard Telecom’s overall objective of controlling the currency risk is to reduce the negative implications of currency risk on profit or loss and cash flows in the short term in order to increase the predictability of its financial results.
     Dangaard Telecom hedges its existing assets and liabilities in the most significant currencies as well as existing purchase and sales orders. Hedging primarily takes place via foreign exchange forward contracts matching the due dates of the hedged commercial positions.

     Currency risks related to investments in subsidiaries are considered long-term investments and are not covered.
Control of interest rate risk
     Fluctuations in interest rate levels affect profit or loss and the balance sheet of Dangaard Telecom. Dangaard Telecom is primarily exposed to interest rate risk through interest-bearing liabilities.
     The overall objective of controlling the interest rate risk is to reduce the negative effects of interest rate fluctuations on profit or loss and the balance sheet while also considering future interest rates and interest rate baskets. Hedging is normally carried out by converting floating interest rates to fixed interest rates.
Control of credit risk
     Credit risk is defined as the risk of realizing losses if the other party to an agreement is unable to fulfill its contractual obligations thereunder. The credit risks of Dangaard Telecom are primarily related to trade receivables and are minimized by its policy of insuring trade receivables. Losses on receivables concerning individual customers and other collaboration partners have been low. At September 30, 2006, Euro 107.2 million of Dangaard Telecom’s total trade receivables of Euro 150.5 million were insured with insurance coverage of 90% of the insured amount.
Market price of and dividends on Dangaard Telecom’s common equity and related stockholder matters
     Dangaard Telecom is a wholly-owned subsidiary of Dangaard Holding, a portfolio company of Nordic Capital Fund VI, and there is no established public trading market for Dangaard Telecom’s common equity. Upon successful completion of the acquisition transaction, Brightpoint will be the beneficial owner of all of Dangaard Telecom’s common equity.
     Dangaard Telecom paid dividends of Euro 34.2 million in the year ended September 30, 2006 and dividends of Euro 3.8 million in the year ended September 30, 2005. However, no dividends were paid by Dangaard Telecom during the six month period ended March 31, 2007 and it has determined that, in order to further develop Dangaard Telecom’s consolidated operations, no dividends will be paid out from Dangaard Telecom. The purpose for this is to further consolidate capital in order to continue Dangaard Telecom’s expansion.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BRIGHTPOINT
     The following table sets forth selected historical consolidated financial data of Brightpoint for the periods ended and as of the dates indicated. The historical results are not necessarily indicative of results to be expected for future periods. You should read the following data in conjunction with the information and consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2007 filed with the SEC on February 23, 2007 and May 8, 2007, respectively.
Statement of operations data

						Three months ended
	Year ended December 31,					March 31,
	2006 (1)	2005 (1)	2004	2003 (1)	2002 (1)	2007	2006
(amounts in thousands, except per share data):						(unaudited)
Revenue	$2,425,373	$2,140,177	$1,772,424	$1,692,580	$1,162,825	$641,629	$564,555
Gross profit	150,906	132,012	104,764	86,324	59,609	32,715	36,312
Operating income (loss) from continuing operations	48,371	44,353	35,567	20,355	(1,150)	4,382	12,569
Income from continuing operations	36,190	31,918	23,826	13,861	13,922	1,842	9,001
Total loss from discontinued operations, net of income taxes	(580)	(21,478)	(10,056)	(2,132)	(15,595)	8	(133)
Income (loss) before cumulative effect	35,610	10,440	13,770	11,729	(1,673)	1,850	8,868

Net income (loss)	$35,610	$10,440	$13,770	$11,729	$(42,421)	$1,850	$8,868

Earnings (loss) per share – basic:
Income from continuing operation	$0.74	$0.67	$0.48	$0.28	$0.28	$0.04	$0.18
Discontinued operations	(0.01)	(0.45)	(0.20)	(0.04)	(0.32)	—	—
Cumulative effect of accounting change, net of tax	—	—	—	—	(0.84)	—	—

Net income (loss)	$0.73	$0.22	$0.28	$0.24	$(0.88)	$0.04	$0.18

Earnings (loss) per share – diluted:
Income from continuing operations	$0.72	$0.64	$0.46	$0.27	$0.28	$0.04	$0.18
Discontinued operations	(0.02)	(0.43)	(0.19)	(0.04)	(0.32)	—	—
Cumulative effect of accounting change, net of tax	—	—	—	—	(0.84)	—	—

Net income (loss)	$0.70	$0.21	$0.27	$0.23	$(0.88)	$(0.04)	$(0.18)

(footnotes on following page)

Balance sheet data

	At December 31,					At March 31,
	2006	2005	2004	2003	2002	2007	2006
(in thousands):						(unaudited)
Working capital	$159,760	$121,336	$103,525	$96,839	$58,981	$181,410	$118,772
Total assets	778,353	487,824	437,584	444,690	336,302	832,665	436,662
Long-term liabilities	3,750	—	—	—	—	99,511	—
Total liabilities	583,525	338,782	286,847	297,106	222,659	632,602	287,701
Shareholders’ equity	194,828	149,042	150,737	147,584	113,643	200,063	148,961

(1)	Operating data includes certain items that were recorded in the years presented as follows: facility consolidation charges (benefit) in 2006, 2005 and 2003; and cumulative effect of an accounting change in 2002.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL DATA OF BRIGHTPOINT (POST-ACQUISITION)
     This unaudited pro forma condensed consolidated selected information set forth below is included for illustration purposes only. It does not necessarily indicate what the operating results or financial position of the combined Brightpoint/Dangaard Telecom would have been if the acquisition had been completed at the dates indicated. Moreover, this information does not necessarily indicate what the future operating results or financial position of the combined company will be. You should read this unaudited pro forma condensed consolidated selected financial information in conjunction with the unaudited pro forma condensed consolidated financial statements of the combined company and related notes attached to, and included in, this proxy statement as Annex D. This unaudited pro forma condensed consolidated selected financial information does not reflect any adjustments to conform to accounting practices or any cost savings or other synergies which may result from the acquisition or any future acquisition-related expenses. For a discussion of the assumptions made in the preparation of this selected unaudited pro forma condensed consolidated financial data, see Annex D. The unaudited pro forma results of operations data gives effect to the acquisition as if it occurred on January 1, 2006. The unaudited pro forma balance sheet data gives effect to the acquisition as if it had occurred on March 31, 2007.
Combined statement of operations data

	Three months	Year
	ended	ended
	March 31, 2007	December 31, 2006
(in thousands except per share data):	(unaudited)
Revenue	$1,152,961	$4,585,859
Gross profit	67,338	295,446
Operating income from continuing operations	9,904	92,090
Income from continuing operations	2,165	54,759

Earnings per share from continuing operations:
Basic	$0.03	$0.69
Diluted	$0.03	$0.68
Combined balance sheet data

At
March 31, 2007
(in thousands):	(unaudited)
Working capital	$290,654
Total assets	1,801,632
Long-term liabilities	290,865
Total liabilities	1,264,126
Shareholders’ equity	537,199

COMPARATIVE PER SHARE DATA
     Set forth below is certain historical per common share information of Brightpoint and certain unaudited pro forma combined per common share information for Brightpoint after giving effect to the acquisition, for the periods, and as of the dates, indicated. The unaudited pro forma combined data set forth below is for illustrative purposes only. Brightpoint may have performed differently had the acquisition actually occurred earlier. You should not rely on this information as being indicative of the historical results that would have been achieved had the acquisition occurred at the beginning of the periods presented or the future results that Brightpoint will experience after the acquisition.
     You should read the information below together with the historical financial statements and related notes of Brightpoint (included in our Annual Report on Form 10-K filed with the SEC on February 23, 2007 and incorporated herein by reference) and the unaudited pro forma condensed combined financial statements of Brightpoint attached to and included in this proxy statement as Annex D.
     Dangaard Telecom is a public limited company incorporated under Danish law. Therefore, while Dangaard Telecom had 26 outstanding shares (all owned by Dangaard Holding) with an aggregate stated capital of Eur 13.7 million on each of March 31, 2007 and December 31, 2006, the per share stated capital varied among those 26 shares, ranging from Eur 1.34 million per share to Eur 0.1 million per share (see Note 17 of Dangaard Telecom’s audited financial statements attached to, and included in, this proxy statement as Annex C). As a result, a division of Dangaard Telecom’s total income from continuing operations, cash dividends and net book value for such periods by 26 shares would not give an accurate per share allocation of those items and would render any comparison with respect thereto meaningless. Consequently, we have not presented either historical per share data or pro forma equivalent per share data for Dangaard Telecom in the table below.

	As and for the
	three months	As and for the
	ended	year ended
	March 31,	December 31,
	2007	2006
Brightpoint historical per common share data:
Income from continuing operations:
Basic	$0.04	$0.74
Diluted	$0.04	$0.72
Cash dividends	—	—
Net book value per common share –diluted	$3.97	$3.86

Brightpoint unaudited pro forma combined per common share data:
Income from continuing operations:
Basic	$0.03	$0.69
Diluted	$0.03	$0.68
Cash dividends	—	—
Net book value per common share –diluted	$6.68	$6.60

POST-ACQUISITION MANAGEMENT OF BRIGHTPOINT
Management table
     Assuming we receive the requisite shareholder approval at the annual meeting for Proposal 2 and Proposal 3, upon completion of the acquisition, three of our directors (Messrs. Hunt, Simon and Wagner) will step down from the board and three designees of Dangaard Holding (Messrs. Jensen, Krarup and Gesmar-Larsen) will be appointed to fill their vacancies, and our directors will then be reclassified among the board’s three classes. Each of Messrs. Jensen, Krarup and Gesmar-Larsen will also join one of our board’s three committees. In addition, upon the consummation of the acquisition, Mr. Milland, the current chief operating officer of Dangaard Telecom, will join our team of executive officers as both our co-chief operating officer (together with Mr. Howell) and our president, international operations.
     As a result of the foregoing, upon completion of the acquisition, our executive officers and directors would be as set forth below:

Name	Age	Position(s)
Robert J. Laikin	43	Chairman of the Board, Chief Executive Officer and Class I Director
J. Mark Howell	42	Co-Chief Operating Officer and President, Americas Division
Michael Koehn Milland	44	Co-Chief Operating Officer and President, International Operations
Anthony Boor	44	Executive Vice President, Chief Financial Officer and Treasurer
Steven E. Fivel	46	Executive Vice President, General Counsel and Secretary
Vincent Donargo	46	Vice President, Chief Accounting Officer and Controller
R. Bruce Thomlinson	45	President, Asia Pacific Division
John Alexander du Plessis Currie	42	President, Emerging Markets
Eliza Hermann (1)(2)	45	Class I Director
Jorn P. Jensen (3)	43	Class III Director
Thorleif Krarup (1)	54	Class II Director
Jan Gesmar-Larsen (2)	41	Class I Director
Marisa E. Pratt (3)	42	Class II Director
Richard W. Roedel (1)(3)	57	Class II Director
Jerre L. Stead (1)(2)	64	Class III Director
Kari-Pekka Wilska	59	Class III Director

(1)	Member of the corporate governance and nominating committee.

(2)	Member of the compensation and human resources committee.

(3)	Member of the audit committee.
     In addition, upon the closing of the acquisition, two of Dangaard Telecom’s current executives will join the management team of our European division. Steen F. Pedersen, the current chief executive officer of Dangaard Telecom, will become the president of our European division and Hans Peter Alnor, the current chief financial officer of Dangaard Telecom, will become the chief financial officer of our European division.
Information with respect to new executive officer and new key employees
     Set forth below for Messrs. Milland, Pedersen and Alnor is a brief description of their principal occupations and business experience for at least the last five years (see the section entitled “Proposal 3 – The proposed director designees” commencing on page 112 for further information with respect to the Dangaard Holding director designees that will be joining our board, the section entitled “Proposal 1” commencing on page 19 for further information with respect to the other directors listed above and the section entitled “Management of Brightpoint –

Background information on our executive officers” on page 28 for further information with respect to the other executive officers listed above):
     Michael Koehn Milland, age 44, has been with Dangaard Telecom since its formation in 1999 as its chief operating officer. Prior to that he held positions as: chief executive officer of the handset vendor, Philips Consumer Communication, in central Europe; general director and chief executive officer of FORA, a Russian telecommunications operation, in St. Petersburg; chief operating officer of Thorn Emi, a UK based retail and rental business with representation in Denmark; sales manager with Sonofon A/S, the first MVNO in Denmark; and other positions in the international retail and telecommunications industries.
     Steen F. Pedersen, age 48, has served as chief executive officer of Dangaard Telecom since it was formed in 1999 through the merger of Dangaard International A/S, a wireless distribution company that he formed with Fleggaard Holding A/S in 1986, and the German wireless distributor, Freecom AB. Prior to that he served as the chief executive officer of Dangaard International. Mr. Pedersen started his career in the electronics retail and distribution industry and joined the Fleggaard Group in the early 1980s.
     Hans Peter Alnor, age 50, joined Dangaard Telecom as its chief financial officer and a member of its executive board in 2001. From 1998 to 2001, Mr. Alnor served as managing director of Fleggaard Holding A/S, one of the founders of Dangaard Telecom. From 1982 to 1998, he served as head of office for an affiliate of the accounting firm, BDO ScanRevision. During this period, he functioned as team leader for several of that firm’s international projects, including for the Bulgarian Ministry of Finance. Mr. Alnor is a certified public accountant.

VOTING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
BRIGHTPOINT (PRE- AND POST-ACQUISITION)
     The following table sets forth certain information regarding the beneficial ownership of Brightpoint’s common stock as of the record date, both on an actual basis and as adjusted to give pro forma effect to the closing of the acquisition, based on information obtained from the persons named below, by:
•	each person known by us to own beneficially more than five percent of our common stock;

•	each of the executive officers included in our 2006 summary compensation table on page 39 of this proxy statement, referred to in this proxy statement as our “named executive officers”;

•	each of our directors, including those that will be appointed to our board upon the closing of the acquisition in accordance with Proposal 3; and

•	all of our executive officers and directors as a group.
     The beneficial ownership of each listed person is determined under the rules of the Securities and Exchange Commission and includes shares of Brightpoint common stock for which such person has voting or investment power or shares which such person has the right to acquire under existing stock options, warrants or convertible securities within 60 days of the record date. The same securities may be beneficially owned by more than one person.
     Except as indicated by footnote, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. In calculating the percentage for each listed person, the number of shares of stock owned by each listed person includes the shares issuable under options, warrants and convertible securities within 60 days of the record date, but excludes shares underlying options, warrants and convertible securities held by any other person. Percentage of common stock beneficially owned “before the acquisition” is based on 50,998,683 shares of common stock outstanding as of the record date. Percentage of common stock beneficially owned “after the acquisition” assumes that the 30,000,000 shares to be issued by Brightpoint in the acquisition were issued as of the record date and is thus based on 80,998,683 shares of common stock outstanding.

		Percentage of common stock
	Number of shares	beneficially owned
	of common stock	Pre-	Post-
Name and address of beneficial owner (1)	beneficially owned	acquisition	acquisition
Goldman Sachs Group, Inc. (2)	4,948,154	9.7%	6.1%
Trivium Capital Management LLC (3)	3,384,800	6.6%	4.1%
Barclays Global Investors, NA (4)	2,870,521	5.6%	3.5%
Putnam, LLC (5)	2,870,890	5.6%	3.5%
LSV Asset Management (6)	2,753,581	5.4%	3.4%
S. A. C. Capital Advisors LLC (7)	2,577,389	5.0%	3.1%
Robert J. Laikin (8)	724,160	1.4%	*
J. Mark Howell (9)	377,741	*	*
Anthony W. Boor (10)	30,491	*	*
Steven E. Fivel (11)	222,201	*	*
R. Bruce Thomlinson (12)	265,410	*	*
John Alexander Du Plessis Currie (13)	125,576	*	*
Eliza Hermann (14)	31,555	*	*

			Percentage of common stock
	Number of shares		beneficially owned
	of common stock		Pre-	Post-
Name and address of beneficial owner (1)	beneficially owned		acquisition	acquisition
Marisa E. Pratt (15)	29,331		*	*
Richard W. Roedel (16)	98,088		*	*
Jerre L. Stead (17)	92,050		*	*
Kari-Pekka Wilska (18)	16,555		*	*
Directors resigning from the board upon the closing of the acquisition:
V. William Hunt (19)	44,589		*	*
Stephen H. Simon (20)	34,656		*	*
Robert F. Wagner (21)	31,992		*	*
Dangaard designees to be appointed to the board upon the closing of the acquisition:
Jorn P. Jensen	—		—	—
Thorleif Krarup	—		—	—
Jan Gesmar-Larsen	—		—	—
Dangaard Holding A/S (22)	30,000,000		—	37.0%
All executive officers and directors as a group(23):
15 persons pre-acquisition	2,130,018	(24)	4.1%	2.6%
16 persons post-acquisition	2,018,781	(24)	4.0%	2.4%

*	Less than 1%.

(1)	The address for each of such individuals, unless specified otherwise in a subsequent footnote, is in care of Brightpoint, Inc., 2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168.

(2)	Based solely on a Schedule 13G/A filed with the SEC by Goldman Sachs Group, Inc. on January 24, 2007. The address of Goldman Sachs Group, Inc. is 85 Broad St., New York, NY 10004.

(3)	Based solely on a Schedule 13G filed with the SEC by Trivium Capital Management LLC on January 26, 2007. The address of Trivium Capital Management, LLC is 600 Lexington Avenue, 23rd Floor, New York, NY 10022.

(4)	Based solely on a Schedule 13G filed with the SEC by Barclays Global Investors, NA on January 23, 2007. The address of Barclays Global Investors, NA is 45 Freemont Street, San Francisco, CA 94105.

(5)	Based solely on a Schedule 13G filed with the SEC by Putnam Advisory Company, LLC on February 13, 2007. The address of Putnam Advisory Company, LLC is 1 Post Office Sq., Boston, MA 02109-2106.

(6)	Based solely on a Schedule 13G filed with the SEC by LSV Asset Management on February 14, 2005. The address of LSV Asset Management is 1 N. Wacker Drive, Suite 4000, Chicago, IL 60606.

(7)	Based solely on a Schedule 13G filed with the SEC by S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, CR Intrinsic Investors, LLC and Steven A. Cohen on April 9, 2007. The address for Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902.

(8)	Includes 150,022 shares underlying options held by Mr. Laikin that are exercisable within 60 days of the record date and 552,000 shares of restricted stock awarded under our 2004 Long-Term Stock Incentive Plan. Does not include 138,058 restricted stock units or options to purchase 30,010 shares.

(9)	Includes 75,070 shares underlying options held by Mr. Howell that are exercisable within 60 days of the record date and 270,000 shares of restricted stock awarded under our 2004 Long-Term Stock Incentive Plan. Does not include 87,913 restricted stock units or options to purchase 15,034 shares.

(10)	Includes 26,100 shares underlying options held by Mr. Boor that are exercisable within 60 days of the record date. Does not include 70,113 restricted stock units or options to purchase 9,000 shares.

(11)	Includes 70,156 shares underlying options held by Mr. Fivel that are exercisable within 60 days of the record date, 135,000 shares of restricted stock awarded under the Employee Stock Purchase Plan and 584 shares allocated from the 401(k). Does not include 52,771 restricted stock units or options to purchase 12,578 shares.

(12)	Includes 60,036 shares underlying options held by Mr. Thomlinson that are exercisable within 60 days of the record date. Does not include 207,589 restricted stock units or options to purchase 15,034 shares.

(13)	Includes 105,000 shares of restricted stock awarded to Mr. Currie under the 2004 Long-Term Incentive Plan. Does not include 51,559 restricted stock units.

(14)	Includes 6,417 shares of restricted stock owned by Ms. Hermann under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(15)	Includes 6,417 shares of restricted stock owned by Ms. Pratt under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan

(16)	Includes 9,117 shares of restricted stock owned by Mr. Roedel under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(17)	Includes 54,974 shares owned of record by JMJS Group LLP, which are beneficially owned by Mr. Stead and 6,417 shares of restricted stock owned by Mr. Stead under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(18)	Includes 9,117 shares of restricted stock owned by Mr. Wilska under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(19)	Includes 9,117 shares of restricted stock owned by Mr. Hunt under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(20)	Includes 6,417 shares of restricted stock owned by Mr. Simon under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan.

(21)	Includes 8,566 shares held by Robert F. Wagner and Patricia D. Wagner, and 6,417 shares of restricted stock owned by Mr. Wagner under our Amended and Restated Director Stock Compensation Plan, which are subject to forfeiture as set forth in the Plan. Does not include 210 shares held in a joint account by Mr. Wagner and his emancipated son, of which shares Mr. Wagner disclaims beneficial ownership.

(22)	Assuming the requisite shareholder approval for Proposal 2 is obtained at the annual meeting and the acquisition closes, represents the shares that Brightpoint will issue to Dangaard Holding in consideration for all of the capital stock of Dangaard Telecom upon the closing of the acquisition in accordance with the terms of the purchase agreement.

(23)	Assuming the requisite shareholder approval is obtained for Proposal 3 at the annual meeting and the acquisition closes, Messrs. Hunt, Simon and Wagner will resign as directors and Messrs. Jensen, Krarup and Gesmar-Larsen will be appointed as directors in their place, upon the consummation of the acquisition. In addition, as described in the section in this proxy statement entitled “Proposal 3 – Post-acquisition executive officers and directors of Brightpoint,” upon the consummation of the acquisition, Mr. Michael Koehn Milland will join our executive management team as co-chief operating officer and president, international operations.

(24)	Includes an aggregate of 385,884 shares underlying options that are exerciseable within 60 days after June 6, 2007. Includes 5,626 shares beneficially owned by Vincent Donargo, our Principal Accounting Officer. Does not include options to purchase an aggregate of 90,656 shares. Does not include 612,958 Restricted Stock Units.

PROPOSAL 2:
TO APPROVE OUR ISSUANCE OF 30,000,000 SHARES OF BRIGHTPOINT COMMON STOCK (AN
AMOUNT EXCEEDING 20% OF OUR OUTSTANDING COMMON STOCK) AS CONSIDERATION
FOR OUR ACQUISITION OF DANGAARD TELECOM A/S
Reason for the proposal
     Our common stock is traded on the NASDAQ Global Select Market. Consequently, issuances of our common stock are subject to the NASDAQ Marketplace Rules, such as Rule 4350. Under Rule 4350(i)(1)(C), we must seek shareholder approval with respect to issuances of our common stock when the shares to be issued are being issued in connection with our acquisition of the stock of another company and are equal to 20% or more of our outstanding common stock before the issuance. As of the record date, we had a total of 50,998,683 shares outstanding. Based on this number, the 30,000,000 shares to be issued by us to Dangaard Holding in partial consideration for all of the capital stock of Dangaard Telecom will equal approximately 59% of our outstanding common stock on a pre-issuance basis, based on the number of shares we had outstanding as of the record date. As a result, unless we obtain the requisite shareholder approval, our issuance of common stock to Dangaard Holding pursuant to the purchase agreement would be deemed a violation by NASDAQ of the foregoing provision of Rule 4350. In addition, Rule 4350(i)(1)(B) requires shareholder approval with respect to issuances of common stock (other than issuances in connection with a public offering) when the issuance would result in a change of control of the issuer. While we do not believe there would be a change of control with respect to Brightpoint upon our issuance of shares to Dangaard Holding in the acquisition, it is possible that NASDAQ could disagree and deem our issuance of common stock to Dangaard Holding pursuant to the purchase agreement, in the absence of shareholder approval, a violation of this provision of the rule as well.
Value of the shares to be issued
     The value of the shares to be issued by us to Dangaard Holding will be subject to change with the fluctuation of the trading price of our common stock on the NASDAQ Global Select Market. For instance, as of February 16, 2007, the last trading day prior to our execution of the purchase agreement on February 19, 2006 and our announcement of the pending acquisition on February 20, 2007, the closing price of our common stock was $10.28, making the market value of the shares to be issued to Dangaard Holding equal to $308.4 million at the close of business on that date, while, as of the record date, the closing price of our common stock was $13.78, making the market value of the shares to be issued to Dangaard Holing equal to $413.4 million at the close of business on the record date.
     We do not intend to modify the number of shares to be issued to Dangaard Holding based on changes to the price of our common stock between the date of the purchase agreement (or the record date) and the closing of the acquisition. The number of shares of our common stock to be issued to Dangaard Holding was determined through negotiations between Brightpoint and Dangaard Holding and reflects the determination of our board of directors and the board of directors of Dangaard Holding of the relative long-term worth of Brightpoint before and after the acquisition of Dangaard Telecom, which long-term worth may not be reflected, or which may be inappropriately adjusted by, fluctuations in our stock price.

Per share market price information
     Our common stock is listed on the NASDAQ Global Select Market under the symbol “CELL”. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock, as reported by NASDAQ:

	High	Low
Year ending December 31, 2007
Second quarter (through June 15, 2007)	$14.52	$11.41
First quarter	$14.07	$10.06
Year ended December 31, 2006
First quarter	$25.88	$15.94
Second quarter	$27.90	$13.25
Third quarter	$17.10	$10.96
Fourth quarter	$14.65	$11.35
Year ended December 31, 2005
First quarter	$7.64	$5.89
Second quarter	$8.74	$6.83
Third quarter	$11.07	$8.43
Fourth quarter	$16.71	$10.13
     During the foregoing periods, we declared the following common stock splits, all of which were effected in the form of common stock dividends.

Declaration date	Dividend payment date	Split ratio
August 12, 2005	September 15, 2005	3 for 2
December 5, 2005	December 30, 2005	3 for 2
May 9, 2006	May 31, 2006	6 for 5
     On February 16, 2007, the last full trading day prior to the public announcement of the acquisition on February 20, 2007, the closing price of our common stock was $10.28. On June 15, 2007, the latest practicable date before the printing of this document, the closing price of our common stock was $14.43. On such date, there were approximately 322 shareholders of record.
     Information with respect to the market price of Dangaard Telecom common stock is not provided because there is no established trading market for shares of Dangaard Telecom common stock.
Distribution of our common stock among our shareholders following the proposed share issuance
     As of the record date, non-affiliates owned 57.8% and affiliates (our officers, directors and five percent or greater shareholders) owned 42.2% of our outstanding common stock. Based on those ownership percentages, immediately following the acquisition and our issuance of the 30,000,000 shares of our common stock to Dangaard Holding, the same non-affiliates would own 36.4%, the same affiliates would own 26.6% and Dangaard Holding would own 37.0% (making it an affiliate as well) of our outstanding common stock. As a result, the total ownership of common stock by affiliates following the acquisition would be increased to 63.6%.
     Following the acquisition, no shareholder (based on current holdings) other than Dangaard Holding will own 10% or more of our common stock. However, while the acquisition, if consummated, will result in a significant concentration of our common stock in one shareholder’s ownership, the shareholder agreement that we will enter into with Dangaard Holding upon the consummation of the acquisition, a copy of which is attached as an exhibit to the purchase agreement (see Annex A attached hereto), will require Dangaard Holding to vote in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors and generally prohibit it from acquiring additional shares of our common stock, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5 % of our outstanding common stock or (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights.
Vote required to approve proposal
     Shareholders representing a majority of the shares present (in person or by proxy) and entitled to vote at the annual meeting must vote to approve (i.e. “FOR”) our issuance of Brightpoint common stock under the terms and conditions described in the purchase agreement in order for this Proposal 2 to pass.
Consequences if this proposal is not approved
     Pursuant to NASDAQ Rule 4350, we must obtain shareholder approval of our issuance of the 30,000,000 shares of common stock to Dangaard Holding prior to such issuance and, pursuant to the terms of the purchase agreement, we must obtain such approval as a condition to the closing of the acquisition. In addition to this Proposal 2, shareholder approval of Proposal 3 is also a condition in the purchase agreement to the closing of the acquisition. Consequently, if either this Proposal 2 or Proposal 3 is not approved, we will not be able to complete the acquisition on the terms currently contemplated by the purchase agreement. Shareholder approval of one and not the other is not enough.
     In addition, if the purchase agreement is terminated as a result of our being unable to get the requisite shareholder approval for Proposal 2, we will be obligated to pay Dangaard Telecom for certain of its expenses not to exceed $3.0 million. And, if prior to our annual meeting we have received a 50% acquisition proposal, and subsequently the purchase agreement is terminated as a result of our failure to acquire the requisite shareholder approval for this Proposal 2, then we will be required to pay Dangaard Holding a break-up fee of $15.0 million in the event we enter into a definitive purchase agreement with respect to a 50% acquisition proposal during the six months following such termination.
Recommendation of our board of directors
     Our board of directors unanimously approved our execution of the purchase agreement and believes that our acquisition of Dangaard Telecom pursuant to the terms of the purchase agreement, including our proposed issuance of common stock to Dangaard Holding as partial consideration therefore, under the terms set forth in the purchase agreement, is in our and our shareholders’ best interests. For a description of the factors considered by our board of directors in making its determination with respect to the acquisition, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Reasons for the acquisition.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR OUR ISSUANCE OF COMMON STOCK TO DANGAARD HOLDING IN THE ACQUISITION ON THE TERMS SET FORTH IN THE PURCHASE AGREEMENT.

PROPOSAL 3:
TO APPROVE THE APPOINTMENT OF THREE DANGAARD HOLDING DESIGNEES TO FILL THE
VACANCIES ON OUR BOARD THAT WILL BE CREATED BY THE RESIGNATIONS UPON THE
CLOSING OF THE ACQUISITION OF THREE OF OUR THEN-CURRENT DIRECTORS AND THE
RECLASSIFICATION OF THE DIRECTORS THEN COMPRISING THE BOARD
Reason for the proposal
Condition to closing
     Pursuant to the terms of the purchase agreement, we will pay to Dangaard Holding $100,000 in cash and issue it 30,000,000 shares of our common stock upon the closing of the acquisition in consideration for all of the capital stock of Dangaard Telecom, resulting in Dangaard Holding owning approximately 37% of our outstanding common stock. While Dangaard Holding will be our largest shareholder following the acquisition, it will be subject to significant transfer and voting restrictions with respect to its shares, as described below. Consequently, to help protect its investment in our company and as part of the basis for its agreeing to accept restricted shares of our common stock, in lieu of cash, as the bulk of the consideration for the acquisition, Dangaard Holding has made it a condition to closing in the purchase agreement that, upon the closing, we:
•	receive resignations from three of our then-current directors effective as of the closing,

•	appoint three individuals designated by Dangaard Holding to fill the vacancies on our board created by such resignations, and

•	appoint each one of such director designees to serve on one of our board committees.
     We have agreed to such condition, subject to the final approval (which we have received) of Dangaard Holding’s designees by our board’s corporate governance and nominating committee applying reasonable and uniform standards consistent with both its past practices and our corporate governance principles and the satisfaction of each of such designees of the independence requirements of NASDAQ Marketplace Rule 4200(a). In addition, although not required by law, as our board of directors has the authority, without shareholder approval, to appoint individuals to the board to replace vacancies created by director resignations, our board of directors deemed it advisable that we make it a condition to the closing that we receive shareholder approval at the annual meeting with respect to the board’s proposed appointment of such designees to our board upon the closing of the acquisition, which is the approval we are seeking with this Proposal 3.
Post-acquisition transfer restrictions with respect to Dangaard Holding
     All 30,000,000 of the shares to be issued by us to Dangaard Holding will be restricted upon issuance and at least 22,000,000 of such shares will remain restricted for at least a year after the closing. Pursuant to the terms of the shareholder agreement that we will enter into with Dangaard Holding upon the closing of the acquisition, a copy of which is attached as an exhibit to the purchase agreement (see Annex A attached hereto), we will use our best efforts to register 8,000,000 of the shares issued to Dangaard Holding with the SEC as soon as practicable following the closing and grant to Dangaard Holding certain demand and tag-along registration rights with respect to its remaining shares commencing one year following the closing. Other than certain permitted transfers to partners, members or affiliates of Dangaard Holding, Dangaard Holding will be prohibited from transferring (a) more than 8,000,000 of its shares during the first year following the closing, and (b) other than transfers made in accordance with the foregoing demand or tag along registration rights, any of the remaining 22,000,000 shares during the following two years in excess of the volume limitations prescribed by Rule 144 promulgated under the Securities Act of 1933 during any 90-day period.
Post-acquisition voting restrictions on Dangaard Holding
     In addition, pursuant to the terms of the shareholder agreement, Dangaard Holding must vote its shares in favor of all director candidates and shareholder proposals (other than those seeking approval to authorize a merger, sale of all or substantially all of our common stock or assets or other similar business combination or for matters related to the foregoing) recommended by our board of directors, until the earlier of (a) the date on which Dangaard Holding owns less than 7.5 % of our outstanding common stock or (b) the date on which it (i) owns less than 10% of our outstanding common stock, (ii) has no designee serving as a member of our board of directors and (iii) has irrevocably given up its director designee rights.
The proposed director designees
     Dangaard Holding has proposed each of Messrs. Jorn P. Jensen, Thorleif Krarup and Jan Gesmar-Larsen as designees to be appointed to our board upon the closing of the acquisition, each of whom has been approved by our corporate governance and nominating committee and determined to be independent under both our corporate governance principles and NASDAQ Marketplace Rule 4200(a). In accordance with the terms of the purchase agreement, three of our current directors, Messrs. V. William Hunt, Stephen H. Simon and Robert F. Wagner, have agreed to resign their positions on our board (assuming, in the case of Messrs. Hunt and Simon, that they are reelected to our board at the annual meeting) upon the closing of the acquisition in order for the remaining members of our board to appoint the foregoing designees to fill the vacancies on the board created by their resignations.
     Set forth below for each such designee is his age, a brief description of his principal occupation and business experience during the last five years and, if applicable, certain other directorships he holds:
     Jorn P. Jensen has served as Executive Vice President and chief financial officer of Carlsberg A/S, an international brewery, since 2000 and, during his tenure there, has also served as chairman, vice chairman or board member in several companies within the Carlsberg Group. Mr. Jensen is also a member of the board of directors of the JL Foundation (Vesterhavet A/S) which owns the J. Lauritzen Group, a shipping company.
     Thorleif Krarup has served as the chairman of Dangaard Telecom and Dangaard Holding since September 2006 and has functioned as an advisor to Nordic Capital since 2004. If our contemplated acquisition of Dangaard Telecom is completed, Mr. Krarup will step down from the boards of Dangaard Telecom and Dangaard Holding. Previously, he held several group chief executive positions within the financial sector, including with Nykredit A/S, the largest Danish mortgage bank, and following its merger with Tryg, the largest Danish insurance company, the holding company Tryg Nykredit Holding, from 1987 to 1992; Unibank A/S, the second largest Danish bank, from 1992 to 2000; and Nordea AB, the largest bank in the Nordic region, which he co-founded, from 2000 to 2002. Mr. Krarup also currently serves as deputy chairman of the boards of H. Lundbeck A/S, a pharmaceuticals company, Alk Abello A/S, an allergy treatment/pharmaceuticals company, and LFI A/S, an investment company that holds 72% of H. Lundbeck. He is also a member of the board of directors for each of Group 4 Securicor Plc, a security and cash service company, and Bang & Olufsen A/S, a consumer electronics company, as well as several foundations, including Lundbeckfonden, The Crown Prince Frederik Fond and Danmark-Amerika fondet.
     Jan Gesmar-Larsen has served as a member of the board of directors of Dangaard Telecom and Dangaard Holding since September 2006. If our contemplated acquisition of Dangaard Telecom is completed, Mr. Gesmar-Larsen will step down from the boards of each of these companies. Prior thereto, he served on various other boards of directors, including as chairman of Interse A/S from January 2001 until May 2005, chairman of Hal Knowledge Solutions from August 2002 until May 2004 and as vice chairman of Bang & Olufsen A/S from 1996 to May 2003. He also served on the advisory board of Danske Bank A/S (from September 1999 to May 2004). Previously he held senior executive positions in the personal computer industry, including at Dell Computer Corporation as president of its Europe, Middle East and Africa division (EMEA) from 1997 to 2000 and at Apple Computer in various positions from 1993 to 1997, including most recently as its president EMEA.
The proposed reclassification of our directors
     Assuming the requisite shareholder approval of both Proposal 2 and Proposal 3 is obtained at the annual meeting and the acquisition is consummated, upon the closing of the acquisition the directors on our board will be reclassified among the board’s three classes. In connection with such reclassification, Ms. Hermann will continue as a Class I director, Mr. Roedel will continue as a Class II director, Messrs. Stead and Wilska will continue as Class III directors, Mr. Laikin will be reclassified from a Class II director to a Class I director, Ms. Pratt will be reclassified from a Class III director to a Class II director, and Messrs. Gesmar-Larsen, Krarup and Jensen will become Class I, Class II and Class III directors, respectively.
     As a result, following the foregoing reclassification, our board’s three classes will be comprised as follows:
•	Class I (term expiring in 2010) – Ms. Hermann, Mr. Laikin and Mr. Gesmar-Larsen;

•	Class II (term expiring in 2008) – Mr. Krarup, Ms Pratt and Mr. Roedel; and

•	Class III (term expiring in 2009) – Mr. Jensen, Mr. Stead and Mr. Wilska.
Dangaard Holding’s continuing designee rights following the acquisition
     Pursuant to the terms of the shareholder agreement, following the acquisition, Dangaard Holding will continue to have the right for as long as it continues to beneficially own between 7.5% and 27.5% (as such percentages may be adjusted prior to the acquisition to take into account certain issuances of our common stock between the date of the purchase agreement and the closing of the acquisition) or more of our outstanding common stock to propose between one and three, depending upon its ownership percentage at the time, individuals for election to our board of directors, in each case, subject to the final approval of such designee by our board’s corporate governance and nominating committee applying reasonable and uniform standards consistent with its past practices and our corporate governance principles as in effect from time to time. This right will be in lieu of, and not in addition to, its right to have three designees appointed to the board upon the closing of the acquisition, discussed above.
Vote required to approve proposal
     Shareholders representing a majority of the shares present (in person or by proxy) and entitled to vote at the annual meeting must vote to approve (i.e. “FOR”) our appointment of Dangaard Holding’s three designees to our board of directors as of the closing of the acquisition and our reclassification of our directors among our board’s three classes in order for this Proposal 3 to pass.
Consequences if this proposal is not approved
     Pursuant to the terms of the purchase agreement, we must obtain shareholder approval of our appointment of Dangaard Holding’s three designees to our board of directors as a condition to the closing of the acquisition. Shareholder approval of Proposal 2 is also a condition in the purchase agreement to the closing of the acquisition. Consequently, if either this Proposal 3 or Proposal 2 is not approved, we will not be able to complete the acquisition on the terms currently contemplated by the purchase agreement. Shareholder approval of one and not the other is not enough.
     In addition, if the purchase agreement is terminated as a result of our being unable to get the requisite shareholder approval for Proposal 3, we will be obligated to pay Dangaard Telecom for certain of its expenses not to exceed $3.0 million. And, if prior to our annual meeting we have received a 50% acquisition proposal, and subsequently the purchase agreement is terminated as a result of our failure to acquire the requisite shareholder approval for this Proposal 3, then we will be required to pay Dangaard Holding a break-up fee of $15.0 million in the event we enter into a definitive purchase agreement with respect to a 50% acquisition proposal during the six months following such termination.
Recommendation of our board of directors
     Our board of directors unanimously approved our execution of the purchase agreement and believes that our acquisition of Dangaard Telecom pursuant to the terms of the purchase agreement, including our appointment of three Dangaard Holding designees to our board, and our reclassification of the board, is in our and our shareholders’ best interests. For a description of the factors considered by our board of directors in making its determination with respect to the acquisition, see the section in this proxy statement entitled “The Dangaard Telecom Acquisition – Reasons for the acquisition.”
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR OUR APPOINTMENT OF THREE DANGAARD HOLDING DESIGNEES TO FILL THE VACANCIES THAT WILL BE CREATED ON THE CLOSING OF THE ACQUISITION BY THE RESIGNATIONS OF THREE OF OUR THEN DIRECTORS AND THE RECLASSIFICATION OF OUR DIRECTORS AMONG THE BOARD’S THREE CLASSES, EACH EFFECTIVE UPON THE CLOSING OF THE ACQUISITION.

PROPOSAL 4:
TO APPROVE THE AMENDMENT OF BRIGHTPOINT’S
2004 LONG-TERM INCENTIVE PLAN TO REMOVE ITS LIMITATION ON THE USE OF PLAN
SHARES FOR NON-OPTION BASED AWARDS AND TO BROADEN OUR ABILITY TO QUALIFY
AWARDS UNDER THE PLAN AS PERFORMANCE-BASED COMPENSATION
The proposed amendment to the plan
Removal of the limitation on the use of plan shares for non-option based awards
     Our 2004 Long-Term Incentive Plan, which is administered by the compensation and human resources committee of our board of directors, sometimes referred to as the compensation committee, currently enables that committee to grant to our employees, the employees of our subsidiaries, our directors, our consultants and other persons who are expected to contribute to our success, the following types of equity awards under the plan (the last four of which are referred to as “non-option based awards”):
•	stock options,

•	performance units;

•	restricted stock;

•	deferred stock; and

•	other stock-based awards (including restricted stock units).
The total number of shares originally reserved and available for issuance under the plan was set at 4,050,000 shares. As of the record date, a total of 2,523,257 of such shares had been issued or were the subject of outstanding awards and 1,526,743 were available for future award grants.
     Currently, Section 16 of the plan limits the number of shares that can be the subject of non-option based awards under the plan to 2,025,000 shares, subject to certain adjustments for stock splits, dividends, distributions, mergers and other similar events. As of the record date, there were 2,007,646 shares already subject to non-option based awards under the plan, leaving a total of 17,354 shares available for grants of future non-option based awards.
     Section 16 of the 2004 Long-Term Incentive Plan currently reads, in its entirety, as follows:
“SECTION 16: LIMIT ON NON-OPTION AWARDS.
     The number of shares that are subject to Non-Option Awards under the Plan shall not exceed 750,000 shares [2,025,000 shares post-split] of Common Stock in the aggregate, subject to adjustment in accordance with Section 17.”
     Our proposed amendment of the 2004 Long-Term Incentive Plan eliminates Section 16 from the plan, in its entirety, which would allow us to issue non-option based awards with respect to any of the 1,526,743 shares still available for issuance with respect to future award grants under the plan.
Broadening our ability to qualify awards under the plan as performance-based compensation
     The terms of the proposed amendment to our 2004 Long-Term incentive Plan also make clear that all stock options and certain stock awards, performance awards and other awards granted under our 2004 Long-Term Incentive Plan, and the compensation attributable to such awards, are intended to (i) qualify as performance-based awards or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code.
     Under Code Section 162(m), if the total compensation paid to our chief executive officer, or any of our other four most highly compensated executive officers, exceeds $1.0 million in any one tax year, our tax deduction, in the absence of certain exemptions, could be limited to the extent of such excess. However, awards granted under our 2004 Long-Term Incentive Plan that qualify as “performance-based compensation” (as that term is used in Code

Section 162(m) and the regulations thereunder), referred to as performance based awards, are exempt from the tax deduction limitation imposed by Code Section 162(m).
     Among other criteria, in order for an award to qualify as a performance-based award under our plan, at the time it is granted our plan must be administered by the compensation committee of our board and the compensation committee must be comprised solely of two or more “outside directors” (as that term is used in Code Section 162(m) and the regulations thereunder). In addition, the material terms of the performance measures used in determining the goals for such “performance-based compensation” must have been approved by our stockholders.
     By approving the proposed amendment to our 2004 Long-Term Incentive Plan, you will be approving the material terms of an expanded list of performance measures upon which basis the compensation committee may issue awards that qualify as performance-based awards, as set forth in a new Section 12 of the plan entitled “PERFORMANCE BASED AWARDS.” Under the proposed new Section 12, the compensation committee could use the following performance measures (either individually or in any combination) to set performance targets with respect to awards intended to qualify as performance-based awards: income from continuing operations; attainment of strategic and operational objectives; return on invested capital; net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on stockholders’ equity; return on assets; return on net assets; gross margin return on investment; gross margin dollars or percent; inventory turnover; employee turnover; sales, general and administrative expense; appreciation in and/or maintenance of the price of our common stock or any other publicly-traded securities we may have in the future; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.
     As described in the proposed amendment, the foregoing criteria will have any reasonable definitions that the compensation committee specifies, which may include or exclude any or all of the following items as the committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. In addition, any such performance criterion or combination of such criteria may apply to the participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the committee may specify.
Other
     The amendment also corrects certain typographical errors within the plan, updates section numbers and cross-references and indicates that the number of shares subject to the plan has been adjusted for prior stock splits. A copy of the form of our proposed Amended 2004 Long-Term Incentive Plan is attached to, and included in, this proxy statement as Annex E.
Reasons for the proposal
     Prior to 2005, we granted only stock options under our equity compensation program. However, beginning in 2005, we began issuing restricted stock units (which fall under the category of “other stock-based awards” permitted under the plan) in combination with stock options and restricted stock awards. A restricted stock unit award is generally issued pursuant to a vesting schedule and entitles the holder to receive one share of our common stock upon the designated vesting date – in other words, it cannot be converted to shares of stock until and to the extent it vests. A restricted stock award entitles the holder to receive one share of our common stock upon the grant date, but that share remains subject to the restrictions set forth in a restricted stock agreement. Like a restricted stock unit, a restricted stock award is granted pursuant to a time-based vesting schedule, but, unlike a restricted stock unit, it is considered issued and outstanding on the date of grant. In 2006, and so far in 2007, all of our performance-based equity compensation was issued in the form of restricted stock units.
     Our shift away from stock options was a result primarily of the increased stock-based compensation expense associated with stock options and similar instruments under Statement of Financial Accounting Standards No. 123, “Share-Based Payment (revised 2004),” commonly referred to as SFAS 123R. This accounting standard, which we adopted as of January 1, 2006, requires us to record, as compensation expense, the grant date fair value of a stock option over the vesting period of the option (requisite service period). In addition, the use of restricted stock units results in less immediate dilution than we would experience if we were to grant stock options or a combination of the two forms of equity because fewer restricted stock units need to be granted to afford the same immediate value as options. We also favor restricted stock units over restricted stock because restricted stock units do not require the issuance of common stock unless or until the shares are vested.
     We have added the expanded list of criteria that the compensation committee may consider in granting performance-based awards under our 2004 Long-Term Incentive Plan in order to expand the universe of awards that can be granted under the amended plan that would qualify as performance-based awards and thus as performance based compensation for purposes of Section 162(m) of the Code.
Vote required to approve proposal
     Shareholders representing a majority of the shares present (in person or by proxy) and entitled to vote at the annual meeting must vote to approve (i.e. “FOR”) the proposed amendment of our 2004 Long-Term Incentive Plan in order for this Proposal 4 to pass.
Consequences if this proposal is not approved
     If this Proposal 4 is not approved, we will not be able to amend the 2004 Long-Term Incentive Plan as outlined above and, as a result, will only be able to issue options, as opposed to restricted stock units or other non-option based awards, with respect to 1,509,389 of the 1,526,743 shares still available for future award grants under the plan. Moreover, we will have less flexibility in qualifying a portion of our named executive officers’ compensation as performance-based compensation, thereby decreasing our potential opportunities with respect to obtaining exemptions from the tax deduction limitations imposed by Code Section 162(m).
Recommendation of our board of directors
     As described above under “–Reasons for the proposal,” our board of directors believes that the proposed amendment of our 2004 Long-Term Incentive Plan to remove its limitation on the use of plan shares for non-option based awards and to broaden our ability to qualify awards under the plan as performance-based compensation, is in our and our shareholders’ best interests.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT OF OUR 2004 LONG-TERM INCENTIVE PLAN.

REPORT OF AUDIT COMMITTEE
     The responsibilities of the audit committee are to oversee our financial reporting process and internal audit function on behalf of the board and to report the results of its activities to the board. The committee fulfills its responsibilities through periodic meetings with our independent registered public accounting firm, internal auditors and members of our management.
     Throughout the year the audit committee monitors matters related to the independence of Ernst & Young LLP, our independent registered public accounting firm. As part of its monitoring activities, the committee obtained a letter from Ernst & Young, containing a description of all relationships between us and Ernst & Young. After reviewing the letter and discussing it with management, the audit committee discussed with Ernst & Young its overall relationship with us and any of those relationships described in the letter that could impact Ernst & Young’s objectivity and independence. Based on its continued monitoring activities and year-end review, the committee has satisfied itself as to Ernst & Young’s independence. Ernst & Young also has confirmed in its letter that, in its professional judgment, it is independent of Brightpoint within the meaning of the Federal securities laws and within the requirements of Independence Standard Board (ISB) Standard No. 1, “Independence Discussion with Audit Committees.”
     The audit committee also discussed with members of our management, our internal auditors and our independent registered public accounting firm, the quality and adequacy of our internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The committee reviewed with both our independent registered public accounting firm and our internal auditors their audit plans, audit scope, and identification of audit risks.
     The audit committee discussed and reviewed with the independent registered public accounting firm all matters required by auditing standards generally accepted in the United States, including those described in SFAS 61, “Communication with Audit Committees.” With and without management present, the committee discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The committee also discussed the results of the internal audit examinations.
     The committee reviewed our audited financial statements as of and for the fiscal year ended December 31, 2006 with our management and Ernst & Young. Management has the responsibility for the preparation and integrity of our financial statements and Ernst & Young, as our independent registered public accounting firm, has the responsibility for the examination of those statements. Based on the above-mentioned review and discussions with management and Ernst & Young, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission. The committee also reappointed Ernst & Young as our independent registered public accounting firm subject to shareholder ratification of such appointment.

AUDIT COMMITTEE Richard W. Roedel, Chairperson Marisa E. Pratt V. William Hunt

PROPOSAL 5:
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
     We have engaged Ernst & Young LLP as our independent registered public accounting firm since October 1994. In connection with the audit of our 2006 financial statements, we entered into an engagement agreement with Ernst & Young that set forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. Ernst & Young reported on our financial statements for the fiscal year ended December 31, 2006 and the audit committee of our board of directors has appointed Ernst & Young to audit and report on our financial statements for the year ending December 31, 2007.
     Although shareholder approval of the appointment of Ernst & Young is not required by law, our board of directors believes that it is advisable to give shareholders an opportunity to ratify this appointment. In view of the difficulty and expense involved in changing auditors on short notice, however, should the shareholders not ratify the selection of Ernst & Young, it is contemplated that the appointment of Ernst & Young for the fiscal year ending December 31, 2007 will be permitted to stand unless the board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. Furthermore, although the appointment of Ernst & Young is being submitted for shareholder ratification, the audit committee reserves the right, even after ratification by shareholders, to change the appointment of Ernst & Young as auditors, at any time during the 2007 fiscal year, if it deems such change to be in our best interests.
     Representatives of Ernst & Young are expected to be present at our annual meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

AUDIT FEES AND RELATED MATTERS
Audit fees
     The aggregate fees for professional services rendered by Ernst & Young for the audit of our annual financial statements for the years ended December 31, 2006 and 2005, the review of the financial statements included in our quarterly reports on Form 10-Q for 2006 and 2005, audit of internal control over financial reporting and statutory audits of foreign subsidiaries totaled $1,843,726 and $1,733,288, respectively.
Audit-related fees
     The aggregate fees for assurance and related services by Ernst & Young that are related to the performance of the audit or review of our financial statements, for the years ended December 31, 2006 and 2005, and that are not disclosed in the paragraph captioned “Audit Fees” above, were $16,000 and $15,000, respectively. The services performed by Ernst & Young in connection with these fees consisted of employee benefit plan audits and internal controls consultation.
Tax fees
     The aggregate fees for professional services rendered by Ernst & Young for tax compliance, for the years ended December 31, 2006 and 2005, were $368,307 and $262,307, respectively. The aggregate fees billed by Ernst & Young for professional services rendered for tax advice and tax planning, for the years ended December 31, 2006 and 2005, were $136,773 and $70,604, respectively. The services performed by Ernst & Young in connection with these advisory and planning fees consisted of the following: tax audits and consultation regarding various tax issues.
All other fees
     There were no fees for products and services by Ernst & Young, other than the services described in the paragraphs captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” above for the years ended December 31, 2006 and 2005.
     The audit committee has established its pre-approval policies and procedures, pursuant to which the audit committee approved the foregoing audit and permissible non-audit services provided by Ernst &Young in 2006. The audit committee’s pre-approval policy is as follows: consistent with the audit committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the audit committee. All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific approval by the audit committee will be submitted to the chief financial officer and must include a detailed description of the services to be rendered. The chief financial officer will determine whether such services are included within the list of services that have received the general pre-approval of the audit committee. The audit committee will be informed on a timely basis of any such services rendered by the independent auditor. Request or applications to provide services that require specific approval by the audit committee will be submitted to the audit committee by both the independent auditor and the chief financial officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence. The audit committee has designated our vice president of internal audit to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The vice president of internal audit will report to the audit committee on a periodic basis on the results of his monitoring. The vice president of internal audit and management will immediately report to the chairman of the audit committee any breach of this policy that comes to the attention of the vice president of internal audit or any member of management. The audit committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services. Pursuant to these procedures the audit committee approved the foregoing audit and permissible non-audit services provided by Ernst & Young in 2006.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING
     Brightpoint currently anticipates holding its annual meeting of shareholders for its fiscal year ending December 31, 2007 in May 2008. Shareholders who wish to present proposals appropriate for consideration at our annual meeting of shareholders for our fiscal year ending December 31, 2007 to be held in the year 2008 must submit the proposal in proper form to our corporate secretary at Brightpoint’s address set forth below (or such other address as then constitutes our executive offices) not later than December 21, 2007 in order for the proposition to be considered for inclusion in our proxy statement and form of proxy relating to such annual meeting. Such proposals must be presented in a manner consistent with our by-laws and applicable laws. Any such proposals, as well as any questions related thereto, should be directed to our corporate secretary, c/o Brightpoint Inc. at 2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168. Under our corporate governance principles nominees for directors should be sent directly to our lead independent director at: board.directors@brightpoint.com.
     If a shareholder submits a proposal after the December 21, 2007 deadline but still wishes to present the proposal at our annual meeting of shareholders (but not in our proxy statement) for the fiscal year ending December 31, 2007, the proposal, which must be presented in a manner consistent with our by-laws and applicable law, must be submitted to our corporate secretary in proper form at the address set forth above no later than March 5, 2008.
     Brightpoint did not receive notice of any proposed matter to be submitted by shareholders for a vote at this annual meeting and, therefore, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our board of directors and received in respect of this annual meeting will be voted in the discretion of our management on such other matter which may properly come before the annual meeting. Moreover, if we do not receive notice by March 5, 2008 of a proposed matter to be submitted by a shareholder for shareholder vote at the annual meeting of shareholders for the fiscal year ending December 31, 2007, then, in accordance with Exchange Act Rule 14a-4(c) any proxies held by persons designated as proxies by our board of directors in respect of such annual meeting may be voted at the discretion of such persons on such matter if it shall properly come before such annual meeting.
     The qualities and skills sought in prospective members of the board are determined by our board’s corporate governance and nominating committee. The corporate governance and nominating committee requires that director candidates be qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for Brightpoint. Criteria for selection of candidates will include, but not be limited to: (i) business and financial acumen, as determined by the Committee in its discretion, (ii) relevant education or training, (iii) a commitment to business ethics and the “Brightpoint Values”, (iv) tenure and breadth of experience in a significant leadership capacity, as well as qualities reflecting a proven record of accomplishment and ability to work with others, (v) degree of knowledge in our industry, (vi) relevant experience and knowledge of corporate governance practices, and (vii) expertise in an area relevant to us. Any prospective director nominee must be “independent” under NASDAQ Marketplace Rules and our Corporate Governance Principles. Such persons should not have commitments that would conflict with the time commitments of a director serving on our board of directors. Such persons shall be of high repute and recognized integrity and not have been convicted in a criminal proceeding or be named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). Such person shall not have been found in a civil proceeding to have violated any federal or state securities or commodities law, and shall not be subject to any court or regulatory order or decree limiting his or her business activity, including in connection with the purchase or sale of any security or commodity. Such persons shall have other characteristics considered appropriate for membership on our board of directors, as determined by the corporate governance and nominating committee.
     The corporate governance and nominating committee has complete discretion in considering nominations to our board. A shareholder who wishes to recommend a qualified candidate to our board of directors may write to our corporate secretary at the address set forth above, stating in detail the qualifications of the person they recommend. Pursuant to our by-laws, all nominations for the 2007 annual meeting must be submitted not less than 50 days nor more than 75 days prior to the annual meeting.
EXPERTS
     The consolidated financial statements of Dangaard Telecom A/S as of September 30, 2005 and 2006, and for each of the years in the three-year period ended September 30, 2006, have been included in this proxy statement as part of Annex C in reliance upon the report of KPMG C. Jespersen, Statsautoriseret Revisionsinteressentskab (Partnership of State Authorized Public Accountants), independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. As discussed in Note 35 to the consolidated financial statements, the consolidated balance sheet as of September 30, 2006 and 2005 and the related consolidated income statement for the year ended September 30 2006 have been restated.
WHERE YOU CAN FIND MORE INFORMATION
     A copy of our 2006 Annual Report to Shareholders is being furnished herewith to each shareholder of record as of the close of business on June 6, 2007. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 will be provided upon written request to Brightpoint Inc. at 2601 Metropolis Parkway, Suite 210, Plainfield, Indiana 46168, Attention: Investor Relations. The Form 10-K also is available on our website at www.brightpoint.com.
     We also file reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. Copies of our reports, proxy statements and other information may be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at:
Room 1580
100 F Street, N.E.
Washington, D.C. 20549
     Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding Brightpoint. The address of the Securities and Exchange Commission website is http://www.sec.gov.
     Information and statements contained in this proxy statement, including in any Annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract filed as an Annex to this proxy statement. You should rely only on the information contained in this proxy statement to vote on our issuance of common stock in the acquisition or the approval of the other proposals set forth herein. Brightpoint has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 20, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than June 20, 2007, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.
     The information contained in this proxy statement with respect to Brightpoint was provided by Brightpoint and the information contained in this proxy statement with respect to Dangaard Telecom was provided by Dangaard Telecom and Dangaard Holding. Information provided by Brightpoint, on the one hand, and Dangaard Telecom or Dangaard Holding, on the other hand, does not constitute any representation, estimate or projection of the other.
OTHER INFORMATION
     Our board of directors is aware of no other matters, except for those incident to the conduct of the annual meeting, that are to be presented to shareholders for formal action at the annual meeting. If, however, any other matters properly come before the annual meeting or any adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.
By Order of the Board of Directors,

Steven E. Fivel
Executive Vice President, General Counsel and
Secretary
June 20, 2007

Annex A
STOCK PURCHASE AGREEMENT
(1)	Stock Purchase Agreement, dated February 19, 2007, including
•	Exhibit A — Form of Escrow Agreement

•	Exhibit B — Form of Shareholder Agreement

•	Exhibit C — Form of Registration Rights Agreement
(2)	Amendment to Stock Purchase Agreement, dated April 19, 2007

(3)	Amendment to Stock Purchase Agreement, dated May 17, 2007

(4)	Amendment to Stock Purchase Agreement, dated June 15, 2007

STOCK PURCHASE AGREEMENT
dated February 19, 2007
BY AND AMONG
DANGAARD HOLDING A/S, DANGAARD TELECOM A/S,
BRIGHTPOINT, INC.
AND
NORDIC CAPITAL FUND VI (CONSISTING OF:
NORDIC CAPITAL VI ALPHA, L.P., NORDIC CAPITAL BETA, L.P.,
NC VI LIMITED AND NORDIC INDUSTRIES LIMITED)

Annex A - (1)	1

STOCK PURCHASE AGREEMENT

Parties:	Dangaard Holding A/S A Danish company (“Shareholder”) c/o Nordic Capital Sankt Annae Plads 11 1250 Copenhagen K Denmark

Dangaard Telecom A/S A Danish company (“Target”) Transitvej 12 6330 Padborg Denmark

Brightpoint, Inc. An Indiana corporation (“Parent”) 2601 Metropolis Parkway, Suite 210 Plainfield, Indiana 46168

Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner, Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company (collectively, “Nordic”)
22 Grenville Street
St. Helier Jersey JE4 8PX
Channel Islands

Date:  February 19, 2007

Background:  Whereas Target and its Subsidiaries are in the business, among other things, of distributing mobile phone products, and providing logistical services, mobile accessories and smart phone solutions (the “Target Business”); Whereas Shareholder owns all of the issued and outstanding shares of capital stock of Target (the “Target Stock”); Whereas the parties desire that Shareholder sell and Parent buy all of the Target Stock, all on the terms and subject to the conditions set forth in this Stock Purchase Agreement (the “Agreement”).

Now Therefore Intending To Be Legally Bound, in consideration of the foregoing and the mutual agreements contained herein and subject to the satisfaction of the terms and conditions set forth herein, the parties hereto agree as follows:

Section 1.  Defined Terms

Defined terms used in this Agreement are defined in this Section 1 as follows:

1.1  “Accounts Receivable” means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

1.2  “Acquisition Proposal” shall have the meaning given that term in Section 6.4.2.

1.3  “Agreement” shall have the meaning given that term in the recitals to this Agreement.

1.4  “Antitrust Laws” means the antitrust and competition laws of the United States, the European Union or Denmark.

1.5  “Asset” means any real, personal, mixed, tangible or intangible property of any nature including Cash Assets, prepayments, deposits, escrows, Accounts Receivable, Tangible Property, Real

Annex A - (1)	2

Property, Contract Rights, Intangibles and goodwill, and claims, causes of action and other legal rights and remedies.

1.6  “Break-Up Fee” shall have the meaning given that term in Section 10.2.2.

1.7  “Business Day” shall have the meaning given that term in Section 12.5.

1.8  “Business Facility” shall have the meaning given that term in Sections 4.19.3 and 5.19.3, as applicable.

1.9  “Cash Asset” means any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of a Person.

1.10  “Closing” shall have the meaning given that term in Section 8.1.

1.11  “Closing Date” shall have the meaning given that term in Section 8.1.

1.12  “Code” means the United States Internal Revenue Code of 1986, as amended.

1.13  “Confidentiality Agreement” shall have the meaning given that term in Section 6.4.

1.14  “Consent” means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application, notice or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

1.15  “Contract” means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature including sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, bonds, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

1.16  “Contract Right” means any right, power or remedy of any nature under any Contract including rights to receive property or services or otherwise derive benefits from the payment, satisfaction or performance of another party’s Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

1.17  “Danish Tax Order” means the written approval of the Danish Tax Authorities dated January 26, 2007 and attached hereto as Annex I.

1.18  “Defense” shall have the meaning given that term in Section 11.2.2.

1.19  “EC Act” means Articles 81 and 82 of the European Community Treaty.

1.20  “Employee Benefit Plan” means any employee benefit plan and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, but not including employment Contracts with individual employees.

1.21  “Encumbrance” means any lien, super lien, security interest, pledge, right of first refusal, mortgage, easement, covenant, restriction, reservation, conditional sale, prior assignment, or other encumbrance, claim, burden or charge of any nature.

1.22  “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

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1.23  “Environmental Laws” means all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment including those governing the use, generation, handling, storage and disposal or cleanup of Hazardous Substances, all as amended.

1.24  “Escrow Account” means the account set up pursuant to the Escrow Agreement.

1.25  “Escrow Agent” shall have the meaning given that term in Section 3.2.

1.26  “Escrow Agreement” shall have the meaning given that term in Section 3.2.

1.27  “Escrow Shares” shall have the meaning given that term in Section 3.2.

1.28  “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.29  “Facility Amendment” and  “Facility Amendments” shall have the meanings given those terms in Section 6.6.2.

1.30  “Financial Statements” shall have the meaning given that term in Section 4.7.2.

1.31  “GAAP” means generally accepted accounting principles under current United States accounting rules and regulations, consistently applied.

1.32  “Governmental Body” means the United States, European Union or other: (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing Authority power of any nature.

1.33  “Hazardous Substances” means: (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “hazardous materials,” or “toxic substances,” under any Law; (ii) any material, waste or substance which is or contains: (A) petroleum, oil or a fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) solid wastes that pose imminent and substantial endangerment to health or the environment; and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable Law or regulation.

1.34  “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.35  “IFRS” means International Financial Reporting Standards.

1.36  “including” means including but not limited to.

1.37  “Indemnification Excess” shall have the meaning given that term in Section 6.16.

1.38  “Indemnification Matter” shall have the meaning given that term in Section 11.2.

1.39  “Indemnification Notice” shall have the meaning given that term in Section 11.1.

1.40  “Indemnification Proceeds” shall have the meaning given that term in Section 6.16.

1.41  “Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker’s compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

1.42  “Intangible” means any name, corporate name, domain name, fictitious name, brand name, product name, slogan, trade secret, know-how, website, design, logo, formula, invention, product right, technology, Intellectual Property Right or other intangible asset of any nature, whether in use, operational,

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active, under development or design, non-operative or inactive and whether owned, marketed, maintained, supported, used, licensed or otherwise held for use by, or licensed to or with respect to which rights are granted to, a Person, and whether arising under statutory or common law in any jurisdiction throughout the world or otherwise.

1.43  “Intellectual Property Rights” means any and all intellectual property rights and industrial property rights arising under statutory or common law, contract, or otherwise, and whether or not perfected, including all: (a) Patents; (b) rights associated with works of authorship including copyrights, moral rights, copyright applications, copyright registrations, and rights to prepare derivative works; (c) rights relating to the protection of trade secrets and confidential information; (d) rights in trademarks, trademark applications, service marks, service mark applications, trade names, logos, symbols, and the like; (e) divisions, continuations, renewals, reissues and extensions of the foregoing (as and to the extent applicable) now existing, hereafter filed, issued, or acquired; and (f) rights analogous to those set forth in this “Intellectual Property Rights” definition and any and all other proprietary rights relating to the foregoing in any jurisdiction throughout the world, including all rights to sue for past, present and future infringement.

1.44  “Internal Controls” shall have the meaning given that term in Section 4.7.2.

1.45  “IRS” means the United States Internal Revenue Service.

1.46  “Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any Governmental Body.

1.47  “June Stock Purchase Agreement” shall have the meaning given that term in Section 6.16.

1.48  “to Parent’s knowledge” and similar phrases mean the actual knowledge or implied knowledge of the individuals listed on Schedule 1.48 attached hereto. For this purpose, “implied knowledge” means all information available in the books, records and files of Parent and all information such individuals should have reasonably known in the course of operating and managing the business and affairs of Parent and its Subsidiaries.

1.49  “to Shareholder’s knowledge” and similar phrases mean the actual knowledge or implied knowledge of the individuals listed on Schedule 1.49 attached hereto. For this purpose, “implied knowledge” means all information available in the books, records and files of Target and all information such individuals should have reasonably known in the course of operating and managing the business and affairs of Target and its Subsidiaries.

1.50  “Latest Balance Sheet” shall have the meaning given that term in Section 4.7.2.

1.51  “Latest Balance Sheet Date” shall have the meaning given that term in Section 4.7.4.

1.52  “Law” means any provision of any United States, European Union or other foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline, including common law.

1.53  “Lender” or  “Lenders” means, in the case of Parent, Bank of America, N.A. or, in the case of Target, collectively, Nordea Bank and Fortis Bank, such definitions used herein as the context requires.

1.54  “Losses” shall have the meaning given that term in Section 11.1.

1.55  “Material Adverse Effect” shall mean, with respect to any Person, any effect, event or occurrence that is materially adverse to the assets, liabilities, results of operations or financial condition of the business of such Person and its subsidiaries, taken as a whole, or that has a material adverse effect on the ability of such Person and its subsidiaries to consummate the transactions contemplated by, and discharge their obligations under, this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) failure to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period; it being understood, however, that the underlying reason or cause for such failure may still constitute a Material

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Adverse Effect; (ii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Transaction (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier distributor, partner or similar relationships or any loss of employees); (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting (a) the industries in which the business of such Person and its subsidiaries operates (which adverse changes or effects do not affect the business of such Person and its subsidiaries in a materially disproportionate manner) or (b) general economic conditions not uniquely related to the business of such Person and its subsidiaries; (iv) terrorist activities; (v) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in accounting requirements or principles or the interpretation thereof required under any applicable Law or applicable local generally accepted accounting principles or (vi) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in applicable Laws or the interpretation or enforcement thereof (which adverse changes, effects, events, occurrences, state of facts or developments do not affect such Person’s ability to consummate the Transaction).

1.56  “Material Contracts” shall have the meaning given that term in Section 4.17.1.

1.57  “NASDAQ” means The NASDAQ Global Select Market.

1.58  “Nordic” shall have the meaning given that term in the recitals to this Agreement.

1.59  “Obligation” means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

1.60  “Parent” shall have the meaning given that term in the recitals to this Agreement.

1.61  “Parent Board” means the board of directors of Parent.

1.62  “Parent Break-Up Fee” shall have the meaning given that term in Section 10.2.2.

1.63  “Parent Common Stock” shall have the meaning given that term in Section 5.4.1.

1.64  “Parent Disclosure Controls” shall have the meaning given that term in Section 5.6.

1.65  “Parent Documents” shall have the meaning given that term in Section 5.1.1.

1.66  “Parent Employee Benefit Plans” shall have the meaning given that term in Section 5.14.1.

1.67  “Parent Form 10-K” shall have the meaning given that term in Section 5.5.

1.68  “Parent Indemnitees” shall have the meaning given that term in Section 11.1.

1.69  “Parent Internal Controls” shall have the meaning given that term in Section 5.6.

1.70  “Parent Latest Balance Sheet” shall have the meaning given that term in Section 5.6.

1.71  “Parent MAE” shall have the meaning given that term in Section 7.2.3.

1.72  “Parent Material Contracts” shall have the meaning given that term in Section 5.17.1.

1.73  “Parent Opinion” shall have the meaning given that term in Section 7.2.4.

1.74  “Parent Recommendation” shall have the meaning given that term in Section 6.1.1.

1.75  “Parent SEC Reports” shall have the meaning given that term in Section 5.6.

1.76  “Parent Shares” shall have the meaning given that term in Section 3.1.

1.77  “Parent Stock” shall have the meaning given that term in Section 5.4.1.

1.78  “Parent Stockholders’ Approval” shall have the meaning given that term in Section 6.1.1.

1.79  “Parent Stockholders’ Meeting” shall have the meaning given that term in Section 6.1.1.

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1.80  “Patents” mean patents, reissues and reexamined patents, and patent applications, whenever filed and wherever issued, including limitation, continuations, continuations-in-part, substitutes, and divisions of such applications and all priority rights resulting from such applications.

1.81  “Permit” means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any Governmental Body.

1.82  “Permitted Encumbrances” means: (i) Encumbrances for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and has been reserved against on the Latest Balance Sheet or the Parent Latest Balance Sheet, as applicable; (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’, and statutory liens and rights in rem and other similar Encumbrances arising or incurred in the ordinary and usual course of business consistent with past practice; (iii) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Bodies; (iv) such easements, covenants, conditions, restrictions, reservations, declarations, agreements, states of fact, rights of way and other matters or encumbrances of record or disclosed by registered title or identified in title reports; and (v) reservations of rights of ownership for products sold on credit.

1.83  “Person” means any individual, Entity or Governmental Body.

1.84  “Proceeding” means any demand, claim, suit, action, litigation, investigation, notice of violation, arbitration, administrative hearing or other proceeding of any nature.

1.85  “Proxy Statement” shall have the meaning given that term in Section 6.1.2.

1.86  “Purchase Price” shall have the meaning given that term in Section 3.1.

1.87  “Real Property” means any real estate, land, building, condominium, town house, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto including easements, covenants, water rights, sewer rights and utility rights.

1.88  “Registration Rights Agreement” shall have the meaning given that term in Section 6.13.

1.89  “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

1.90  “SEC” means the United States Securities and Exchange Commission.

1.91  “Securities Act” means the United States Securities Act of 1933, as amended.

1.92  “Shareholder” shall have the meaning given that term in the recitals to this Agreement.

1.93  “Shareholder Agreement” shall have the meaning given that term in Section 6.12.

1.94  “Software” means any computer program, operating system, application, system, firmware or software of any nature, whether operational, active, under development or design, non-operational or inactive, including all object code, source code, comment code, algorithms, processes, formulae, interfaces, navigational devices, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, visual expressions, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases necessary to operate any such computer program, operating system, application, system, firmware or software.

1.95  “Subsidiaries” means all of the respective subsidiaries of Parent and Target.

1.96  “Survival Period” shall have the meaning given that term in Section 11.3.

1.97  “Tangible Property” means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

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1.98  “Target” shall have the meaning given that term in the recitals to this Agreement.

1.99  “Target Break-Up Fee” shall have the meaning given that term in Section 10.2.2.

1.100  “Target Business” shall have the meaning given that term in the recitals to this Agreement.

1.101  “Target Documents” shall have the meaning given that term in Section 4.1.1.

1.102  “Target Employee Benefit Plans” shall have the meaning given that term in Section 4.14.1.

1.103  “Target MAE” shall have the meaning given that term in Section 7.1.3.

1.104  “Target Opinion” shall have the meaning given that term in Section 7.1.4.

1.105  “Target Stock” shall have the meaning given that term in the recitals to this Agreement.

1.106  “Tax” means (a) any foreign or United States federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security, retirement, escheat, unclaimed property or other tax of any nature; (b) any foreign or United States federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; (c) any deficiency, interest or penalty imposed with respect to any of the foregoing or (d) any liability for amounts described in clause (a), (b) or (c) as a result of the application of Treasury Regulation Section 1.1502-6 (or similar provision of foreign, state or local Law), by Contract, by Law or otherwise.

1.107  “Tax Returns” means all non-United States, United States federal, state, local, and other Tax returns and reports, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendments thereto.

1.108  “Taxing Authority” shall mean any United States, European Union or other domestic, non-United States, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

1.109  “Termination Expenses” shall have the meaning given that term in Section 10.2.3.

1.110  “Transaction” shall have the meaning given that term in Section 2.1.

1.111  “VAT” shall have the meaning given that term in Section 4.11.10.

1.112  “VAT Legislation” shall have the meaning given that term in Section 4.11.10.

Section 2.  The Transaction

2.1  Sale and Purchase of Target Stock.  On the Closing Date, and subject to the other terms and conditions of this Agreement, Shareholder shall sell, transfer, assign, convey and deliver to Parent free and clear of all Encumbrances, and Parent shall purchase for the Purchase Price, all right, title and interest in and to the Target Stock from Shareholder (the “Transaction”).

Section 3.  Purchase Price and Escrow Shares

3.1  Purchase Price.  The purchase price for the Target Stock shall be One Hundred Thousand Dollars ($100,000) plus thirty million (30,000,000) shares of Parent Common Stock (the “Parent Shares”), payable at Closing to Shareholder (the “Purchase Price”).

3.2  Escrow Shares.  In order to secure Shareholder’s indemnification obligations under Section 11 of this Agreement, on the Closing Date, Parent shall deliver to an escrow agent selected by Parent and reasonably acceptable to Shareholder (the “Escrow Agent”) three million (3,000,000) of the Parent Shares (the “Escrow Shares”), such Escrow Shares to be held and distributed pursuant to the terms of an escrow agreement to be

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entered into on the Closing Date by and among Parent, Shareholder and the Escrow Agent, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”).

Section 4.  Representations of Shareholder

Knowing that Parent is relying thereon, Shareholder represents and warrants to Parent as follows:

4.1  Authority.

4.1.1.  The execution and delivery by each of Shareholder and Target of this Agreement and of all of the agreements to be executed and delivered by Shareholder and Target pursuant hereto (collectively, the “Target Documents”), the performance by Shareholder and Target of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Shareholder and Target and Shareholder and Target have all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Shareholder and Target, each of the other Target Documents to be delivered by either or both of them pursuant hereto will be, the valid and binding obligations of Shareholder and Target, to the extent they are parties thereto, and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

4.1.2.  The execution, delivery and performance of this Agreement and the other Target Documents by Shareholder and Target require no material actions in respect of, or filing with, any Governmental Body, other than compliance with the Antitrust Laws.

4.2  Noncontravention.  Except as set forth on Schedule 4.2, neither the execution and delivery by Shareholder or Target of this Agreement or of any other Target Documents to be executed and delivered by either or both of them, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by either or both of them of any of their respective obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the organizational documents of Shareholder or Target, each as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to either or both of them, under any of the terms, conditions or provisions of any Contract or Obligation to which either or both of them is a party or by which either or both of them or any of their respective Assets may be bound, or, except as set forth on Schedule 4.2, require any Consent, including any Consent required in connection with any existing loan or credit facility of Target or any of its Subsidiaries, or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 4.1.2, violate any Judgment or Law which is applicable to Shareholder or Target, or (d) result in the creation or imposition of any Encumbrance upon any of the Assets of Shareholder or Target, excluding from the foregoing clauses (b), (c) and (d) such defaults, rights, conflicts, losses, violations and Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

4.3  Ownership.  Shareholder: (i) is the sole record holder and beneficial owner of the Target Stock and has full and unrestricted title to the Target Stock, free and clear of any Encumbrances; (ii) has the ability to vote all of the shares of Target Stock at any meeting of the shareholders of Target; and (iii) has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the shares of Target Stock.

4.4  Organization, Standing and Power.

4.4.1.  Except as set forth in Schedule 4.4, each of Target and its Subsidiaries is an Entity duly organized and, validly existing under the laws of the jurisdiction of its formation, with full corporate power and lawful authority to (a) own, lease and operate its respective properties as currently conduced by it, (b) carry on the Target Business as currently conducted by it and (c) execute and deliver, and

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perform under, this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

4.4.2.  Schedule 4.4 sets forth all of the Subsidiaries of Target.

4.4.3.  Accurate and complete copies of the organizational and related documents, each as amended to date, and all Contracts relating to the acquisition or formation of Target and its Subsidiaries (or their affiliates or predecessors) have been made available to Parent.

4.5  Capitalization.   Schedule 4.5 sets forth the authorized capital stock of Target and each of its Subsidiaries, including the type of shares authorized, the par value per share and the number of each type of shares that are issued and outstanding. Except for Shareholder, there are no other record or beneficial owners of any shares of capital stock of Target or any other securities of Target. All of the issued and outstanding shares of capital stock of Target have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 4.5, there exists no right of first refusal or other preemptive right with respect to Target or the capital stock, business or Assets of Target or any of its Subsidiaries. Except as set forth in Schedule 4.5 Target owns, either directly or indirectly, all of the capital stock of its Subsidiaries. Except as referenced on Schedule 4.5, none of the Subsidiaries owns any capital stock in any Person.

4.6  Options and Other Rights.

4.6.1.  There is no:

(a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Target or any of its Subsidiaries;

(b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Target or any of its Subsidiaries; or

(c) Contract under which Target or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

4.7  Financial Statements; Internal Controls.

4.7.1.  Target’s fiscal year ends on September 30.

4.7.2.  Target has delivered to Parent the following financial statements and related notes (collectively the “Financial Statements”): the audited consolidated balance sheets of Target and its Subsidiaries as of September 30, 2006 (the “Latest Balance Sheet”), September 30, 2005, and September 30, 2004, and the related statements of income, capital and reserves and cash flows of Target and its Subsidiaries for the fiscal years ended September 30, 2006, September 30, 2005, and September 30, 2004.

4.7.3.  Except as set forth on Schedule 4.7, the Financial Statements were prepared from the books and records of Target, present a true and fair view of the financial position of Target as of the respective dates thereof and the results of operations, changes in capital and reserves and cash flows of Target for the periods covered thereby and were accompanied by unqualified reports from the independent auditor opining thereon. The Financial Statements have been prepared in accordance with IFRS on a consistent basis and in accordance with past practices.

4.7.4.  As of September 30, 2006, (the “Latest Balance Sheet Date”), Target had no Obligations other than (i) Obligations identified as such in the “liabilities” column on the Latest Balance Sheet, (ii) Obligations set forth on Schedule 4.7, or (iii) Obligations under the Material Contracts listed on Schedule 4.17, provided that as of the Latest Balance Sheet Date, no such Obligation consisted of or resulted from a default under or violation of any such Contract.

4.7.5.  Internal Controls.  The management of Target has (i) designed and maintained a system of internal control over financial reporting (“Internal Controls”) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with IFRS on a consistent basis and in accordance with past practices.

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4.8  Accounts Receivable.  All Accounts Receivable of Target and its Subsidiaries, arose in the ordinary course of business and were adequately provided for on the Latest Balance Sheet. Except as disclosed in Schedule 4.8, all Accounts Receivable are insured, there are no unsatisfied insurance claims for Accounts Receivable and there are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable which are not insured.

4.9  Inventory.  Except as disclosed in Schedule 4.9, all Inventory used in the Target Business conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved. As of the Latest Balance Sheet Date, all Inventory on the Latest Balance Sheet is valued at the lower of cost or market in accordance with IFRS consistently applied.

4.10  Operations Since The Latest Balance Sheet Date.  Except as set forth on Schedule 4.10, since the Latest Balance Sheet Date, as of the date hereof:

(a) except in the ordinary course of its business consistent with its past practices or pursuant to this Agreement, neither Target nor any of its Subsidiaries, as applicable, has: (i) pledged or hypothecated any of its material Assets or otherwise permitted any of its material Assets to become subject to any Encumbrance other than Permitted Encumbrances; (ii) incurred any material Obligation; (iii) made any material loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any material Obligation of any Person; (v) committed for any capital expenditure individually in an amount in excess of (euro) 1,000,000 and in the aggregate in an amount in excess of (euro) 5,000,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any material business or assets; (vii) waived or released any right or canceled or forgiven any material debt or claim; (viii) discharged any material Encumbrance or discharged or paid any material indebtedness or other material Obligation; (ix) assumed or entered into any material Contract other than this Agreement; (x) amended or terminated any material Contract; (xi) materially increased, or authorized an increase in, the compensation or benefits paid or provided to any of its senior executive officers; (xii) established, adopted or amended in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of its capital stock, other securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities; (xv) sold or otherwise issued any shares of its capital stock or any other securities; (xvi) amended its organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any shareholder, employee or agent of Target or any of its Subsidiaries, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Latest Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; or (xx) made any material Tax election; and

(b) there has been no change that has had a Material Adverse Effect on Target.

4.11	Taxes.

4.11.1.  Each of Target and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be complete and correct.

4.11.2.  Each of Target and its Subsidiaries has timely paid (or has had timely paid on its behalf) or will timely pay (or will have timely paid on its behalf) all material Taxes falling due prior to the Closing Date (whether or not on a Tax Return).

4.11.3.  There are no Encumbrances for Taxes upon any property of Target or any of its Subsidiaries except for liens for local property Taxes and assessments in the ordinary course of business assessed by jurisdictions not delinquent beyond any cure period.

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4.11.4.  Except as set forth on Schedule 4.11, no audits, examinations, investigations or other administrative proceedings or court proceedings are pending with regard to any Tax Returns filed by or on behalf of Target or any of its Subsidiaries.

4.11.5.  Except as set forth on Schedule 4.11, there are no outstanding Consents to extend the statutory period of limitations (or similar period under non-United States law) applicable to the assessment of any Taxes or deficiencies against Target or any of its Subsidiaries.

4.11.6.  Except as set forth on Schedule 4.11, to Shareholder’s knowledge, the transactions contemplated by this Agreement are not subject to any Tax withholding.

4.11.7.  No claim has ever been made by a Governmental Body in a jurisdiction where Target or any of its Subsidiaries do not file Tax Returns that any of them may be subject to taxation in that jurisdiction.

4.11.8.  Each of Target and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party.

4.11.9.  None of the Target or any of its Subsidiaries is a party to, or bound by, any Tax allocation or sharing agreement.

4.11.10.  Without affecting the general character of the representations and warranties in this Section 4.11: (i) Target and each of its Subsidiaries is registered for Value Added Tax (“VAT”) purposes if required to be so registered by Law, regulation or administrative practice relating to VAT (“VAT Legislation”), and any such registration is not subject to any material conditions imposed by or agreed with the relevant Taxing Authority; and (ii) Target and each of its Subsidiaries has complied with and observed in all material respects the terms of VAT Legislation.

4.11.11.  Shareholder has obtained the Danish Tax Order, and, as of the date hereof, the Danish Tax Order is in full force.

4.12	Intellectual Property.

4.12.1.  Schedule 4.12 contains an accurate and complete list as of the date hereof and description of all material Intellectual Property Rights of Target and its Subsidiaries.

4.12.2.  Except as set forth on Schedule 4.12, Target and each of its Subsidiaries have all right, title and interest in and to, including good and indefeasible title and the full right to use, or valid license to use all material Intellectual Property Rights, free and clear of any Encumbrance other than Permitted Encumbrances.

4.12.3.  None of the material Intellectual Property Rights or their respective past or current uses, including the preparation, manufacture, distribution, marketing, selling or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, or other Intellectual Property Rights of any Person. No Proceeding is pending or, to Shareholder’s knowledge, is threatened, nor has any claim or demand been made on Target or its Subsidiaries, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Target or its Subsidiaries of any of the material Intellectual Property Rights. To Shareholder’s knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the material Intellectual Property Rights.

4.12.4.  Any Contract covering or relating to any material Intellectual Property Rights is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. Neither Target nor any of its Subsidiaries is in breach of or default under any Contract covering or relating to any material

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Intellectual Property Rights or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.

4.13  Employees and Independent Contractors.

4.13.1.  Schedule 4.13 contains an accurate and complete list as of the date hereof of all of the senior executive officers of Target and each of its Subsidiaries (including any such person who is on a leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (iv) their last compensation changes and the dates on which such changes were made; (v) any specific bonus, commission or incentive plans or agreements for or with them; (vi) each Employee Benefit Plan in which they participate; and (vii) any outstanding loans or advances made to them.

4.13.2.  Schedule 4.13 also contains an accurate and complete list as of the date hereof of all key sales representatives and independent contractors engaged by Target or any of its Subsidiaries and material to the Target Business and (i) their payment arrangements (if not set forth in a Material Contract listed or described on Schedule 4.17), and (ii) a brief description of their jobs or projects currently in progress.

4.13.3.  Except as limited by the specific and express terms of any employment Contracts listed on Schedule 4.13 and except for any limitations of general application which may be imposed under applicable employment Laws, Target and its Subsidiaries, as applicable, has the right to terminate the employment of each of its key employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.

4.13.4.  Each of Target and its Subsidiaries is in compliance in all material respects with all Laws relating to employment practices. Target has made available to Parent accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Target and each of its Subsidiaries.

4.13.5.  Except as set forth on Schedule 4.13, neither Target nor any of its Subsidiaries have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Target or any of its Subsidiaries.

4.13.6.  In the past two years, neither Target nor any of its Subsidiaries has experienced any material labor problem.

4.13.7.  To the Shareholder’s knowledge, no key employee of Target or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Target or any of its Subsidiaries.

4.13.8.  Except as set forth on Schedule 4.13, no key employee of Target or any of its Subsidiaries has indicated an intention to terminate or has terminated his or her employment within three (3) months prior to the date hereof.

4.14	Employee Benefit Plans.

4.14.1.  Schedule 4.14 contains an accurate and complete list as of the date hereof of all of the material Employee Benefit Plans of Target and its Subsidiaries (collectively referred to as the “Target Employee Benefit Plans”). Accurate and complete copies and descriptions of all of the Target Employee Benefit Plans have been made available to Parent.

4.14.2.  With respect to the Target Employee Benefit Plans, Target will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with IFRS) as of the Closing Date all payments due but not yet payable as of the

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Closing Date, so there will not have been, nor will there be, any accumulated funding deficiencies or waivers of such deficiencies.

4.14.3.  All of the Target Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws. Target and all fiduciaries of the Target Employee Benefit Plans have complied in all material respects with the provisions of the Target Employee Benefit Plans and with all applicable Laws.

4.14.4.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Target under any of the Target Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Target Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

4.15  Real Property.  Schedule 4.15 contains an accurate and complete list as of the date hereof of all material Real Property owned or leased by Target and its Subsidiaries, showing location, and if leased, the rental cost and landlord. All Real Property owned, under lease to or otherwise used by Target and its Subsidiaries is in good condition, ordinary wear and tear excepted, as is sufficient in all material respects for the current operations of Target and its Subsidiaries. No such Real Property, nor the occupancy, maintenance or use thereof, is in material violation of, or material breach or default under, any Contract or Law, and, to Shareholder’s knowledge, no notice or threat from any lessor, Governmental Body or other Person has been received by Target or its Subsidiaries or served upon any such Real Property claiming any material violation of, or material breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation.

4.16  Insolvency.  No order has been made, petitioned or presented and no meeting convened for the purpose of considering a resolution for the winding-up of, or appointment of any administrator or receiver for, Target or any of its Subsidiaries.

4.17  Material Contracts.

4.17.1.  Schedule 4.17 contains an accurate and complete list as of the date hereof of all of the Contracts to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries is bound, that, in each case:

(a) provides for aggregate future payments by Target or any of its Subsidiaries, or to Target or any of its Subsidiaries, of more than (euro) 500,000;

(b) is a Contract not entered into in the ordinary course of business consistent with past practice which provides for aggregate future payments by Target or any of its Subsidiaries, or to Target or any of its Subsidiaries, of more than (euro) 500,000;

(c) is a collective bargaining Contract or other Contract with a labor union (including all material side letters and side agreements);

(d) restricts Target or any of its Subsidiaries from engaging in any business in any part of the world;

(e) is an employment Contract where the base compensation is in excess of (euro) 200,000 per year, or retention or change in control Contract that applies to any transaction other than this Transaction, or material independent contractor Contract with any director, officer or other employee of Target or any of its Subsidiaries;

(f) is with respect to the creation, operation, governance or management of a partnership, joint venture, limited liability company or similar agreement or is a stockholders’ agreement, registration rights agreement, voting agreement or proxy relating to the voting of any capital stock of Target or any of its Subsidiaries;

(g) is a mortgage, indenture, security agreement relating to indebtedness for borrowed money, letter of credit, promissory note, loan agreement or other material agreement, guarantee and instrument relating to the borrowing of money or extension of credit in each case in excess of (euro) 1,000,000;

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(h)  (A) is a stock purchase agreement whereby Target or any of its Subsidiaries bought or sold an equity interest or (B) is an asset purchase agreement or other acquisition or divestiture agreement whereby Target or any of its Subsidiaries, bought or sold a business or all or substantially all of the assets of a business for a price in excess of (euro) 1,000,000, in each case within the last three (3) years prior to the date hereof; or

(i) is a material written amendment in respect of any of the foregoing (collectively, the “Material Contracts”). A description of each oral Material Contract is included on Schedule 4.17, and true and correct copies of each written Material Contract have been made available to Parent.

4.17.2.  Each Material Contract is valid and in full force and effect against Target or its Subsidiaries as applicable, and is enforceable against Target and its Subsidiaries in accordance with its terms. To Shareholder’s knowledge, each Material Contract is valid and in full force and effect against the counterparties thereto and is enforceable by Target and its Subsidiaries in accordance with its terms, except where the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

4.17.3.  Except as set forth on Schedule 4.17: (i) to Shareholder’s knowledge, no Person has materially violated, breached, or committed any default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give Target, its Subsidiaries or, to Shareholder’s knowledge, any other Person, the right to cancel, terminate or modify any Material Contract; (iii) neither Target nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Material Contract; and (iv) neither Target nor any of its Subsidiaries has waived any of its material rights under any Material Contract.

4.18  Related Party Transactions.  Except as set forth on Schedule 4.18 and except for any employment Contracts listed on Schedule 4.13 and Schedule 4.17 and other arrangements entered into in the ordinary course of business, there are no material real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among Target and any current or former shareholder, director, officer or controlling Person of Target (or any of its predecessors) or any other Person affiliated with Target (or any of its predecessors).

4.19  Environmental Matters.

4.19.1.  Target, its Subsidiaries, and any Business Facility (as that term is defined in Section 4.19.3 below) are in material compliance with all applicable Environmental Laws, which compliance includes the possession by Target and its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and are and have been in material compliance with the terms and conditions thereof.

4.19.2.  Except in compliance with Environmental Laws, no Hazardous Substances have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) on, under or about any Business Facility or transferred or transported to or from any Business Facility.

4.19.3  Neither Target nor any of its Subsidiaries have been named as a potentially responsible party (PRP) or a term of similar import under any Environmental Law, and to the knowledge of Shareholder no Business Facility of Target or any of its Subsidiaries is subject to any lien arising under Environmental Laws.

4.19.4.  There are no Obligations arising out of or relating to Environmental Laws which Target or any of its Subsidiaries has agreed to, assumed or retained, by Contract or otherwise.

4.19.5.  For purposes of this Section 4.19, the term “Business Facility” includes any property (whether real or personal) which Target or any of its Subsidiaries currently leases, operates, or owns or

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manages in any manner or which Target or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

4.20  Insurance.  Schedule 4.20 contains an accurate and complete list and description of all material Insurance Policies (excluding Insurance Policies that constitute the Target Employee Benefit Plans described on Schedule 4.14) currently owned or maintained by Target as of the date hereof and all liability and errors and omissions Insurance Policies owned or maintained by Target and its predecessors (if any) at any time since September 30, 2003. Except as set forth on Schedule 4.20, accurate and complete copies of all material Insurance Policies described or required to be described on Schedule 4.20 have been made available to Parent. Each such material Insurance Policy is in full force and effect; Target has not received notice of cancellation with respect to any such Insurance Policy; and, to Shareholder’s knowledge, there is no basis for the insurer thereunder to terminate any such material Insurance Policy. Except as set forth on Schedule 4.20, there are no claims in excess of (euro) 100,000 that are pending under any of the material Insurance Policies described on Schedule 4.20.

4.21  Compliance with Laws; Permits.

4.21.1.  Except as set forth on Schedule 4.21: (i) Target and its Subsidiaries are in material compliance with each Law that is applicable to them or to the conduct of any of their businesses or the ownership or use of any of their Assets; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a material violation by Target or any of its Subsidiaries of, or a failure on the part of Target or any of its Subsidiaries to comply in all material respects with any Law; and (iii) neither Target nor any of its Subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, any Law, including any Antitrust Laws.

4.21.2.  Except as set forth on Schedule 4.21, Target and each of its Subsidiaries has obtained and holds all material Permits required for the lawful operation of the Target Business as and where such business is presently conducted. Accurate and complete copies of all such material Permits have been made available to Parent.

4.21.3.  It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, Intellectual Property Rights, employee and independent contractor matters, Employee Benefit Plans, Real Property or environmental matters, which are the subject of Sections 4.11, 4.12, 4.13, 4.14, 4.15 and 4.19, respectively.

4.22  Proceedings and Judgments.

4.22.1.  Except as set forth on Schedule 4.22: (i) no material Proceeding is currently pending or, to Shareholder’s knowledge, threatened, to which Target or any of its Subsidiaries is or was a party, or by which Target or any of its Subsidiaries or any Material Contracts or other material Assets or business of Target or its Subsidiaries is affected; and (ii) no material Judgment is currently outstanding, against Target or any of its Subsidiaries, or by which Target or any of its Subsidiaries or any material Assets or business of Target or its Subsidiaries is affected.

4.22.2.  As to each matter described on Schedule 4.22, accurate and complete copies of all material pleadings, Judgments, orders, correspondence and other legal documents have been made available to Parent.

4.23  Customers, Prospects and Suppliers.  Schedule 4.23 annexed hereto contains a complete and accurate list of the top ten customers (by revenue) including the line of business and region in respect of the Target Business and the top ten suppliers (by purchases) of the Target Business, in each case for the period from October 1, 2005 through September 30, 2006. Except as disclosed on Schedule 4.23, no such customer or supplier within the last twelve (12) months has canceled or otherwise terminated its relationship with Target, and no such customer or supplier has during the last twelve (12) months materially decreased or limited its business with Target, in each case whether as a result of the transactions contemplated hereby or otherwise.

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4.24  Brokers Fees.  No Person acting on behalf of Shareholder or Target is or shall be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Parent could become wholly or partly liable.

4.25  Full Disclosure.  No representation or warranty made by Target or Shareholder in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To Shareholder’s knowledge, there is no fact that has not been disclosed to Parent in the schedules to this Agreement or otherwise in writing, that has been or, so far as Shareholder can reasonably foresee, will have a Material Adverse Effect on Target.

Section 5.  Representations of Parent

Knowing that Shareholder is relying thereon, Parent hereby represents and warrants to Shareholder as follows:

5.1  Authority.

5.1.1.  The execution and delivery by Parent of this Agreement and of all of the agreements to be executed and delivered by Parent pursuant hereto (collectively, the “Parent Documents”), the performance by Parent of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Parent has all necessary corporate power and corporate authority with respect thereto. This Agreement is, and when executed and delivered by Parent, each of the other Parent Documents to be delivered by it pursuant hereto will be, the valid and binding obligations of Parent, to the extent it is a party thereto, and enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

5.1.2.  The execution, delivery and performance of this Agreement and the other Parent Documents by Parent require no material actions in respect of, or filing with, any Governmental Body, other than (i) the filing by Parent with the SEC of the Proxy Statement; (ii) the filing of an additional listing application with NASDAQ in respect of the Parent Shares; (iii) compliance with any applicable requirements of the Exchange Act; and (iv) compliance with the Antitrust Laws.

5.2  Noncontravention.  Except as set forth on Schedule 5.2, neither the execution and delivery by Parent of this Agreement or of any other Parent Documents to be executed and delivered by it, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance by Parent of any of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (a) conflict with or result in a breach of any provision of the organizational documents of Parent, as amended to date, (b) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Parent, under any of the terms, conditions or provisions of any Contract or Obligation to which Parent is a party or by which Parent or its Assets may be bound, or, except as set forth on Schedule 5.2, require any Consent, or payment under the terms of any such document or instrument, (c) assuming compliance with the matters referred to in Section 5.1.2, violate any Judgment or Law which is applicable to Parent, or (d) result in the creation or imposition of any lien, Encumbrance upon any of the Assets of Parent, excluding from the foregoing clauses (b), (c) and (d) such defaults, rights, conflicts, losses, violations and Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.3  Organization, Standing and Power.

5.3.1.  Except as set forth on Schedule 5.3, each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with full corporate power and corporate authority to (a) own, lease and operate its respective properties as currently conducted by it, (b) carry on their business as currently conducted by it and (c) execute and

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deliver, and perform under, this Agreement and each other agreement and instrument to be executed and delivered by it pursuant hereto.

5.3.2.  Accurate and complete copies of the articles or certificate of incorporation, bylaws and other organizational and related documents, each as amended to date, of Parent and its Subsidiaries (or their affiliates or predecessors), have been delivered or made available to Shareholder.

5.4  Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of common stock, $.01 par value (the “Parent Common Stock”), of which 50,674,610 shares are issued and outstanding and 1,000,000 shares of preferred stock, $.01 par value (the “Parent Preferred Stock”), none of which are issued and outstanding (collectively, the “Parent Stock”). All of the issued and outstanding shares of the Parent Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(b) Except as disclosed in the Parent’s SEC Reports or as set forth on Schedule 5.4, (i) there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character binding upon Parent or any of its Subsidiaries with respect to the issued or unissued Parent Stock or capital stock of or other equity interests in its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of or other equity interests in Parent or any of its Subsidiaries or securities, instruments or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or any of its Subsidiaries; and (ii) except for the transactions contemplated by this Agreement, there are no outstanding contractual obligations or other commitments or arrangements of Parent or any of it Subsidiaries to (A) repurchase, redeem or otherwise acquire any shares of Parent Stock or capital stock of or other equity interests in its Subsidiaries (or any interest therein); (B) provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Entity; (C) issue or distribute to any Person any Parent Stock; or (D) issue or distribute to holders of any of the Parent Stock or capital stock of or other equity interests in its Subsidiaries any evidences of indebtedness or assets of Parent or its Subsidiaries. There are no preemptive rights with regard to the Parent Stock.

5.5  Interests in Other Entities.  Except as set forth on Schedule 5.5, Parent has no direct or indirect subsidiaries except as set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Parent Form 10-K”). Other than the Subsidiaries set forth on Schedule 5.5 and in the Parent Form 10-K, Parent does not own any equity interest in any Person. Except as set forth on Schedule 5.5, Parent owns, either directly or indirectly, all of the capital stock of its Subsidiaries.

5.6  Regulatory Compliance; Information Supplied; Parent Internal Controls.

Since January 1, 2004, Parent has duly and timely filed all reports, statements, forms, schedules, registration statements, prospectuses, proxy statements, and other documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act, as the case may be (“Parent SEC Reports”). Except as disclosed therein, each of the Parent SEC Reports, at the time of its filing and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, complied in all material respects, and each Parent’s SEC Reports to be filed after the date hereof, shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and did not, at the time filed, and, to the extent applicable, its effective date or, in the case of a proxy or information statement, its mailing date, and will not, if filed subsequent to the date hereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in the comment letters received from the staff of the SEC with respect to the Parent SEC Reports.

Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was, or will be, prepared in accordance with GAAP applied on a consistent basis

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throughout the periods indicated (except as may be indicated in the notes thereto), each presented, or will present, fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments) and each complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Except to the extent set forth in the Parent SEC Reports, no report of auditors in such Parent SEC Reports has been withdrawn or modified. The books and records of Parent are complete and correct in all material respects and have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

Each required form, report and document containing financial statements that Parent has filed with or furnished to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or furnished by Parent’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification (i) was true and accurate and complied with the Sarbanes-Oxley Act, (ii) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (iii) has not been modified or withdrawn. As of the date of this Agreement, neither Parent nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of such certifications. Except to the extent set forth in the Parent SEC Reports, the management of Parent has, in material compliance with Rule 13a-15 under the Exchange Act, (i) designed and maintained (x) a system of internal control over financial reporting (as defined in Rule 13a-15(f) and Rule 15d-15(f) under the Exchange Act) (“Parent Internal Controls”) sufficient to provide reasonable assurances regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP and the rules and regulations promulgated under the Exchange Act and (y) disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) (“Parent Disclosure Controls”) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of the Parent Internal Controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent Internal Controls. Except to the extent set forth in the Parent SEC Reports to Parent’s knowledge, the Parent Disclosure Controls are and have been effective in timely alerting Parent’s management to such material information required to be included in Parent’s periodic reports required under the Exchange Act.

As of September 30, 2006 (the “Parent Latest Balance Sheet Date”), Parent had no Obligations other than (i) Obligations identified as such in the “liabilities” column on the balance sheet as of September 30, 2006 included in the Parent SEC Reports (the “Parent Latest Balance Sheet”), (ii) Obligations set forth on Schedule 5.6, or (iii) Obligations under the Parent Material Contracts listed on Schedule 5.17, provided that as of the September 30, 2006, no such Obligation consisted of or resulted from a default under or violation of any such Contract.

The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and (ii) the time of the Parent Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All documents that the Parent is responsible for filing with the SEC in connection with this Agreement will comply as to form and substance with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing sentence, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied in writing to Parent by Target or Shareholder for inclusion or incorporation by reference in the Proxy Statement.

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5.7  The Parent Shares.  The Parent Shares to be issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights created by statute, Parent’s organizational documents or any agreement to which Parent is a party or by which it is bound.

5.8  Accounts Receivable.  All Accounts Receivable of Parent and its Subsidiaries, arose in the ordinary course of business and were adequately provided for on the Parent Latest Balance Sheet. Except as disclosed in Schedule 5.8, there are no refunds, discounts, rights of setoff or assignments affecting any such Accounts Receivable.

5.9  Inventory.  Except as disclosed in Schedule 5.9, all Inventory used in Parent’s business conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof except to the extent adequately reserved. As of the Parent Latest Balance Sheet Date, all Inventory on the Parent Latest Balance Sheet is valued at the lower of cost or market in accordance with GAAP consistently applied.

5.10  Operations Since The Parent Latest Balance Sheet Date.  Except as set forth on Schedule 5.10, since the Parent Latest Balance Sheet Date, as of the date hereof:

(a) except in the ordinary course of its business consistent with its past practices or pursuant to this Agreement, neither Parent nor any of its Subsidiaries, as applicable, has: (i) pledged or hypothecated any of its material Assets or otherwise permitted any of its material Assets to become subject to any Encumbrance other than Permitted Encumbrances other than Permitted Encumbrances; (ii) incurred any material Obligation; (iii) made any material loan or advance to any Person; (iv) assumed, guaranteed or otherwise become liable for any material Obligation of any Person; (v) committed for any capital expenditure individually in an amount in excess of $1,200,000 and in the aggregate in an amount in excess of $6,000,000; (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any material business or assets; (vii) waived or released any right or canceled or forgiven any material debt or claim; (viii) discharged any material Encumbrance or discharged or paid any material indebtedness or other Obligation; (ix) assumed or entered into any material Contract other than this Agreement; (x) amended or terminated any material Contract; (xi) materially increased, or authorized an increase in, the compensation or benefits paid or provided to any of its senior executive officers; (xii) established, adopted or amended in any material respect (including any amendment with a future effective date) any Parent Employee Benefit Plan; (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any shares of its capital stock, other securities, Cash Assets or other Assets; (xiv) repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities; (xv) sold or otherwise issued any shares of its capital stock or any other securities; (xvi) amended its organizational documents; (xvii) been a party to any merger, consolidation, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; (xviii) accrued any deferred bonuses or compensation due to any shareholder, employee or agent of Parent or any of its Subsidiaries, or paid any such deferred bonuses or compensation except to the extent such deferred bonuses or compensation was accrued on the Parent Latest Balance Sheet; (xix) changed any of its methods of accounting or accounting practices in any respect; or (xx) made any material Tax election; and

(b) there has been no change that has had a Material Adverse Effect on Parent.

5.11  Taxes.

5.11.1.  Each of Parent and its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all material Tax Returns required by applicable Law to be filed by it prior to or as of the Closing Date. All such Tax Returns are or will be complete and correct.

5.11.2.  Each of Parent and its Subsidiaries has timely paid (or has had timely paid on its behalf) or will timely pay (or will have timely paid on its behalf) all material Taxes falling due prior to the Closing Date (whether or not on a Tax Return).

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5.11.3.  There are no Encumbrances for Taxes upon any property of Parent or any of its Subsidiaries except for liens for local property Taxes and assessments in the ordinary course of business assessed by jurisdictions not delinquent beyond any cure period.

5.11.4.  Except as set forth on Schedule 5.11, no audits, examinations, investigations or other administrative proceedings or court proceedings are pending with regard to any Tax Returns filed by or on behalf of Parent or any of its Subsidiaries.

5.11.5.  Except as set forth on Schedule 5.11, there are no outstanding Consents to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against Parent or any of its Subsidiaries.

5.11.6.  Except as set forth on Schedule 5.11, to the Parent’s knowledge, the transactions contemplated by this Agreement are not subject to any Tax withholding.

5.11.7.  Except as set forth on Schedule 5.11, no claim has ever been made by a Governmental Body in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that any of them may be subject to taxation in that jurisdiction.

5.11.8.  Each of Parent and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or third party.

5.11.9.  None of the Parent or any of its Subsidiaries is a party to, or bound by, any Tax allocation or sharing agreement.

5.12  Intellectual Property.

5.12.1.  Schedule 5.12 contains an accurate and complete list as of the date hereof and description of all material Intellectual Property Rights of Parent and its Subsidiaries.

5.12.2.  Except as set forth on Schedule 5.12, Parent and each of its Subsidiaries have all right, title and interest in and to, including good and indefeasible title and the full right to use, or valid license to use all material Intellectual Property Rights, free and clear of any Encumbrance other than Permitted Encumbrances.

5.12.3.  None of the material Intellectual Property Rights or their respective past or current uses, including the preparation, manufacture, distribution, marketing, selling or licensing thereof, has violated or infringed upon, or is violating or infringing upon, any Software, technology, or other Intellectual Property Rights of any Person. No Proceeding is pending or, to Parent’s knowledge, is threatened, nor has any claim or demand been made on Parent or its Subsidiaries, which challenges or challenged the legality, validity, enforceability, use or exclusive ownership by Parent or its Subsidiaries of any of the material Intellectual Property Rights. To Parent’s knowledge, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of the material Intellectual Property Rights.

5.12.4.  Any Contract covering or relating to any material Intellectual Property Rights is legal, valid, binding, enforceable and in full force and effect, and upon consummation of the transactions contemplated hereby, will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect immediately prior to the consummation of the transactions contemplated hereby, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies. Neither Parent nor any of its Subsidiaries is in breach of or default under any Contract covering or relating to any material Intellectual Property Rights or has performed any act or omitted to perform any act which, with notice or lapse of time or both, will become or result in a material violation, breach or default thereunder.

5.13  Employees and Independent Contractors.

5.13.1.  Schedule 5.13 contains an accurate and complete list as of the date hereof of all of the senior executive officers of Parent and each of its Subsidiaries (including any such person who is on a

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leave of absence or on layoff status) and (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (iv) their last compensation changes and the dates on which such changes were made; (v) any specific bonus, commission or incentive plans or agreements for or with them; (vi) each Employee Benefit Plan in which they participate; and (vii) any outstanding loans or advances made to them.

5.13.2.  Schedule 5.13 also contains an accurate and complete list as of the date hereof of all key sales representatives and independent contractors engaged by Parent or any of its Subsidiaries and material to Parent’s business and (i) their payment arrangements (if not set forth in a Material Contract listed or described on Schedule 5.17), and (ii) a brief description of their jobs or projects currently in progress.

5.13.3.  Except as limited by the specific and express terms of any employment Contracts listed on Schedule 5.13 and except for any limitations of general application which may be imposed under applicable employment Laws, Parent and its Subsidiaries, as applicable, has the right to terminate the employment of each of its key employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such company’s disclosed severance pay policy.

5.13.4.  Each of Parent and its Subsidiaries is in compliance in all material respects with all Laws relating to employment practices. Parent has made available to the Shareholder accurate and complete copies of all material employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Parent and each of its Subsidiaries.

5.13.5.  Except as set forth on Schedule 5.13, neither Parent nor any of its Subsidiaries have been a party to or bound by any union or collective bargaining Contract, nor is any such Contract currently in effect or being negotiated by or on behalf of Parent or any of its Subsidiaries.

5.13.6.  In the past two years, neither Parent nor any of its Subsidiaries has experienced any material labor problem.

5.13.7.  To Parent’s knowledge, no key employee of Parent or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Parent or any of its Subsidiaries.

5.13.8.  Except as set forth on Schedule 5.13, no key employee of Parent or any of its Subsidiaries has indicated an intention to terminate or has terminated his or her employment within three (3) months prior to the date hereof.

5.14  Employee Benefit Plans.

5.14.1.  Schedule 5.14 contains an accurate and complete list as of the date hereof of all of the material Employee Benefit Plans of Parent and its Subsidiaries (collectively referred to as the “Parent Employee Benefit Plans”). Accurate and complete copies and descriptions of all of the Parent Employee Benefit Plans have been made available to the Shareholder.

5.14.2.  With respect to the Parent Employee Benefit Plans, Parent will have made, on or before the Closing Date, all payments required to be made by them on or before the Closing Date and will have accrued (in accordance with GAAP) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any accumulated funding deficiencies or waivers of such deficiencies.

5.14.3.  All of the Parent Employee Benefit Plans are, and have been, operated in compliance in all material respects with their provisions and with all applicable Laws. Parent and all fiduciaries of the

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Parent Employee Benefit Plans have complied in all material respects with the provisions of the Parent Employee Benefit Plans and with all applicable Laws.

5.14.4.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from Parent under any of the Parent Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Parent Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

5.15  Real Property.  Schedule 5.15 contains an accurate and complete list as of the date hereof of all material Real Property owned or leased by Parent and its Subsidiaries, showing location, and if leased, the rental cost and landlord. All Real Property owned, under lease to or otherwise used by Parent and its Subsidiaries is in good condition, ordinary wear and tear excepted and is sufficient in all material respects for the current operations of Parent and its Subsidiaries. No such Real Property, nor the occupancy, maintenance or use thereof, is in material violation of, or material breach or default under, any Contract or Law, and, to Parent’s knowledge, no notice or threat from any lessor, Governmental Body or other Person has been received by Parent or its Subsidiaries or served upon any such Real Property claiming any material violation of, or material breach, default or liability under, any Contract or Law, or requiring or calling attention to the need for any material work, repairs, construction, alteration, installations or environmental remediation.

5.16  Insolvency.  No order has been made, petitioned or presented and no meeting convened for the purpose of considering a resolution for the winding-up of, or appointment of any administrator or receiver for, Parent or any of its Subsidiaries.

5.17  Material Contracts.

5.17.1.  Schedule 5.17 contains an accurate and complete list as of the date hereof of all of the Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound, that, in each case:

(a) provides for aggregate future payments by Parent or any of its Subsidiaries, or to Parent or any of its Subsidiaries, of more than $600,000;

(b) is a Contract not entered into in the ordinary course of business consistent with past practice which provides for aggregate future payments by Parent or any of its Subsidiaries, or to Parent or any of its Subsidiaries, of more than $600,000;

(c) is a collective bargaining Contract or other Contract with a labor union (including all material side letters and side agreements);

(d) restricts Parent or any of its Subsidiaries from engaging in any business in any part of the world;

(e) is an employment Contract where the base compensation is in excess of $240,000 per year, or retention or change in control Contract that applies to any transaction other than this Transaction, or material independent contractor Contract with any director, officer or other employee of Parent or any of its Subsidiaries;

(f) is with respect to the creation, operation, governance or management of a partnership, joint venture, limited liability company or similar agreement or is a stockholders’ agreement, registration rights agreement, voting agreement or proxy relating to the voting of any capital stock of Parent or any of its Subsidiaries;

(g) is a mortgage, indenture, security agreement relating to indebtedness for borrowed money, letter of credit, promissory note, loan agreement and other material agreement, guarantee and instrument relating to the borrowing of money or extension of credit in each case in excess of $1,200,000;

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(h) (A) is a stock purchase agreement whereby Parent or any of its Subsidiaries bought or sold an equity interest or (B) is an asset purchase agreement or other acquisition or divestiture agreement whereby Parent or any of its Subsidiaries, bought or sold a business or all or substantially all of the assets of a business for a price in excess of $1,200,000, in each case within the last three (3) years prior to the date hereof; or

(i) is a material written amendment in respect of any of the foregoing (collectively, the “Parent Material Contracts”). A description of each oral Parent Material Contract is included on Schedule 5.17, and true and correct copies of each written Parent Material Contract have been made available to Shareholder.

5.17.2.  Each Parent Material Contract is valid and in full force and effect against Parent or its Subsidiaries as applicable, and is enforceable against Parent and its Subsidiaries in accordance with its terms. To Parent’s knowledge, each Parent Material Contract is valid and in full force and effect against the counterparties thereto and is enforceable by Parent and its Subsidiaries in accordance with its terms, except where the failure to be in full force and effect or enforceable would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

5.17.3.  Except as set forth on Schedule 5.17: (i) To Parent’s knowledge, no Person has materially violated, breached, or committed any default under, any Parent Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Parent Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Parent Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Parent Material Contract, or (D) give Parent, its Subsidiaries, or to Parent’s knowledge, any other Person, the right to cancel, terminate or modify any Parent Material Contract; (iii) neither Parent nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material violation or breach of, or default under, any Parent Material Contract; and (iv) neither Parent nor any of its Subsidiaries has waived any of its material rights under any Parent Material Contract.

5.18  Related Party Transactions.  Except as set forth on Schedule 5.18 and except for any employment Contracts listed on Schedule 5.13 and Schedule 5.17 and other arrangements entered into in the ordinary course of business, there are no material real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among Parent and any current or former shareholder, director, officer or controlling Person of Parent (or any of its predecessors) or any other Person affiliated with Parent (or any of its predecessors).

5.19  Environmental Matters.

5.19.1.  Parent, its Subsidiaries, and any Business Facility (as that term is defined in Section 5.19.3 below) are in material compliance with all applicable Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and are and have been in material compliance with the terms and conditions thereof.

5.19.2.  Except in compliance with Environmental Laws, no Hazardous Substances have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened) on, under or about any Business Facility or transferred or transported to or from any Business Facility.

5.19.3.  Neither Parent nor any of its Subsidiaries have been named as a potentially responsible party under any Environmental Law, and to the knowledge of Parent no Business Facility of Parent or any of its Subsidiaries is subject to any lien arising under Environmental Laws.

5.19.4.  Except as set forth on Schedule 5.19, there are no Obligations arising out of or relating to Environmental Laws which Parent or any of its Subsidiaries has agreed to, assumed or retained, by Contract or otherwise.

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5.19.5.  For purposes of this Section 5.19, the term “Business Facility” includes any property (whether real or personal) which Parent or any of its Subsidiaries currently leases, operates, or owns or manages in any manner or which Parent or any of its Subsidiaries or any of their respective organizational predecessors formerly leased, operated, owned or managed in any manner.

5.20  Insurance.   Schedule 5.20 contains an accurate and complete list and description of all Insurance Policies (excluding Insurance Policies that constitute the Parent Employee Benefit Plans described on Schedule 5.14) currently owned or maintained by Parent as of the date hereof and all liability and errors and omissions Insurance Policies owned or maintained by Parent and its predecessors (if any) at any time since September 30, 2003. Except as set forth on Schedule 5.20, accurate and complete copies of all material Insurance Policies described or required to be described on Schedule 5.20 have been made available to Shareholder. Each such material Insurance Policy is in full force and effect; Parent has not received notice of cancellation with respect to any such Insurance Policy; and, to Parent’s knowledge, there is no basis for the insurer thereunder to terminate any such material Insurance Policy. Except as set forth on Schedule 5.20, there are no claims in excess of $120,000 that are pending under any of the material Insurance Policies described on Schedule 5.20.

5.21  Compliance with Laws; Permits.

5.21.1.  Except as set forth on Schedule 5.21: (i) Parent and its Subsidiaries are in material compliance with each Law that is applicable to them or to the conduct of any of their businesses or the ownership or use of any of their Assets; (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result in a violation by Parent or any of its Subsidiaries of, or a failure on the part of Parent or any of its Subsidiaries to comply in all material respects with any Law; and (iii) neither Parent nor any of its Subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply in all material respects with, any Law, including any Antitrust Laws.

5.21.2.  Except as set forth on Schedule 5.21, Parent and each of its Subsidiaries has obtained and holds all material Permits required for the lawful operation of Parent’s business as and where such business is presently conducted. Accurate and complete copies of all such material Permits have been made available to the Shareholder.

5.21.3.  It is the intent of the Parties that this representation and warranty is not applicable to matters relating to Taxes, Intellectual Property Rights, employee and independent contractor matters, Employee Benefit Plans, Real Property or environmental matters, which are the subject of Sections 5.11, 5.12, 5.13, 5.14, 5.15 and 5.19, respectively.

5.22  Proceedings and Judgments.

5.22.1.  Except as set forth on Schedule 5.22: (i) no material Proceeding is currently pending or, to Parent’s knowledge, threatened, to which Parent or any of its Subsidiaries is or was a party, or by which Parent or any of its Subsidiaries or any Parent Material Contracts, or other material Assets or business of Parent or its Subsidiaries is affected; and (ii) no material Judgment is currently outstanding, against Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries or any material Assets or business of Parent or its Subsidiaries is affected.

5.22.2.  As to each matter described on Schedule 5.22, accurate and complete copies of all material pleadings, Judgments, orders, correspondence and other legal documents have been made available to Shareholder.

5.23  Customers, Prospects and Suppliers.   Schedule 5.23 annexed hereto contains a complete and accurate list of the top ten customers (by revenue) including the line of business and region in respect of Parent’s business and the top ten suppliers (by purchases) of Parent’s business, in each case for the period from January 1, 2006 through December 31, 2006. Except as disclosed on Schedule 5.23, no such customer or supplier within the last twelve (12) months has canceled or otherwise terminated its relationship with Parent,

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and no such customer or supplier has during the last twelve (12) months materially decreased or limited its business with Parent, in each case whether as a result of the transactions contemplated hereby or otherwise.

5.24  Brokers Fees.  No Person acting on behalf of Parent is or shall be entitled to any fee or commission in connection with the transactions contemplated by this Agreement for which Shareholder or Target could become wholly or partly liable.

5.25  Vote Required.  The only vote of the holders of any class or series of the Parent Stock necessary to approve the issuance of the Parent Shares pursuant to this Agreement or any other transaction contemplated by this Agreement is the affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote.

5.26  Board Approval.  The Parent Board (i) has determined that the Purchase Price is fair to Parent and its stockholders, (ii) has approved this Agreement, the other Parent Documents and the transactions contemplated hereby and thereby, and (iii) has approved and determined to recommend that the stockholders of Parent vote to approve the issuance of the Parent Shares and the other transactions contemplated hereby that require the approval of such stockholders.

5.27  Listing and Maintenance Requirements.  The shares of Parent Common Stock are registered pursuant to the Exchange Act and are listed on The NASDAQ Global Select Market, and Parent has taken no action designed to terminate the registration of the Parent Common Stock or delisting the Parent Common Stock from The NASDAQ Global Select Market. Parent has not, in the two years preceding the date hereof, received notice (written or oral) from The NASDAQ Global Select Market to the effect that Parent is not in compliance with the listing or maintenance requirements thereof. Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of Parent Common Stock on The NASDAQ Global Select Market.

5.28  Opinion of Financial Advisor.  Parent has received the opinion of Deutsche Bank Securities Inc., financial advisor to Parent, to the effect that, as of the date of such opinion, the payment of the Purchase Price by Parent is fair, from a financial point of view, to Parent. A copy of such opinion will be delivered to Target and Shareholder promptly after the date of this Agreement.

5.29  Full Disclosure.  No representation or warranty made by Parent in this Agreement or pursuant hereto (a) contains any untrue statement of any material fact; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading in any material respect. To Parent’s knowledge, there is no fact that has not been disclosed to Shareholder in the schedules to this Agreement or otherwise in writing, that has been or, so far as Parent can reasonably foresee, will have a Material Adverse Effect on Parent.

Section 6.  Covenants

6.1  Parent Stockholders’ Approval; Proxy Statement.

6.1.1.  Parent, acting through the Parent Board shall: (i) duly call and give notice of a special meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of voting on and approving the issuance of the Parent Shares and approving the appointment of the Shareholder Directors (as defined and more fully described in the Shareholder Agreement) to the Parent Board (the “Parent Stockholders’ Approval”); (ii) convene and hold the Parent Stockholders’ Meeting as promptly as practicable following the date the Proxy Statement is approved by the SEC, and (iii) recommend to its stockholders the approval of the issuance of the Parent Shares and approval of the Shareholder Directors to the Parent Board (the “Parent Recommendation”) and take all lawful action and use its best efforts to solicit and obtain such approval, not withdraw or adversely modify the Parent Recommendation, and include the Parent Recommendation in the Proxy Statement.

6.1.2.  Parent shall use its best efforts to, as promptly as practicable after the execution of this Agreement, prepare and file a proxy statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) with the SEC with respect to the Parent Stockholders’ Meeting. Parent will promptly notify Shareholder of the receipt of any oral or written comments from the

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SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Shareholder with copies of all correspondence between Parent, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Parent shall give Shareholder and its counsel a reasonable opportunity to review and comment on the draft of the Proxy Statement prior to it being filed with the SEC and shall give Shareholder and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Shareholder shall furnish all information concerning it and Target as Parent may reasonably request in connection with such actions and the preparation of the Proxy Statement. Parent agrees to use its best efforts, after consultation with Shareholder, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement shall have been approved by the SEC, Parent shall mail the Proxy Statement to its stockholders. If at any time prior to obtaining Parent Stockholders’ Approval there shall occur any event which must be set forth in an amendment or supplement to the Proxy Statement, Parent will prepare and mail to its stockholders such an amendment or supplement. No filing of an amendment or supplement to the Proxy Statement shall be made without the prior written consent of Shareholder, such consent not to be unreasonably withheld.

6.1.3.  Notwithstanding the provisions of Section 6.1.2, in the event that either Parent or Target has not entered into a Facility Amendment with its respective Lender pursuant to Section 6.6.2 hereof, Parent (A) shall not be required to comply with its solicitation obligations with respect to the Parent Stockholders’ Approval under Section 6.1.2 hereof, and (B) may terminate this Agreement pursuant to Section 10.1.8 hereof.

6.2  Conduct of Target’s Business.  Target covenants and agrees as to itself and its Subsidiaries, except as specifically permitted by any other provision of this Agreement, as required by Law or as set forth in Schedule 6.2, to conduct the Target Business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice, to use its commercially reasonable efforts to maintain and preserve the Assets of Target and each of its Subsidiaries, and to use commercially reasonable efforts to keep available the services of their respective current officers, employees and consultants and their relationships with customers, suppliers and other Persons with whom they have business relations that relate to the Target Business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, as required by Law or as set forth in Schedule 6.2, neither Target nor any of its Subsidiaries shall, between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Parent.

(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its or any of its Subsidiary’s capital stock (other than dividends or other distributions from a wholly-owned Subsidiary to its shareholders); or purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or pledge or otherwise encumber any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;

(b) increase, alter or amend in any material respect the compensation or fringe benefits of any of its or any Subsidiary’s employees except in the ordinary course of business, in accordance with past practice; establish, adopt or amend in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; enter into employment arrangements or arrangements to provide rights or benefits upon a change of control with any such employee or enter into any retention or performance-based bonus or other compensation agreement or any similar agreement with any such employee; or, except as required to comply with applicable Law, establish, adopt, enter into, amend or terminate any material written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

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(c) amend in any material respect its organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Target or its Subsidiaries in any way which would adversely impact the transactions contemplated hereby or the Target Business;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, except any such transaction with a Subsidiary of Target, so long as such transaction would not in any way adversely impact the transactions contemplated hereby or the Target Business and except purchases (x) in the ordinary course of business consistent with past practice, or (y) individually in an amount not in excess of $20,000,000 and in the aggregate in an amount not in excess of $40,000,000;

(e) sell, lease, license, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any Assets, except sales or dispositions in the ordinary course of business consistent with past practice and except for Permitted Encumbrances;

(f) incur any indebtedness or guarantee any such indebtedness of another Person (including any affiliate of Target or its Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person (including any affiliate of Target or its Subsidiaries), repay any indebtedness of any affiliate of Target or its Subsidiaries, or repay any indebtedness which is guaranteed by any affiliate of Target or its Subsidiaries, or enter into any arrangement having the economic effect of any of the foregoing, or amend or modify any terms relating thereto, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(g) enter into, amend, modify or terminate in any material respect any Material Contract except in the ordinary course of business consistent with past practice;

(h) expend funds for capital expenditures individually in an amount in excess of $1,000,000 and in the aggregate in an amount in excess of $5,000,000;

(i) with respect to Target only, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(j) recognize any labor union or enter into or amend any collective bargaining agreement, unless legally required to do so;

(k) change any accounting principles, except as required by IFRS or by a Governmental Body;

(l) make any Tax election or settle or compromise any income tax liability, or file any amended Tax Return, in the case of any of the foregoing, material to the business, financial condition or results of operations of Target or any of its Subsidiaries;

(m) unless compelled by a final non-appealable court order or other binding order of a Governmental Body, settle or compromise any litigation in which Target or any of its Subsidiaries is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000 or waive any material right;

(n) enter into any agreements or arrangements with any current or former shareholder, director, officer or controlling Person of Target (or any of its predecessors) or any other Person affiliated with Target (or any of its predecessors); or

(o) authorize any of, or commit or agree to take any of, the foregoing actions;

provided, that notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Target or any of its Subsidiaries prior to the Closing Date.

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6.3  Conduct of Parent’s Business.  Parent covenants and agrees as to itself and its Subsidiaries, except as specifically permitted by any other provision of this Agreement, as required by Law or as set forth in Schedule 6.3, to conduct its business during the period from the date of this Agreement to the Closing Date only in the ordinary course and in a manner consistent with past practice, to use its commercially reasonable efforts to maintain and preserve the Assets of Parent and each of its Subsidiaries, and to use commercially reasonable efforts to keep available the services of their respective current officers, employees and consultants and their relationships with customers, suppliers and other Persons with whom they have business relations that relate to Parent’s business. In addition to the foregoing, except as specifically permitted by any other provisions in this Agreement, as required by Law or as set forth in Schedule 6.3, neither Parent nor any of its Subsidiaries shall, between the date hereof and the Closing Date, directly or indirectly, do any of the following without the prior written consent of Target:

(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its or any of its Subsidiary’s capital stock (other than dividends or other distributions from a wholly-owned Subsidiary to its shareholders); or purchase, redeem or otherwise acquire any shares of its or any of its Subsidiary’s capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; or pledge or otherwise encumber any shares of its or any of its Subsidiary’s capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities, convertible securities or any other securities or equity equivalents;

(b) unless approved by the Compensation Committee of the Parent Board acting in the ordinary course of business, increase, alter or amend in any material respect the compensation or fringe benefits of any of its or any Subsidiary’s employees except in the ordinary course of business, in accordance with past practice; establish, adopt or amend in any material respect (including any amendment with a future effective date) any Employee Benefit Plan; enter into employment arrangements or arrangements to provide rights or benefits upon a change of control with any such employee; or, except as required to comply with applicable Law, establish, adopt, enter into, amend or terminate any material written agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;

(c) amend in any material respect its organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Parent or its Subsidiaries in any way which would adversely impact the transactions contemplated hereby or the Parent’s business;

(d) subject to the fiduciary obligations of the Parent Board, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or corporation, partnership, joint venture, association or other business organization or division thereof, except any such transaction with a Subsidiary of Parent, so long as such transaction would not in any way adversely impact the transactions contemplated hereby or Parent’s business and except purchases (x) in the ordinary course of business consistent with past practice, or (y) individually in an amount not in excess of $20,000,000 and in the aggregate in an amount not in excess of $40,000,000;

(e) sell, lease, license, mortgage or otherwise subject to any Encumbrance or otherwise dispose of any Assets, except (x) for sales or dispositions in the ordinary course of business consistent with past practice, (y) for Permitted Encumbrances, or (z) in connection with the actions permitted under Section 6.3(f) hereof;

(f) incur any indebtedness or guarantee any such indebtedness of another Person in excess of $250,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person in excess of $250,000,000, or enter into any arrangement having the economic effect of any of the foregoing, or amend or modify any terms relating thereto, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(g) enter into, amend, modify or terminate in any material respect any Parent Material Contract except in the ordinary course of business consistent with past practice;

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(h) expend funds for capital expenditures individually in an amount in excess of $1,000,000 and in the aggregate in an amount in excess of $5,000,000;

(i) with respect to Parent only, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(j) recognize any labor union or enter into or amend any collective bargaining agreement, unless legally required to do so;

(k) change any accounting principles, except as approved by Parent’s independent registered public accounting firm and as disclosed in the Parent SEC Reports and except as required by GAAP or by a Governmental Body;

(l) make any Tax election or settle or compromise any income tax liability or file any amended Tax Return or file any Tax Return prior to the last day (including extensions) prescribed by Law, in the case of any of the foregoing, material to the business, financial condition or results of operations of Parent or any of its Subsidiaries;

(m) unless compelled by a final non-appealable court order or other binding order of a Governmental Body, settle or compromise any litigation in which Parent or any of its Subsidiaries is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000 or waive any material right;

(n) enter into any agreements or arrangements with any current or former shareholder, director, officer or controlling Person of Parent (or any of its predecessors) or any other Person affiliated with Parent (or any of its predecessors); or

(o) authorize any of, or commit or agree to take any of, the foregoing actions;

provided, that notwithstanding the foregoing, nothing contained in this Agreement shall give Target, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Closing Date.

6.4  No Solicitation of Transactions.

6.4.1.  Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 10, none of Parent, any of Parent’s Subsidiaries, Shareholder, Target or any of Target’s Subsidiaries will, nor will any of them permit their officers, directors, employees or agents, investment bankers, attorneys, accountants or other advisors or representatives, to directly or indirectly (i) solicit, initiate, encourage or knowingly facilitate (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or the making of any proposal that constitutes any Acquisition Proposal, or provide any confidential information or data with respect to an Acquisition Proposal, (iii) agree to, approve or recommend or propose publicly to approve or recommend any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, memorandum of understanding, term sheet or other similar document related to an Acquisition Proposal. Each of Parent and Target agrees that it and each of their respective Subsidiaries and each of their respective representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

6.4.2.  “Acquisition Proposal,” for the purposes of this Agreement, shall mean any inquiry, offer or proposal concerning any (a) merger, consolidation, share exchange, reorganization, recapitalization, business combination, or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction, (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Parent or Target (including each of their respective Subsidiaries), as the case may be, representing 20% or more of

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the consolidated assets of Parent or Target (including each of their respective Subsidiaries), as the case may be, taken as a whole in a single transaction or series of related transactions, (c) any tender offer or exchange offer for 20% or more of any class of equity security of Parent or Target, as the case may be, or the filing of a registration statement under the Securities Act in connection therewith, (d) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of Parent or Target (including its respective Subsidiaries), as the case may be, having a fair market value equal to or greater than 20% of the fair market value of all of the assets of Parent or Target (including its respective Subsidiaries), as the case may be, taken as a whole, immediately prior to such transaction, or (e) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (other than the transactions contemplated by this Agreement).

6.4.3.  As promptly as practicable (but in any event within two Business Days) after any of Parent’s or Target’s respective officers, directors or representatives (including any investment banker, attorney or accountant retained by Parent or Target or any of their respective Subsidiaries) receives or becomes aware of the receipt of any Acquisition Proposal by Parent or Target, as the case may be, or any request for non-public information or inquiry which Parent or Target, at the case may be, reasonably believes could lead to an Acquisition Proposal, Parent or Target, as the case may be, shall provide the other parties hereto with written notice of receipt of such Acquisition Proposal, request or inquiry. Parent or Target, as the case may be, shall keep the other parties hereto informed as promptly as practicable (but in any event within two (2) Business Days) of the receipt of all amendments or proposed amendments of any such Acquisition Proposal, request or inquiry.

6.5  Investigation.  Between the date of this Agreement and the earlier of the termination of this Agreement in accordance with the provisions of Section 10 hereof or the Closing Date, each of Parent and Shareholder may, directly and through its respective representatives, make such investigation of the other as it deems reasonably necessary or advisable. In furtherance of the foregoing, each party hereto and its respective representatives shall have reasonable access, during normal business hours after the date hereof, to all properties, books, contracts, commitments and records of the other, and shall furnish to each other and its respective representatives such financial and operating data and other information as may from time to time be reasonably requested relating to the transactions contemplated by this Agreement. Each party hereto and its respective management, employees, accountants and attorneys shall cooperate fully with the other and its respective representatives in connection with such investigation. All information obtained in connection with such access shall be governed by the Non-Disclosure and Confidentiality Agreement dated June 27, 2001, as amended on February 22, 2002, November 22, 2002, August 1, 2006 and August 22, 2006 (the “Confidentiality Agreement”), the terms and provisions of which shall be incorporated by reference into this Agreement.

6.6  Certain Filings; Consents.

6.6.1.  Parent, Shareholder and Target shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with or consent of, any Governmental Body is required (including pursuant to the Antitrust Laws), or any actions or Consents are required to be obtained from parties to any Material Contracts or Parent Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required including pursuant to the Antitrust Laws or in connection therewith and seeking to obtain any such Consents in a timely manner.

6.6.2.  Each of Parent and Target shall use its best efforts as promptly as practicable after the date hereof to enter into and to cause its respective Lender to enter into an amendment(s) to its existing credit facility(ies) in a form reasonably and mutually satisfactory to Parent, Target and each of their respective Lenders (each respective amendment, a “Facility Amendment” and, collectively, the “Facility Amendments”).

6.7  Commercially Reasonable Efforts; Further Assurance.

(a) Subject to the terms and conditions of this Agreement, Parent, Shareholder and Target will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be

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done, all things reasonably necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. Parent, Shareholder and Target agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and Target shall make any appropriate required filings pursuant to applicable Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act or similar form required by the EC Act, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and, in the case of such Notification and Report Form pursuant to the HSR Act or similar form required by the EC Act, in any event within twenty (20) Business Days of the date hereof. Each of Parent, Shareholder and Target shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, the EC Act and any other Antitrust Laws and shall take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, the EC Act and any other Antitrust Laws as soon as practicable.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or if any Proceeding is instituted or threatened by any Governmental Body or any private party challenging any of the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Parent, Shareholder and Target shall use its commercially reasonable efforts to promptly resolve such objections. Without limiting the generality of the parties undertakings pursuant to this Section 6.7, Parent and Target each agree to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, trade regulation Law or other demand or request that may be asserted by any Governmental Bodies so as to enable the parties hereto to expeditiously close the transactions contemplated hereby as promptly as practical, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any Judgment in any Proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement; provided, however, that neither Parent nor Target shall be required to sell, divest or dispose of assets that contributed more than 5% to its respective consolidated earnings before interest and taxes for the twelve (12) month period immediately preceding the date of this Agreement.

6.8  Cooperation on Tax Matters.

6.8.1.  Parent, Shareholder and Target shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Target agrees to retain all books and records with respect to Tax matters pertinent to Target relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations or similar periods pursuant to non-United States tax law, as applicable (including any applicable extensions) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority or Governmental Body.

6.8.2.  From the date hereof until the day after June 13, 2009, Parent shall, and shall cause Target to, comply with the notification conditions of the Danish Tax Order and Parent shall not take, and shall cause Target not to take, any actions with respect to the Target Stock without first (except as otherwise expressly contemplated by the Danish Tax Order) (i) notifying Shareholder of such proposed transaction, (ii) notifying the applicable Danish Taxing Authorities of such proposed transaction, (iii) obtaining written confirmation from the applicable Danish Taxing Authorities that such transaction will not violate the Danish Tax Order and (iv) to the extent the written confirmation set forth in clause (iii) requires Parent or

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Target to satisfy any conditions, both (A) complying with such conditions and (B) obtaining the written consent of Shareholder if such conditions adversely affect Shareholder or its shareholders. Parent agrees to indemnify and hold harmless Shareholder and its shareholders for any Losses arising out of or caused by, directly or indirectly, a breach by Parent or Target of this Section 6.8.2.

6.9  Public Announcements.  Parent and Shareholder agree to consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby which differs substantially from previously agreed upon press releases or public statements and, except for any press releases and public statements the making of which may be required by applicable Law, or any applicable stock exchange or NASDAQ rule or any listing agreement, neither party will issue any such press release nor make any such public statement unless the content of such press release or public statement shall have been agreed upon by the parties.

6.10  Notices of Certain Events.  Each of Parent, Shareholder and Target shall promptly notify the other party of:

6.10.1.  any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

6.10.2.  any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

6.10.3.  any actions, suits, claims, investigations or proceedings commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to, in the case of Target or any of its Subsidiaries, Section 4.22 or, in the case of Parent or any of its Subsidiaries, Section 5.22.

Each of Parent, Shareholder and Target shall use commercially reasonable efforts to notify the other party of any event or state of facts which makes the representations and warranties of such party contained herein untrue in any material respect or which makes the satisfaction of any condition or performance of any obligation of such party contained herein impossible or reasonably unlikely.

6.11  Information Supplied.  The information supplied or to be supplied by Shareholder in writing for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.12   Shareholder Agreement.  On or immediately prior to the Closing Date, Shareholder and Parent hereby agree to enter into a Shareholder Agreement in substantially the form attached hereto as Exhibit B (the “Shareholder Agreement”).

6.13  Registration Rights Agreement.  The Parent Shares issued to Shareholder pursuant to this Agreement shall be registered in accordance with the terms and conditions of the Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”), which shall provide, among other things, that Parent will use its best efforts to file a registration statement covering eight million (8,000,000) Parent Shares promptly following the Closing Date pursuant to the terms of the Registration Rights Agreement.

6.14  Director and Officer Liability.  From and after the Closing Date, Parent shall cause (i) the certificate of incorporation and/or bylaws (or similar organizational documents) of Target and each of its Subsidiaries to continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each of its current (as of the Closing Date) and former directors and officers, than are presently set forth in the certificate of incorporation and bylaws (or similar organizational documents) of such entity, which provision shall not be amended, repealed or otherwise modified in any manner that would materially adversely affect the rights thereunder of any such individual and (ii) any agreement previously made available to Parent on or prior to the date of this Agreement providing for the indemnification

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by Target or any of its Subsidiaries of any current or former officer or director of Target or such Subsidiary in effect as of the date of this Agreement to survive the consummation of the transactions contemplated hereby and continue in full force and effect and be honored by Target or such Subsidiary, as the case may be, after the Closing. In addition, Parent shall cause Target and its Subsidiaries to maintain coverage under their current director and officer liability insurance policy (or another policy with substantially comparable coverage, including coverage of pre-Closing time periods) for a period of not less than six (6) years from the Closing Date; provided, however, that Target and its Subsidiaries shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the most recent annual premiums paid by Target and its Subsidiaries for such insurance.

6.15  Employee Matters.

6.15.1.  The officers of Parent, Target and their respective Subsidiaries as of the Closing shall be as set forth on Schedule 6.15 hereto.

6.15.2.  From and after the Closing Date, Parent shall cause the service of each employee of Target and its Subsidiaries prior to the Closing Date to be recognized for purposes of eligibility, vesting, level of benefits and benefit accrual (including level of benefits and benefit accrual under any vacation and severance pay plans, policies or arrangements) under each Employee Benefit Plan of Parent in which any such employee is or becomes eligible to participate.

6.16  Shareholder’s Indemnification Rights under the June Stock Purchase Agreement.

(a) Effective as of the Closing, Shareholder hereby transfers and assigns to Parent all of its rights to indemnification under that certain Share Sale and Purchase Agreement dated June 13, 2006 by and between Shareholder and the former shareholders of Target (the “June Stock Purchase Agreement”). In the event that any such transfer or assignment is limited or not permitted pursuant to the June Stock Purchase Agreement and in the event that a Parent Indemnitee seeks indemnification for any Losses under Section 11 herein, Shareholder shall from and after the Closing, at the direction of Parent and as promptly as practicable after Shareholder’s receipt of an Indemnification Notice from such Parent Indemnitee, enforce its right to indemnification for such Losses. The Indemnification Notice shall set forth the basis of the claim to be made under the June Stock Purchase Agreement, together with all relevant details in the possession of Parent or Target, and shall instruct Shareholder to enforce its right to indemnification under the June Stock Purchase Agreement. Upon receipt of such Indemnification Notice, Shareholder shall, as promptly as reasonably practicable, make a claim for indemnity under the June Stock Purchase Agreement in accordance with the terms thereof, and in connection with such claim shall only take such actions and incur such fees as reasonably requested by Parent. In connection with enforcing such rights, Parent shall, and shall cause Target to, cooperate with Shareholder and its counsel and provide Shareholder with access to all information and personnel in its possession relevant or reasonably necessary for enforcing such rights. All amounts recovered pursuant to such indemnification right (net of any Taxes and any actual out-of-pocket fees and expenses of Shareholder in connection with Shareholder seeking such Indemnification Proceeds) (the “Indemnification Proceeds”) which exceed the Cap set forth in Section 11.4.2 (the “Indemnification Excess”) shall increase the Cap in order to provide the Parent Indemnitee the full benefit of such Indemnification Proceeds. Parent shall indemnify Shareholder for any Losses of Shareholder arising out of the exercise of such indemnification rights under the June Stock Purchase Agreement (including the actual out-of-pocket fees and expenses incurred by it in connection with Shareholder seeking such Indemnification Proceeds). Furthermore, notwithstanding anything to the contrary in this Agreement, Shareholder shall pay all such Indemnification Proceeds to the Parent Indemnitee promptly after receipt thereof in accordance with Section 11.6 herein, provided, however, that Shareholder shall pay any Indemnification Excess to the Parent Indemnitee promptly after receipt thereof in cash. For purposes of clarification, in no circumstance shall Section 11.4.1 (Basket) or Section 11.4.2 (Cap) be applicable to any Indemnification Proceeds received by Shareholder.

(b) Effective as of the Closing, Shareholder hereby agrees that it shall not, by its own voluntary action, liquidate, dissolve or otherwise cease to exist so long as its indemnification rights under the June Stock Purchase Agreement are enforceable; provided, however, that any involuntary action of liquidation,

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dissolution or cessation of existence of Shareholder is not a result of the actions or inactions of Shareholder or Nordic; provided further that nothing in this Section 6.16(b) shall prohibit Shareholder from issuing dividends or making distributions, including from proceeds received from the sale of any Parent Shares, or otherwise writing down its share capital or buying back shares.

(c) Effective as of the Closing, Nordic hereby agrees to cause Shareholder to comply with the covenants provided for in this Section 6.16 and shall indemnify Parent for any Losses associated with Shareholder’s failure to use commercially reasonable efforts to comply with the terms and conditions of this Section 6.16, in each case until the earlier of (i) when Shareholder no longer has any right to indemnification under the June Stock Purchase Agreement or (ii) six (6) years after the Closing. Notwithstanding the foregoing, Nordic’s obligation to indemnify Parent for any such Losses shall be limited to, and shall not exceed, the value (measured at the Closing) of its pro rata interest (determined based upon Nordic’s shareholdings in Shareholder) in the Purchase Price payable to Shareholder at Closing. Notwithstanding any other provision hereof, each of Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., acting through their general partner, Nordic Capital VI Limited, NC VI Limited and Nordic Industries Limited shall be only severally, and not jointly liable, for any indemnification or other obligations pursuant to this Section 6.16(c) (in proportion to their respective holdings in Shareholder).

6.17  Form 8-K Obligations.  Shareholder will use commercially reasonable efforts to take all actions to assist Parent in connection with Parent’s preparation of the financial statements and other information it will be required to file with the SEC under Rule 3-05 of Regulation S-X (on Form 8-K).

Section 7.  Conditions of Closing.

7.1  Conditions to Obligations of Parent to Consummate the Transaction.  The obligations of Parent to consummate the closing of the Transaction shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Parent) at or prior to the Closing Date of the following conditions:

7.1.1.  Accuracy of Representations and Warranties.  The representations and warranties of Shareholder contained in any document delivered by it hereby shall have been true and correct (without giving effect to any limitations as to “materiality” set forth therein) when made, and, in addition, as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except when the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Target, and Parent shall have received a certificate signed by an officer of Target to such effect.

7.1.2.  Performance of Agreements.   Each of Shareholder, Target and its Subsidiaries, as the case may be, shall have performed, observed and complied in all material respects with all of their obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained herein and required to be performed, observed or complied with by either of them hereunder, or to be satisfied or fulfilled, by Shareholder, Target or its Subsidiaries at or prior to the Closing Date.

7.1.3.  Material Adverse Effect.   Since the date of this Agreement, there shall have been no event, development or state of facts that results in, or would reasonably be expected to result in, a Material Adverse Effect on Target (a “Target MAE”).

7.1.4.  Opinion of Counsel for Target and its Subsidiaries and Shareholder.   Parent shall have received an opinion of Latham & Watkins LLP, U.S. counsel, and Plesner Svane Grłnborg, Danish counsel, for Target, its Subsidiaries and Shareholder, dated as of the Closing Date, in a customary form reasonably satisfactory to the parties hereto (the “Target Opinion”).

7.1.5.  Litigation.   No order of any Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of Parent (based

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on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the Transaction.

7.1.6.  Consents and Approvals.   All Consents by third parties set forth in Schedule 7.1.6 required by Parent as a precondition to the performance by Target and Shareholder of their respective obligations hereunder, and all Governmental Bodies including, but not limited, under any Antitrust Laws, shall have been obtained and shall be in full force and effect.

7.1.7.  No Termination.   This Agreement shall not have been terminated pursuant to Section 10.

7.1.8.  Parent Stockholders’ Approval.   The Parent Stockholders’ Approval shall have been obtained.

7.1.9.  Registration Rights Agreement.   Shareholder shall have executed and delivered to Parent the Registration Rights Agreement.

7.1.10.  Target Option Plans.  All options, warrants or any other right of any nature whatsoever to purchase equity in Target or any of its Subsidiaries shall have been terminated and/or cancelled and be of no further force or effect.

7.1.11.  Closing Certificates.   Each of Shareholder and Target shall have furnished Parent with certificates, dated as of the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied.

7.1.12.  Shareholder Agreement. Shareholder shall have executed and delivered to Parent the Shareholder Agreement.

7.1.13.  Facility Amendment.   Each of Target and Target’s Lender shall have executed the respective Facility Amendment pursuant to Section 6.6.2 hereof.

7.1.14.  Escrow Agreement.   Shareholder shall have executed and delivered to Parent the Escrow Agreement.

7.2  Conditions to Obligations of Shareholder to Consummate the Transaction.  The obligations of Shareholder and Target to consummate the Transaction shall be subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Shareholder) at or prior to the Closing Date of the following conditions:

7.2.1.  Accuracy of Representations and Warranties.  The representations and warranties of Parent contained in any documents delivered by it hereby shall have been true and correct, (without giving effect to “materiality” set forth therein) when made, and, in addition, shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that those representations and warranties which by their express terms are made as of a specific date shall be required to be true and correct only as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect on Parent, and Shareholder shall have received a certificate signed by an officer of Parent to such effect.

7.2.2.  Performance of Agreements.  Each of Parent and its Subsidiaries shall have performed, observed and complied, in all material respects, with all obligations, covenants and agreements, and shall have satisfied or fulfilled in all material respects all conditions contained in any document required to be performed, observed or complied with by it hereunder, or satisfied or fulfilled, by Parent at or prior to the Closing Date.

7.2.3.  Material Adverse Effect.  Since the date of this Agreement, there shall have been no event, development or state of facts that results in, or would reasonably be expected to result in, a Material Adverse Effect on Parent (a “Parent MAE”).

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7.2.4.  Opinion of Counsel Parent.  Shareholder shall have received an opinion of Blank Rome LLP, counsel for Parent, and Indiana counsel for Parent, dated as of the Closing Date, in a customary form reasonably satisfactory to the parties hereto (the “Parent Opinion”).

7.2.5.  Litigation.  No order of any Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby, and no claim, suit, action, inquiry, investigation or proceeding in which it will be, or it is, sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, shall have been instituted by any person or entity, and which, in the reasonable judgment of Shareholder (based on the likelihood of success and material consequences of such claim, suit, action, inquiry or proceeding), makes it impossible or unlawful to proceed with the consummation of the Transaction.

7.2.6.  Consents and Approvals.  All Consents by third parties set forth in Schedule 7.2.6 required by Shareholder as a precondition to the performance by Parent of its obligations hereunder, and all Governmental Bodies including, but not limited, under any Antitrust Laws, shall have been obtained and shall be in full force and effect.

7.2.7.  No Termination.  This Agreement shall not have been terminated pursuant to Section 10.

7.2.8.  Parent Stockholders’ Approval.  The Parent Stockholders’ Approval shall have been obtained.

7.2.9.  The Registration Rights Agreement.  Parent shall have executed and delivered to Shareholder the Registration Rights Agreement.

7.2.10.  NASDAQ Listing.  The Parent Shares issuable to Shareholder hereunder shall have been approved for listing on The NASDAQ Global Select Market, subject to official notice of issuance.

7.2.11.  Shareholder Agreement.  Parent shall have executed and delivered to Shareholder the Shareholder Agreement.

7.2.12.  Directors.  Three Directors shall have duly resigned from the Parent Board and such number of Directors nominated by Shareholder in accordance with Section 2.1(a) of the Shareholder Agreement shall have been duly appointed to the Parent Board.

7.2.13.  Closing Certificates.  Parent shall have furnished Shareholder with certificates executed by an executive officer, dated the Closing Date, to the effect that all conditions to be satisfied at or as of the Closing have been waived or satisfied.

7.2.14.  Facility Amendment.  Each of Parent and Parent’s Lender shall have executed the respective Facility Amendment pursuant to Section 6.6.2 hereof.

7.2.15.  Escrow Agreement.  Parent shall have executed and delivered to Shareholder the Escrow Agreement.

Section 8.  Closing

8.1  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held as promptly as practicable (but not later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Section 7 of this Agreement, or such later date as agreed upon in writing by the parties (the “Closing Date”), at a location that is mutually acceptable to the parties.

8.2  Shareholder’s Deliveries at the Closing.  At the Closing, Shareholder shall deliver or cause to be delivered the following to Parent:

8.2.1.  stock certificates representing all of the issued and outstanding shares of Target Stock, together with assignments separate from certificate, dated the Closing Date and duly executed by Shareholder, and stamps or other proper evidence of the payment of any stock transfer or similar Taxes due as a result of the transfer of capital stock;

8.2.2.  the original signed copies of all Consents listed on Schedule 7.1.6;

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8.2.3.  all of the original minute books and stock books of Target and its Subsidiaries (including those of any applicable predecessors);

8.2.4.  duly executed resignations, dated the Closing Date, of those directors and officers of Target and its Subsidiaries as specified by Parent;

8.2.5.  copies of the applicable resolutions, filings and other documents establishing, in form and substance reasonably acceptable to Parent, that the transactions contemplated by this Agreement were fully completed and authorized by all appropriate corporate action on the part of Target, certified by an officer of Target as in full force and effect, without modification or rescission, on and as of the Closing Date;

8.2.6.  good standing certificates or the equivalent for Target and its operational Subsidiaries, dated no earlier than ten days before the Closing Date, from each of their jurisdictions of incorporation or formation, as applicable, and from each other jurisdiction in which Target and each of its operational Subsidiaries is qualified or registered to do business as a foreign corporation;

8.2.7.  a certificate of Secretary of Target as to the incumbency and signatures of the officers of Target executing this Agreement;

8.2.8.  the Target Opinion;

8.2.9.  the Escrow Agreement duly executed by Shareholder;

8.2.10.  the Shareholder Agreement duly executed by Shareholder;

8.2.11.  the Registration Rights Agreement duly executed by Shareholder;

8.2.12.  the respective Facility Amendment duly executed by Target and Target’s Lender; and

8.2.13.  all other agreements, certificates, instruments, financial statement certifications and documents reasonably requested by Parent in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

8.3  Parent’s Deliveries at Closing.  At the Closing, Parent shall deliver the following:

8.3.1.  the Parent Shares, including the Escrow Shares;

8.3.2.  the original signed copies of all Consents listed on Schedule 7.2.6;

8.3.3.  a certificate of existence for Parent and good standing certificates for its operational Subsidiaries, dated no earlier than ten days before the Closing Date, from each of their jurisdictions of incorporation or formation, as applicable, and from each other jurisdiction in which Parent and each of its operational Subsidiaries is qualified or registered to do business as a foreign corporation;

8.3.4.  copies of the resolutions duly adopted by the board of directors of Parent, authorizing Parent to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, certified by an officer of Parent as in full force and effect, without modification or rescission, on and as of the Closing Date;

8.3.5.  a certificate of the Secretary of Parent as to the incumbency and signatures of the officers of Parent executing this Agreement;

8.3.6.  the Parent Opinion;

8.3.7.  the Escrow Agreement duly executed by Parent;

8.3.8.  the Shareholder Agreement duly executed by Parent;

8.3.9.  the Registration Rights Agreement duly executed by Parent;

8.3.10.  the respective Facility Amendment duly executed by Parent and Parent’s Lender; and

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8.3.11.  all other agreements, certificates, instruments and documents reasonably requested by Shareholder in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

Section 9.  [Intentionally Omitted]

Section 10.  Termination; Amendment; Waiver

10.1  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

10.1.1.  by mutual written consent of Parent, on the one hand, and the Target and Shareholder, on the other hand;

10.1.2.  by either of Target or Shareholder, on the one hand, or Parent, on the other hand, by written notice to the other; if (i) the Closing shall not have been consummated by August 20, 2007 provided, however, that the right to terminate this Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date, or (ii) any Governmental Body of competent jurisdiction shall have issued a Judgment or taken any other action (which Judgment or other action the parties hereto shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the party terminating this Agreement pursuant to this Section 10.1.2 shall have used its commercially reasonable efforts to have such Judgment or other action vacated;

10.1.3.  by written notice from Parent to Target or Shareholder (if Parent is not in material breach of any of its representations, warranties, covenants and agreements under this Agreement), if Target or any of its Subsidiaries or Shareholder breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to a Target MAE and such Target MAE is incapable of being cured within 20 days of the receipt of such notice; provided, however, that the failure to satisfy the condition in Section 7.1.13 hereof shall not be deemed a Target MAE;

10.1.4.  by written notice from Shareholder or Target to Parent (if Target and Shareholder are not in material breach of any of their representatives and warranties, covenants and agreements under this Agreement) if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to a Parent MAE and such Parent MAE is incapable of being cured within 20 days of the receipt of such notice; provided, however, that the failure to satisfy the condition in Section 7.2.14 hereof shall not be deemed a Parent MAE;

10.1.5.  by written notice from Shareholder or Target to Parent if the Parent Board shall have (A) failed to make the Parent Recommendation, (B) withdrawn the Parent Recommendation, or (C) modified the Parent Recommendation in a manner adverse to Shareholder;

10.1.6.  by written notice from Parent to Target or Shareholder if (i) Parent receives an Acquisition Proposal (for the purposes of this Section 10.1.6, Acquisition Proposal shall have the meaning set forth in the definition of Acquisition Proposal herein, except that all references to 20% shall be deemed references to 50%) pursuant to which Parent is required to terminate this Agreement as a condition to the consummation of the transaction in connection with the Acquisition Proposal, (ii) by reason of such Acquisition Proposal, the Parent Board shall have (A) failed to make or reaffirm the Parent Recommendation, (B) withdrawn the Parent Recommendation, or (C) modified the Parent Recommendation in a manner adverse to Shareholder and (iii) after consultation with its attorneys and financial advisors, the Parent Board determines in good faith that this Agreement must be terminated to satisfy the Parent Board’s fiduciary duties to Parent shareholders;

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10.1.7.  by either of Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if the Parent Stockholders’ Approval is not obtained at the Parent Stockholders’ Meeting; or

10.1.8.  by either of Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if any of the Facility Amendments are not executed by any of the respective Lenders of Parent and Target by April 19, 2007.

10.2	Effect of Termination.

10.2.1.  Subject to the remainder of this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Shareholder, Target and each of their respective directors, trustee, officers, employees, partners, stockholders or shareholders and all rights obligations of any party hereto shall cease, except for the agreements contained in Section 4.25 (Brokers Fees), 5.25 (Brokers Fees), 6.4 (Investigation), 6.8 (Public Announcements), 10.2 (Effect of Termination) and 12.1 (Fees and Expenses); provided, however, that nothing contained in this Section 10.2.1 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms of this Agreement.

10.2.2.  If this Agreement is terminated by Target or Shareholder pursuant to Section 10.1.4 or 10.1.5 or by Parent pursuant to 10.1.6, then Parent shall pay to Target an amount equal to $15,000,000 (the “Target Break-Up Fee”). If this Agreement is terminated by Parent pursuant to Section 10.1.3, then Target shall pay to Parent an amount equal to $15,000,000 (the “Parent Break-Up Fee,” and together with the Target Break-Up Fee, the “Break-Up Fee”), which Break-Up Fee shall be inclusive of all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants.

10.2.3.  If this Agreement is terminated by any party hereto pursuant to Section 10.1.7, then Parent shall pay to Target an amount equal to its actual out-of-pocket reasonable fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants, but excluding any fees, costs or expenses of any affiliates of Target or Shareholder or any investment banking or any other financial advisors of Target or Shareholder; (the “Termination Expenses”); provided, however, that Parent shall not be obligated to pay Target for its Termination Expenses in excess of $3,000,000; provided further, however, that if, in addition to a termination pursuant to Section 10.1.7, both (A) an Acquisition Proposal with respect to Parent is publicly made prior to the Parent Stockholders’ Meeting and (B) within six (6) months of the effective date of such termination Parent executes a definitive agreement in connection with an Acquisition Proposal (whether or not it was the same Acquisition Proposal referred to in clause (A)), then Parent shall pay to Target the Target Break-Up Fee (less the Termination Expenses already paid by Parent to Shareholder pursuant to this Section 10.2.3). For the purposes of this Section 10.2.3, Acquisition Proposal shall have the meaning set forth in the definition of Acquisition Proposal herein, except that all references to 20% shall be deemed references to 50%.

10.2.4.  Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby expressly acknowledges and agrees that, with respect to any termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6, or 10.1.7 (as applicable), the payment of any Break-Up Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which such party would otherwise be entitled to assert against any other parties’ respective assets, or against any of their respective trustees, officers, employees, partners, managers or members, with respect to this Agreement and the transactions contemplated hereby and shall not be construed as a penalty and shall constitute the sole and exclusive remedy available to such party. The parties hereto expressly acknowledge

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and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6, or 10.1.7 (as applicable), the rights to payment under Section 10.2.2: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement pursuant to Sections 10.1.3, 10.1.4, 10.1.5, 10.1.6 or 10.1.7 (as applicable), and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.

10.2.5.  Any payment made pursuant to Section 10.2.2 or 10.2.3 (other than in the event a Break-Up Fee becomes due pursuant to Section 10.2.3, in which case payment shall be made no later than the two (2) Business Days after the execution by Parent of the definitive agreement in connection with the Acquisition Proposal) shall be made not later than two (2) Business Days after the date of termination. All payments under this Section 10.2 shall be made by wire transfer of immediately available funds to an account designated by Parent or Target, as the case may be. Parent and Target acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Target would not enter into this Agreement. Accordingly, if Parent or Target fail promptly to pay any amount due pursuant to this Section 10.2 and, in order to obtain such payment, Parent or Target commence a suit which results in a Judgment against the other party or parties for the fees set forth in this Section 10.2, the party or parties failing to make payment shall pay to the other party or parties their costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the payment to be made at the prime rate in effect on the date such payment is required to be made as reported in The Wall Street Journal, as liquidated damages.

Section 11.  Indemnification

11.1  Shareholder.  Shareholder hereby indemnifies and holds harmless Parent, and its successors and assigns, and their respective directors, officers, employees, agents and representatives (“Parent Indemnitees”), from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses including reasonable attorney’s fees and court costs (collectively, “Losses”), arising out of or caused by, directly or indirectly, any of the following:

11.1.1.  Misrepresentation.  Any misrepresentation of a fact contained in any representation or warranty made by Shareholder in this Agreement;

11.1.2.  Nonperformance.  The breach by Shareholder of any covenant or agreement of Shareholder in this Agreement; or

11.1.3.  Scheduled Claims.  Any matter or item set forth on Schedule 4.22.

11.2  Indemnification Procedures.  With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which a Parent Indemnitee, as the case may be, is seeking indemnification hereunder to which the Parent Indemnitee is entitled to indemnification from Shareholder under Section 11.1:

11.2.1.  Within ten (10) days after the Parent Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Parent Indemnitee first has actual knowledge of the Indemnification Matter, the Parent Indemnitee shall give written notice to Shareholder of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents.

11.2.2.  If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, Shareholder shall, at its expense and through counsel of its choice, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Parent Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) Shareholder shall not consent to any Judgment, or agree to any settlement, without the Parent Indemnitee’s prior written consent unless such Judgment or settlement includes a complete release of the Parent Indemnitee; and (iii) if Shareholder does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense

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in good faith, the Parent Indemnitee may, at its option and through counsel of its choice, but with respect to one firm of counsel reasonably approved by Shareholder at Shareholder’s expense, assume control over the Defense. In any event, Shareholder and the Parent Indemnitee shall fully cooperate with each other in connection with the Defense, including by furnishing all available documentary or other evidence as is reasonably requested by the other.

11.2.3.  All amounts owed by Shareholder to the Parent Indemnitee (if any) shall be paid in full within five (5) Business Days after a final Judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

11.3  Survival of Representations, Warranties and Covenants.  Each of the parties hereto hereby agrees that representations and warranties made by or on behalf of Target or Shareholder in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date for a period of twelve (12) months (the “Survival Period”), at which point they shall terminate and no claim for indemnification thereafter shall be brought in respect of them, except that a representation or warranty with respect to Section 4.1 (Authority), Section 4.3 (Ownership) and Section 4.11 (Taxes) shall survive the Closing Date for the maximum duration of the statute of limitations applicable with respect to such respective representation or warranty; provided, however, that from and after the third anniversary of the Closing, the Parent Indemnitees’ sole recourse against Shareholder with respect to Section 4.11 (Taxes) shall be for Indemnification Proceeds recovered by Shareholder under the June Stock Purchase Agreement pursuant to Section 6.16. The covenants set forth in this Agreement or any agreements executed pursuant hereto shall survive the Closing until such covenants have been performed or waived by the party seeking enforcement thereof.

11.4  Limits on Indemnification.  Shareholder’s liability under this Section 11 shall be limited as follows:

11.4.1.  Basket.  Shareholder shall not be liable for any claim for indemnification pursuant to this Section 11 unless the amount of each claim involves Losses in excess of $50,000 (nor shall such claim below $50,000 be applied to or considered for purposes of calculating the deductible set forth in the next sentence). No amount shall be payable by Shareholder under this Section 11 unless and until the aggregate amount otherwise payable by Shareholder under this Section 11 exceeds $4,000,000. At such time as the total amount payable by Shareholder exceeds $4,000,000 in the aggregate, the Parent Indemnitees shall be entitled to be indemnified only for the amount of all damages that have been incurred or suffered by the Parent Indemnitees for which they are entitled to be indemnified under this Agreement that exceed $4,000,000.

11.4.2.  Cap.  Subject to Section 6.16, Shareholder’s total liability under this Section 11 shall not exceed the fair market value of the Escrow Shares remaining in the Escrow Account at the applicable time.

11.4.3.  Time Periods.  With respect to any Indemnification Matter under Section 11, Shareholder shall have no liability unless the Parent Indemnitee gives an Indemnification Notice with respect thereto within twelve (12) months after the Closing Date, provided that for all Losses for which an Indemnification Notice has been given prior to such date, the right to indemnification for any such Indemnification Matter shall survive until such claim for Losses has been resolved pursuant to the terms of this Agreement.

11.5  Exceptions to Limitations.  None of the limitations set forth in Section 11.4 shall apply in the case of any Indemnification Matter involving (a) fraud, (b) Indemnification Proceeds under Section 6.16 or (c) Losses incurred due to a breach of the representations and warranties set forth in Section 4.1 (Authority), Section 4.3 (Ownership), and Section 4.25 (Brokers Fees).

11.5.1.  Additional Limitations on Losses.

11.5.1.1.  Any claim for indemnification under this Section 11 shall be limited to the amount of actual Losses sustained by the Parent Indemnitee by reason of such breach or nonperformance. Shareholder shall not have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of

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business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise.

11.5.1.2.  Any indemnification claim under this Section 11 asserted by any Parent Indemnitee with respect to any matter for which a reserve is included in the Latest Balance Sheet shall be reduced by the amount of such reserve.

11.5.1.3.  For all purposes of this Section 11, Losses shall be net of (i) any insurance, indemnification or other recoveries payable to the Parent Indemnitee or its affiliates under any insurance policy or any other Contract in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Parent Indemnitee or its affiliates arising in connection with the accrual, incurrence or payment of any such Losses. If Shareholder makes any payment on any claim, Shareholder shall be subrogated, to the extent of such payment, to all rights and remedies of the Parent Indemnitee to any insurance benefits or other claims of the Parent Indemnitee with respect to such claim.

11.5.1.4.  The Parent Indemnitee shall cooperate with Shareholder with respect to resolving any claims or liabilities with respect to which Shareholder is obligated to indemnify such Parent Indemnitee, including by making commercially reasonable efforts to mitigate or resolve any such claims or liabilities.

11.6  Satisfaction of Shareholder Losses.  Subject to Section 6.16, in the event that Shareholder is required to indemnify any Parent Indemnitee for any Losses under this Section 11, Shareholder shall have the option to elect to satisfy such Losses either (i) in cash or (ii) by the return of Escrow Shares. The number of the Escrow Shares to be returned to satisfy any such Losses shall be calculated as the quotient of (A) the dollar amount of such Losses divided by (B) the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date such Losses become due and payable hereto as reported on The NASDAQ Global Market. Any amounts recovered by Parent under the June Stock Purchase Agreement, paid to Parent by Shareholder pursuant to Section 6.16 or otherwise paid in cash to Parent pursuant to this Section 11.6 shall entitle Shareholder to the distribution of Escrow Shares from the Escrow Agreement (to the extent any Escrow Shares continue to be held in escrow pursuant to the Escrow Agreement) with a value equal to such cash recovery or payment based on the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date of such recovery by Parent or payment by Shareholder to Parent as reported on The NASDAQ Global Market.

11.7  Tax Treatment.  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes, as between Parent and Shareholder, as an adjustment to the Purchase Price, unless otherwise required by applicable Law or Taxing Authority interpretations thereof.

11.8  Remedies Exclusive.  The remedies provided for in this Section 11 and elsewhere in this Agreement shall be exclusive and shall preclude assertion by any Parent Indemnitee of any other rights or the seeking of any and all other remedies against Shareholder for claims based on this Agreement or any other agreement, document or certificate delivered pursuant to this Agreement. Parent hereby waives any provision of Law to the extent that it would limit or restrict the agreement contained in this Section 11.7.

Section 12.  Other Provisions

12.1  Fees and Expenses.  All fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel, and accountants shall be paid by the party incurring such fees, costs or expenses; provided, however, that such fees, costs and expenses of Shareholder shall be paid by Target. Notwithstanding the forgoing, the payment of any consulting, investment banking or financial advisory fees of Shareholder or Target shall be borne by Shareholder.

12.2  Amendment.  This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by holders of Parent Shares; provided, however, that after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such approval.

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12.3  Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Except as so waived, no action taken or omitted to be taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

12.4  Publicity.  At all times after the Closing Date, except as required by Law, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, Shareholder shall not make any public announcement regarding the transactions contemplated by this Agreement, nor shall Shareholder in any manner disseminate any information regarding Target, Parent or the transactions contemplated by this Agreement.

12.5  Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one Business Day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or five Business Days after being sent by registered or certified mail, return receipt requested, postage charges prepaid. Notices also may be given by facsimile and shall be effective on the Business Day transmitted if transmitted before 5:00 p.m. Central Time, and the next Business Day if transmitted after 5:00 p.m. confirmed in either case within 48 hours thereafter by a signed original sent in one of the manners provided in the preceding sentence; a “Business Day” as used in this Agreement means any day other than Saturday, Sunday or a day on which banking institutions are not required to be open in the United States or Denmark, as the case may be. Notices shall be sent to:

If to Target:

Dangaard Telecom A/S
Transitvej 12
6330 Padborg
Denmark
Attn: Hans Peter Alnor
Fax No: +45 7330 3135

With copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 1022
Attention: Charles Nathan
Fax No: 212-751-4864

If to Shareholder:

Dangaard Holding A/S
c/o Nordic Capital
Sankt Annae Plads 11
1250 Copenhagen K
Denmark
Attn: Christian Dyvig
Fax No: 45 3344 7755

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With copy to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 1022
Attention: Charles Nathan
Fax No: 212-751-4864

If to Parent:

Brightpoint, Inc.
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168
Attn: Steven E. Fivel, General Counsel
Fax No: (317) 707-2514

With copy to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Attention: Robert J. Mittman
Fax No: 212-885-5001

If to Nordic (for purposes of Sections 6.16 and 12.14 only):

Nordic Capital Fund VI
22 Grenville Street
St. Helier Jersey JE4 8PX
Channel Islands
Attention: Donna Preece
Fax No: +44 1534 635 855

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 12.5, provided that any such change of address notice shall not be effective unless and until received.

12.6  Interpretation of Representations.  Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty except to the extent such exception’s or qualification’s relevance to such other representation or warranty is reasonably apparent.

12.7  Entire Understanding.  This Agreement, together with the exhibits and schedules hereto and the Confidentiality Agreement, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof including all letters of intent previously entered into among some or all of the parties hereto. No amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom enforcement is sought. Nothing contained in Section 12 or elsewhere in this Agreement shall be deemed to limit (or adversely affect) in any manner any right or remedy of any Parent Indemnitee under any of the agreements contemplated by this Agreement.

12.8  Assignment.  This Agreement shall bind, benefit, and be enforceable by and against Parent, Target, Shareholder and their respective successors and consented-to assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties, provided, however, Parent shall not be required to obtain the express prior written consent of the other parties in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of Parent or its Subsidiaries, or transfer of the Target Shares to any of Parent’s direct or indirect

Annex A - (1)	45

Subsidiaries and/or affiliates, but only if any such assignment complies with the Danish Tax Order and Section 6.8.2.

12.9  Severability.  If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

12.10  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

12.11  Section Headings.  Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

12.12  References.  All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

12.13  Controlling Law.  THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

12.14  Jurisdiction and Process.  In any action between or among any of the parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

12.15  No Third-Party Beneficiaries.  Except as set forth in Section 6.8.2, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any Person other than the parties hereto including any customer, prospect, supplier, employee, contractor, salesman, agent or representative of Target.

12.16  Neutral Construction.  In view of the fact that each of the parties hereto have been represented by their own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

12.17  Specific Performance.  Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that any other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity. Notwithstanding the foregoing, in the event that Parent terminates this Agreement pursuant to Section 10.1.6 or 10.1.8, this Section 12.17 shall in no way obligate Parent to comply with its obligations under Section 6.1 hereof.

- Signature Page Follows -

Annex A - (1)	46

Witness the due execution and delivery hereof as of the date first stated above.

Brightpoint, Inc.:	Nordic Capital VI Alpha, L.P. acting by its general partner Nordic Capital VI Limited (for the purposes of Sections 6.16 and 12.14 only):

By: /s/ Steven E. Fivel	By: /s/ Sarah Rayson
Name: Steven E. Fivel	Name: Sarah Rayson
Title: Executive Vice President, General Counsel and Secretary	Title: Director

Dangaard Telecom A/S:	Nordic Capital VI Beta, L.P. acting by its general partner Nordic Capital VI Limited (for purposes of Sections 6.16 and 12.14 only):

By: /s/ Christian Dyvig	By: /s/ Sarah Rayson
/s/ Michael Haaning	Name: Sarah Rayson
/s/ Kim Gulstad	Title: Director
Names: Christian Dyvig Michael Haaning Kim Gulstad
Titles: Board Members

Dangaard Holding A/S:	NC VI Limited (for purposes of Sections 6.16 and 12.14 only):

By: /s/ Christian Dyvig	By: /s/ Sarah Rayson
/s/ Michael Haaning	Name: Sarah Rayson
Names: Christian Dyvig Michael Haaning	Title: Director
Titles: Board Members

Nordic Industries Limited (for purposes of Sections 6.16 and 12.14 only):

By: /s/ Sarah Rayson
Name: Sarah Rayson
Title: Director

Annex A - (1)	47

Annex A - (1)	48

Annex A - (1)	49

Annex A - (1)	50

LIST OF OMITTED SCHEDULES

Schedule	Description

Schedule 1.48	Parent Knowledge Individuals
Schedule 1.49	Shareholder’s Knowledge Individuals
Schedule 4.2	Noncontravention
Schedule 4.4	Organization, Standing and Power
Schedule 4.5	Capitalization
Schedule 4.7	Financial Statements; Internal Controls
Schedule 4.8	Accounts Receivable
Schedule 4.9	Inventory
Schedule 4.10	Operations Since the Last Balance Sheet Date
Schedule 4.11	Taxes
Schedule 4.12	Intellectual Property
Schedule 4.13	Employee and Independent Contractors
Schedule 4.14	Employee Benefit Plans
Schedule 4.15	Real Property owned by Target and Subsidiaries
Schedule 4.17	Material Contracts
Schedule 4.18	Related Party Transactions
Schedule 4.20	Insurance
Schedule 4.21	Compliance with Laws; Permits
Schedule 4.22	Proceedings and Judgments
Schedule 4.23	Customers, Prospects and Suppliers
Schedule 5.2	Noncontravention
Schedule 5.3	Organization, Standing and Power
Schedule 5.4	Capitalization
Schedule 5.5	Interests in Other Entities
Schedule 5.6	Parent Obligations
Schedule 5.8	Accounts Receivable
Schedule 5.9	Inventory
Schedule 5.10	Operations Since the Last Balance Sheet Date
Schedule 5.11	Taxes
Schedule 5.12	Intellectual Property
Schedule 5.13	Employee and Independent Contractors
Schedule 5.14	Parent Employee Benefit Plans
Schedule 5.15	Real Property
Schedule 5.17	Material Contracts

Annex A - (1)	51

Schedule		Description

Schedule 5.18		Related Party Transactions
Schedule 5.19		Environmental Matters
Schedule 5.20		Insurance
Schedule 5.21		Compliance with Laws; Permits
Schedule 5.22		Proceedings and Judgments
Schedule 5.23		Customers, Prospects and Suppliers
Schedule 6.2		Conduct of Target’s Business
Schedule 6.3		Conduct of Parent’s Business
Schedule 6.15		Officers of Parent, Target and their Subsidiaries
Schedule 7	.1.6	Consents and Approvals
Schedule 7	.2.6	Consents and Approvals

Annex A - (1)	52

Exhibit A
ESCROW AGREEMENT
     ESCROW AGREEMENT, dated as of                           , 2007, by and among Brightpoint, Inc., an Indiana corporation (“Parent”), Dangaard Holding A/S, a Danish company (“Shareholder”), and [                    ], as escrow agent (the “Escrow Agent”).
RECITALS
     A. WHEREAS, Parent, Target, Shareholder and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company, entered into a Stock Purchase Agreement dated February 19, 2007 (the “Purchase Agreement”), pursuant to which Parent agreed to acquire all of the issued and outstanding shares of capital stock of Target, all of which is held by Shareholder (the “Target Stock”), in exchange for $100,000 cash and thirty million (30,000,000) shares of common stock, $.01 par value, of Parent (the “Parent Shares”). Capitalized terms used but not defined herein in this Escrow Agreement shall have the meanings given such terms in the Purchase Agreement; and
     B. WHEREAS, Section 3.2 of the Purchase Agreement provides that Parent will deliver and deposit Three Million (3,000,000) of the Parent Shares (the “Escrow Shares”) in an “Escrow Account” with the Escrow Agent as security for the indemnification obligations of Shareholder in accordance with the terms and conditions of Section 11 of the Purchase Agreement.
     C. In order to provide for the appropriate administration of the Escrow Shares, each of Parent, Target and Shareholder desires to establish the Escrow Account with the Escrow Agent subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment. Each of Parent, Target and Shareholder does hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent does hereby accept such appointment subject to the terms and conditions set forth herein.
     2. Establishment of Escrow.
          (a) Simultaneously with the execution and delivery hereof, Parent is depositing stock certificates representing the Escrow Shares with the Escrow Agent, together with stock powers executed in blank related thereto.
          (b) The Escrow Agent shall hold and disburse the Escrow Shares deposited with the Escrow Agent under this Escrow Agreement pursuant to and in accordance with this Escrow Agreement.

Annex A-(1) (Ex. A)	1

     3. Release from Escrow; Escrow Period.
          (a) Parent may at any time, and from time to time, prior to the Expiration Date, deliver written instructions to the Escrow Agent and to Shareholder directing the Escrow Agent to disburse all or a portion of the Escrow Shares to Parent in the amounts specified therein for the purpose of satisfying any obligation based on, arising from or in connection with all claims for indemnification for Losses asserted in writing by Parent pursuant to the Purchase Agreement. Such written instruction shall be sent to Shareholder and the Escrow Agent and shall specifically identify the nature of the Losses for which Parent seeks indemnification and the dollar amount thereof. The calculation of the number of Escrow Shares shall be the quotient of (A) the dollar amount of the Losses to be indemnified divided by (B) the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date such Losses become due and payable as reported on the NASDAQ Global Market. On or promptly after the twentieth (20th) day after delivery of such instructions to the Escrow Agent and Shareholder, and provided that Shareholder has not objected to such notice in writing delivered to Parent and the Escrow Agent, the Escrow Agent shall release to Parent all or part of the Escrow Shares in accordance with such instructions. If the Escrow Agent receives such a written objection, the Escrow Agent shall not disburse and shall continue to hold such Escrow Shares until:
               (i) the Escrow Agent receives joint written instructions signed by both Parent and Shareholder; or
               (ii) the Escrow Agent receives a Final Order directing payment of such amount. For this purpose, a “Final Order” shall mean the final decision of any court of competent jurisdiction from which no appeal may be taken, whether because of lapsed time or otherwise.
          (b) On or promptly after the first anniversary of the date hereof (the “First Anniversary Disbursement Date”), the Escrow Agent shall disburse to Shareholder One Million (1,000,000) of the Escrow Shares then held by it (or all of the Escrow Shares if less than One Million (1,000,000) of the Escrow Shares remain in the Escrow Account on the First Anniversary Disbursement Date) less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the First Anniversary Disbursement Date.
          (c) On or promptly after the second anniversary of the date hereof (the “Second Anniversary Disbursement Date”), the Escrow Agent shall disburse to Shareholder One Million (1,000,000) of the Escrow Shares then held by it (or all of the Escrow Shares if less than One Million (1,000,000) of the Escrow Shares remain in the Escrow Account on the Second Anniversary Disbursement Date) less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for

Annex A-(1) (Ex. A)	2

any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the Second Anniversary Disbursement Date.
          (d) On or promptly after the third anniversary of the date hereof (the “Expiration Date”), the Escrow Agent shall disburse to Shareholder all of the Escrow Shares, if any, then held by it less (i) such number of Escrow Shares with a value (as calculated in accordance with Section 3(a) above) equal to the amount which it shall have been previously instructed to disburse pursuant to Section 3(a) above but shall not have disbursed for any reason and (ii) such number of Escrow Shares equal to the value of the Losses (as calculated in accordance with Section 3(a) above), if any, claimed by Parent before the Expiration Date.
          (e) To the extent the Escrow Agent does not distribute Escrow Shares (“Withheld Shares”) to Shareholder pursuant to clause (ii) of Section 3(b), (c) or (d) above and it is subsequently determined in accordance with the Purchase Agreement that Parent is not entitled to such Withheld Shares, then the Escrow Agent shall promptly disburse to Shareholder such Withheld Shares after such determination upon either: (i) receipt of joint written instructions signed by both Parent and Shareholder or (ii) receipt of a Final Order directing the disbursement of such Withheld Share to Shareholder.
          (f) Upon delivery by the Escrow Agent of all of the Escrow Shares, in accordance with the provisions of this Escrow Agreement, this Escrow Agreement shall terminate, subject to the provisions of Section 6 hereof, which Section shall survive such termination.
          (g) Any amounts recovered by Parent under the April Stock Purchase Agreement, paid to Parent by Shareholder pursuant to Section 6.16 of the Purchase Agreement or otherwise paid in cash to Parent pursuant to Section 11.6 of the Purchase Agreement shall entitle Shareholder to the distribution of, and the Escrow Agent shall so distribute promptly to Shareholder, Escrow Shares from this Escrow Agreement (to the extent any Escrow Shares continue to be held in escrow pursuant to this Escrow Agreement) with a value equal to such cash recovery or payment based on the average closing sales price per share of Parent Common Stock for the five (5) trading days immediately prior to the date of such recovery by Parent or payment by Shareholder to Parent as reported on The NASDAQ Global Market.
     4. Dividends and Proxies with Respect to the Escrow Shares; Sale of Escrow Shares.
          (a) The Shareholder shall be entitled to exercise any and all voting and consensual rights and powers accruing to an owner of the Escrow Shares or any part thereof for any purposes not inconsistent with the terms of this Escrow Agreement; provided, however, that Shareholder shall give the Escrow Agent at least five (5) days’ prior written notice of the manner in which it intends to exercise any such right or power; and further provided that Shareholder’s voting rights with respect to the Parent Shares shall be governed exclusively and at all times by Section 3.2 of that certain Shareholder Agreement dated as of the date hereof by and between Parent and Shareholder (the “Shareholder Agreement”).

Annex A-(1) (Ex. A)	3

          (b) Until such time as a claim for indemnification is given with respect to any of the Escrow Shares, Shareholder shall be entitled to receive and retain any and all dividends or distributions payable in respect of the Escrow Shares. All such dividends or distributions proceeds in respect of the Escrow Shares shall be distributed promptly after receipt by the Escrow Agent to Shareholder.
          (c) The Escrow Agent and Parent shall execute and deliver to Shareholder, or cause to be executed and delivered to Shareholder, all such proxies, powers of attorney, dividend orders and other instruments for the purpose of enabling Shareholder to exercise the voting or consensual rights and powers which it is entitled to exercise pursuant to Section 4(a) and to receiving the dividends which it is authorized to retain pursuant to Section 4(b).
          (d) Notwithstanding anything herein to the contrary, Shareholder shall be entitled to include any Escrow Shares in a registration under the Securities Act of 1933, as amended, pursuant to its registration rights under that certain Registration Rights Agreement dated as of the date hereof (the “Registration Rights Agreement”) entered into with Parent in connection with the acquisition by Parent of all of the issued and outstanding shares of capital stock of Target and to sell such Escrow Shares under such registration, so long as the proceeds from the sale are immediately delivered to the Escrow Agent to be held pursuant to the terms of this Escrow Agreement. In the event that such Escrow Shares are sold under such registration, this Escrow Agreement shall be amended in order to reflect the mechanism for the release from the escrow of the proceeds from such sale.
          (e) The Escrow Agent and Parent shall execute and deliver to Shareholder or cause to be executed and delivered to Shareholder, all documents reasonably necessary for the purpose of enabling Shareholder to deliver the Escrow Shares in settlement of a sale of Escrow Shares pursuant to Section 4(d).
     5. Fractional Shares. Should any fractional share result from the calculations described in this Escrow Agreement, the number of Escrow Shares shall be rounded up to the next greater whole number if the fraction is greater or equal to one-half and rounded down to the next lesser whole number if the fraction is less than one-half; provided, however, that the number of Escrow Shares after giving effect to such rounding shall not exceed the total number of Escrow Shares available and held by the Escrow Agent.
     6. Duties and Responsibilities of the Escrow Agent.
          (a) The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement and no other or further duties or responsibilities shall be implied. The Escrow Agent shall be under no obligation to refer to the Purchase Agreement or any other documents between or among the parties related in any way to this Escrow Agreement.
          (b) The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written instructions by Parent or Shareholder furnished to it hereunder and

Annex A-(1) (Ex. A)	4

reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
          (c) In the event that the Escrow Agent (i) shall be uncertain as to its duties or rights hereunder, (ii) shall receive instructions, claims or demands from any party hereto which conflict with any of the provisions of this Escrow Agreement, (iii) shall receive an objection from any party hereto with respect to the instructions given by any other party for the distribution of any of the Escrow Shares, or (iv) shall resign pursuant to Section 9 hereof and it does not receive joint written instructions regarding the disposition of the Escrow Shares, as provided therein, then the Escrow Agent shall refrain from taking any action and its sole obligation shall be (x) to keep safely all Escrow Shares held in escrow until it shall be directed otherwise by an order or judgment of a court of competent jurisdiction or (y) to deliver the Escrow Shares to a court of competent jurisdiction and commence an action for interpleader or its equivalent. The costs of the foregoing shall be borne by whichever of Parent or Shareholder is the losing party.
          (d) The Escrow Agent shall not be liable for any action taken or omitted by it in good faith unless a court of competent jurisdiction determines that the Escrow Agent’s willful misconduct or gross negligence was the cause of any loss to Parent or Target or Shareholder. The Escrow Agent may consult with counsel of its own choice and, at its option, may act as its own counsel in connection herewith.
     7. Compensation of Escrow Agent. Each of Parent, on the one hand, and Shareholder, on the other hand, shall pay the Escrow Agent fifty percent of its fee for the performance of services by the Escrow Agent hereunder, as set forth on Schedule 1 hereto, for each year or a portion thereof that any Escrow Shares remain in escrow and each shall reimburse the Escrow Agent for fifty percent of the reasonable costs and expenses incurred by it in connection with the performance of such services.
     8. Stock Transfer Taxes. Any stock transfer taxes incurred in connection with the release and delivery of the Escrow Shares by the Escrow Agent hereunder shall be borne by the recipient of the Escrow Shares.
     9. Discharge and Resignation of the Escrow Agent. The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date at least thirty (30) days after such notice when such resignation shall take effect. It is understood and agreed that the Escrow Agent’s resignation shall not be effective until a successor escrow agent agrees to act hereunder; provided, that if no successor is appointed and acting hereunder within sixty (60) days after such notice is given, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The Escrow Agent shall, upon the effectiveness of such resignation, dispose of the Escrow Shares in accordance with the joint written instructions of Parent and Shareholder.
     10. Indemnification. Parent and Shareholder hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense, arising out of or in connection with this Escrow Agreement and carrying out its duties hereunder, including, without

Annex A-(1) (Ex. A)	5

limitation, reasonable attorneys’ fees and other costs and expenses of defending itself against any claim of liability, except to the extent such loss, liability or expense is the result of the Escrow Agent’s willful misconduct or gross negligence; provided, however, that the foregoing provisions of this Section 10 shall not affect the rights and remedies of Parent and Shareholder as against each other. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     11. Notices. All notices and communications hereunder shall be in writing and shall be sent by personal or overnight delivery as follows:

If to the Escrow Agent:

If to Parent:	Brightpoint, Inc.
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168
Attn: Steven E. Fivel, General Counsel
Fax No: (317) 805-4139

with copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attn: Robert J. Mittman, Esq.
Facsimile: (212) 885-5001

If to Shareholder:	Dangaard Holding A/S
c/o Nordic Capital
Sankt Annæ Plads 11
1250 Copenhagen K
Denmark
Attn: Christian Dyvig
Fax No: +45 3344 7755

With a copy to:	Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, NY 10022
Attention: Charles Nathan, Esq.
Fax No: 212-751-4864

Annex A-(1) (Ex. A)	6

or to such other address as any of the above may have furnished to the other parties in writing by certified or registered mail, return receipt requested, air courier, personal delivery, or verified facsimile, and any such notice or communication given in the manner specified in this Section 11 shall be deemed to have been duly given on the date received by the recipient party. In the event that the Escrow Agent, in its sole discretion, shall determine that any emergency exists, the Escrow Agent may use such other means of communications, as the Escrow Agent reasonably deems advisable.
     12. Expenses. Except as otherwise provided herein, each party shall pay its own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof and thereof, including, without limitation, the fees and expenses of its counsel, accountants and other experts.
     13. Entire Agreement. This Escrow Agreement, the Purchase Agreement, the Shareholder Agreement and the Registration Rights Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.
     14. Amendment. The provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties to be charged with such waiver, alteration, amendment or supplement.
     15. Severability. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Escrow Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the parties agree to negotiate in good faith to modify this Escrow Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
     16. Binding Agreement. This Escrow Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
     17. No Third Party Beneficiaries. Nothing in this Escrow Agreement is intended or shall be construed to give any Person, other than the parties, their successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Escrow Agreement or any provision contained herein.

Annex A-(1) (Ex. A)	7

     18. Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     19. Conflict Waiver. The parties hereto acknowledge and agree that the Escrow Agent currently represents and may continue to represent Parent. The parties hereto waive the right to raise any claim of conflict or any claim of a similar nature in connection with such representation.
     20. Controlling Law. THIS ESCROW AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
     21. Jurisdiction and Process. In any action between or among any of the parties, whether arising out of this Escrow Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).
- Signature Page Follows -

Annex A-(1) (Ex. A)	8

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

BRIGHTPOINT, INC.

By:

Name:
Title:

DANGAARD HOLDING A/S

By:

Name:
Title:

ESCROW AGENT:

[ ]

By:

Annex A-(1) (Ex. A)	9

Exhibit B

SHAREHOLDER AGREEMENT
Dated as of [     ], 2007

Annex A-(1) (Ex. B)	1

Annex A-(1) (Ex. B)	2

SHAREHOLDER AGREEMENT
     THIS SHAREHOLDER AGREEMENT (this “Agreement”) is entered as of [     ], 2007 between Brightpoint, Inc., an Indiana corporation (the “Company”), and Dangaard Holding A/S, a Danish company (the “Shareholder”).
RECITALS
     WHEREAS, the Company, Dangaard Telecom A/S, a Danish company (“Target”), the Shareholder and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company, have entered into a Stock Purchase Agreement, dated as of February 19, 2007 (the “Purchase Agreement”), pursuant to which the Company acquired all of the outstanding capital stock of Target (the “Transaction”), as consideration for which the Company issued to the Shareholder 30,000,000 shares (the “Purchased Shares”) of the Common Stock; and
     WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company and the Purchased Shares.
     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:
     “Affiliate” means, with respect to any Person, (i) a director or executive officer of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
     “Agreement” has the meaning assigned to such term in the preamble.
     “beneficial owner(ship)” and “beneficially own” shall be determined in accordance with Rule 13d-3 under the Exchange Act; provided, however, that a Person shall be deemed to beneficially own any securities that such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person shall also be deemed to be the beneficial owner of the securities convertible into or exchangeable for such securities, and; provided further that any Purchased Shares subject to a call option or other right to buy granted by the Shareholder to a third party or

Annex A-(1) (Ex. B)	3

a put option purchased by or granted to the Shareholder or other derivative transaction in which the Shareholder has transferred or hedged its economic interest in such Purchased Shares shall not be treated as beneficially owned.
     “Board” means the Board of Directors of the Company.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.
     “Capital Stock” means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person, and with respect to the Company includes, without limitation, any and all shares of Common Stock.
     “Change of Control” means the occurrence of any of the following events:
     (i) any Person or group is or becomes the beneficial owner of Voting Securities representing more than 50% of the Total Voting Power; or
     (ii) a merger, consolidation, reorganization or similar transaction in which the shareholders of the Company immediately prior to the transaction possess less than 50% of the Voting Power of the surviving entity (or its parent) immediately after the transaction; or
     (iii) during any one-year period, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by the Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.
     “Closing” has the meaning assigned to such term in the Purchase Agreement.
     “Closing Date” has the meaning assigned to such term in the Purchase Agreement.
     “Committee” means each of the Corporate Governance and Nominating Committee of the Board, the Audit Committee and the Compensation and Human Resources Committee.
     “Common Stock” means the Common Stock, par value $0.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.
     “Company” has the meaning assigned to such term in the preamble.

Annex A-(1) (Ex. B)	4

     “Competitor” shall mean any Person with a division, department or Subsidiary principally engaged in the distribution or logistical handling of wireless equipment.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Director” means any member of the Board.
     “Equity Securities” means (a) with respect to a corporation, any and all shares of Capital Stock and any securities of such corporation convertible into, or exchangeable or exercisable for, such shares of Capital Stock, and options, warrants or other rights to acquire such shares of Capital Stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any units or interests of such partnership, limited liability company, trust or similar Person convertible into, or exchangeable or exercisable for, such units or interests, and options, warrants or other rights to acquire such units or interests, and (c) any other equity ownership or participation in a Person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exempt Transactions” means the Transfer of up to a maximum of an aggregate of 8,000,000 Purchased Shares.
     “Offer” means a bona fide unsolicited tender offer or exchange offer that if successful would result in a Change of Control.
     “Permitted Transfer” means a Transfer to (i) any partner of or member in the Shareholder in connection with a distribution to such partner or member of Shares or (ii) any Affiliate of the Shareholder, in each case, who agrees to be bound by the terms of this Agreement if, as a result of such Transfer, such partner or member or Affiliate would own at least 5% of the Total Voting Power.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
     “Purchase Agreement” has the meaning assigned to such term in the preamble.
     “Purchased Shares” has the meaning assigned to such term in the recitals.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between the Company and the Shareholder.

Annex A-(1) (Ex. B)	5

     “SEC” means the U.S. Securities and Exchange Commission or any other federal agency then administering the Securities Act or the Exchange Act and other federal securities laws.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shareholder” has the meaning assigned to such term in the preamble.
     “Shareholder Director” means any Director nominee proposed to the Corporate Governance and Nominating Committee for election to the Board by the Shareholder pursuant to Section 2.1 of this Agreement.
     “Shareholder Standstill Period” means the period beginning on the date of this Agreement and ending on the earlier of (i) the date on which the Shareholder beneficially owns a number of Purchased Shares which represents less than 7.5% of the then outstanding Common Stock, or (ii) (A) the date on which the Shareholder beneficially owns a number of Purchased Shares which represents less than 10% of the then outstanding Common Stock, (B) a Shareholder Director no longer serves as a Director of the Company and (C) the Shareholder delivers written notice to the Company that its rights under Article II of this Agreement are irrevocably terminated.
     “Subsidiary” means, with respect to a party, any corporation, partnership, trust, limited liability company or other entity in which such party (and/or one or more Subsidiaries of such party) holds stock or other ownership interests representing (a) more that 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity or (c) a general or managing partnership interest or similar position in such entity.
     “13D Group” means any “group” (within the meaning of Section 13(d) of the Exchange Act) formed for the purpose of acquiring, holding, voting or disposing of Voting Securities.
     “Total Voting Power” means the aggregate number of votes which may be cast in an election of Directors or other members of the governing body of the Company by holders of Voting Securities in respect of Voting Securities.
     “Transaction” has the meaning assigned to such term in the recitals.
     “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option, short sale, hedge, derivative transaction (including a registered hedge) or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of any shares of Equity Securities beneficially owned by a Person or any interest in any shares of Equity Securities beneficially owned by a Person.

Annex A-(1) (Ex. B)	6

     “Voting Securities” means, at any time, shares of any class of Equity Securities of the Company which are then entitled to vote in the election of Directors.
     1.2. Other Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.
ARTICLE II
CORPORATE GOVERNANCE AND INFORMATION RIGHTS
     2.1. Board Representation. (a) At the Closing, the Company and the Board shall take all action to cause the Board to be comprised of nine Directors, which shall include three Directors proposed for nomination by the Shareholder for election by the Company’s shareholders at the shareholders meeting called for the purpose of approving the issuance of the Purchased Shares to be issued pursuant to the Purchase Agreement. After the Closing Date, the Shareholder shall have the right to propose to the Corporate Governance and Nominating Committee nominees for election to the Board (for purposes of clarity such right shall be in lieu of, and not in addition to, the rights set forth in the preceding sentence) as set forth in Section 2.1(b); provided, however, that the final determination as to the appointment or recommendation to shareholders for election of any Director or any successor Director to the Board or any Committee thereof shall remain in the sole discretion of the Corporate Governance and Nominating Committee, and provided further that in making such determination, the Corporate Governance and Nominating Committee shall apply reasonably and uniform standards consistent with past practices and consistent with the Company’s Corporate Governance Principles as in effect from time to time, and provided further that in the event the Corporate Governance and Nominating Committee determines not to appoint or recommend to shareholders the election of any Director, any successor Director or any alternative nominee proposed by the Shareholder, the Shareholder shall be entitled to nominate an alternative nominee for such directorship until the Corporate Governance and Nominating Committee shall so appoint and recommend to shareholders the election of an alternative nominee of the Shareholder. Each such Director or any successor Director shall also be required at the time of nomination to satisfy the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading).
          (b) In accordance with Section 2.1(a), for so long as the Shareholder beneficially owns or owns of record a number of shares of Common Stock equal to:
          (i) at least [27.5%]1 of the then outstanding Common Stock, the Shareholder shall have the right to designate three Directors for election to the Board;

[1]	On the Closing Date, the bracketed percentages set forth in this Section 2.1 shall be adjusted by multiplying each such percentage by a fraction, (x) the numerator of which is equal to the number of shares of Common Stock outstanding on the date the Purchase Agreement is executed and (y) the denominator of which is equal to the sum of the number of shares of Common Stock outstanding on the date the Purchase Agreement is executed plus the number of shares of Common Stock issued in an Adjustment Transaction after the Purchase Agreement is executed and prior to the Closing Date. “Adjustment Transaction” means the shares of Common Stock issued by the

Annex A-(1) (Ex. B)	7

          (ii) at least [17.5%], but less than [27.5%], of the then outstanding Common Stock, the Shareholder shall have the right to designate two Directors for election to the Board; and
          (iii) at least [7.5%], but less than [17.5%], of the then outstanding Common Stock, the Shareholder shall have the right to designate one Director for election to the Board.
          (c) The Company hereby agrees, subject to Section 2.1(a), to (i) include each of the Director nominees of the Shareholder on each slate of nominees for election to the Board proposed by the Company and/or the Board (or any Committee thereof), (ii) recommend the election of the Director nominees of the Shareholder to the shareholders of the Company, and (iii) without limiting the foregoing, to otherwise use commercially reasonable efforts to cause the Director nominees of the Shareholder to be elected to the Board.
          (d) Subject to Section 2.1(a), each Shareholder Director shall serve as a member of a different class of Directors as any other Shareholder Director and shall serve in such class as determined by the Corporate Governance and Nominating Committee of the Board. For so long as the Shareholder beneficially owns or owns of record a number of shares of Common Stock equal to at least [27.5%] of the then outstanding Common Stock, each of the three Shareholder Directors shall be appointed by the Corporate Governance and Nominating Committee of the Board as a member of one of the three Committees of the Board; provided, however, that each Shareholder Director is qualified under the applicable rules and regulations of the SEC and the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading), including the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading), and the Company’s Corporate Governance Principles (applied on a reasonable and uniform basis consistent with past practice) as in effect from time to time to serve as a member of such Committee to which the Shareholder Director is appointed. At each time as the number of Shareholder Directors which the Shareholder has a right to designate to the Board pursuant to this Section 2.1 is reduced (i) the Shareholder shall be entitled to designate which Shareholder Director shall resign from the Board at the next meeting of the Company’s shareholders for the purpose of electing Directors and, in the event the Shareholder fails to make such designation within five Business Days after the Shareholder is no longer entitled to designate for election such number of Directors, the Shareholder Director that shall no longer serve as a Director shall be the Shareholder Director that serves in the class of Directors that is scheduled to be nominated for election by the Company’s shareholders at the next annual meeting of the Company’s shareholders and (ii) the Company between the date the Purchase Agreement is executed and the Closing Date in (i) a transaction, the primary purpose of which is to raise financing, or (ii) a merger, acquisition of all or substantially all of the assets or capital stock of another entity or a similar business combination, excluding the first 5% of the number of shares of Common Stock outstanding on the Closing Date.

Annex A-(1) (Ex. B)	8

Shareholder shall no longer have the right to have the Shareholder Director(s) who resigns or is removed serve as a member of any Committee(s) of the Board; provided, however, subject to Section 2.1(a), that the Shareholder shall be entitled to have any remaining Shareholder Director replace the resigning or removed Shareholder Director on the Committee on which such resigning or removed Shareholder Director served if such remaining Shareholder Director resigns from the Committee on which such remaining Shareholder Director is then serving.
          (e) If a number of Shareholder Directors serve as members of the Board at any time at which the Shareholder has the right to designate, in accordance with and subject to Section 2.1(a) and (b), a lesser number of Shareholder Directors, promptly following a written request by the Company, the Shareholders shall immediately cause such Shareholder Director(s) (the identity of such Shareholder Director(s) to be determined by the Shareholder) to resign. If one or more Shareholder Director(s) serve as members of the Board at a time when the Shareholder no longer has the right to designate Shareholder Directors for election, promptly following a written request by the Company, the Shareholder shall immediately cause the Shareholder Director(s) to resign, as so requested. Upon the removal of Shareholder Director(s), the Shareholder shall no longer have the right to have Shareholder Director(s) serve as a member of such one of the Committee(s) of the Board of Directors on which the removed Shareholder Director(s) served; provided, however, subject to Section 2.1(a), that the Shareholder shall be entitled to have any remaining Shareholder Director replace the resigning or removed Shareholder Director on the Committee on which such resigning or removed Shareholder Director served if such remaining Shareholder Director resigns from the Committee on which such remaining Shareholder Director is then serving but only to the extent that such remaining Shareholder Director is qualified serve on such Committee under the applicable rules and regulations of the SEC and the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed or quoted for trading), including the independence requirements of Nasdaq Rule 4200(a) (or such similar rules of such other national securities exchange on which the Common Stock is then listed or quoted for trading), and the Company’s Corporate Governance Principles (applied on a reasonable and uniform basis consistent with past practice) as in effect from time to time.
          (f) In the event that the number of Directors shall be increased above nine Directors, the number of Directors the Shareholder shall have the right to designate for election, in accordance with and subject to Section 2.1(a) and (b), shall increase proportionately (rounded to the nearest whole number of Directors).
          (g) During the term of this Agreement, the Company shall use its best efforts to prevent any amendment to the Company’s articles of incorporation or bylaws that are inconsistent with this Article II.
     2.2. Shareholder Director Fees and Expenses. The Company shall pay each Shareholder Director customary fees in accordance with the Company’s director compensation policy as paid to other non-employee Directors, as in effect from time to time. The Company shall also reimburse each Shareholder Director for its reasonable out-of-pocket expenses incurred for the purpose of attending meetings of the Board or Committees thereof in accordance with the Company’s current reimbursement policy.

Annex A-(1) (Ex. B)	9

     2.3. Vacancies. If any vacancy occurs in the Board because of death, disability, resignation, retirement or removal of a Shareholder Director, the Shareholder shall have the right to designate a successor (provided that the Shareholder shall at such time remain entitled to designate a Director pursuant to Section 2.1(b)), and the designation and approval of such successor designee shall be subject to Section 2.1(a). Any vacancy that occurs shall be filled as promptly as possible upon the request of the Shareholder.
     2.4. Resignation of Shareholder Director. In connection with the appointment or nomination for election of a Shareholder Director, the Shareholder shall cause such proposed Shareholder Director to deliver to the Company an irrevocable letter of resignation (i) which states that it is automatically effective upon a request for the Shareholder Director to resign, if the Shareholder’s right to designate for election, in accordance with and subject to Section 2.1(a) and (b), such Shareholder Director under this Article II has terminated, by (A) a majority of the members of the Board who are not Shareholder Directors or (B) the Shareholder and (ii) by which the Shareholder Director covenants to execute any other resignation letters in connection with any such resignation as reasonably requested by the Company or the Shareholder.
ARTICLE III
STANDSTILL AND TRANSFERS
     3.1. Standstill Agreement.
          (a) During the Shareholder Standstill Period, except as provided in this Section 3.1, the Shareholder will not directly or indirectly, nor will it authorize or direct any of its officers, employees, agents and other representatives to, in each case, unless specifically requested to do so in writing in advance by a resolution of the Board or a Committee:
          (i) offer, seek or propose to acquire, ownership of any assets or businesses of the Company or any of its Subsidiaries having a fair market value in excess of 5% of the fair market value of all of the Company’s and its Subsidiaries’ assets, or any rights or options to acquire any such ownership (including from a third party);
          (ii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, beneficial ownership of, or participate in an acquisition of, any securities of the Company or any of its Subsidiaries, or any options, warrants or other rights (including, without limitation, any convertible or exchangeable securities) to acquire any such securities (except (w) pursuant to a stock dividend, stock split, reclassification, recapitalization or other similar event by the Company, (x) as necessary following any dilution of the Total Voting Power beneficially owned by the Shareholder caused by a primary issuance of securities by the Company to restore (but not increase) such Total Voting Power to the level existing immediately prior to such primary issuance, (y) the return, purchase or transfer of securities to the Shareholder under any securities loan, or borrow, or similar arrangement as part of a registered hedging or similar transaction or (z) the acquisition or settlement of options as part of a registered hedging or similar

Annex A-(1) (Ex. B)	10

transaction, provided, however, that any such acquisition or settlement of options shall not increase the aggregate number of shares of Common Stock beneficially owned by the Shareholder prior to the acquisition or settlement of such options);
          (iii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to the voting of any securities of the Company or any of its Subsidiaries;
          (iv) deposit any securities of the Company or any of its Subsidiaries in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities or enter into any other agreement having similar effect;
          (v) form, join, or in any way become a member of a 13D Group with any other Person (other than its Affiliates) with respect to any voting securities of the Company or any of its Subsidiaries;
          (vi) seek to propose or propose, whether alone or in concert with others, any tender offer, exchange offer, merger, business combination, restructuring, liquidation, dissolution, recapitalization or similar transaction involving the Company or any of its Subsidiaries;
          (vii) nominate any person as a Director of the Company who is not nominated by the then incumbent Directors or seek the removal of any person as a Director of the Company, or propose any matter to be voted upon by the shareholders of the Company or seek to call a meeting of the shareholders of the Company; provided that the Shareholder may nominate one or more Shareholder Directors and seek the removal of such Shareholder Directors, in accordance with Section 2.1 and Section 2.3; or
          (viii) take any action with respect to or publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing.
          (b) Nothing contained in Section 3.1 shall be deemed in any way to prohibit or limit (i) the activities of the Shareholder Directors discharging their fiduciary duties as Directors or (ii) any transactions in the ordinary course of business and on arm’s length terms between the Company and its Subsidiaries, on the one hand, and Shareholder and its Affiliates, on the other hand, which transactions, in the case of the Company, shall have been approved by a majority of the Directors who are not Shareholder Directors.
          (c) If any Person shall commence and not withdraw a bona fide unsolicited tender offer or exchange offer that if successful would result in a Change of Control (an “Offer”), the Standstill Period shall terminate unless within ten (10) Business Days of the announcement of such Offer, the Company shall have publicly recommended that the Offer not be accepted.
     3.2. Voting. During the Shareholder Standstill Period, the Shareholder shall vote (or execute a written consent in lieu thereof) in each stockholder vote (or written consent in

Annex A-(1) (Ex. B)	11

lieu thereof) in the manner recommended by the Board or for which the Board has determined to seek stockholder approval (including in favor of each director nominee nominated by the Board and whether the Board recommends a vote in favor of or against the matter) or in the manner recommended by the Board in connection with any stockholder proposal seeking approval of the Company’s shareholders, except in connection with a proposal seeking approval of the Company’s shareholders to (i) authorize a merger, sale of all or substantially all of the Company’s capital stock or assets or other similar business combination, (ii) authorize the creation or issuance of securities as consideration in a merger with or acquisition of any Person or business, or (iii) approve any matters related to the items in clauses (i) or (ii). The Shareholder hereby grants an irrevocable proxy to the Chairman and Chief Executive Officer of the Company to effectuate its obligations under this Section 3.2 and to, from time to time, execute such additional proxies to one or more designees of the Company as may be requested by the Chairman and Chief Executive Officer (including as a result of a change of designee by the Chairman and Chief Executive Officer) to effectuate its obligations under this Section 3.2.
     3.3. Transfer Restrictions.
          (a) Prior to the one year anniversary of the Closing Date, the Shareholder shall not Transfer any Purchased Shares other than (x) a Transfer in connection with an Exempt Transaction or (y) a Permitted Transfer. Commencing on the one year anniversary of the Closing Date and ending on the third year anniversary of the Closing Date, the Shareholder and any Person to which Purchased Shares were Transferred via a Permitted Transfer shall not transfer a number of Purchased Shares during any 90-day period in excess of the number of Purchased Shares which it would otherwise be permitted to Transfer under Rule 144 of the Securities Act, without regard to Rule 144(k), except for (1) Transfers pursuant to and in accordance with a Registration Statement (as defined in the Registration Rights Agreement) or (2) Permitted Transfers.
          (b) Until the later of (i) the expiration of the Shareholder Standstill Period and (ii) the date on which no Shareholder Director serves as a Director, the Shareholder shall not Transfer any of the Purchased Shares to a Competitor and the Shareholder shall use its commercially reasonable efforts to cause any Person to which Purchased Shares were Transferred via a Permitted Transfer to not Transfer any of the Purchased Shares to a Competitor.
          (c) Notwithstanding anything to the contrary, neither the Shareholder nor any Permitted Transferee shall effect any Transfer in violation of any applicable law or if such Transfer would affect the availability of the exemption from the registration requirements under the Securities Act relied upon by the Company in connection with the issuance of the Purchased Shares pursuant to the Purchase Agreement.
          (d) Notwithstanding anything to the contrary herein, the Shareholder may at any time Transfer all or part of the Purchased Shares in response to an Offer for Common Stock (1) which is made by or on behalf of the Company or (2) which is made by another Person and is not opposed by the Board within the time the Board is required to advise the shareholders of the Company of its position on such offer.

Annex A-(1) (Ex. B)	12

          (e) Promptly following any Transfer or upon the reasonable request of the Company, the Shareholder shall promptly notify the Company of the number of Purchased Shares which the Shareholder owns of record or has the right to vote.
     3.4. Investment Matters; Legends.
          (a) The Shareholder represents and warrants that (i) the Purchased Shares being issued under the Purchase Agreement are being acquired for the Shareholder’s own account and not on behalf of any other Person, and all such Purchased Shares are being acquired for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of such Purchased Shares; (ii) the Shareholder has received or examined the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2005, the Company’s Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and the Company’s April 19, 2006 Proxy Statement [to be updated to include Exchange Act filings made subsequent to the execution of the Purchase Agreement], (iii) the Shareholder has had the opportunity to ask questions and receive answers from the Company concerning the Company, and has been furnished with all other information about the Company which it has requested to its satisfaction, (iv) the Shareholder is an “accredited” investor as defined in Rule 501(a) of the Securities Act, (v) the Shareholder believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the Purchased Shares, that it has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Purchased Shares, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby, (vi) the Shareholder has been advised by the Company and understands that (x) the Purchased Shares to be issued hereunder will not be registered under any federal or state securities laws, (y) other than as provided by the Purchase Agreement and the Registration Rights Agreement, the Purchased Shares must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available and (z) shall have the right to direct the transfer agent of the Common Stock to place a stop transfer order against such certificates. The Shareholder has not sold any shares of Common Stock at any time during the 30-day period ending on the Closing Date.
          (b) Each certificate representing Purchased Shares will bear a legend conspicuously thereon to the following effect:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.
IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SHAREHOLDER AGREEMENT AND MAY NOT BE SOLD OR

Annex A-(1) (Ex. B)	13

TRANSFERRED EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT.”
          (c) In the event (i) of an Exempt Transaction or (ii) if any Purchased Shares are Transferred after the one year anniversary of the Closing Date in accordance with Section 3.3 hereof, the Company shall, upon request, but in any event not later than is necessary in order to consummate such Transfer, remove the second paragraph of the legends set forth above in connection with such Transfer.
ARTICLE IV
MISCELLANEOUS
     4.1. Termination.
          (a) This Agreement shall terminate, except for this Article IV which shall survive such termination, upon: (i) the expiration of the Shareholder Standstill Period or (ii) the written consent of the parties hereto in such manner required for amendments hereto as provided in Section 4.6; provided, however, that in the case of a termination pursuant to clause (i) above, Sections 3.2 and 3.3(e) shall survive such termination and shall terminate at such time as the Shareholder no longer owns of record and no longer has the right to vote a number of shares of Common Stock equal to 10% of the then outstanding Common Stock.
          (b) The termination of this Agreement will not relieve any party for any liability arising from a breach of representation, warranty, covenant or other agreement occurring prior to such termination.
     4.2. Expenses. Except as otherwise provided in the Purchase Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.
     4.3. Assignment; Benefits. Unless expressly permitted pursuant to this Agreement, the Shareholder may not assign its rights hereunder without the prior written consent of the Company.
     4.4. Entire Agreement. This Agreement (including any schedules or exhibits hereto), together with the Purchase Agreement, the Registration Rights Agreement and the Escrow Agreement (as defined in the Purchase Agreement), constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
     4.5. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such determination, the

Annex A-(1) (Ex. B)	14

parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.
     4.6. Amendments and Waivers. This Agreement may not be amended, modified or supplemented without the written consent of the Company and the Shareholder, and waivers or consents to departures from the provisions hereof may be given in writing by the party granting such waiver, consent or departure.
     4.7. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and duly given when delivered by hand or mailed by express, registered or certified mail, or any courier guaranteeing overnight delivery (a) if to the Shareholder, at the most current address given by the Shareholder in accordance with the provisions of this Section 4.7, which address initially is the address set forth in the Purchase Agreement with respect to the Shareholder, with a copy to Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, NY 1022, attention, Charles Nathan, Esq.; and (b) if to the Company, to the attention of its General Counsel, initially at the Company’s address set forth in the Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 4.7, with a copy to Blank Rome LLP, 405 Lexington Avenue, New York, New York 10174, attention, Robert J. Mittman, Esq.
     4.8. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; except to the extent that the Indiana Business Corporation Law is mandatorily applicable.
     4.9. Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company and the Shareholder hereby irrevocably and unconditionally consent to the jurisdiction of such courts and personal service with respect thereto, waive any objection to the laying of venue of any such litigation in such courts and agree not to plead or claim that such litigation brought in any courts has been brought in an inconvenient forum. Each of the Company and the Shareholder hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. Each of the Company and the Shareholder irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located. Each of the Company and the Shareholder agrees that a final judgment in any such proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company are or may be subject, by suit upon such judgment.

Annex A-(1) (Ex. B)	15

     4.10. Counterparts. This Agreement and any amendments, modifications or supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which together shall constitute one and the same agreement.
     4.11. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.
     4.12. Recapitalization, etc. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to shareholders or combination of the Securities or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.
     4.13. Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that any other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at Law or in equity.
[Remainder of Page Intentionally Left Blank]

Annex A-(1) (Ex. B)	16

          IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Agreement as of the date first set forth above.

BRIGHTPOINT, INC.
By:
Name:
Title:

DANGAARD HOLDING A/S
By:
Name:
Title:

Annex A-(1) (Ex. B)	17

Exhibit C

REGISTRATION RIGHTS AGREEMENT
Dated as of [    ], 2007
among
BRIGHTPOINT, INC.
and
DANGAARD HOLDING A/S

Annex A-(1) (Ex. C)	1

REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (the “Agreement”) is made and entered into this ___ day of                      2007 between Brightpoint, Inc., an Indiana corporation (the “Company”), and Dangaard Holding A/S, a Danish company (the “Shareholder”).
     This Agreement is made pursuant to the Stock Purchase Agreement, dated February 19, 2007, by and among the Company, Dangaard Telecom A/S, a Danish company (“Target”), the Shareholder and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company (the “Purchase Agreement”), which provides for the issuance by the Company to the Shareholder of an aggregate of 30,000,000 shares (the “Shares”) of the Company’s Common Stock as consideration for the purchase of all of the outstanding capital stock of Target. The execution of this Agreement is a condition to the closing under the Purchase Agreement.
     In consideration of the foregoing, the parties hereto agree as follows:
     1. Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:
     “1933 Act” shall mean the Securities Act of 1933, as amended from time to time.
     “1934 Act” shall mean the Securities Exchange Act of l934, as amended from time to time.
     “Affiliate” shall mean, with respect to any Person, (i) a director or executive officer of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.
     “Agreement” shall have the meaning set forth in the preamble.
     “Automatic Registration” shall mean a registration effected pursuant to Section 2.1(a) hereof.
     “Automatic Registration Statement” shall mean a registration statement which covers 8,000,000 Registrable Securities (as adjusted for any stock split, reclassification, recapitalization or other similar event by the Company) on an appropriate Form under Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein pursuant to Section 2.1 hereof.

Annex A-(1) (Ex. C)	2

     “beneficial owner(ship)” and “beneficially own” shall be determined in accordance with Rule 13d-3 under the 1934 Act; provided, however, that a Person shall be deemed to beneficially own any securities that such Person or any of such Person’s Affiliates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise (it being understood that such Person shall also be deemed to be the beneficial owner of the securities convertible into or exchangeable for such securities).
     “Black-out Periods” shall mean suspensions of the effectiveness of the Demand Registration Statement as permitted by Section 3 hereof.
     “Block Trade” shall mean the sale of Registrable Securities by the Holder to a single purchaser (or group of affiliated purchasers) in any given transaction.
     “Closing Date” shall mean the Closing Date as defined in the Purchase Agreement.
     “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.
     “Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Demand” shall have the meaning set forth in Section 2.2(a) hereof.
     “Demand Registration” shall mean a registration effected pursuant to Section 2.2(a) hereof.
     “Demand Registration Statement” shall mean a registration statement which covers the Registrable Securities covered by a Demand on an appropriate form under Rule 415 under the 1933 Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein pursuant to Section 2.2 hereof.
     “Fair Market Value” shall mean the closing sales price of the Common Stock on the date of determination.
     “Holder” shall mean the Shareholder and its successors and permitted assigns, for so long as it owns any Registrable Securities (subject to and in accordance with Section 5.4,

Annex A-(1) (Ex. C)	3

including any direct or indirect transferee of the Shareholder who has acquired Registrable Shares from the Shareholder).
     “indemnified person” shall have the meaning set forth in Section 4(c) hereof.
     “indemnifying person” shall have the meaning set forth in Section 4(c) hereof.
     “Losses” shall have the meaning set forth in Section 4(a) hereof.
     “Notice” shall have the meaning set forth in Section 2.3(a) hereof.
     “Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.
     “Prospectus” shall mean the prospectus included in a Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.
     “Purchase Agreement” shall have the meaning set forth in the preamble.
     “Registered Hedge” shall have the meaning set forth in Section 2.2(d) hereof
     “Registrable Securities” shall mean the Shares and any Common Stock or other securities of the Company or any successor entity which may be issued or distributed in respect of the Registrable Securities by way of stock dividend or stock split or other distribution, recapitalization, merger, conversion or reclassification; provided, however, the Shares shall cease to be Registrable Securities when (i) a Registration Statement with respect to such Shares shall have been declared effective under the 1933 Act and such Shares shall have been disposed of pursuant to such Registration Statement, (ii) such Shares have been sold to the public pursuant to Rule l44 (or any similar provision then in force, but not Rule 144A) under the 1933 Act, (iii) such Shares are eligible for sale pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) without any limitation as to volume or (iv) such Shares shall have ceased to be outstanding.
     “Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (i) all SEC filing fees, (ii) all expenses of the Company in preparing or assisting in preparing and printing any Registration Statement, any Prospectus, any amendments or supplements thereto, and other documents relating to the performance of and compliance with this Agreement, (iii) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, (iv) registration and filing fees with the National Association of Securities Dealers, Inc., (v) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (vi) fees and expenses incurred in connection with the listing or quotation of the Registrable Securities, and (vii) fees and expenses of any additional experts retained by the

Annex A-(1) (Ex. C)	4

Company in connection with such registration, but excluding fees, expenses and disbursements of counsel retained by the Holder and underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by the Holder.
     “Registration Statement” shall mean an Automatic Registration Statement, a Demand Registration Statement or a Tag-along Registration Statement.
     “SEC” shall mean the United States Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.
     “Shareholder” shall have the meaning set forth in the preamble.
     “Shares” shall have the meaning set forth in the preamble.
     “Tag-along Percentage” shall have the meaning set forth in Section 2.3(b) hereof.
     “Tag-along Registration” shall mean a registration effected pursuant to Section 2.3 hereof in which Registrable Securities are included.
     “Tag-along Registration Statement” shall have the meaning set forth in Section 2.3(a) hereof.
     “Tag-along Securities” shall have the meaning set forth in Section 2.3(b) hereof.
     “Take-Down” shall have the meaning set forth in Section 2.1(a) hereof.
     “Target” shall have the meaning set forth in the preamble.
     2. Registration.
          2.1 Automatic Registration. The Company shall, for the benefit of the Holder, at the Company’s cost:
               (a) Use its best efforts to (i) file, as soon as practicable following the Closing Date, with the SEC an Automatic Registration Statement relating to the offer and sale (including, without limitation, through a Registered Hedge) of 8,000,000 Registrable Securities by or on behalf of the Holder from time to time or, in the case of a Registered Hedge, on a continuous basis and (ii) file amendments thereto or supplements to the Prospectus included therein as reasonably requested by the Holder as soon as reasonably practicable following such request in order to reflect the plan of distribution of such Registrable Securities set forth in the Automatic Registration Statement; provided, however, that the Holder shall have the right to initiate, on only one occasion, an underwritten offering of securities (a “Take-Down”) pursuant to the Automatic Registration (but may sell the Registrable Securities registered in the Automatic Registration in connection with the Registered Hedge but not sold in a Registered Hedge pursuant to such Automatic Registration Statement in a non-underwritten offering).

Annex A-(1) (Ex. C)	5

               (b) Use its commercially reasonable efforts to keep the Automatic Registration Statement continuously effective, other than during Black-out Periods, in order to permit the Prospectus forming part thereof to be usable by Holder for a period of 365 days from the date the Automatic Registration Statement is declared effective by the SEC.
               (c) Notwithstanding any other provisions hereof, use commercially reasonable efforts to ensure that (i) the Automatic Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) the Automatic Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of the Automatic Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.
          2.2 Demand Registration.
               (a) The Company shall, for the benefit of the Holder, on up to three occasions:
               (i) Following a demand (a “Demand”) by the Holder to register all or a portion of the Registrable Securities, use commercially reasonable efforts to file with the SEC a Demand Registration Statement relating to the offer and sale (including, without limitation, through a Registered Hedge) of such Registrable Securities by or on behalf of the Holder from time to time or, in the case of a Registered Hedge, on a continuous basis; provided, however, that, in the case of an underwritten offering, the Company shall not have an obligation to effect a Demand Registration unless (x) in the case of the first Demand Registration effected under this Section 2.2, such Demand relates to at least 10,000,000 Registrable Securities (as adjusted for any stock split, reclassification, recapitalization or other similar event by the Company), and (y) in the case of any subsequent Demand Registration effected under this Section 2.2, such Demand relates to the greater of (I) 5,000,000 Registrable Securities (as adjusted for any stock split, reclassification, recapitalization or other similar event by the Company) or (II) Registrable Securities having a market value (calculated by the last sale price on the date on which the Demand is made by the Holder) of at least $60,000,000 and provided, further, that, in the case of a Block Trade, the Company shall not have an obligation to effect a Demand Registration unless such demand relates to at least 2,000,000 Registrable Securities (as adjusted for any stock split, reclassification, recapitalization or other similar event by the Company).
               (ii) Use its commercially reasonable efforts to keep the Demand Registration Statement continuously effective, other than during Black-out Periods, in order to permit the Prospectus forming part thereof to be usable by

Annex A-(1) (Ex. C)	6

Holder, in the case of an underwritten offering, for a period of 180 days or, in the case of a Block Trade, for a period of 30 days from the date the Demand Registration Statement is declared effective by the SEC. Notwithstanding anything to the contrary, in the case of a Demand Registration with respect to an underwritten offering, the Holder shall have the right to initiate, on only one occasion, a Take-Down pursuant to such Demand Registration (but may sell the Registrable Securities registered in the Demand Registration in connection with the Registered Hedge but not sold in a Registered Hedge pursuant to such Demand Registration Statement in a non-underwritten offering).
               (iii) Notwithstanding any other provisions hereof, use commercially reasonable efforts to ensure that (i) any Demand Registration Statement and any amendment thereto and any Prospectus forming part thereof and any supplement thereto complies in all material respects with the 1933 Act and the rules and regulations thereunder, (ii) any Demand Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Demand Registration Statement, and any supplement to such Prospectus (as amended or supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.
               (b) The Holder may not make a Demand (i) prior to the one year anniversary of the Closing Date, (ii) in the case of an underwritten offering (and in the case of a Block Trade, if requested by the managing underwriter of an underwritten offering), within 180 days after the date a Demand Registration Statement relating to a previous Demand for an underwritten offering was declared effective by the SEC or (iii) with respect to Registrable Securities covered by a then effective Registration Statement.
               (c) A registration will not count as a Demand Registration unless it has become effective, except if it has been withdrawn at the request of the Holder, in which case, it shall count as a Demand Registration. In the event that the Holder withdraws a request for a Demand Registration, the Holder may reacquire such Demand Registration (such that the withdrawal will not count as a Demand hereunder) if the Holder reimburses the Company for any and all Registration Expenses actually incurred by the Company in connection with such request for a Demand Registration.
               (d) The offering of Registrable Securities pursuant to an Automatic Registration or a Demand Registration shall be, in the sole discretion of the Holder, in the form of a “firm commitment” underwritten offering, pursuant to a Block Trade or, in the case of a Registered Hedge, in the manner set forth in the Automatic Registration Statement or Demand Registration Statement. The Holder shall have the right to select the managing underwriters to be used in connection with any underwritten offering under this Section 2.2(d), subject to the approval of the Company, which approval shall not be unreasonably withheld. As used in this Agreement, the term “underwritten offering” shall include a transaction in which an

Annex A-(1) (Ex. C)	7

investment bank or Affiliate thereof sells shares (including, without limitation, short sales) of Common Stock pursuant to a Registration Statement in order to hedge its economic exposure to a derivative transaction entered into between the Holder and such investment bank or Affiliate thereof (a “Registered Hedge”).
          2.3 Tag-along Registration.
               (a) If, at any time during the period commencing on the one year anniversary of the Closing Date and for so long as the Holder beneficially owns at least 7.5% of the Common Stock, the Company proposes to prepare and file a registration statement relating to the sale by the Company of Common Stock in an underwritten public offering, other than pursuant to Form S-4 or Form S-8 or a successor form (collectively, a “Tag-along Registration Statement”), it will give written notice of its intention to do so by registered mail (“Notice”), at least ten (10) business days prior to the filing of each such Registration Statement, to the Holder.
               (b) Upon the written request of the Holder made within ten (10) business days after receipt of the Notice that the Company include all or a portion of the Registrable Securities held by the Holder in the proposed Tag-along Registration Statement, the Company shall permit the Holder to include in the Tag-along Registration as part of the underwritten public offering a number of Registrable Securities (the “Tag-along Securities”) up to the Tag-along Percentage. The “Tag-along Percentage” shall mean the percentage of shares of Common Stock to be sold in the underwritten offering (after inclusion of the Tag-along Securities) equal to the Holder’s beneficial ownership percentage of the Common Stock on the date of the Notice, subject to reduction in accordance with the last sentence of this Section 2.3(b). If, in the opinion of the Company’s managing underwriter for the offering evidenced by such Tag-along Registration Statement, the inclusion of all or a portion of the Tag-along Securities, when added to the securities being registered, will either (i) exceed the maximum amount of the Company’s securities which can be marketed at a price reasonably related to their then-current market value or (ii) otherwise materially adversely affect the entire offering, then the Company may exclude from such offering all or a portion of the Tag-along Securities.
               (c) If securities are proposed to be offered for sale pursuant to such Tag-along Registration Statement by other security holders of the Company and the total number of securities to be offered by the Holder and such other selling security holders is required to be reduced pursuant to a request from the managing underwriter (which request shall be made only for the reasons and in the manner set forth above), after inclusion of all of the securities being offered by the Company, the number of Tag-along Securities to be offered by the Holder pursuant to such Tag-along Registration Statement shall equal the number which bears the same ratio to the maximum number of securities that the underwriter believes may be included for all the selling security holders (including the Holder) as the original number of Tag-along Securities proposed to be sold by the Holder bears to the total original number of securities proposed to be offered by the Holder and the other selling security holders. If, as a result of the provisions of this Section 2.3(c), the Holder shall not be entitled to include all Registrable Securities in a registration that the Holder has requested to be so included, the Holder may withdraw its request to include Registrable Securities in such Tag-along Registration Statement prior to its effectiveness.

Annex A-(1) (Ex. C)	8

               (d) Notwithstanding the provisions of this Section 2.3, the Company shall have the right at any time after it shall have given written notice pursuant to this Section 2.3 (irrespective of whether any written request for inclusion of Tag-along Securities shall have already been made) to elect not to file any such proposed Tag-along Registration Statement or to withdraw the same after its filing but prior to the effective date thereof.
               (e) The Holder shall, as a condition to the inclusion of any Tag-along Securities in a Tag-along Registration Statement, execute and deliver an underwriting agreement in form and substance satisfactory to the managing underwriter of the underwritten offering, as well as such other agreements, certificates or documents reasonably requested to be executed and delivered by the Company, its legal counsel or the managing underwriter in connection with such offering; provided, however, that the Holder shall not be required to make any representations or warranties in connection with any Tag-along Registration other than representations and warranties as to (i) the Holder’s ownership of its Registrable Securities to be sold or transferred free and clear of all liens, claims and encumbrances, (ii) the Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested; provided, further, that the obligation of the Holder to indemnify pursuant to any such underwriting agreements shall be several, not joint and several, and the liability of the Holder will be in proportion to, and limited to, the net amount received by the Holder from the sale of the Holder’s Registrable Securities pursuant to such Tag-along Registration.
          2.4 Expenses.
               (a) The Company shall pay all Registration Expenses in connection with (i) the Automatic Registration pursuant to Section 2.1 hereof, (ii) one Demand Registration pursuant to Section 2.2 hereof, and (iii) any registrations pursuant to Section 2.3 hereof; provided, however, the Company shall not be required to pay Registration Expenses pursuant to the foregoing clauses (i) or (ii) in excess of an aggregate of $300,000 and may require the Holder to advance or reimburse it for any additional expenses incurred in connection with such registration prior to proceeding with the registration.
               (b) The Holder shall pay (i) the fees, expenses and disbursements of counsel and other experts retained by it, (ii) any and all actual out-of-pocket expenses of the Company incident to the performance of or compliance by the Company in excess of the expenses payable by the Company set forth in Section 2.4(a) hereof, (iii) all actual out-of-pocket expenses in connection with any Demand Registrations, including Registration Expenses and other expenses of the Company in connection with any Demand Registrations under Section 2.2 hereof, following the first Demand Registration, (iv) in the case of a firm commitment underwritten offering, any and all fees and expenses of the underwriters for the offering not paid by the underwriters, and (v) all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities pursuant to a Registration Statement.
          2.5 Additional Securities. Notwithstanding anything in this Agreement to the contrary, except as provided in Section 2.3 hereof, the Company shall be permitted to include any other debt or equity securities on its own behalf and on behalf of other

Annex A-(1) (Ex. C)	9

selling security holders in any Registration Statement filed pursuant to this Agreement; provided, however, in connection with a Registration Statement relating to a firm commitment underwritten offering, if, in the opinion of the managing underwriter for such offering, the inclusion of all or any other securities to be sold by the Company or other selling securityholders would either (i) reduce the maximum amount of the Shareholder’s securities which could be marketed at a price reasonably related to their then-current market value or (ii) otherwise materially adversely affect the entire offering, then all or a portion of such securities requested to be marketed by the Company or other selling securityholders shall be excluded from such offering.
     3. Registration Procedures. In connection with the obligations of the Company with respect to a Registration Statement pursuant to Section 2.1 or 2.2, the Company shall:
               (a) Use its best efforts to prepare and file as promptly as practicable with the SEC a Registration Statement on the appropriate form under the 1933 Act, which form (i) shall be selected by the Company, (ii) shall be available for the sale of the Registrable Securities covered by such Registration Statement by the Holder, (iii) shall comply as to form in all material respects with the requirements of the applicable form and include or incorporate by reference all financial statements required by the SEC to be filed therewith or incorporated by reference therein, and (iv) in the case of a Demand Registration, use commercially reasonable efforts to cause such Registration Statement to become effective and remain effective in accordance with Section 2 hereof;
               (b) in the case of a Demand Registration, use commercially reasonable efforts to prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary under applicable law to keep such Registration Statement effective for the applicable period; and use commercially reasonable efforts to cause each Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and comply with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder applicable to them with respect to the disposition of all securities covered by the Registration Statement during the applicable period set forth in Section 2;
               (c) (i) furnish or make available to the Holder, without charge, as many copies of each Prospectus, and any amendment or supplement thereto and such other documents as the Holder may reasonably request, including financial statements and schedules and, if the Holder so requests, all exhibits in order to facilitate the public sale or other disposition of the Registrable Securities; and (ii) hereby consent to the use of the Prospectus or any amendment or supplement thereto by the Holder in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto;
               (d) use commercially reasonable efforts to register or qualify the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as the Holder may reasonably request, and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by the Holder;

Annex A-(1) (Ex. C)	10

provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;
               (e) notify promptly the Holder and, if requested by the Holder, confirm such advice in writing promptly (i) when a Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of any request by the SEC or any state securities authority for post-effective amendments and supplements to a Registration Statement and Prospectus or for additional information after the Registration Statement has become effective, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) of the happening of any event or the discovery of any facts during the period a Registration Statement is effective which makes any statement of a material fact made in such Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Registration Statement or Prospectus in order to make the statements therein not misleading, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vi) of any determination by the Company that a post-effective amendment to such Registration Statement would be appropriate;
               (f) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement at the earliest possible moment;
               (g) upon the occurrence of any event or the discovery of any facts, each as contemplated by Section 3(e)(ii), (iii), (iv), (v) or (vi) hereof, as promptly as practicable after the occurrence of such an event, use commercially reasonable efforts to prepare a supplement or post-effective amendment to the Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus (x) will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (y) will remain so qualified. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify the Holder of such determination and to furnish or make available to the Holder such number of copies of the Prospectus as amended or supplemented, as the Holder may reasonably request;
               (h) a reasonable time prior to the filing of any Registration Statement, any Prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or any document which is to be incorporated by reference into a Registration Statement or a Prospectus after initial filing of a Registration Statement, provide copies of such document to the Holder, which documents will be subject to the reasonable

Annex A-(1) (Ex. C)	11

review of the Holder and the Company will not file any Automatic Registration Statement or Demand Registration Statement to which the Holder shall reasonably object;
               (i) use commercially reasonable efforts to cause all Registrable Securities to be listed or quoted on any securities exchange or inter-dealer quotation system on which similar securities issued by the Company are then listed or quoted if requested by the Holder, if any;
               (j) otherwise comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;
               (k) in connection with an Automatic Registration under Section 2.2 hereof or a Demand Registration under Section 2.3 hereof that is conducted as an underwritten offering:
               (i) enter into customary agreements (including an underwriting agreement in customary form, including customary representations, warranties, covenants, conditions and indemnities) and take such other actions as are required or reasonably requested by the Holder or the managing underwriters in order to expedite or facilitate the sale of such Registrable Securities; provided, however, that the Company’s participation in a “road show” or other marketing efforts shall be limited to one “overnight road show” for each underwritten offering and shall not exceed a twenty-four (24) hour period or otherwise be disruptive to the Company’s business, except in the case of a Demand Registration that covers at least 20,000,000 Registrable Securities, in which case the Company’s participation in a “road show” or other marketing efforts shall be extended to cover a seventy-two (72) hour period and, if reasonably requested by the managing underwriter shall be further extended for an additional forty-eight (48) hour period;
               (ii) at the request of the managing underwriters in connection with an underwritten offering, furnish to the underwriters (i) an opinion of counsel, addressed to the underwriters, covering such customary matters as the managing underwriters may reasonably request and (ii) a comfort letter or comfort letters (and updates thereof) from the Company’s independent public accountants covering such customary matters as the managing underwriters may reasonably request; and
               (iii) if requested by the managing underwriters or the Holder, promptly incorporate in a prospectus supplement or post effective amendment such information as the managing underwriters or the Holder reasonably requests to be included therein, including, without limitation, with respect to the Registrable Securities being sold by the Holder, the purchase price being paid therefor by the underwriters and with respect to any other items of the underwritten offering of the Registrable Securities to be sold in such offering, and

Annex A-(1) (Ex. C)	12

promptly make all require filings of such prospectus supplement or post effective amendment;
               (l) promptly make available for inspection by the Holder participating in any disposition pursuant to any Registration Statement, the managing underwriters, and any attorney, accountant or other agent or representative retained by the Holder or the managing underwriters, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by the Holder or the managing underwriters in connection with such Registration Statement; provided that the Holder and each of the managing underwriters shall enter into a confidentiality agreement in a form reasonably acceptable to the Company and the Company shall have no obligation to publicly disclose any material non-public information supplied to the Holder or the managing underwriters pursuant to the confidentiality agreement;
               (m) to the extent required, provide a CUSIP number, registrar and transfer agent for the Registrable Securities included in any Registration Statement not later than the effective date of such registration statement and shall timely deliver certificates for the Registrable Securities (not bearing any restrictive legends) to the transfer agent;
               (n) cooperate with the Holder and each managing underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the national Association of Securities Dealers, Inc.; and
               (o) during the period when the Prospectus is required to be delivered under the 1933 Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act.
     The Company may (as a condition to the preparation of, or otherwise proceeding with, a Demand Registration or Tag-along Registration) require the Holder to furnish to the Company such information regarding the Holder and the proposed distribution by the Holder as the Company (and the managing underwriter in the case of a Tag-along Registration) may from time to time reasonably request in writing. Notwithstanding anything herein to the contrary, the Holder may not include any of its Registrable Securities in any Registration Statement pursuant to this Agreement unless it (i) furnishes to the Company any such information reasonably requested by the Company, (ii) agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to the Company by the Holder not materially misleading and (iii) in the case of a Tag-along Registration, agrees to execute and deliver the agreements, documents and certificates required under and in accordance with Section 2.3(e) hereof.
     The Holder agrees that, upon receipt of any notice from the Company of the happening of any event or the discovery of any facts, each of the kind described in Section 3(e)(iii), (iv), (v) and (vi) hereof, the Holder will forthwith discontinue disposition of Registrable Securities pursuant to a Registration Statement until the Holder’s receipt of the

Annex A-(1) (Ex. C)	13

copies of the supplemented or amended Prospectus contemplated by Section 3(g) hereof, and, if so directed by the Company, the Holder will deliver to the Company (at its expense) all copies in the Holder’s possession, other than permanent file copies then in the Holder’s possession, of the Prospectus covering Registrable Securities current at the time of receipt of such notice. In addition, if the Company shall furnish to the Holder a certificate signed by the Company’s Chairman or Chief Executive Officer stating that the Company’s Board of Directors has determined in good faith the disclosure of information in any Registration Statement or related Prospectus would materially interfere with any acquisition, divestiture, financing or other material event or transaction which is then intended or the public disclosure of which at the time would be materially prejudicial to the Company, the Company may postpone the filing or effectiveness of a Registration Statement or suspend the use of a Prospectus for a period of not more than ninety (90) days; provided, however, that the Company shall not exercise its right to postpone or suspend any registration pursuant to this sentence for more than one hundred and twenty (120) days in the aggregate during any period of three hundred sixty (360) consecutive days. If the Company shall give any such notice to postpone, suspend or discontinue the disposition of Registrable Securities pursuant to the Registration Statement as set forth in this paragraph, the Company shall extend the period during which a Registration Statement shall be maintained effective pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Holder shall have received copies of the supplemented or amended Prospectus necessary to resume such dispositions. Any such suspension shall be referred to as a “Black-out Period.” The Company shall not be entitled to initiate a Black-out Period unless it shall, in accordance with its policies then in effect, forbid purchases and sales in the open market by its senior executives.
     4. Indemnification and Contribution.
               (a) The Company agrees to indemnify and hold harmless the Holder and its directors, officers and employees, each person, if any, who controls any Holder within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, and each Affiliate of any Holder within the meaning of Rule 405 under the 1933 Act from and against any and all losses, claims, damages, liabilities, judgments and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) caused by, arising out of, or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any amendment thereof, any preliminary prospectus or the Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except that the Company shall not be liable to indemnify the Holder insofar as such Losses are (i) caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Holder furnished to the Company in writing by the Holder expressly for use therein (which was not subsequently corrected in writing prior to the sale of Registrable Securities to the person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately), (ii) based upon the Holder’s failure to provide the Company with a material fact relating to the Holder which is required to be included in the Registration Statement or necessary to make a statement in the Registration Statement not be misleading, or (iii) arising out of or based upon sales of

Annex A-(1) (Ex. C)	14

Registrable Securities by the Holder to the person asserting any such Losses, if such person was not sent or given a Prospectus by or on behalf of the Holder, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Securities to such person, and if the Prospectus (as so amended or supplemented) had been provided to the Holder and would have cured the defect giving rise to such Losses.
               (b) The Holder agrees severally and not jointly to indemnify and hold harmless the Company and its directors, officers and each person, if any, who controls the Company (within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act) and any of their Affiliates, to the same extent as the foregoing indemnity from the Company to the Holder, but only (i) with reference to information relating to the Holder furnished to the Company in writing by or on behalf of the Holder expressly for use in such Registration Statement or Prospectus or amendment or supplement thereto (which was not subsequently corrected in writing prior to the sale of Registrable Securities to the Person asserting the Loss in sufficient time to permit the Company to amend or supplement the Registration Statement or such Prospectus appropriately, (ii) with reference to information relating to the Holder which the Holder fails to provide in writing for use in the Registration Statement or Prospectus resulting in an omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or in connection with a sale of Registrable Securities or (iii) arising out of or based upon sales of Registrable Securities by the Holder to the person asserting any such Losses if such person was not sent or given a Prospectus by or on behalf of the Holder, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the Registrable Securities to such person, and if the Prospectus (as so amended or supplemented) had been provided to the Holder and would have cured the defect giving rise to such Losses. Notwithstanding the foregoing, the Holder shall have no obligation to indemnify under this Section 4 to the extent that any such Losses have been finally and non-appealably determined by a court of competent jurisdiction to have resulted from the Company’s willful misconduct or gross negligence.
               (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4(a) or 4(b) hereof, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party shall assume the defense of such proceedings and retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable ethical legal standards due to actual or potential differing interests between them based upon the indemnified party’s reasonable judgment upon advice of counsel to the indemnified party or (iii) the indemnifying person fails to assume the defense of such proceeding within twenty (20) business days after receipt of written notice thereof from the indemnified person. It is understood that the indemnifying party shall not, in respect of the legal

Annex A-(1) (Ex. C)	15

expenses of any indemnified party in connection with any proceeding or related proceedings, be liable for the fees and expenses of more than one separate firm (plus one local counsel in each jurisdiction) for all such indemnified parties. Such firm shall be reasonably acceptable to the indemnifying person and shall be designated in writing by, in the case of parties indemnified pursuant to Section 4(a) the Holder and, in the case of parties indemnified pursuant to 4(b), the Company. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment that is indemnifiable pursuant to Section 4(a) or 4(b), as the case may be. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not require the indemnified person to admit culpability or fault.
               (d) To the extent that the indemnification provided for in Section 4(a) or 4(b) is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein, then each indemnifying party under such section, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Holder on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holder or by the Company or the failure of such party to provide information, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
               (e) The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity, hereunder, under the Purchase Agreement or otherwise.

Annex A-(1) (Ex. C)	16

               (f) The indemnity and contribution provisions contained in this Section 4 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Holder or its directors, officers or employees, any person controlling the Holder or any Affiliate of the Holder or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) the sale of any Registrable Securities by the Holder.
               (g) Notwithstanding the provisions of this Section 4, the Holder shall not be required to indemnify or contribute any amount in excess of the amount of the net proceeds of the offering received by the Holder.
     For purposes of this Section 4, each Person, if any, who controls the Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Holder or its directors, officers or employees, and each director of the Company, and each Person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.
     5. Miscellaneous.
          5.1 Rule 144. For so long as the Company is subject to the reporting requirements of Section 13 or 15 of the 1934 Act, the Company covenants that it will file the reports required to be filed by it under the 1933 Act and Section 13(a) or 15(d) of the 1934 Act and the rules and regulations adopted by the SEC thereunder and that it will take such further action as the Holder may reasonably request to the extent required from time to time to enable the Holder to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemptions provided by Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of the Holder, the Company will deliver to the Holder a written statement as to whether it has complied with such reporting requirements.
          5.2 Amendments and Waivers. This Agreement may not be amended, modified or supplemented without the written consent of the Company and the Holder, and waivers or consents to departures from the provisions hereof may only be given in writing by the party granting such waiver, consent or departure.
          5.3 Notices. All notices and other communications provided for or permitted hereunder shall be made in writing and duly given when delivered by hand or mailed by express, registered or certified mail, or any courier guaranteeing overnight delivery (a) if to the Holder, at the most current address given by the Holder to the Company by means of a notice given in accordance with the provisions of this Section 5.3, which address initially is the address set forth in the Purchase Agreement with respect to the Holder, with a copy to Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, attention, Charles M. Nathan, Esq.; and (b) if to the Company, to the attention of its General Counsel, initially at the Company’s address set forth in the Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 5.3, with a copy to Blank

Annex A-(1) (Ex. C)	17

Rome LLP, 405 Lexington Avenue, New York, New York 10174, attention, Robert J. Mittman, Esq.
          5.4 Assignment; Benefits. The Holder may assign all or any part of its rights under this Agreement to (i) any partner of or member in the Shareholder in connection with a distribution to such partner or member of Registrable Securities regardless of the number of Registrable Securities so distributed or (ii) any Affiliate of the Shareholder. In the event that the Holder shall assign its rights pursuant to this Agreement in connection with the transfer of less than all its Registrable Securities, the Holder shall also retain its rights with respect to its remaining Registrable Securities. Notwithstanding the foregoing, in the event of any such assignment, no Demand may be made hereunder without the approval of Holders of more than 50% of the Registrable Securities.
          5.5 Entire Agreement. This Agreement (including any schedules or exhibits hereto), together with the Purchase Agreement and the Shareholder Agreement (as defined in the Purchase Agreement) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.
          5.6 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
          5.7 Submission to Jurisdiction; Waiver of Jury Trial. No proceeding related to this Agreement or the transactions contemplated hereby may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and each of the Company and the Holder hereby irrevocably and unconditionally consent to the jurisdiction of such courts and personal service with respect thereto, waive any objection to the laying of venue of any such litigation in such courts and agree not to plead or claim that such litigation brought in any courts has been brought in an inconvenient forum. Each of the Company and the Holder hereby waive all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Holder irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located.
          5.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby provided that the essential terms and conditions of this Agreement for the parties remain valid, binding and enforceable; provided, further, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. In event of any such

Annex A-(1) (Ex. C)	18

determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
          5.9 Counterparts. This Agreement and any amendments, modifications and supplements hereto may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          5.10 Specific Performance. Each party hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party hereto agrees that any other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.
          5.11 Third Party Beneficiaries. The indemnified persons pursuant to Section 4 are intended to be third party beneficiaries of this Agreement, and this Agreement shall inure to the benefit of, and be enforceable by, such indemnified persons.
[Remainder of Page Intentionally Left Blank]

Annex A-(1) (Ex. C)	19

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRIGHTPOINT, INC.

By:
Name:
Title:

DANGAARD HOLDING A/S

By:
Name:
Title:

Annex A-(1) (Ex. C)	20

FIRST AMENDMENT
to the
STOCK PURCHASE AGREEMENT
by and among
DANGAARD HOLDING A/S, DANGAARD TELECOM A/S,
BRIGHTPOINT, INC.
and
NORDIC CAPITAL FUND VI (CONSISTING OF:
NORDIC CAPITAL VI ALPHA, L.P., NORDIC CAPITAL BETA, L.P.,
NC VI LIMITED AND NORDIC INDUSTRIES LIMITED)

This First Amendment (the “Amendment”) dated April 19, 2007 to the Stock Purchase Agreement dated as of February 19, 2007 is being entered into by and among Brightpoint, Inc. (“Parent”), Dangaard Telecom A/S, a Danish company (“Target”), Dangaard Holding A/S, a Danish company (“Shareholder”), and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company.

WHEREAS, the parties hereto (the “Parties”) have entered into that certain Stock Purchase Agreement dated as of February 19, 2007 (the “Agreement”), and in connection therewith, the Parties desire to amend the Agreement as set forth below, and

WHEREAS this Amendment is intended to constitute an integral part of and be effective as of the date of the Agreement. Any capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained in the Agreement and as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Section 10.1.8 of the Agreement is hereby amended to read in its entirety as follows:

“by either of Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if any of the Facility Amendments are not executed by any of the respective Lenders of Parent and Target by May 21, 2007.”

2. Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms. From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

3. This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

Annex A - (2)	1

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

Brightpoint, Inc.:	Nordic Capital VI Alpha, L.P. acting by its general partner Nordic Capital VI Limited:

By: /s/ Steven E. Fivel Name: Steven E. Fivel Title: Executive Vice President, General Counsel and Secretary	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Dangaard Telecom A/S:	Nordic Capital VI Beta, L.P. acting by its general partner Nordic Capital VI Limited:

By: /s/ Christian Dyvig /s/ Michael Haaning Names: Christian Dyvig Michael Haaning Titles: Board Members	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Dangaard Holding A/S:	NC VI Limited:

By: /s/ Christian Dyvig /s/ Michael Haaning Names: Christian Dyvig Michael Haaning Titles: Board Members	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Nordic Industries Limited:

By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Annex A - (2)	2

SECOND AMENDMENT
to the
STOCK PURCHASE AGREEMENT
by and among
DANGAARD HOLDING A/S, DANGAARD TELECOM A/S,
BRIGHTPOINT, INC.
and
NORDIC CAPITAL FUND VI (CONSISTING OF:
NORDIC CAPITAL VI ALPHA, L.P., NORDIC CAPITAL BETA, L.P.,
NC VI LIMITED AND NORDIC INDUSTRIES LIMITED)

This Second Amendment (the “Amendment”) dated May 17, 2007 to the Stock Purchase Agreement dated as of February 19, 2007, as amended on April 19, 2007, is being entered into by and among Brightpoint, Inc. (“Parent”), Dangaard Telecom A/S, a Danish company (“Target”), Dangaard Holding A/S, a Danish company (“Shareholder”), and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company.

WHEREAS, the parties hereto (the “Parties”) have entered into that certain Stock Purchase Agreement dated as of February 19, 2007 and a First Amendment thereto dated as of April 19, 2007 (collectively, the “Agreement”), and in connection therewith, the Parties desire to amend the Agreement as set forth below, and

WHEREAS this Amendment is intended to constitute an integral part of and be effective as of the date of the Agreement. Any capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms as set forth in the Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained in the Agreement and as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Section 10.1.8 of the Agreement is hereby amended to read in its entirety as follows:

“by either Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if any of the Facility Amendments are not executed by any of the respective Lenders of Parent and Target by June 15, 2007.”

2. Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms. From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.

Annex A - (3)	1

3. This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

-Signature Page Follows-

Annex A - (3)	2

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

Brightpoint, Inc.:	Nordic Capital VI Alpha, L.P. acting by its general partner Nordic Capital VI Limited:

By: /s/ Steven E. Fivel Name: Steven E. Fivel Title: Executive Vice President, General Counsel and Secretary	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Dangaard Telecom A/S:	Nordic Capital VI Beta, L.P. acting by its general partner Nordic Capital VI Limited:

By: /s/ Christian Dyvig /s/ Michael Haaning Names: Christian Dyvig Michael Haaning Titles: Board Members	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Dangaard Holding A/S:	NC VI Limited:

By: /s/ Christian Dyvig /s/ Michael Haaning Names: Christian Dyvig Michael Haaning Titles: Board Members	By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Nordic Industries Limited:

By: /s/ Sarah Rayson Name: Sarah Rayson Title: Director

Annex A - (3)	3

THIRD AMENDMENT
to the
STOCK PURCHASE AGREEMENT
by and among
DANGAARD HOLDING A/S, DANGAARD TELECOM A/S,
BRIGHTPOINT, INC.
and
NORDIC CAPITAL FUND VI (CONSISTING OF:
NORDIC CAPITAL VI ALPHA, L.P., NORDIC CAPITAL BETA, L.P.,
NC VI LIMITED AND NORDIC INDUSTRIES LIMITED)
     This Third Amendment (the “Amendment”) dated June 15, 2007 to the Stock Purchase Agreement dated as of February 19, 2007, as amended on April 19, 2007 and May 17, 2007, is being entered into by and among Brightpoint, Inc. (“Parent”), Dangaard Telecom A/S, a Danish company (“Target”), Dangaard Holding A/S, a Danish company (“Shareholder”), and Nordic Capital Fund VI (for purposes of Sections 6.16 and 12.14 only), consisting of: Nordic Capital VI Alpha, L.P. and Nordic Capital Beta, L.P., Jersey limited partnerships acting through their general partner Nordic Capital VI Limited, a Jersey company, NC VI Limited, a Jersey company, and Nordic Industries Limited, a Jersey company.
     WHEREAS, the parties hereto (the “Parties”) have entered into that certain Stock Purchase Agreement dated as of February 19, 2007, a First Amendment thereto dated as of April 19, 2007 and a Second Amendment thereto dated as of May 17, 2007 (collectively, the “Agreement”), and in connection therewith, the Parties desire to amend the Agreement as set forth below, and
     WHEREAS this Amendment is intended to constitute an integral part of and be effective as of the date of the Agreement. Any capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms as set forth in the Agreement.
     NOW, THEREFORE, in consideration of the foregoing and mutual covenants contained in the Agreement and as set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
     1. Section 10.1.8 of the Agreement is hereby amended to read in its entirety as follows:
“by either Parent, on the one hand, or Target or Shareholder, on the other hand, by written notice to the other, if any of the Facility Amendments are not executed by any of the respective Lenders of Parent and Target by July 31, 2007.”
     2. Except as modified by this Amendment, all of the terms of the Agreement shall remain unchanged and in full force and effect, and shall be the valid and binding agreement of the Parties in accordance with its terms. From and after the effective date hereof, any reference to the Agreement shall mean the Agreement as modified by this Amendment.
     3. This Amendment is made under, and shall be construed and enforced in accordance with, the laws of the State of New York, applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between or among any of the parties, whether arising out of this Amendment, any of the agreements contemplated hereby or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the parties irrevocably waives the right to trial by jury, (d) each of the parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is located, and (e) the prevailing parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other parties (in addition to any other relief to which the prevailing parties may be entitled).

Annex A-(4)	1

     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.
-Signature Page Follows-

Annex A-(4)	2

     IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first written above.

Brightpoint, Inc.:		Nordic Capital VI Alpha, L.P. acting by its general
partner Nordic Capital VI Limited:

By:	/s/ Steven E. Fivel	By:	/s/ Sarah Rayson

Name: Steven E. Fivel		Name: Sarah Rayson
Title: Executive Vice President, General Counsel and		Title: Director
Secretary

Dangaard Telecom A/S:		Nordic Capital VI Beta, L.P. acting by its general partner
Nordic Capital VI Limited

By:	/s/ Christian Dyvig	By:	/s/ Sarah Rayson

	/s/ Michael Haaning	Name: Sarah Rayson

Name: Christian Dyvig		Title: Director
Michael Haaning
Title: : Board Members

Dangaard Holding A/S:		NC VI Limited

By:	/s/ Christian Dyvig	By:	/s/ Sarah Rayson

	/s/ Michael Haaning	Name: Sarah Rayson

Name: Christian Dyvig		Title: Director
Michael Haaning
Title: : Board Members

Nordic Industries Limited:

		By:	/s/ Sarah Rayson

Name: Sarah Rayson
Title: Director

Annex A-(4)	3

Annex B

FAIRNESS OPINION OF DEUTSCHE BANK SECURITIES INC.,

FINANCIAL ADVISOR TO BRIGHTPOINT, INC.

Deutsche Bank

Deutsche Bank Securities Inc.
Global Corporate Finance
101 California Street, 48th Floor
San Francisco, CA 94111
Tel: 415-617-2800
February 16, 2007

Board of Directors
Brightpoint, Inc.
2601 Metropolis Parkway,
Suite, 210 Plainfield, Indiana 46168

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Board of Directors of Brightpoint, Inc., an Indiana corporation (“Brightpoint”) in connection with the proposed acquisition by Brightpoint of all of the issued and outstanding capital stock (“Target Stock”) of Dangaard Telecom A/S, a Danish company (the “Company”), all of which Target Stock is owned by Dangaard Holding A/S, a Danish company (“Shareholder”), pursuant to the Stock Purchase Agreement to be entered into by and among the Company, Brightpoint, Shareholder and Nordic Capital VI Limited, the majority owner of Shareholder (“Nordic”) (the “Purchase Agreement”). The proposed acquisition of the Target Stock by Brightpoint pursuant to the Purchase Agreement is referred to herein as the “Transaction.” As set forth more fully in the Purchase Agreement and subject to the terms and conditions described therein, as a result of the Transaction, at closing Brightpoint shall issue 30,000,000 shares of its common stock, par value $.01 per share, and pay $100,000 in cash (collectively, the “Consideration”), in exchange for the Target Stock.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Brightpoint of the Consideration.

In connection with Deutsche Bank’s role as financial advisor to the Board of Directors of Brightpoint, and in arriving at its opinion, Deutsche Bank has reviewed a draft dated February 15, 2007 of the Purchase Agreement, certain publicly available financial and other information concerning the Company and Brightpoint and certain internal analyses and other information furnished to it by the Company, Shareholder, Nordic and Brightpoint. Deutsche Bank has also held discussions with members of the senior managements of the Company, Shareholder, Nordic and Brightpoint regarding the businesses and prospects of the Company and Brightpoint and the joint prospects of the Company and Brightpoint. In addition, Deutsche Bank has (i) compared certain financial information for the Company with similar information for certain companies whose securities are publicly traded, (ii) reviewed the financial terms of certain recent business combinations, (iii) reviewed the terms of the Purchase Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company or Brightpoint, including, without limitation, any financial information, forecasts, synergies or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company or Brightpoint. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies and financial synergies expected by Brightpoint and the Company to be achieved as a result of the Transaction (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, Brightpoint, Shareholder or

Annex B	1

Nordic, as the case may be, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the definitive version of the Purchase Agreement will be duly executed by the parties thereto, and that the definitive version of the Purchase Agreement will be in the same form as, and will contain the same terms and provisions without material change from, the draft previously furnished to Deutsche Bank on February 15, 2007, the representations and warranties of Brightpoint and Shareholder contained in the Purchase Agreement are true and correct, Brightpoint, the Company, Shareholder and Nordic will each perform all of the covenants and agreements to be performed by it under the Purchase Agreement and all conditions to the obligations of each of Brightpoint and Shareholder to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Brightpoint, the Company, Shareholder or Nordic is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Brightpoint or the Company or materially reduce the contemplated benefits of the Transaction to Brightpoint. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Transaction will be tax-free to each of Brightpoint and Shareholder.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of Brightpoint and is not a recommendation to the stockholders of Brightpoint to approve the Transaction, or to approve the payment of the Consideration, including the issuance by Brightpoint of its common stock, in the Transaction. This opinion is limited to the fairness, from a financial point of view, to Brightpoint of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Brightpoint to engage in the Transaction.

Annex B	2

Deutsche Bank will be paid a fee for its services as financial advisor to the Board of Directors of Brightpoint in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have provided, and may in the future provide, investment banking or other financial services to Brightpoint, Nordic or their respective affiliates for which it has received, or may receive, compensation, including acting as the financial advisor to the Board of Directors of Brightpoint in connection with Brightpoint’s pending acquisition of CellStar Corporation, which was announced on December 18, 2006, acting as a lender under Brightpoint’s $165 million credit facility due February 16, 2012, which closed on February 16, 2007, and acting as the financial advisor to the Board of Directors of Nordic in connection with Nordic’s joint cash offer for Capio AB, which closed in November 2006. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Brightpoint for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Consideration to be paid by Brightpoint in the Transaction is fair, from a financial point of view, to Brightpoint.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex B	3

Annex C
FINANCIAL STATEMENTS OF DANGAARD TELECOM A/S
(1)	As of September 30, 2006 and 2005 and for the three years ended September 30, 2006

(2)	As of March 31, 2007 and September 30, 2006 and for the six months ended March 31, 2007 and 2006 (Unaudited)

Consolidated Financial Statements
of
Dangaard Telecom A/S
As of September 30, 2006 and 2005
and
For the three years ended September 30, 2006

Annex C-(1)	1

Dangaard Telecom A/S

Annex C-(1)	2

STATEMENT BY THE EXECUTIVE AND SUPERVISORY BOARDS
The Executive and Supervisory Boards have today discussed and adopted the consolidated balance sheets of Dangaard Telecom A/S and its subsidiaries as of September 30, 2006 and 2005, the related consolidated income statements and the consolidated cash flow statements for each of the years in the three year period ended September 30, 2006, and the consolidated statements of change in equity for the years then ended.
The consolidated financial statements referred to above have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. We consider the accounting policies used to be appropriate. Accordingly, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dangaard Telecom A/S and subsidiaries as of September 30, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 2006 in accordance with IFRS as adopted by the EU.
As discussed in Note 35, the accompanying consolidated financial statements as of September 30, 2006 and September 30, 2005 and for the year ended September 30, 2006 have been restated.
The accounting principles of International Financial Reporting Standards as adopted by the EU vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 33 to the consolidated financial statements.
Padborg, 30 May 2007
Executive Board:

/s/ Steen Folmer Pedersen	/s/ Hans Peter Alnor	/s/ Michaél Køehn Milland
Steen Folmer Pedersen	Hans Peter Alnor	Michaél Køehn Milland
Supervisory Board:

/s/ Thorleif Krarup	/s/ Christian Dyvig	/s/ Jan Gesmar-Larsen	/s/ Michael Haaning
Thorleif Krarup	Christian Dyvig	Jan Gesmar-Larsen	Michael Haaning
Chairman	Vice Chairman

Annex C-(1)	3

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholders of Dangaard Telecom A/S:
We have audited the accompanying consolidated balance sheets of Dangaard Telecom A/S and its subsidiaries as of September 30, 2006 and 2005, the related consolidated income statements and the consolidated cash flow statements for each of the years in the three year period ended September 30 2006, and the consolidated statements of change in equity for the years then ended, prepared in accordance with International Financial Reporting Standards as adopted by the EU. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dangaard Telecom A/S and subsidiaries as of September 30, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three year period ended September 30 2006, in accordance with International Financial Reporting Standards as adopted by the EU.
As discussed in Note 35, the accompanying consolidated financial statements as of September 30, 2006 and September 30, 2005 and for the year ended September 30, 2006 have been restated.
The accounting principles of International Financial Reporting Standards as adopted by the EU vary in certain significant respects from US generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 33 to the consolidated financial statements.

Aabenraa, 30 May 2007

KPMG C. Jespersen
Statsautoriseret Revisionsinteressentskab
(Partnership of State Authorised Public Accountants)

/s/ Leif Meyhoff	/s/ Per Gunslev
Leif Meyhoff	Per Gunslev
State Authorised Public Accountant	State Authorised Public Accountant

Annex C-(1)	4

Dangaard Telecom A/S
ACCOUNTING POLICIES
Basis of preparation
The Consolidated Balance Sheets of the Dangaard Telecom Group as of 30 September 2006 and 2005, and the related consolidated income statements and the consolidated cash flow statements for each of the years in the three year period ended 30 September 2006 and the consolidated statements of changes in equity for each of the two years ended 30 September 2006 and 2005 have been prepared in accordance with the International Financial Reporting Standards (IAS/IFRS) approved by the EU. IAS/IFRS-standards effective for the financial year 2005/06 have been implemented.
The Financial Statements are prepared based on the Danish statutory annual reports for 2005/06 and 2004/05 which have been submitted and registered with the Danish Commerce and Companies Agency.
The Danish statutory annual reports for 2005/06 and 2004/05 have been translated into an English version. The attached financial statements are based on the English translation of the annual report.
Compared to Danish Statutory annual reports that have been filed with the Danish Commerce and Companies Agency the following changes have been made to the financial statements that are attached:
•	Other distributions amounting to EUR 2.2 million that has been recognised in equity in the annual report for 2005/06 have in the attached financial statements been recognised as staff costs, due to that the amount has been considered compensation costs as opposed to dividends.

•	In the annual report factoring receivables, amounting EUR 18.0 million and EUR 18.0 as of 30 September 2005 and 2006 respectively, had been derecognised from the balance sheet. In the attached financial statements these receivables and payables have been recognised in the balance sheet, due to that the criteria for derecognition has not been fulfilled. The factoring agreements that the receivables and payables are related to became effective in the financial year 2004/05.

•	Management’s Review that is included in the annual report has not been included as part of these financial statements. The description of risks in Management’s review has been moved to the financial statement’s footnotes.

•	The parent company financial statements that are included in the annual report have been omitted from the attached financial statements. The footnotes have been updated so that they only reflect information related to the consolidated financial statements.

•	The financial statements contain three years of comparative figures in regards to the Income Statement and Notes to the Income Statement, and the Cash flow statement and Notes to the Cash flow statement. The annual report only contains two years of comparative figures.

•	Footnote 33 has been added to the financial statements, this footnote includes a reconciliation of profit for the period and equity from IFRS to US GAAP.

•	Footnote 34 has been added to the financial statements, this footnote includes IFRS disclosures regarding employee incentive plan.
Correction of errors
Other distributions of EUR 2.2 million that in the annual report for 2005/06 has been recognised against equity, has in the attached financial statements been recognised as staff costs. The effect hereof is that “Dangaard Telecom A/S’ share of profit for the period” has been reduced from EUR 20.2 million to 18.0

Annex C-(1)	5

Dangaard Telecom A/S
million in the financial year 2005/06. The correction has no effect on the income statement for previous periods and equity.
Factoring receivables that had been decreogninzed from the balance sheet in the annual report for 2005/06 have been recognised with an amount of EUR 18.0 million as of 30 September 2005 and 2006. The recognition of factoring receivables has no effect to the income statement nor equity.
Note disclosures regarding employee incentive plan that are required to be presented in accordance with IFRS have been presented in footnote 34 to the financial statements. The employee incentive plan has not had any effect on the income statement nor equity.
See also note 35 regarding correction of errors for a summary of the financial implications of the errors corrected. The summary comprises the effects on both the income statement, equity and total assets.
Presentation currency
The functional currency of Dangaard Telecom A/S is EURO and the financial statements have been presented in EURO as Dangaard Telecom A/S’ main activities are in EURO-based countries.
Consolidation
The consolidated financial statements comprise the parent company Dangaard Telecom A/S and subsidiaries in which Dangaard Telecom A/S has the power to govern the financial and operating policies of the entity to obtain benefits from its activities. Control exists when Dangaard Telecom A/S owns, directly or indirectly through subsidiaries, more than half of the voting power of an entity or in any other way exercises control.
Entities in which the Group exercises a significant, but not control, influence are considered associates. Significant influence is presumed to exist when the Group holds between 20% and 50% of the voting rights.
Potential voting rights exercisable at the balance sheet date are considered when assessing whether an entity has the power to govern, or participate in, the financial and operating policies of another entity.
The consolidated financial statements are prepared by consolidating the financial statements of the parent company and the individual subsidiaries prepared according to the accounting policy of the group. On consolidation, intra-group income and expenses, share ownerships, intra-group balances, dividends, and realised and unrealised profits and losses on intra-group transactions are eliminated.
Investments in subsidiaries are set off against the proportionate share of the subsidiaries’ fair value of the identifiable net assets and recognised contingent liabilities at the acquisition date.
In the consolidated financial statements for the Group items from the financial statements of the subsidiaries are recognised 100%. The minority interest’s share of the profit and equity in subsidiaries not owned 100% are recognised as a part of the Group result and equity respectively but are shown separately.
Business combinations
Entities, which are acquired or formed during the year, are recognised in the consolidated financial statements as from the date of acquisition or formation. Entities disposed of are recognised in the consolidated income statement until the date of disposal. The comparative figures have not been adjusted for mergers and acquisitions. Discontinued operations are presented separately as described below.

Annex C-(1)	6

Dangaard Telecom A/S
On acquisition of entities where the parent company will exercise control over the acquired entity the purchase method is applied. The acquired subsidiaries’ identifiable assets and liabilities and contingent liabilities assumed are measured at fair value at the date of acquisition. Identifiable intangible assets are recognised if they are separable or arise from contractual or other legal rights and the fair value can be estimated reliably. Deferred tax of the made revaluations are recognised.
The acquisition date is the date on which the parent company effectively obtains control of the entity acquired.
For business combinations for which the agreement date is on or after 31 March 2004 any excess of the acquirer’s interest in the net fair value of the acquirers identifiable assets, liabilities and contingent liabilities over the cost of the business combination is recognised as goodwill under intangible assets. Goodwill is not amortised but tested at least once a year for impairment. The first impairment tests are performed before the end of the year of acquisition. By acquisition goodwill is allocated to the cash-generating units that subsequently are the basis for impairment tests. Goodwill and fair value adjustments due to business combinations involving a foreign entity with a functional currency different from the presentation currency applied by the Dangaard Telecom Group are recognised as assets and liabilities associated with the foreign entity are translated into the functional currency of the foreign entity with the exchange rates ruling at the transaction date. Negative differences in value (negative goodwill) are recognised in the income statement at the acquisition date.
The classification of business combinations for which the agreement date is before 31 March 2004 is in accordance with the accounting policy applied previously. Goodwill is recognised on the basis of the cost price that was recognised in accordance with the previously applied accounting policy reduced by amortisations and write-downs up till 30 September 2004. Goodwill is not amortised after 1 October 2004.
The cost of a business combination is the aggregate of the fair value of the price agreed and any costs directly attributable to the business combination. When a business combination agreement provides for an adjustment to the cost of the combination contingent on future events, the amount of that adjustment is included in the cost of the combination if the adjustment is probable and can be measured reliably.
If the initial accounting for a business combination can be determined only provisionally because either the fair values to be assigned to the identifiable assets, liabilities or contingent liabilities can be determined only provisionally, the business combination is accounted for using these provisional values. If the fair values assigned to the identifiable assets, liabilities or contingent liabilities at the initial accounting subsequently can be measured at another fair value than assumed at, the initial accounting goodwill is regulated up till twelve months after the acquisition date. Comparative figures are restated as well. The effect of the adjustments is recognised under equity at the beginning of the year with restatement of the comparative figures. Hereafter goodwill is only adjusted as a result of changes in estimates of the cost of the combination that are contingent on one or more future events except for errors due to material misstatements.
Profit or loss from sale of subsidiaries are calculated as the difference between the sales price or the costs to dispose of the subsidiary and the carrying amount of net assets including goodwill at the time of sale or disposal and costs to sell or dispose of.
Foreign currency translation
For each of the reporting entities in the group a functional currency is determined. The functional currency is the currency of the primary economic environment in which the entity operates. Transactions in currencies other than the functional currency are transactions in foreign currency.

Annex C-(1)	7

Dangaard Telecom A/S
Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates ruling at the transaction date. Foreign exchange differences resulting from differences between the exchange rates ruling at the transaction date and the exchange rate ruling at the date of payment are recognised in the income statement under financial income or financial expenses.
Receivables, payables and other monetary items denominated in foreign currencies are translated to the functional currency at the exchange rates ruling at the balance sheet date. Foreign exchange differences between the exchange rates ruling at the balance sheet date and the rates ruling at the dates the receivables or payables incurred or the exchange rate applied in the latest annual report are recognised in the income statement under financial income or financial expenses.
At recognition in the annual report of the group of entities with a functional currency different from the presentation currency of Dangaard Telecom A/S the income statements are translated at the exchange rates ruling at the transaction date and the balance sheet items are translated at the exchange rates ruling at the balance sheet date. As the exchange rates ruling at the transaction date average exchange rates are applied when they do not differ significantly from the exchange rates ruling at the transaction date. Foreign exchange rate differences arising on translation of the opening equity of the foreign entities to the exchange rates ruling at the balance sheet date and on translation of the income statements from average exchange rates to the exchange rates ruling at the balance sheet date are recognised directly under equity as a separate reserve for foreign exchange adjustments.
Derivative financial instruments
Derivative financial instruments are recognised from the trade date and are measured in the balance sheet at fair value. Positive and negative fair values of derivative financial instruments are recognised under other receivables or other liabilities and set off of positive and negative values are effected only if the entity has the right and intention to settle more financial instruments net. Fair values of derivative financial instruments are calculated on the basis of current market data and accepted valuation methods.
Changes in fair value of derivative financial instruments classified and meeting the conditions for being a fair value hedge are recognised in the income statement together with changes in the value of the hedged asset or the hedged liability. Hedging of future cash flows according to an agreement made, except for currency hedging, are accounted for as hedging at fair value of a recognised asset or liability.
Changes in the part of the fair value of derivative financial instruments classified and meeting the conditions for being a cash flow hedge and efficiently hedges the changes in the value of the hedged items are recognised under equity as a separate item for hedging reserves until the hedged transaction is realised. When the hedged transaction is realised, gain or loss of these hedging transactions are transferred from equity to the same item as the hedged item. When hedging future loan raisings profit or loss from hedging transactions are transferred from equity reserves over the term to maturity.
Changes in fair value of derivative financial instruments that do not meet the conditions for being a hedging instrument are recognised as financial income or financial expense in the income statement.
Certain contracts imply conditions equivalent to derivative financial instruments. Such embedded derivative financial instruments are recognised separately and are measured at fair value on a continuing basis if they differ significantly from the contract in question unless the relevant contract has been recognised and are measured at fair value on a continuing basis in full.

Annex C-(1)	8

Dangaard Telecom A/S
Income statement
Revenue
Sales of goods for resale are recognised in the income statement provided that delivery and the significant risks and rewards of ownership of the goods have been transferred to the buyer before the end of the financial year, and the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transactions will be received.
Revenue is measured at the fair value of the consideration agreed exclusive of VAT and other charges levied on behalf of a third party. The amount of any trade discounts and volume rebates allowed are taken into account.
Interest income and expense and similar items
Interest income and expense and similar items comprise interest income and expenses, market value gains and losses and write-downs in respect of securities, foreign exchange gains and losses regarding payables and transactions denominated in foreign currencies, amortisation of financial assets and liabilities and surcharges and refunds under the on account taxation system. Realised and unrealised gains and losses concerning deferred financial instruments not meeting the criteria for being a hedging instrument are recognised under these items.
Tax
Tax on profit on ordinary activities comprise current and deferred taxes for the year and are recognised in the income statement, except for tax concerning amounts recognised in equity.
Balance sheet
Intangible assets
Goodwill
At the initial recognition goodwill is recognised at cost in the balance sheet as described under “Business combinations”. Subsequently goodwill is measured at cost less accumulated write-downs. Goodwill is not amortised.
The carrying amount of goodwill is allocated to the cash-generating units of the Group at the acquisition date. Determination of the cash-generating units are in accordance with the management structure and internal financial control.
Development Projects, Licenses, Software
Development projects are recognised as intangible assets when they can be identified, the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset can be demonstrated, and where the development projects are intended to be completed and used or sold respectively. Moreover the expenditure attributable to the intangible asset during its development is measured reliably and it is demonstrated that the intangible asset will generate probable future economic benefits. Other development costs are recognised in the income statement as costs are incurred.

Annex C-(1)	9

Dangaard Telecom A/S
Recognised development projects are measured at cost less accumulated amortisation and write-downs. The cost price includes salaries, amortisations and other costs attributable to development projects.
After completion of the development project including internally generated software the recognised development project is amortised on a systematic basis over its useful life from the time the asset is ready for use. The amortisation period is typically 3 years and does not exceed 20 years. The amortisation base is reduced with write-downs.
Software and licenses are measured at cost less the amount of accumulated amortisations and write-downs. Software and licenses are amortised on a straight-line basis over the license period, but the amortisation period does not exceed 5 years. The amortisation base is reduced with write-downs.
Property, plant and equipment
Leasehold improvement and equipment are measured at cost less accumulated depreciation and write-downs.
Cost comprises cost of acquisition and costs directly associated to the acquisition until the point in time where the asset is ready for use.
Subsequent costs (e.g. replacement of parts of a tangible asset) are recognised in the carrying amount of the asset when it is probable that the expenditure will imply future economic benefits for the group. The carrying amount of the replaced parts is derecognised in the balance sheet and is transferred to the income statement. Other costs for ordinary repairs and maintenance are recognised in the income statement when incurred.
Depreciation is provided for on a straight-line basis over the expected useful lives of the assets.
The expected useful lives are 3-5 years for leasehold improvement and equipment.
The depreciation base is calculated considering the residual value of the asset and reduced with write-downs. The residual value is set at the acquisition date and revaluated annually. If the residual value exceeds the carrying amount of the asset no depreciations are made.
If the period of depreciation or the residual value are changed the effect for the future depreciations are recognised as a change in an accounting estimate.
Other securities
Other securities are measured at fair value.
Impairment of non-current assets
Goodwill and intangible assets with indefinite useful lives are tested for impairment annually with the first impairment test performed before the end of the year of acquisition. Development projects in progress are tested for impairment annually as well.
The carrying amount of goodwill is tested for impairment together with the other non-current assets in the cash-generating units to which goodwill have been allocated and are written down to the recoverable amount over the income statement if the carrying amount is higher. The recoverable amount is usually calculated as the net present value of the expected future net cash flows from the entity or activity (cash-

Annex C-(1)	10

Dangaard Telecom A/S
generating unit) that goodwill is associated with. Impairment of goodwill is recognised as a separate item in the income statement.
Deferred tax assets are assessed annually and are only recognised to the extent it is probable that they will be used.
The carrying amount of other non-current assets is assessed annually to determine if there is any indication of impairment. If an indication exists the recoverable amount of the asset is estimated. The recoverable amount is the higher of the fair value of the asset less costs to sell and its value in use. Value in use is estimated as the present value of the future cash flows expected to be derived from the asset or the cash-generating unit that the asset is a part of.
An impairment loss is recognised when the carrying amount of an asset or a cash-generating unit exceeds the recoverable amount of the asset or the recoverable amount of the asset’s cash-generating unit. Impairment losses are recognised in the income statement. Impairment of goodwill is recognised as a separate item in the income statement.
Impairment losses recognised in prior periods for goodwill are not reversed. Impairment losses for other assets are reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. Impairment losses are only reversed if the increased carrying amount of an asset attributable to a reversal of an impairment loss do not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.
Inventories
Goods for resale are measured at cost based on weighted average prices. Goods for resale are measured at the lower of cost and net realisable value.
The cost of goods for resale comprises the purchase price and other costs directly attributable to the acquisition of the goods.
The net realisable value for inventories are calculated as the estimated selling price less the estimated costs to be incurred to make the sale and are determined considering marketability, obsoleteness and the development in the expected sales price.
Receivables
Receivables are valued at amortised cost. Write-downs to meet losses are made.
Equity – Dividends. Dividends are recognised as a liability in the period in which they are declared. Proposed dividends are recognised as a separate item under equity.
Equity – Reserve for exchange rate adjustments. Reserve for exchange rate adjustments in the annual report for the group comprises exchange rate adjustments due to conversion of the annual reports for foreign entities from their functional currencies to the presentation currency (EURO) of the Dangaard Telecom group.
If the net investments are realised in full or in part the exchange rate adjustments are recognised in the income statement.

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Dangaard Telecom A/S
Pension commitments
The Dangaard Telecom Group has entered into pension schemes and similar agreements with the majority of the employees of the Dangaard Telecom Group.
Commitments concerning defined contribution plans are funded through payments of periodical premiums to third-party pension funds and recognised in the income statement in the periods where the amounts are contributed and due payments are recognised in the balance sheet under other liabilities.
For defined benefit plans a yearly actuarial valuation (Projected Unit Credit-method) of the present value of the future contributions to be paid out according to the pension schemes are performed. The present value is calculated on the basis of assumptions concerning the future development in e.g. salary levels, interests, inflation and mortality. The present value is calculated only for those services the employees have rendered through their previous employment in the Group. The actuarial calculated present value less the fair value of assets associated with the pension scheme are recognised in the balance sheet under other liabilities.
In the income statement the pension costs of the year are recognised based on actuarial estimates and financial expectations at the beginning of the year. Differences between the expected development of plan assets and liabilities and the realised values estimated at year-end are described as actuarial gains or losses and are recognised directly in equity.
In case of a change in contributions concerning the previous employment of employees in the company a change in the actuarial estimated present value appears which are described as a historic cost. Historic costs are recognised in the income statement immediately if the employees already have obtained the right to the changed contribution. If not they are recognised in the income statement over the period in which the employees obtain the right to the changed contribution.
If a pension plan net is an asset the asset will be recognised to the extent it equals future repayments from the plan or it will lead to reduced future payments to the plan.
Income tax and deferred tax
Current tax payables and receivables are recognised in the balance sheet at the computed tax on the taxable income for the year adjusted for tax of taxable income concerning previous years and taxes paid on account.
Deferred tax is accounted for using the balance sheet liability method on all temporary differences between carrying amount and tax value of assets and liabilities. However, Dangaard Telecom A/S does not recognise deferred tax relating to temporary differences on items not deductible for tax purposes and where the temporary differences – except for business combinations — occurred at the date of acquisition with no effect on profit or taxable income. Where different tax rules can be applied in computing the taxable value deferred tax is measured according to the Executive and Supervisory Boards’ planned use of the asset or settlement of the liability.
Deferred tax assets including the taxable value of tax losses carried forward are recognised as a non-current asset at their expected realisable values; either as a setoff against tax on future income or as a setoff against deferred tax liabilities under the same legal tax unit and jurisdiction.
Regulation of deferred tax concerning eliminations of unrealised intra-group profit and loss is made.
Deferred tax is recognised according to the tax rules and tax rates applicable at the balance sheet date when the deferred tax is expected to result in current tax. Changes in deferred tax due to changes in tax rates are recognised in the income statement.

Annex C-(1)                                                                                                                                                                                                           12

Dangaard Telecom A/S
Provisions
Provisions comprise mainly warranties.
Provisions are recognised when the Group as a result of a past event has a legal or constructive obligation, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation.
Provisions are measured at the Executive and Supervisory Boards’ best estimate of the amount at which the obligation is expected to be settled.
At measurement of provisions costs necessary to settle the liability are discounted if this have a significant effect on the measurement of the liability. A pre-tax discount rate that reflects the general interest level and the concrete risks related to the provision is applied. The change in net present values is recognised as a financial expense.
Warranties are recognised concurrently with the sale of goods and services based on paid warranties in previous years.
Financial liabilities
Bank loans are recognised when obtaining a loan at the received proceeds adjusted for incurred transaction costs. In subsequent periods financial liabilities are measured at amortised cost by use of the effective rate of interest method in order for the difference between the proceeds and the nominal value to be recognised in the income statement under financial expenses over the loan period.
Other liabilities are measured at amortised cost.
Non-current assets held for sale
Non-current assets held for sale comprise non-current assets and disposal groups as held for sale. Disposal groups are a group of assets to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred in the transaction. Assets are classified as “held for sale” when their carrying amounts primarily will be recovered through sale within 12 months according to a formal plan of sale and not through continued use.
Non-current assets or disposal groups classified as held for sale are measured at the lower of its carrying amount at the time of classification as “held for sale” and fair value less costs to sell. No depreciations and amortisations are provided for from the time the assets are classified as “held for sale”.
Impairment losses occurring at the first classification as “held for sale” and profit or loss at the subsequent measurement at the lower of the carrying amount or fair value less costs to sell are presented in the income statement under the items they concern. Profit and loss are disclosed in the notes.
Assets and liabilities directly associated with those assets are recognised in separate items in the balance sheet and main items are specified in the notes.
Presentation of discontinued operations
Discontinued operations comprise a component of an entity which operations and cash flows can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity and where the component of the entity either has been disposed of, or is classified as held for sale, and the sale is expected

Annex C-(1)                                                                                                                                                                                                          13

Dangaard Telecom A/S
to be realised within twelve months according to a formal plan of sale. Furthermore discontinued operations comprise entities classified as “held for sale” in connection with the acquisition.
Profit or loss after tax concerning discontinued operations and value adjustments after tax of related assets and liabilities and profit or loss from sales are presented as a separate item in the income statement with comparative figures. Revenue, cost of goods, value adjustments and tax for the discontinued operations are disclosed in the notes. Accordingly assets and liabilities directly associated with those assets are presented as separate items in the balance sheet without modification of the comparative figures according to the section “Non-current assets held for sale” and the main items are specified in the notes.
Cash flows from operating, investing and financing activities concerning the discontinued operations are disclosed in the notes.
Cash flow statement
The cash flow statement shows the Group’s cash flows from operating, investing and financing activities for the year, the changes in cash and cash equivalents during the year and the Group’s cash and cash equivalents at the beginning and end of the year.
Cash generated on acquisition and disposal of enterprises is shown separately under cash flows from investing activities. Cash flows from acquisitions of entities are recognised in the cash flow statement at the date of acquisition. Cash flows from disposals of entities are recognised up to the date of disposal.
Cash flows from operating activities are presented indirectly as profit or loss before tax adjusted for non-cash operating items, changes to the working capital, net interest expenses paid, dividends received, and income tax paid.
Cash flows from investing activities include payments in connection with acquisitions and disposals of entities and activities as well as acquisitions and disposals of intangible, tangible and other non-current assets and bought and sold securities not recognised as cash and cash equivalents.
Cash flows from financing activities include changes in the size or composition of the share capital and costs associated with such changes, raising and repayment of mortgage loans and other long-term and short-term bank loans and payment of dividends to shareholders.
Cash and cash equivalents include cash at bank and in hand and securities with maturity of three months or less and, no restrictions when transferred into cash and which are only subject to an insignificant risk of changes in value.

Annex C-(1)                                                                                                                                                                                                          14

Dangaard Telecom A/S
INCOME STATEMENT FOR THE YEAR ENDED 30 SEPTEMBER

		Consolidated Income Statement
EUR million	Note	2005/06	2004/05	2003/04
Revenue	(3)	1,715.2	1,550.4	1,265.2
Cost of goods		-1,586.0	-1,445.1	-1,174.0

Gross profit		129.2	105.3	91.2
Other external charges	(4)	-26.5	-22.6	-21.4
Staff costs	(5)	-54.7	-47.9	-42.1
Amortisation and depreciation	(6)	-3.9	-2.8	-5.2

Operating profit		44.1	32.0	22.5
Profit from disposal of subsidiaries			0	0.1
Profit from other securities			0	2.6
Interest income and similar items	(7)	1.3	0.8	1.0
Interest expenses and similar items	(8)	-9.4	-6.5	-5.6

Profit before tax		36.0	26.3	20.6
Tax on ordinary activities from continuing operations	(9)	-13.2	-8.8	-8.0

Profit from continuing operations		22.8	17.5	12.6
Profit from discontinued operations	(2)	0	1.7	-8.9

Profit for the period		22.8	19.2	3.7

Minority interests		-4.8	-4.3	-4.3

Dangaard Telecom A/S’s share of profit for the period		18.0	14.9	-0.6

Annex C-(1)                                                                                                                                                                                                          15

Dangaard Telecom A/S
BALANCE SHEET AS AT 30 SEPTEMBER

		Consolidated
EUR million	Note	2006	2005
Assets
Non-current assets
Intangible assets	(10)
Goodwill		31.1	31.6
Software under implementation		1.4	0
Software		0.8	1.0

		33.3	32.6

Property, plant and equipment	(11)
Leasehold improvement and equipment		4.1	4.7

		4.1	4.7

Investments
Other securities	(12)	0.4	0.2
Deposits	(13)	0.5	0.3
Deferred tax	(14)	5.4	7.4

		6.3	7.9

Total non-current assets		43.7	45.2

Current assets
Inventories
Goods for resale	(15)	126.6	91.7

		126.6	91.7

Receivables
Trade receivables	(16)	150.5	135.4
Factoring receivables		18.0	18.0
Amounts owed by associates		0	2.4
Income tax receivable		0.6	0.6
Other receivables		7.0	12.1
Prepayments		1.4	1.3

		177.5	169.8

Cash and cash equivalents		1.4	3.5

Total current assets		305.5	265.0

Total assets		349.2	310.2

Annex C-(1)	16

Dangaard Telecom A/S
BALANCE SHEET AS AT 30 SEPTEMBER

		Consolidated
EUR million	Note	2006	2005
Equity
Share capital	(17)	13.7	13.7
Hedging reserve		0	-0.2
Reserve for exchange rate adjustments		-0.3	0
Retained earnings		19.5	31.5

Total equity attributable to equity holders of the company		32.9	45.0
Minority interests		5.0	10.1

Total equity		37.9	55.1

Liabilities
Non-current liabilities
Bank loans	(20)	76.9	0
Loan shareholders		3.8	68.2
Deferred tax	(18)	0.5	0.2
Warranties	(19)	0.4	1.0

Total non-current liabilities		81.6	69.4

Current liabilities
Bank loans	(20)	86.5	45.2
Trade payables		93.8	65.4
Factoring payables		18.0	18.0
Amounts owed to associates		0	14.5
Income tax		6.8	11.1
Other liabilities		21.5	29.3
Deferred income		0.7	1.3
Warranties	(19)	2.4	0.9

Total current liabilities		229.7	185.7

Total liabilities		311.3	255.1

Total equity and liabilities		349.2	310.2

Group entities	(26)
Pension commitments	(27)
Incentive schemes	(28)
Financial instruments	(29)
Related parties	(30)
Contingent liabilities and securities	(31)
Government grants	(32)
Reconciliation to United States Generally Accepted Accounting Policies (US GAAP)	(33)
Employee incentive plan	(34)
Correction of errors	(35)
New accounting regulation	(36)
Members of The Executive and Supervisory Boards	(37)

Annex C-(1)	17

Dangaard Telecom A/S
CHANGE IN EQUITY
Reconciliation of movement in equity

	Consolidated
	The shareholders of Dangaard Telecom A/S
			Reserve for
			exchange
	Share	Hedging	rate	Retained		Minority
EUR million	capital	reserve	adjustments	earnings	Total	interests	Total
Balance at 1 October 2004	13.7	-0.5	-0.3	16.6	29.5	9.0	38.5

Changes in equity for 2004/05:
Foreign exchange adjustments in subsidiaries	0	0	0.3	0	0.3	0.4	0.7
Contributions	0	0	0	0	0	0.2	0.2
Hedging reserve, year-end	0	-0.2	0	0	-0.2	0	-0.2
Hedging reserve, beginning of the year	0	0.5	0	0	0.5	0	0.5

Net income recognised directly in equity	0	0.3	0.3	0	0.6	0.6	1.2
Profit for the period	0	0	0	14.9	14.9	4.3	19.2

Total recognised income and expense for the period	0	0.3	0.3	14.9	15.5	4.9	20.4
Dividends to shareholders	0	0	0	0	0	-3.8	-3.8

Changes in equity for 2004/05 in total	0	0.3	0.3	14.9	15.5	1.1	16.6

Balance at 30 September 2005	13.7	-0.2	0	31.5	45.0	10.1	55.1

Balance at 1 October 2005	13.7	-0.2	0	31.5	45.0	10.1	55.1

Changes in equity for 2005/06:
Foreign exchange adjustments in subsidiaries	0	0	-0.3	0	-0.3	-0.3	-0.6
Disposals	0	0	0	0	0	-5.4	-5.4
Hedging reserve, year-end	0	0	0	0	0	0	0
Hedging reserve, beginning of the year	0	0.2	0	0	0.2	0	0.2

Net income recognised directly in equity	0	0.2	-0.3	0	-0.1	-5.7	-5.8
Profit for the period	0	0	0	18.0	18.0	4.8	22.8

Total recognised income and expense for period	0	0.2	-0.3	18.0	17.9	-0.9	17.0
Dividends to shareholders	0	0	0	-30.0	-30.0	-4.2	-34.2

Changes in equity for 2005/06 in total	0	0.2	-0.3	-12.0	-12.1	-5.1	-17.2

Balance at 30 September 2006	13.7	0	-0.3	19.5	32.9	5.0	37.9

Annex C-(1)	18

Dangaard Telecom A/S
CASH FLOW STATEMENT

		Consolidated
EUR million	Note	2005/06	2004/05	2003/04
Net cash flows from primary activities before changes in working capital	(21)	47.4	37.7	23.7
Changes in working capital	(22)	-36.5	6.3	-17.5

Cash flows from primary activities		10.9	44.0	6.2
Interest income and similar items		1.3	0.8	1.0
Interest expense and similar items		-9.4	-6.5	-5.6

Cash flows from ordinary activities		2.8	38.3	1.6
Income tax paid	(23)	-15.3	-4.9	-0.2

Cash flows from operating activities		-12.5	33.4	1.4

Acquisition of intangible assets		-2.1	-0.1	-0.4
Acquisition of property, plant and equipment		-3.3	-2.7	-2.8
Acquisition of subsidiaries and activities	(24)	-4.8	0	-2.2
Acquisition of deposits		-0.2	0	0
Acquisition of other securities		-0.2	0	-1.2
Disposal of deposits		0	0.4	-0.5
Disposal of property, plant and equipment		0.9	1.3	1.2
Disposal of subsidiaries and activities	(25)	0	4.6	0
Disposal of other securities		0.1	0.3	4.6

Cash flows from investing activities		-9.6	3.8	-1.3

External financing:
Change in bank loans		118.4	-32.3	-4.1
Dividend received		0.1	0	0
Shareholders:
Loan shareholders		-64.4	0.8	9.5
Dividend paid		-34.1	-4.1	-10.3

Cash flows from financing activities		20.0	-35.6	-4.9

Net cash flows from operating, investing and financing activities		-2.1	1.6	-4.8
Cash and cash equivalents at the beginning of the year		3.5	1.9	6.7

Cash and cash equivalents at year-end		1.4	3.5	1.9

Annex C-(1)	19

Dangaard Telecom A/S
NOTES
(1)	Use of estimates and judgments

Estimation uncertainty and critical judgments

The estimation of the carrying amount of some assets and liabilities requires management to make judgments, estimates and assumptions concerning future events.

The estimates and judgments made are based on historic data and other factors that management estimates to be reasonable. These estimates and judgments are naturally uncertain and unpredictable. The assumptions can be incomplete or inaccurate and unexpected events or circumstances can occur. Furthermore the group is exposed to risks and uncertainties that can lead to that the actual financial outcomes deviates from the judgments made. Specific risks concerning the Dangaard Telecom Group are mentioned below.

It can be necessary to change previously made judgments due to changes in the circumstances underlying the previously made judgments or due to new knowledge or subsequent events.

In particular, information about significant areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amount recognised in the financial statements are depreciations, amortisations and write-downs, provisions and contingencies.

Impairment test of goodwill

In connection to the yearly impairment test of goodwill estimates of how the elements of the company (cash-generating units) that goodwill relates to will be capable of generating sufficient positive net cash flows in the future to support the value of goodwill and other net assets in the relevant part of the company.

Due to the character of the business estimates are made concerning expected future cash flows which naturally implies some uncertainty. The uncertainty is reflected in the chosen capitalization rate.

The impairment test and most sensitive factors inherent in this test are further described in note 10.

Risks

Business-related risks

The most significant business-related risks of the Group relate to the ability to be strongly and widely positioned in the markets where the Group is represented and where the other players of the value chain are represented. The business is designed to interact with players in a market structure. The organisation is in close contact with stakeholders in the individual markets with a view to being able to monitor developments and adjust activities to any changes in the market conditions.

Moreover product technologies are subject to continuous development. Over time, new trends may change the need for Dangaard Telecom A/S’ products and services. We monitor these trends in all product areas.

Annex C-(1)	20

Dangaard Telecom A/S
NOTES
At Dangaard Telecom A/S, our innovation capabilities are secured and enhanced through close contact with the other stakeholders through a systematic approach to screening of market needs, idea generation and development of products and services.

Financial risks and risk management

Dangaard Telecom has centralised the financial risk management of the Group. The general objectives and principles of the financial risk management of the Group are stated in the financial policy of the Group. The financial policy has been approved by the Executive and Supervisory Boards.

The financial policy comprises the adopted policies of currency and interest rate management and a description of permitted financial instruments and limits of risk exposure. Control of exposure to credit risk is described in the adopted credit policy.

The Group does not incur risk from speculative financial positions and consequently only uses financial instruments when commercial risks are hedged.

Control of currency risk. Dangaard Telecom’s international operations imply that profit or loss, cash flows and equity are affected by fluctuations in foreign exchange rates. Currency risk constitutes a material financial risk for the Group and could have a significant influence on profit or loss and the balance sheet.

The majority of Group revenues are realised in the domestic currencies of the different Group companies, primarily EUR and to a smaller extent DKK, NOK, SEK and CHF. The major part of purchases made by the Group takes place in EUR and USD. The Group realised an increased cash flow of USD in 2005/06 compared to 2004/05. This development is expected to continue further, implying that Group profit or loss and the balance sheet in coming years will be influenced even more by a number of financial risks.

The primary currency risk exposure of the Group is in USD. The currency risk concerning EUR/DKK is considered low due to the Danish fixed exchange rate policy in relation to EUR and is therefore not hedged.

The overall objective of controlling the currency risk is to reduce the negative implications of the currency risk on profit or loss and cash flows in the short term in order to increase predictability of the financial result.

The Group hedges the existing assets and liabilities in the most significant currencies as well as purchase and sales orders entered into. Hedging primarily takes place via foreign exchange forward contracts matching the due dates of the commercial positions hedged.

The currency risks are minimised by balancing revenue and expenses as well as assets and liabilities (including sales and purchase orders). The Group’s exposure to currency risk is as a result of this only of a commercial character and the Group does not obtain loans or make investments of excess liquidity in foreign currencies unless this will reduce the overall Group exposure to currency risk. Forward foreign exchange contracts and currency options are used to control the currency risk.

Currency risks related to investments in subsidiaries are considered long-term investments and therefore not covered.

Annex C-(1)	21

Dangaard Telecom A/S
NOTES
Control of interest rate risk. Fluctuations in interest rate levels affect profit or loss and the balance sheet of the Group. The Group is primarily exposed to interest rate risk through interest-bearing liabilities.

The overall objective of controlling the interest rate risk is to reduce the negative implications of interest rate fluctuations on profit or loss and the balance sheet with due consideration to expectations of future interest rates, interest rate baskets etc. Hedging is normally carried out by converting floating interest rates to fixed interest rates.

Control of liquidity risk. Cash and cash equivalents at 30 September 2006 amounted to EUR 1.4 million compared to EUR 3.5 million at 30 September 2005. Besides cash and cash equivalents, Dangaard Telecom had unutilized credit facilities amounting to EUR 116.2 million compared to EUR 121.7 million at 30 September 2005.

Control of credit risk. The credit risk is defined as the risk of realising losses if the counterpart of an agreement is not able to fulfil the contractual obligations. The credit risks of the Group are primarily related to trade receivables and minimised through group policy of insuring trade receivables.

Losses on receivables concerning individual customers and other collaboration partners have been low.

(2)	Key figures concerning discontinued operations

Dangaard Telecom A/S reached per 30 June 2005 an agreement with arvato logistics services AG concerning the sale of the shares in the Teleservice Group.

No discontinued operations in 2005/06.

	Consolidated
EUR million	2005/06	2004/05	2003/04
Revenue	0	45.7	49.2
Cost of goods	0	-23.9	-26.5
Other costs	0	-20.8	-35.6
Profit before tax	0	1.0	-12.9
Tax on ordinary activities	0	-0.3	4.0
Profit for the year after tax	0	0.7	-8.9

Profit from disposal of the shares in the Teleservice Group	0	1.0	0

Profit for the period	0	1.7	-8.9

Cash flows from operating activities	0	-2.8	-2.4
Cash flows from investing activities	0	10.5	4.5
Cash flows from financing activities	0	-8.3	-2.3

Net cash flows from operating, investing and financing activities	0	-0.6	-0.2

Annex C-(1)	22

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05	2003/04
(3) Revenue

Sale of goods	1,597.4	1,478.8	1,196.8
Sale of services	117.8	71.6	68.4

	1,715.2	1,550.4	1,265.2

(4) Auditors’ remuneration

Total remuneration for auditors appointed at the general meetings:

KPMG	0.5	0.6	0.4
Others	0.3	0.3	0.3

	0.8	0.9	0.7

Here of for audit:
KPMG	0.4	0.4	0.3
Others	0.1	0.3	0.2

	0.5	0.7	0.5

(5) Staff costs

Average number of employees	978	946	888

Total payroll costs:
Wages and salaries	44.4	41.0	36.1
Pensions	3.3	2.0	1.5
Other social security costs	4.3	3.2	3.0
Other costs	2.7	1.7	1.5

	54.7	47.9	42.1

See note 34 for disclosures concerning the employee incentive plan.

Annex C-(1)	23

Dangaard Telecom A/s
NOTES
Remuneration for the parent company’s Supervisory Board, Executive Board and other members of the managing staff:
Consolidated 2003/04

	Supervisory Board of	Executive Board of	Other members of the
	the parent company	the parent company	managing staff
Wages and salaries	0	0.9	2.7
Bonus	0	0	0.4
Pensions	0	0.1	0.1

	0	1.0	3.2

Consolidated 2004/05

	Supervisory Board of	Executive Board of	Other members of the
	the parent company	the parent company	managing staff
Wages and salaries	0	0.8	2.9
Bonus	0	1.0	0.2
Pensions	0	0.1	0.1

	0	1.9	3.2

Consolidated 2005/06

	Supervisory Board of	Executive Board of	Other members of the
	the parent company	the parent company	managing staff
Wages and salaries	0	0.8	3.8
Bonus	0	3.3	1.0
Pensions	0	0.1	0.3

	0	4.2	5.1

Annex C-(1)	24

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05	2003/04
(6) Amortisation and depreciation

Amortisation on goodwill	0	0	2.3
Amortisation on software	0.9	0.9	0.9
Depreciation on property, plant and equipment	2.6	1.9	1.9
Loss on sale of property, plant and equipment	0.4	0	0.1

	3.9	2.8	5.2

(7) Interest income and similar items

Interest income from banks and investments	0.3	0.1	0.4
Interest trade receivables	0.4	0.1	0.2
Exchange rate gain	0	0.4	0.2
Cash discounts	0	0	0.1
Others	0.6	0.2	0.1

	1.3	0.8	1.0

(8) Interest expenses and similar items

Interest expense to banks and Investments	6.0	4.0	3.4
Interest loans shareholders	1.8	1.3	1.6
Interest trade payables	0.2	0.4	0
Exchange rate loss	1.2	0.4	0.6
Others	0.2	0.4	0

	9.4	6.5	5.6

Annex C-(1)	25

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05	2003/04
(9) Tax on ordinary activities from continuing operations

Estimated tax payable for the year	9.9	8.5	8.9
Adjustment regarding previous years	0.7	0.6	-0.4
Deferred tax for the year	0.3	-0.1	-0.2
Deferred tax assets for the year	2.0	-0.2	-0.3
Withholding tax	0.3	0	0

	13.2	8.8	8.0

Reconciliation of tax rate
Danish tax rate	28.0%	28.0%	30.0%
Non-deductible amortisation/ write-down on goodwill	0%	0%	14.1%
Tax deviation in non-Danish subsidiaries compared to 28%	5.8%	6.2%	-2.7%
No income liable to taxation and non- deductible expenses	2.1%	-1.2%	-0.2%
Adjustment regarding tax previous years	0.6%	0.7%	-0.6%
Others	0.2%	-0.2%	-1.8%

Effective tax rate	36.7%	33.5%	38.8%

Annex C-(1)	26

Dangaard Telecom A/S
NOTES

	Consolidated
			Software
			under
			implemen-
EUR million	Goodwill	Software	tation	Total
Cost at 1 October 2004	47.6	4.7	0	52.3
Cost at 1 October 2004 assets sold	-6.3	0	0	-6.3
Foreign exchange adjustment of opening value	0	0	0	0
Additions during the year	0	0.1	0	0.1
Disposals during the year	0	-0.5	0	-0.5

Cost at 30 September 2005	41.3	4.3	0	45.6

Amortisation at 1 October 2004	10.4	2.8	0	13.2
Amortisation at 1 October 2004 of assets sold	-0.7	0	0	-0.7
Foreign exchange adjustment of opening value	0	0	0	0
Amortisation of assets sold	0	-0.4	0	-0.4
Amortisation during the year	0	0.9	0	0.9

Amortisation at 30 September 2005	9.7	3.3	0	13.0

Write-down at 1 October 2004	5.6	0	0	5.6
Write-down of assets sold	-5.6	0	0	-5.6

Write-down at 30 September 2005	0	0	0	0

Carrying amount at 30 September 2005	31.6	1.0	0	32.6

Cost at 1 October 2005	41.3	4.3	0	45.6
Foreign exchange adjustment of opening value	0	0.1	0	0.1
Additions during the year	0	0.7	1.4	2.1
Additions through acquisitions	1.1	0	0	1.1
Disposals during the year	0	0	0	0
Disposals during the year due to business combinations	-1.6	0	0	-1.6

Cost at 30 September 2006	40.8	5.1	1.4	47.3

Amortisation at 1 October 2005	9.7	3.3	0	13.0
Foreign exchange adjustment of opening value	0	0.1	0	0.1
Amortisation during the year	0	0.9	0	0.9

Amortisation at 30 September 2006	9.7	4.3	0	14.0

Carrying amount at 30 September 2006	31.1	0.8	1.4	33.3

Annex C-(1)	27

Dangaard Telecom A/S
NOTES
(10)	Intangible assets

Goodwill

The Executive and Supervisory Boards have per 30 September 2006 assessed the carrying amount of goodwill to identify any indication of impairment.

The recoverable amount is estimated based on value in use applying estimated net cash flows according to budgets approved by the Executive and Supervisory Boards. Value in use is calculated using a weighted average cost of capital between 8.4% and 8.9% (after tax) dependent on the company and country for which the goodwill is tested. The weighted average cost of capital before tax is calculated at 9.5%.

The net profit ratio for the budget period is estimated according to the average net profit ratios realised in each country respectively.

The budgeted market share for the budget period is estimated based on the realised market share in 2005/06.

The weighted average growth rate applied in extrapolating the estimated future net cash flows for the years following 2008/09 are estimated at between 1% and 2% dependent on the specific conditions in the respective countries. The growth rates applied are not assessed to exceed the long-term average growth rates for the respective countries.

The Executive and Supervisory Boards assess that probable changes in the fundamental assumptions will not imply that the carrying amount of goodwill will exceed the recoverable amount.

Annex C-(1)	28

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05
(11) Property, plant and equipment

Cost at 1 October	15.8	24.8
Foreign exchange adjustment of opening value	-0.3	0.3
Additions during the year	3.3	2.7
Disposals of discontinued business	0	-6.9
Disposals during the year	-3.5	-5.1

Cost at 30 September	15.3	15.8

Depreciation at 1 October	11.1	15.7
Foreign exchange adjustment of opening value	-0.1	0.1
Disposals of discontinued business	0	-2.8
Depreciation of assets sold	-2.4	-3.8
Depreciation during the year	2.6	1.9

Depreciation at 30 September	11.2	11.1

Carrying amount at 30 September	4.1	4.7

(12) Other securities

Cost at 1 October	0.4	0.7
Foreign exchange adjustments	0	0
Additions during the year	0.2	0
Disposals during the year	-0.1	-0.3

Cost at 30 September	0.5	0.4

Revaluation at 1 October	-0.2	-0.2
Foreign exchange adjustments	0.1	0
Revaluation for the year	0	0

Revaluation at 30 September	-0.1	-0.2

Carrying amount at 30 September	0.4	0.2

(13) Deposits

Cost at 1 October	0.3	0.7
Foreign exchange adjustments	0	0
Additions during the year	0.2	0
Disposals during the year	0	-0.4

Cost at 30 September	0.5	0.3

Carrying amount at 30 September	0.5	0.3

Annex C-(1)	29

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05
(14) Deferred tax

Carrying amount at 1 October	7.4	8.4
Foreign exchange adjustments	0	-0.1
Disposals through business combinations	0	-1.0
Change in deferred tax recognised in the income statement	-2.0	0.1

Carrying amount at 30 September	5.4	7.4

Deferred tax comprise:
Intangible assets	1.6	1.7
Property, plant and equipment	0.8	1.1
Current assets	0.1	0
Tax losses to be carried forward	2.9	4.6

	5.4	7.4

Deferred tax not recognised in the balance sheet
Taxable losses	2.6	2.3

	2.6	2.3

EUR 2.6 million has not been recognised in the balance sheet as it is unlikely that the tax assets will be realised.

Annex C-(1)	30

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05
(15) Inventories

Goods for resale	126.6	91.7

(16) Trade receivables

Trade receivables	157.1	141.9
Write-down	-6.6	-6.5

	150.5	135.4

For trade receivables with maturity within one year after 30 September 2006 the amortised cost is equivalent to fair value. No trade receivables have maturity later than one year after end of the financial year.

(17)	Share capital

Issued at 1 October	13.7	13.7

Issued at 30 September — fully paid	13.7	13.7

Specification of movements in share capital over the last 5 years:

EUR Million	2005/06	2004/05	2003/04	2002/03	2001/02
Share capital at 1 October	13.7	13.7	13.7	13.4	13.4
Capital increase	0	0	0	0.3	0

Share capital at 30 September	13.7	13.7	13.7	13.7	13.4

Annex C-(1)	31

Dangaard Telecom A/S
NOTES
(17)	Share capital (continued)

The share capital comprises:

			Nom. value
	Shares	No.	of shares
teur	1,344.1	5	6.7
teur	672.0	8	5.3
teur	308.4	1	0.3
teur	274.3	1	0.3
teur	181.8	2	0.4
teur	137.1	1	0.1
teur	134.4	2	0.3
teur	69.9	1	0.1
teur	67.2	1	0.1
teur	64.5	1	0.1
teur	26.9	1	0
teur	24.2	1	0
teur	13.4	1	0
		26	13.7
No shares have special rights attached.

Dangaard Telecom A/S has no own shares per 30 September 2006.

The shares are issued in DKK and translated into EUR at the exchange rate at year end.

Dividends

The shareholders are entitled to receive dividends as declared by the general meeting.

The shareholders are entitled to vote according to their ownership at the general meetings

After the balance sheet date the following dividends were proposed by the Supervisory Board:

	Consolidated
EUR million	2005/06	2004/05
Dividends per nominal 100 EUR qualifying ordinary share	0	0

Dangaard Telecom A/S has paid out dividend on account amounting to EUR 30.0 million (2004/05: EUR 0 million) to the shareholders.

Distribution of dividends to the shareholders of Dangaard Telecom A/S has no taxable influence on Dangaard Telecom A/S.

Annex C-(1)	32

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05
(18) Deferred tax

Carrying amount at 1 October	0.2	0.2
Changes during the year in deferred tax	0.3	0

Carrying amount at 30 September	0.5	0.2

Deferred tax comprise:
Inventory depreciation in foreign enterprises according to local tax rules	0.2	0.2
Other timing differences	0.3	0

	0.5	0.2

(19) Warranties

Warranties 1 October	1.9	1.2
Provisions used during the year	-6.3	-5.8
Provisions made during the year	7.2	6.5

Warranties 30 September	2.8	1.9

Expected time of payment for warranties:
12 months or less	2.4	0.9
1 – 5 years	0.4	1.0
More than 5 years	0	0

Warranties	2.8	1.9

The provision for warranties are primarily related to smartphones sold with ordinary guaranties. The warranties are estimated based on historic cost records.

Annex C-(1)	33

Dangaard Telecom A/S
NOTES
(20)	Bank loans

The Group has the following bank loans with due dates within 1 year per 30 September 2006:

	Fixed/floating
Loan	rate	Effective rate of interest		Carrying amount – EUR million
		2005/06	2004/05	2005/06	2004/05
		%	%
EUR	Floating rate	3 – 4	2.5 – 3.5	65.6	39.1
DKK	Floating rate	3 – 4	2.5 – 3.5	3.3	1.5
SEK	Floating rate	2 – 3	2 – 3	2.0	1.4
NOK	Floating rate	3 – 4	2.5 – 3.5	3.1	2.7
USD	Floating rate	5 – 6	3 – 5	9.0	0.2
PLN	Floating rate	4.5 – 5.5	—	2.9	0
CHF	Floating rate	1.5 – 2.5	1 – 2	0.6	0.3

				86.5	45.2

Bank loans presented as non-current liabilities are in EUR and with a floating rate of 3-4% in 2005/06. No bank loans were presented as non-current liabilities in 2004/05.

The nominal value of the bank loans are considered equivalent to fair value.

The effective rates of interest are stated as per the balance sheet date.

Annex C-(1)	34

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05	2003/04
(21) Net cash flows from primary activities before changes in working capital

Operating profit	44.1	32.0	22.5
Profit on discontinued operations	0	2.2	-4.0
Adjustment for non-cash operating items, etc.:
Amortisation and depreciation	3.5	2.8	5.1
Loss on disposal of fixed assets	0.4	0	0.1
Other cash flows	-0.6	0.7	0

	47.4	37.7	23.7

(22) Changes in working capital

Change in inventories	-34.9	-18.2	-3.5
Change in receivables	-7.7	-8.3	-24.1
Change in trade and other payables	6.1	32.8	10.1

	-36.5	6.3	-17.5

(23) Income tax paid

Carrying amount at 1 October 2005, net	10.5	7.4	-0.3
Foreign exchange adjustment, beginning of the year	0.4	-0.1	0
Tax on taxable income for the year	9.9	8.5	8.2
Additions through business combinations	0	-0.3	0.1
Adjustment re. previous years	0.7	-0.1	-0.4
Income tax paid during the year	-15.3	-4.9	-0.2

Carrying amount at 30 September 2006, net	6.2	10.5	7.4

Annex C-(1)	35

Dangaard Telecom A/S
NOTES

	Consolidated
EUR million	2005/06	2004/05	2003/04
(24) Acquisition of subsidiaries and activities

Property, plant and equipment	0	0	0.1
Inventories	0	0	0.7
Receivables	0	0	1.5
Bank loans	0	0	-0.1
Deferred tax	0	0	0.6
Trade payables	0	0	0
Other liabilities	0	0	-2.9
Non-capital contribution	0	0	-0.1
Goodwill	1.2	0	1.9
Recognised negative goodwill	-1.7	0	0

Consideration paid	-0.5	0	1.7
Minority interests	5.3	0	0.5

Cash net outflow	4.8	0	2.2

(25) Disposal of subsidiaries and activities

Intangible assets	0	-0.1	0
Property, plant and equipment	0	-2.5	0
Deposits	0	-0.1	0
Deferred tax	0	-1.0	0
Inventories	0	-1.0	0
Receivables	0	-5.0	0
Cash and cash equivalents	0	-1.5	0
Bank loans	0	1.0	0
Trade payables	0	1.2	0
Income tax	0	0.1	0
Other liabilities	0	5.5	0
Goodwill	0	-1.2	0

Consideration received	0	-4.6	0
Cash and cash equivalents	0	0	0

Cash net inflow	0	-4.6	0

Annex C-(1)	36

Dangaard Telecom A/S
NOTES
(26)	Group entities

The significant group entities are:

	Ownership	Ownership
EUR million	2005/06	2004/05
Dangaard Telecom Denmark A/S, Denmark	100%	100%
3G Logistics A/S, Denmark	100%	100%
Dangaard Telecom Switzerland SA, Switzerland	100%	100%
Dangaard Telecom International GmbH, Switzerland	100%	100%
Dangaard Telecom Einkauf GmbH, Germany	100%	100%
Dangaard Telecom Sweden AB, Sweden	100%	100%
Dangaard Telecom Logistic A/S, Denmark	100%	100%
Shop4all Sverige AB, Sweden	100%	100%
Dangaard Telecom Norway AS, Norway *	57%(100%)	57%
Dangaard Telecom International A/S, Denmark	100%	100%
Dangaard Telecom Administration A/S, Denmark	100%	100%
Dangaard Telecom Netherlands B.V., Netherlands	100%	100%
Dangaard Telecom Germany GmbH, Germany	100%	100%
Dangaard Telecom Belgium N.V., Belgium	100%	100%
Dangaard Telecom Smart Phone A/S, Denmark	100%	100%
Dangaard Eltron Italy Holding S.r.l., Italy	100%	100%
Dangaard Telecom Italy S.r.l., Italy	100%	100%
Dangaard Telecom Holding Spain S.L., Spain	100%	100%
Grupo Busc Person Telecomunicaciones S.L.,Spain	100%	80%
Dangaard Telecom France SAS, France	100%	100%
Dangaard Telecom Portugal S.A., Portugal	100%	76%
Talkphone Lda, Portugal	100%	76%
Dangaard Telecom Poland Sp. z o.o.	100%	100%
Dangaard Telecom FZE, Dubai	100%	100%
Dangaard Telecom Austria GmbH	100%	100%

*	Dangaard Telecom A/S has per 18 November 2006 acquired the remaining 43% of the shares in Dangaard Telecom Norway AS.
(27)	Pension commitments

Most of the Dangaard Telecom Group’s employees are covered by pension plans, which are paid in whole or in part by the Dangaard Telecom Group’s companies. The plans vary according to the statutory rules, tax regulations and economic conditions of the countries in which the employees work, and they comprise both defined benefit plans and defined contribution plans.

All material pension plans are funded through payments of annual premiums to third-party insurance companies, which assume the pension liability. In such cases, the Dangaard Telecom Group has no pension obligations to the employees when they leave the Group. These plans are called defined contribution pension plans. Pension contributions for such plans are recognised in the income statement when made.

Annex C-(1)	37

Dangaard Telecom A/S
NOTES
For unfunded or partially funded defined benefit pension plans, where the Group has the actuarial and investment risk, the net liability is determined on an actuarial basis.

(28)	Incentive schemes

The group has introduced bonus schemes for certain groups of employees in the Group companies — typically employees in customer-oriented functions.

The Executive Board has bonus schemes related to the annual result and the size of the working capital of the Group.

See also information in note 34.

(29)	Financial instruments

In order to hedge recognised transactions the group applies hedging instruments as foreign exchange forward contracts and currency and interest rate swaps.

For a description of financial risks and currency, interest and credit risk as well as group policies regarding these issues see information in Note 1.

Currency risk

The Group has entered into a number of financial contracts to reduce currency risk. The financial contracts entered into are foreign exchange forward contracts and currency swaps.

Financial assets and liabilities in foreign currency and derivative financial instruments in foreign currencies can be specified as follows:

Annex C-(1)	38

Dangaard Telecom A/S
NOTES
Currency risk and use of derivative financial instruments at 30 September 2006:
Consolidated
Financial assets and liabilities
EUR million

					Derivative
					financial
				Primary	instruments
	Payment/	Financial	Financial	instruments,	in foreign	Net
Currency	expiry date	assets	liabilities	net	currency	position
EUR	< 1 year	118.5	147.6	-29.1	0	-29.1
	1-5 years	0	41.9	-41.9	0	-41.9
	> 5 years	0	35.0	-35.0	0	-35.0

Total		118.5	224.5	-106.0	0	-106.0

NOK	< 1 year	18.3	9.5	8.8	0	8.8
	1-5 years	0	3.8	-3.8	0	-3.8

Total		18.3	13.3	5.0	0	5.0

DKK	< 1 year	12.2	26.0	-13.8	0	-13.8

SEK	< 1 year	7.1	4.3	2.8	0	2.8

CHF	< 1 year	2.3	1.0	1.3	0	1.3

USD	< 1 year	0	16.7	-16.7	7.3	-9.4

PLN	< 1 year	2.0	3.5	-1.5	0	-1.5

Total		160.4	289.3	-128.9	7.3	-121.6

Annex C-(1)	39

Dangaard Telecom A/S
NOTES
Currency risk and use of derivative financial instruments at 30 September 2005:
Consolidated
Financial assets and liabilities
EUR million

					Derivative
					financial
				Primary	instruments
	Payment/	Financial	Financial	instruments,	in foreign
Currency	expiry date	assets	liabilities	net	currency	Net position
EUR	< 1 year	104.4	125.9	-21.5	0	-21.5
	1-5 years	0	65.8	-65.8	0	-65.8

Total		104.4	191.7	-87.3	0	-87.3

NOK	< 1 year	23.5	11.9	11.6	0	11.6
	1-5 years	0	2.3	-2.3	0	-2.3

Total		23.5	14.2	9.3	0	9.3

DKK	< 1 year	16.8	22.4	-5.6	0	-5.6

SEK	< 1 year	5.8	3.9	1.9	0	1.9

CHF	< 1 year	3.3	1.3	2.0	0	2.0

USD	< 1 year	0.1	0.1	0	0	0

Other	< 1 year	0.1	0.1	0	0	0

Total		154.0	233.7	-79.7	0	-79.7

At 30 September 2006 unrealised net profits from derivative financial instruments used to fair value hedges recognised in profit or loss amount to EUR 0 million (2004/05: EUR 0 million).

Annex C-(1)	40

Dangaard Telecom A/S
NOTES
(29)	Financial instruments (continued)

Cash flow hedges

Cash flow hedges not settled at the balance sheet date at group level applied for and meeting the conditions of being a hedging instrument concerning future cash flows are the following:

USD	2005/06	2004/05
Notional principal amount	0.6	0.4
Fair value	0.6	0.4
Exchange gains or losses recognised in equity	0	0
Term to maturity (months)	0 - 1	0 - 1
Exchange gains or losses recognised in equity concerning hedging transactions are recognised in other receivables or other liabilities.

Forward foreign exchange contracts concerning hedge of future cash flows are due to purchase of goods according to group policy.

Currency hedging contracts not meeting the conditions of being a cash flow hedge can be specified as follows:

CHF	2005/06	2004/05
Notional principal amount	0	1.9
Fair value	0	1.9
Term to maturity (months)	0	0 - 1
Except for derivative financial instruments incurred to hedge fair values and financial instruments not meeting the conditions for being a hedging instrument no changes in fair values concerning unquoted financial assets or liabilities are recognised in profit or loss.

Annex C-(1)	41

Dangaard Telecom A/S
NOTES
(29)	Financial instruments (continued)

Interest rate risk

To the financial assets and liabilities of the Group the following contractual repricing or maturity dates, whichever dates are earlier, can the following be stated:

					Hereof
	Repricing/maturity dates				on a
			More		fixed	Effective
	12 months	1 - 5	than 5		rate	rate of
2005/06	or less	years	years	Total	basis	interest

EUR million
Financial assets

Other securities	0.4	0	0	0.4	0
Deposits	0.5	0	0	0.5	0
Trade receivables	150.5	0	0	150.5	0
Income tax receivable	0.6	0	0	0.6	0
Other receivables	7.0	0	0	7.0	0
Cash and cash equivalents	1.4	0	0	1.4	0	0 – 3
Interest rate swaps	0	0	0	0	0

Financial assets — Total	160.4	0	0	160.4	0

Financial liabilities

Loan shareholders	0	3.8	0	3.8	0	3 – 5
Bank loans	86.5	41.9	35.0	163.4	0	1.5 – 6
Trade payables	93.8	0	0	93.8	0
Income tax	6.8	0	0	6.8	0
Other liabilities	21.5	0	0	21.5	0
Interest rate swaps	0	0	0	0	0

Financial liabilities — Total	208.6	45.7	35.0	289.3	0

Annex C-(1)	42

Dangaard Telecom A/S
NOTES
(29)	Financial instruments (continued)

	Repricing/maturity dates				Hereof
	12		More		on a	Effective
	months or	1 - 5	than 5		fixed rate	rate of
2004/05	less	years	years	Total	basis	interest

EUR million
Financial assets

Other securities	0.2	0	0	0.2	0
Deposits	0.3	0	0	0.3	0
Trade receivables	135.4	0	0	135.4	0
Amounts owed by associates	2.4	0	0	2.4	0
Income tax receivable	0.6	0	0	0.6	0
Other receivables	11.6	0	0	11.6	0
Cash and cash equivalents	3.5	0	0	3.5	0	0-3
Interest rate swaps	0	0	0	0	0

Financial assets — Total	154.0	0	0	154.0	0

Financial liabilities

Loan shareholders	0	68.2	0	68.2	0	2–6
Bank loans	45.2	0	0	45.2	0	1–5
Trade payables	65.4	0	0	65.4	0
Amounts owed to associates	14.5	0	0	14.5	0
Income tax	11.1	0	0	11.1	0
Other liabilities	29.3	0	0	29.3	0
Interest rate swaps	-30.0	-70.0	0	-100.0	100.0	2–3

Financial liabilities — Total	135.5	-1.8	0	133.7	100.0

The effective rates of interest are stated as per the balance sheet date.

At the balance sheet date the fair value of interest rate swaps incurred to hedge the interest rate risk concerning floating rate loans amount to EUR 0 million (2004/05: EUR -0.2 million).

Annex C-(1)	43

Dangaard Telecom A/S
NOTES
(29)	Financial instruments (continued)

Credit risk

It is group policy, that trade receivables must be credit insured. Therefore the Group cooperates with the following credit insurance companies:

Atradius, Copenhagen and Coface Kredit AG, Mainz.

The insurances cover 90% of the insured amount.

Specification of trade receivables as at 30 September 2005 and 2006:

Consolidated
EUR million	2005/06	2004/05
Total trade receivables	150.5 mio. EUR	135.4 mio. EUR
Hereof insured	107.2 mio. EUR	91.9 mio. EUR
Not insured	43.3 mio. EUR	43.5 mio. EUR

The uninsured part can be split in:
Trade receivables from companies exempted from the insurance contracts	28.3 mio. EUR	21.1 mio. EUR
Invoiced to manufacturers, operators and service providers	8.4 mio. EUR	7.2 mio. EUR
Others	6.6 mio. EUR	15.2 mio. EUR
Comments to the uninsured part:

Trade receivables from companies exempted from the insurance contracts:

Trade receivables from large highly credit-worthy enterprises that are not part of the insurance contracts. The total balance on these companies is as stated above.

Invoiced to manufacturers, operators and service providers:

Amounts invoiced to manufacturers, operators and service providers can mainly be set off against accounts payable.

Others:

The remaining part is among others secured through sureties, assignments of debts and bank guarantees.

Embedded derivative financial instruments

In the Group, a systematic examination of contracts that potentially could comprise conditions equivalent to derivative financial instruments and where separate recognition of the derivative financial instruments at fair value are required has been carried out. The examination has not resulted in recognition of any derivative financial instruments.

Annex C-(1)	44

Dangaard Telecom A/S
NOTES
(30)	Related parties

Dangaard Holding A/S has control over Dangaard Telecom A/S. Nordic Capital Fund VI has control over Dangaard Holding A/S.

Related parties with significant influence over Dangaard Telecom A/S comprise the Supervisory and Executive Boards, key management personnel in the subsidiaries as well as related members of their families. Moreover related parties comprise entities in which the mentioned persons have control, joint control or significant influence.

Related parties also comprise the subsidiaries mentioned in note 26 where Dangaard Telecom A/S controls the entity.

Transactions with related parties are incurred and executed according to market conditions.

The remuneration of the Executive and Supervisory Boards of Dangaard Telecom A/S and other members of the managing staff is described in note 5 and 34.

Transactions with subsidiaries are eliminated from the consolidated accounts according to the applied accounting policies.

Intra-group transactions also comprise ordinary accounts concerning purchase and sale of goods and services. These accounts are not interest-bearing and are incurred and executed according to terms applied in the normal course of business of the Group.

Dangaard Telecom A/S has paid out dividend amounting to EUR 30.0 million (2004/05: EUR 0 million) to the shareholders.

Annex C-(1)	45

Dangaard Telecom A/S
NOTES
(30)	Related parties (continued)

Transactions with entities with significant influence:

	Consolidated
EUR million	2005/06	2004/05
Sale of goods	41.0	48.5
Purchase of goods	139.9	106.3
Sale of services	0	1.0
Purchase of services	0.3	0.1
Interest income	0	0
Interest expense	1.7	2.0
Trade receivables	—	2.4
Trade payables	—	14.5
Shareholder loan	—	65.8
The amounts above are related to transactions with the former shareholders until 31 July 2006.

No transactions with entities with significant influence have taken place since the new ownership structure became effective on 31 July 2006.

(31)	Contingent liabilities and securities

Rental and operational leasing commitments

The Group has assumed commitments for EUR 14.6 million concerning rental commitments (EUR 11.8 million) and leasing of operating equipment, primarily cars (EUR 2.8 million).

The recognised rental and operational leasing instalments were EUR 4.5 million for 2005/06 (2004/05: EUR 4.4 million).

The future rental- and operational leasing payments are distributed as follows:

		Between 1 and 5	More than 5
	Less than 1 year	years	years	Total
Rental payments	EUR 2.9 million	EUR 5.7 million	EUR 3.2 million	EUR 11.8 million
Operational leasing payments	EUR 1.4 million	EUR 1.4 million	EUR 0 million	EUR 2.8 million
Lawsuits

The Group is party to some lawsuits. The Executive and Supervisory Boards are of the opinion that decision or continuation of these lawsuits will not affect the financial position in excess of what are recognised in the balance sheet under receivables and liabilities per 30 September 2006.

Annex C-(1)	46

\

Dangaard Telecom A/S
NOTES
(32)	Government grants

The Group has not received any government grants in 2005/06 or in 2004/05.

(33)	Material differences between IFRS and US GAAP and their effect on the financial statements
A. The effect of the differences between IFRS and US GAAP on the financial statements
IFRS differ in certain significant respects from US GAAP. Information related to the nature and effect of such differences is presented below.
1. Reconciliation of:
a. IFRS net income to net income according to US GAAP

	1 Oct. 2005 –	1 Oct. 2004 –
All amounts are in EUR millions	30 Sept. 2006	30 Sept. 2005
Net income as reported according to IFRS	18.0	14.9

Push down accounting adjustments (Note 33 C1):
Amortisation expenses of intangible assets	-0.4	0
Income tax effect of US GAAP adjustments	0.1	0

Net income according to US GAAP	17.7	14.9

b. IFRS equity to equity according to US GAAP

	30 Sept.	30 Sept.
All amounts are in EUR millions	2006	2005
Total equity attributable to equity holders of the company as reported according to IFRS	32.9	45.0

Push down accounting adjustments (Note 33 C1):
Push down of the acquisition	24.3	0
Amortisation expenses of intangible assets	-0.4	0
Income tax effect of US GAAP adjustments	0.1	0

Accumulated amortisation on goodwill (Note 33 C2)	3.9	3.9

Total equity attributable to equity holders of the company according to US GAAP	60.8	48.9

Annex C-(1)	47

Dangaard Telecom A/S
NOTES
B. Condensed financial statements according to US GAAP
1. Condensed consolidated balance sheets:

All amounts are in EUR millions	30 Sept. 2005	30 Sept. 2006
Assets
Current assets
Cash and cash equivalents	3.5	1.4

Receivables
Trade receivables	135.4	150.5
Factoring receivables	26.0	26.9
Amounts owed by associates	2.4	0
Income tax receivable	0.6	0.6
Other receivables	12.1	7.2
Prepayments	1.3	1.4
Deferred tax	1.9	1.3

	179.7	187.9

Inventories
Goods for resale	91.7	126.6

Total current assets	274.9	315.9

Non-current assets
Investments
Other securities	0.2	0.4
Deposits	0.3	0.5
Deferred tax	4.2	3.0
Other assets	1.3	2.5

	6.0	6.4

Property, Plant and equipment
Leasehold improvement and equipment	4.7	4.1

Intangible assets
Goodwill	35.5	34.7
Customer relationships	0	22.6
Trade name	0	12.0
Software under implementation	0	1.4
Software	1.0	0.8

	36.5	71.5

Total non-current assets	47.2	82.0

Total assets	322.1	397.9

Annex C-(1)	48

Dangaard Telecom A/S
NOTES
1. Condensed consolidated balance sheets (continued):

All amounts are in EUR millions	30 Sept. 2005	30 Sept. 2006
Current liabilities
Bank loans	45.2	86.5
Trade payables	65.4	93.6
Factoring payables	26.0	26.9
Amounts owed to associates	14.5	0
Income tax	11.1	6.8
Other liabilities	29.3	21.5
Deferred income	1.3	0.7
Warranties	0.9	2.4

Total current liabilities	193.7	238.4

Non-current liabilities
Bank loans	0	78.5
Loan shareholders	68.2	3.8
Deferred tax	0.2	11.1
Warranties	1.0	0.4

Total non-current liabilities	69.4	93.8

Total liabilities	263.1	332.2

Minority interests	10.1	4.9

Total Equity	48.9	60.8

Total liabilities and equity	322.1	397.9

Annex C-(1)	49

Dangaard Telecom A/S
NOTES
2. Condensed consolidated income statements

			1 Aug. 2006
		1 Oct. 2005 –	– 30 Sept.
All amounts are in EUR millions	2004/05	31 July 2006	2006
Revenue	1,550.4	1,443.7	271.5
Cost of revenue	-1,445.1	-1,339.4	-246.6

Gross profit	105.3	104.3	24.9
Other external charges	-22.6	-22.6	-4.0
Staff costs	-47.9	-44.6	-10.1
Amortisation and depreciation	-2.8	-3.0	-1.1

Operating income	32.0	34.1	9.7

Interest income and similar items	0.8	1.1	0.1
Interest expense and similar items	-6.5	-6.6	-2.7

Income before income tax	26.3	28.6	7.1

Income tax on continuing operations	-8.8	-10.4	-2.7

Income from continuing operations	17.5	18.2	4.4
Income from discontinued operations	1.7	0	0

Income before minority interests	19.2	18.2	4.4

Minority interests	-4.3	-3.6	-1.3
Net income	14.9	14.6	3.1

Annex C-(1)	50

Dangaard Telecom A/S
NOTES
3. Change in equity
Reconciliation of movement in equity

	The shareholders of Dangaard Telecom A/S
			Reserve for
			exchange
	Share	Hedging	rate	Retained
EUR million	capital	reserve	adjustments	Earnings	Total

Balance at 1 October 2004	13.7	-0.5	-0.3	20.5	33.4

Changes in equity for 2004/05
Foreign exchange adjustments in subsidiaries	0	0	0.3	0	0.3
Hedging reserve, year-end	0	-0.2	0	0	-0.2
Hedging reserve, beginning of the year	0	0.5	0	0	0.5
Net income	0	0	0	14.9	14.9
Dividends to shareholders	0	0	0	0	0
Balance at 30 September 2005	13.7	-0.2	0	35.4	48.9

Balance at 1 October 2005	13.7	-0.2	0	35.4	48.9

Changes in equity for 2005/06
Foreign exchange adjustments in subsidiaries	0	0	-0.3	0	-0.3
Hedging reserve, year-end	0	0	0	0	0
Hedging reserve, beginning of the year	0	0.2	0	0	0.2
Net income 10 months	0	0	0	14.6	14.6
Push down of the acquisition	0	0	0	24.3	24.3
Net income 2 months	0	0	0	3.1	3.1
Dividends to shareholders	0	0	0	-30.0	-30.0
Balance at 30 September 2006	13.7	0	-0.3	47.4	60.8

Annex C-(1)	51

Dangaard Telecom A/S
NOTES
4. Comprehensive income
Comprehensive income consists of the change, during the current period, in the company’s shareholders’ equity that does not derive from shareholders’ investments or from the distribution of earnings to shareholders.
Comprehensive income includes two components – net income and other comprehensive income. Net income is the income stated in the income statement while other comprehensive income includes the amounts that are recorded directly in the shareholders’ equity and that are not derived from transactions with shareholders recorded directly in shareholders’ equity.

		1 Oct. 2005	1 Aug. 2006
	30 Sept.	– 31 July	– 30 Sept.
All amounts are in EUR millions	2005	2006	2006
Net income according to US GAAP	14.9	14.6	3.1

Foreign exchange adjustments in subsidiaries	0.3	-0.2	-0.1
Adjustments in respect of hedge transactions, net	0.3	0.1	0.1

Total comprehensive income	15.5	14.5	3.1

Annex C-(1)	52

Dangaard Telecom A/S
NOTES
5. Condensed Consolidated Statement of Cash Flows

	1 Oct.	1 Oct. 2005	1 Aug. 2006
	2004 – 30	– 31 July	– 30 Sept.
All amounts are in EUR millions	Sept. 2005	2006	2006
Net income	14.9	14.6	3.1
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Minority interests	4.3	3.6	1.3
Tax on ordinary activities	8.8	10.4	2.7
Profit on discontinued operations	0.5	0	0
Amortisation and depreciation	2.8	3.0	1.1
Other cash flows	0.7	-0.3	-0.3
Income tax paid	-4.9	-13.7	-1.6

Net cash flows from operating activities before changes in working capital	27.1	17.6	6.3
Change in inventories	-18.2	-56.4	21.6
Change in receivables	9.7	-42.6	34.9
Change in trade and other payables	14.8	27.4	-21.3

Cash flows provided by (used in) operating activities	33.4	-54.0	41.5

Cash flows provided by (used in) investing activities	3.8	-3.5	-6.1

Cash flows provided by (used in) financing activities	-35.6	59.7	-39.7

Net cash flows provided by (used in) operating, investing and financing activities	1.6	2.2	-4.3

Cash and cash equivalents at the beginning of the year	1.9	3.5	5.7

Cash and cash equivalents at year-end	3.5	5.7	1.4

There is no difference between IFRS and US GAAP non cash investing and financing activities other than the effect of push-down accounting.

Annex C-(1)	53

Dangaard Telecom A/S
NOTES
C. Differences between IFRS and US GAAP
1. Push-down accounting
In accordance with IFRS
Following the 31 July 2006 shareholders’ transaction, Nordic Capital Fund VI gained through Dangaard Holding A/S a 100% controlling interest in the Company’s ordinary shares, and 100% control of the Company’s voting rights. Under IFRS, the new basis of accounting in the Company that resulted from Dangaard Holding A/S’ purchase and controlling interest is not pushed down to the financial statements of the Company.
In accordance with US GAAP
In accordance with SEC Staff Accounting Bulletin Topic 5J, Dangaard Holding A/S purchase accounting adjustments, determined in accordance with FAS 141, are ”pushed down” to the Company, meaning the US GAAP financial information presented in Note 33 reflects the new basis of accounting for the Company as of 31 July 2006.
a. New basis of accounting
The purchase price paid as a result of the transaction described above has been allocated to the Company’s underlying assets and liabilities based upon the respective fair market values of assets and liabilities at the date of the transaction. The following summarizes the fair values attributable to the assets acquired as a result of Dangaard Holding A/S’ acquisition of the Company.
Allocation of the total cash consideration paid for equity interests, including direct acquisition cost is presented as follows:

All amounts are in EUR millions	31 July 2006
Current assets	376.8
Property, plant and equipment	4.4
Other assets	7.1
Liabilities	-381.6
Minority interests	-8.4
Customer relationships	23.0
Trade names	12.0
Goodwill	35.1
Deferred taxes	-10.7

Total cash consideration paid for equity interests, including direct acquisition cost	57.7

Annex C-(1)	54

Dangaard Telecom A/S
NOTES
b. Primary changes to the balance sheet
The primary changes to the balance sheet as of the date of acquisition reflect the following push-down adjustments:
(1)	The recording of a value for trade name;

(2)	The recording of a value for customer relationships;

(3)	Adjustment to deferred tax resulting from the above changes;

(4)	The recording of a value for goodwill;

(5)	An increase to the shareholders equity in respect of these adjustments.
c. Primary changes to the income statement
The primary changes to the income statement as a result of the acquisition include:
(1)	An increase in amortisation and depreciation due to amortisation of the acquired customer relationships;

(2)	A decrease in the deferred tax expenses resulting from the above adjustments.
Due to the impact of the changes resulting from the push-down accounting adjustments described above, the annual income statement and cash flows presentations separate the Company’s results into two periods: (1) the period ending with the 31 July 2006 consummation of the acquisition transaction and (2) the period beginning after that date utilizing the new basis of accounting. The results are further separated by a heavy black line to indicate the effective date of the new basis of accounting. Similarly, the current and prior period amounts reported on the balance sheet are separated by a heavy black line to indicate the application of a new basis of accounting between the periods presented.
d. Trade names and goodwill
The new basis of accounting resulted in new recorded values for trade names and for goodwill as of 31 July 2006 to reflect their estimated fair values. Neither of these intangible assets is amortisable and they are therefore subject to annual impairment testing.
Pursuant to SFAS No. 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortised, but instead tested for impairment at least annually in accordance with the provisions of this Statement. The Company had established 30 September as its annual impairment testing date. An impairment test is also completed if events or changes in circumstances indicate that the assets might be impaired.
e. Customer relationships
Upon adoption of push-down accounting, the new basis of accounting resulted in new recorded values for customer relationships as of 31 July 2006 to reflect their estimated fair values. The Company amortizes the customer relationships over 10 years according to the economic benefit expected from those customers.
The Company is required to perform impairment tests for long-lived assets in accordance with SFAS No. 144 ”Accounting for the Impairment or Disposal of Long- Lived Assets” (SFAS No. 144”), when the Company determines that indicators of impairment are present. Declines in market value of its business or the value of its customer relationships that may be incurred prospectively may also require additional impairment charges. No impairment charges were recorded in the periods presented herein.

Annex C-(1)	55

Dangaard Telecom A/S
NOTES
Amortisations expenses relating to customer relationships for the period from 31 July 2006 to 30 September 2006 were EUR 0.4 million with a deferred tax effect of EUR 0.1 million.
2. Amortisation on goodwill
In accordance with IFRS
In accordance with IFRS, goodwill was not amortised after 1 October 2004.
In accordance with US GAAP
Under US GAAP the transition date for not amortising goodwill was 1 October 2002. Due to the different transition dates for amortisation of goodwill the amortisation of goodwill recognised according to IFRS in the period from 1 October 2002 to 30 September 2004 has been reversed when reconciling to US GAAP.
The accumulated amortisation on goodwill that has been reversed amounts to EUR 3.9 million per 30 September 2005 and 30 September 2006.
3. Loan amortisation costs
In accordance with IFRS
In accordance with IFRS loan amortisation costs were deducted in bank loans (debt).
In accordance with US GAAP
Under US GAAP these loan amortisation costs are reclassified with an increase to bank loans (debt) and an increase to other assets.
The reclassified amounts constitute EUR 1.6 million per 30 September 2006. Hereof a current amount of EUR 0.2 million.
4. Factoring
In accordance with IFRS
In accordance with IFRS some factoring agreements entered into were off-balance sheet items.
In accordance with US GAAP
Under US GAAP these factoring agreements are to be presented on-balance. Per 30 September 2005 EUR 26 million is presented as Factoring receivables and Factoring payables. Per 30 September 2006 EUR 26.9 million is presented as Factoring receivables and Factoring payables. Of these amounts EUR 18.0 million were recognised on-balance according to IFRS as well. See note 35 concerning correction of errors.
5. Deferred tax
In accordance with IFRS
Deferred tax related to intercompany gains are included in deferred taxes in the balance sheet.
In accordance with US GAAP
Deferred tax related to intercompany gains amounting to EUR 1.1 million at 30 September 2006 and EUR 1.3 million at 30 September 2005 has been reclassified in the balance sheet under US GAAP from deferred tax assets to other assets.

Annex C-(1)	56

Dangaard Telecom A/S
NOTES
(34)	Employee incentive plan

In the financial year 2005/06 Dangaard Telecom A/S established a warrant programme through its parent company Dangaard Holding A/S. This programme gives management, certain key employees, board members and other persons of Dangaard Telecom A/S (together Investors) the opportunity to subscribe for warrants in Dangaard Holding A/S. The investment programme is proposed by Nordic Capital, the financial investor of Dangaard Holding A/S in order to achieve a common agenda for Nordic Capital and the Investors.

The Investors entitlement to sell or otherwise dispose of their shares or warrants is limited due to the programme being part of an equity-settled share-based payment programme. An exit is subject to terms, which the Investors exert little or no influence on.

All shares and warrants are covered by a tag- and drag along right, and there is a lock up period of up to 12 months after an event, that will entitle to an exercise.

The warrant programme for the Investors comprises 46 persons and 922.997 warrants granted in the period from 31 July to 15 September 2006 – each at a price of EUR 0.69 per warrant with the right to subscribe 1 share nominal value at EUR 6 per share in Dangaard Holding A/S. The purchase price per warrant equals the market price (fair value) at the grant date (calculated according to a binominal model) and consequently no expenses have been recognised for the financial year 2005/06.

All warrants are exercisable at an exercise event – the material ones being the listing of Dangaard Holding A/S or Nordic Capital’s exit as shareholder in Dangaard Holding A/S. The Investors have towards Dangaard Telecom A/S a put option on a cash basis subject to limited terms – the material being an Investors death, disablement or pension – in which cases the warrants could become cash-settled.

None of the outstanding warrants are exercisable at 30 September 2006. Has no exercise event occurred prior to 31 July 2014; all warrants will expire and become null and void. No vesting conditions are connected to the warrants acquired.

The assumptions used at the grant date are shown in the table below:

2005/06
Share price	6 EUR
Expected life of the warrants in years (average)	5 years
Maximum term of warrants granted	5 years
Expected volatility	22.5%
Risk-free interest rate	3.75%
Dividend yield	0%
Hurdle rate	8.0%
The expected volatility is based on comparable shares in Danish companies listed at the Nordic Stock Exchange for a period of 1 year.

Annex C-(1)	57

Dangaard Telecom A/S
NOTES
(35)	Correction of errors

		Consolidated
EUR million	2005/06	2004/05	2003/04
Effect to the income statement of the corrected errors:

Dangaard Telecom A/S’ share of profit for the period as reported in the Annual Report 2005/06 and 2004/05	20.2	14.9	-0.6

Other distributions	-2.2	0	0
Factoring receivable	0	0	0
Employee incentive plan	0	0	0

Profit as restated	18.0	14.9	-0.6

Effect to total equity of the corrected errors:

Total equity as reported in the Annual Report 2005/06	37.9	55.1

Other distributions	0	0
Factoring receivables	0	0
Employee incentive plan	0	0

Total equity as restated	37.9	55.1

Effect to total assets of the corrected errors:

Total assets as reported in the Annual Report 2005/06	331.2	292.2

Other distributions	0	0
Factoring receivables	18.0	18.0
Employee incentive plan	0	0

Total assets as restated	349.2	310.2

See accounting policies for a description of errors that have been corrected in the financial statements.

Annex C-(1)	58

Dangaard Telecom A/S
NOTES
(36)	New accounting regulation

IASB has issued the following new IFRS, which is not mandatory for Dangaard Telecom A/S when preparing the annual report 2005/06.

IFRS 7 Financial Instruments: Disclosures. Implementation of the standard implies further disclosure requirements concerning financial instruments with no implication on recognition and measurement of financial instruments. The further disclosure requirements will primarily relate to the significance of the financial instruments for the financial position and performance, and qualitative and quantitative information about the nature and extent of risks arising from financial instruments. IFRS 7 applies to annual periods beginning on or after 1 January 2007. IFRS 7 has been approved by EU.

Other issued IFRS standards and IFRIC’s not mandatory for the financial year 2005/06 is not expected to have significant influence on future financial statements of the company.

(37)	Members of The Executive and Supervisory Boards

Thorleif Krarup, chairman of the Supervisory Board
Vice chairman of H. Lundbeck A/S
Vice chairman of LFI A/S
Vice chairman of ALK ABELLO A/S
Board member of Group4 Securicor Plc.
Board member of Bang & Olufsen a/s
Board member of Scion DTU A/S
Board member of Lundbeckfonden

Christian Dyvig, vice chairman of the Supervisory Board: Vice chairman of Falck A/S

Jan Gesmar-Larsen, member of the Supervisory Board: Board member of European Capital Partners

Michael Haaning, member of the Supervisory Board: Board member of Kompan A/S

Steen Folmer Pedersen, CEO: Member of the Supervisory Board of Fleggaard Holding A/S and subsidiaries of Fleggaard Holding A/S Member of the Supervisory Board of debitel Danmark A/S

Michael Køehn Milland, COO:

Hans Peter Alnor, CFO: Member of the Supervisory Board of R-Invest A/S

Annex C-(1)	59

Consolidated Financial Statements
of
Dangaard Telecom A/S
As of March 31, 2007 and September 30, 2006
and
For the six months ended March 31, 2007 and 2006
(Unaudited)

Annex C-(2)	1

Dangaard Telecom A/S
Management’s discussion and analysis of Dangaard Telecom’s financial conditions and results of operations:
The first six months of the FY 2006/07 have overall been characterized by a “soft” market, especially in the beginning of the calendar year. The picture varies somewhat when looking at the individual countries/business units. The major reason for an accumulated turnover being 34 mill. EUR lower than last year is a decline of 49 mill EUR in our Trading business (International) which by nature is somewhat more fluctuant. The remaining countries have had an aggregate increase of 2% which is however still lower than expected. In our core European markets, we have over the course of the first six months marginally strengthened our market position, particularly in Spain, France, Norway and Poland.
Despite the lower revenue, we have been able to increase our Gross Profit to 65.3 mill. EUR equivalent to an increase in gross margin of 0.5% — from 6.9% to 7.4%. The reason for the increased gross margin is partly the lower Trading turnover that by nature has a significant lower gross margin. The remaining increase is partly due to higher 3rd part logistics in Germany and partly due to improved bonus agreements.
Despite a higher gross profit than last year we have realized a lower operating income (minus 1.1 mill. EUR compared to last year). The reason is primarily an increase in staff costs of 3.2 mill. EUR compared to last year. The increase is a conscious strategic investment in more people as a result of our strategy process.
At the Net Income level we are 1.2 mill. EUR behind last year. The Net Income is influenced by the increase in net-interest costs of 3.6 mill. EUR, which primarily is a result of the dividend paid to the previous shareholders and the purchase of minority interests in Norway, Spain and Portugal. The figures show that the purchase of the minority interests has been beneficial for Dangaard Telecom.
We had net working capital at the end of March 2007 of 237.1 mill. EUR compared to 183.3 mill. EUR at the end of March 2006, corresponding to an increase of 53.8 mill. EUR. This increase is due to an increase in trade receivables of 59.8 mill. EUR, going from 150.5 mill. EUR as of September 30, 2006 to 210.3 mill. EUR as of March 31, 2007, and an increase in inventories of 37.3 mill. EUR, going from 126.6 mill. EUR at September 30, 2006 to 163.9 mill. EUR at March 31, 2007. The cash flow effect of these increases was partly off set by an increase in trade payables of 43.3 mill. EUR.
The acquisition of the shares from minority shareholders in Norway, Spain and Portugal is the main reason for the Goodwill and other intangible assets going up from 31.1 mill. EUR at the end of September 2006 to 45.2 mill. EUR at the end of March 2007. The investment in a new ERP platform for the entire Dangaard Telecom Group is included with 6.1 mill. EUR in the intangible assets.
Shareholders equity has been influenced by the payment of 30 mill. EUR in dividends to the former shareholders of Dangaard Telecom in July 2006 and also by the above mentioned acquisition of minority shareholders.

Annex C-(2)	2

Dangaard Telecom A/S
Unaudited Consolidated Statements of Operations
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)

		1 Oct. 2006 –	1 Oct. 2005 –
(Amounts in € and millions)	Note	31 March 2007	31 March 2006
Revenue		882.4	916.5
Cost of goods		-817.1	-853.2

Gross profit		65.3	63.3
Other external charges		-13.2	-13.3
Staff costs		-29.7	-26.2
Amortisation and depreciation		-1.6	-1.8

Operating profit		20.8	22.0
Interest income and similar items		0.7	0.4
Interest expenses and similar items		-7.7	-3.8

Profit before tax		13.8	18.6
Tax on ordinary activities from continuing operations		-4.6	-6.8

Profit for the period		9.2	11.8

Minority interests		-0.3	1.7

Net income		8.9	10.1

Annex C-(2)	3

Dangaard Telecom A/S
Unaudited Consolidated Balance Sheets
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)

			30 September
(Amounts in € and millions)	Note	31 March 2007	2006
Assets
Non-current assets
Intangible assets
Goodwill		45.2	31.1
Software under implementation		6.1	1.4
Software		1.0	0.8

		52.3	33.3

Property, plant and equipment
Leasehold improvement and equipment		4.7	4.1

		4.7	4.1

Investments
Other securities		0.5	0.4
Deposits		0.5	0.5
Deferred tax		5.8	5.4

		6.8	6.3

Total non-current assets		63.8	43.7

Current assets
Inventories
Goods for resale		163.9	126.6

		163.9	126.6

Receivables
Trade receivables		210.3	150.5
Factoring receivables		18.0	18.0
Income tax receivable		2.1	0.6
Other receivables		9.9	7.0
Prepayments		0	1.4

		240.3	177.5

Cash and cash equivalents		2.4	1.4

Total current assets		406.6	305.5

Total assets		470.4	349.2

Annex C-(2)	4

Dangaard Telecom A/S
Unaudited Consolidated Balance Sheets
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)

			30 September
(Amounts in € and millions)	Note	31 March 2007	2006
Equity
Share capital		13.7	13.7
Reserve for exchange rate adjustments		0	-0.3
Retained earnings		28.3	19.5
Total equity attributable to equity holders of the company		42.0	37.9
Minority interests		0.2	5.0

Total equity		42.2	37.9

Liabilities
Non-current liabilities
Bank loans	(4)	76.8	76.9
Loan shareholders		0	3.8
Deferred tax		0.2	0.5
Warranties	(3)	0.3	0.4
Other liabilities		3.6	0

Total non-current liabilities		80.9	81.6

Current liabilities
Bank loans	(4)	161.5	86.5
Trade payables		137.1	93.8
Factoring payables		18.0	18.0
Income tax		7.6	6.8
Other liabilities		21.8	21.5
Warranties		1.3	2.4
Deferred income	(3)	0	0.7

Total current liabilities		347.3	229.7

Total liabilities		428.2	311.3

Total equity and liabilities		470.4	349.2

Contingent liabilities and securities	(5)

Annex C-(2)	5

Dangaard Telecom A/S
Unaudited Cash Flow Statement
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)

		1 Oct. 2006 -31	1 Oct. 2005 -31
(Amounts in € and millions)	Note	March 2007	March 2006
Net cash flows from primary activities before changes in working capital		22.0	23.3
Changes in working capital		-56.8	-57.2

Cash flows from primary activities		-34.8	-33.9
Interest income and similar items		0.7	0.4
Interest expense and similar items		-7.7	.3.8

Cash flows from ordinary activities		-41.8	-37.3
Income tax paid		-5.8	-6.2

Cash flows from operating activities		-47.6	.43.5

Acquisition of intangible assets		-5.2	0
Acquisition of property, plant and equipment		-1.4	-0.8
Acquisition of subsidiaries and activities		-15.7	-1.4
Acquisition of other securities		-0.1	-0.1
Disposal of property, plant and equipment		0	0.4

Cash flows from investing activities		-22.4	-1.9

External financing:
Change in bank loans		74.7	56.2
Other changes in external financing		3.6	0
Shareholders:
Loan shareholders		-3.7	-5.4
Dividend paid		-3.6	-4.4

Cash flows from financing activities		71.0	46.4

Net cash flows from operating, investing and financing activities		1.0	1.0
Cash and cash equivalents at the beginning of the period		1.4	3.5

Cash and cash equivalents at period-end		2.4	4.5

Annex C-(2)	6

Dangaard Telecom A/S
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)
Notes
(1) Accounting policies
Dangaard Telecom’s interim consolidated financial statements for the six months ended March 31, 2006 and 2007 and the balance sheets as of March 31, 2007 and September 30, 2006 were prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by EU. IFRS differ in certain material respects from U.S. generally accepted accounting principles (US GAAP), the same types of adjustments as discussed in note 33 of the consolidated financial statements of Dangaard Telecom A/S of September 30, 2006 and 2005 and for the three years ended September 30, 2006 would apply for the presented financial information for the periods specified above.
The financial information is prepared in accordance with the same accounting policies as in the consolidated financial statements of Dangaard Telecom A/S of September 30, 2006 and 2005 and for the three years ended September 30, 2006.
(2) Use of estimates and judgments
Estimation uncertainty and critical judgments
The estimation of the carrying amount of some assets and liabilities requires management to make judgments, estimates and assumptions concerning future events.
The estimates and judgments made are based on historic data and other factors that management estimates to be reasonable. These estimates and judgments are naturally uncertain and unpredictable. The assumptions can be incomplete or inaccurate and unexpected events or circumstances can occur. Furthermore the group is exposed to risks and uncertainties that can lead to that the actual financial outcomes deviates from the judgments made. Specific risks concerning the Dangaard Telecom Group are mentioned below.
It can be necessary to change previously made judgments due to changes in the circumstances underlying the previously made judgments or due to new knowledge or subsequent events.
In particular, information about significant areas of estimation uncertainty and critical judgments in applying accounting policies that have the most significant effect on the amount recognised in the financial statements are depreciations, amortisations and write-downs, provisions and contingencies.

Annex C-(2)	7

Dangaard Telecom A/S
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)
(3) Warranties
The provision for warranties are included in “Other short-term liabilities” and “Other long-term liabilities”.

	Consolidated
		30 September
(Amounts in € and millions)	31 March 2007	2006
Warranties 1 October	2.7	1.9
Provisions used during the period	-6.6	-6.3
Provisions made during the period	5.5	7.2

Warranties 31 December	1.6	2.8

Expected time of payment for warranties:
12 months or less	1.3	2.4
1 – 5 years	0.3	0.4
More than 5 years	0	0

Warranties	1.6	2.8

The provision for warranties are primarily related to smartphones sold with ordinary guaranties. The warranties are estimated based on historic cost records.

Annex C-(2)	8

Dangaard Telecom A/S
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)
(4)	Bank loans

The Group has the following bank loans with due dates within 1 year per 31 March 2007:

	Fixed/floating			Carrying amount – EUR
Loan	rate	Effective rate of interest		thousands
		1 Oct. 2006 –
		31 March	1 Oct. 2005 – 30		30 September
		2007	September 2006	31 March 2007	2006
		%	%
EUR	Floating rate	4 – 5	3 – 4	121.6	65.6
DKK	Floating rate	4 – 5	3 – 4	11.6	3.3
SEK	Floating rate	3.5 – 4.5	2 – 3	3.4	2.0
NOK	Floating rate	4 – 5	3 – 4	17.1	3.1
USD	Floating rate	5.5 – 6.5	5 – 6	1.4	9.0
PLN	Floating rate	5 – 6	4.5 – 5.5	5.5	2.9
CHF	Floating rate	2.5 – 3.5	1.5 – 2.5	0.9	0.6

				161.5	86.5

For bank loans that fall due for payment within one year after 31 March 2007 the nominal value is considered equivalent to fair value.

Bank loans presented as non-current liabilities are in EUR and with a floating rate of 4.5 – 5.5% in the period 1 October 2006 – 31 March 2007.

Bank loans presented as non-current liabilities are in EUR and with a floating rate of 3 – 4% in the period 1 October 2005– 30 September 2006.

The effective rates of interest are stated as per the balance sheet date.

(5)	Contingent liabilities and securities

Rental and operational leasing commitments per 31 March 2007

The Group has assumed commitments for EUR 22.1 million concerning rental commitments (EUR 19.9 million) and leasing of operating equipment, primarily cars (EUR 2.1 million).

The recognised rental and operational leasing instalments were EUR 2.5 million for the period 1 October 2006 – 31 March 2007 (1 October 2005 – 31 March 2006: EUR 2.2 million).

Annex C-(2)	9

Dangaard Telecom A/S
(The unaudited interim financial information presented has not been reviewed by an independent accountant.)
The future rental- and operational leasing payments are distributed as follows:

		Between 1 and 5	More than 5
	Less than 1 year	years	years	Total
Rental payments	EUR 3.0 million	EUR 10.1 million	EUR 6.8 million	EUR 19.9 million
Operational leasing payments	EUR 1.3 million	EUR 0.8 million	EUR 0 million	EUR 2.1 million
Rental and operational leasing commitments per 30 September 2006

The Group has assumed commitments for EUR 14.6 million concerning rental commitments (EUR 11.8 million) and leasing of operating equipment, primarily cars (EUR 2.8 million).

The future rental- and operational leasing payments are distributed as follows:

		Between 1 and 5	More than 5
	Less than 1 year	years	years	Total
Rental payments	EUR 2.9 million	EUR 5.7 million	EUR 3.2 million	EUR 11.8 million
Operational leasing payments	EUR 1.4 million	EUR 1.4 million	EUR 0 million	EUR 2.8 million
Lawsuits

The Group is party to some lawsuits. The Executive and Supervisory Boards are of the opinion that decisions on or continuation of these lawsuits will not materially effect the financial position in excess of what are recognised in the balance sheet under receivables and liabilities per 31 March 2007.

Annex C-(2)	10

Annex D
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS

Unaudited Pro Forma Condensed Consolidated Financial Statements
     The following unaudited pro forma condensed consolidated financial statements give effect to Brightpoint’s proposed acquisition of Dangaard Telecom using the purchase method of accounting, as required by Statement of Financial Accounting Standard No. 141, “Business Combinations.” Under this method of accounting, Brightpoint will allocate the purchase price to the fair value of assets acquired, including identified intangible assets and goodwill. The purchase price allocation is subject to revision when Brightpoint obtains additional information regarding asset valuation. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements and the accompanying notes of Brightpoint, which were filed with the SEC on February 23, 2007 as part of Brightpoint’s Annual Report on Form 10-K for the Year ended December 31, 2006 and on May 8, 2007 as part of its Quarterly Report on Form 10-Q for the three months ended March 31, 2007, and the historical financial statements and the accompanying notes of Dangaard Telecom, which are included in Annex C to this proxy statement. However, all of the push-down accounting adjustments described in Note 33 “Material differences between IFRS and US GAAP and their effect on the financial statements” to the Dangaard Telecom financial statements included in Annex C to this proxy statement were excluded by us from those historical financial statements in connection with, and for the purpose of, preparing these pro forma financial statements.
     The unaudited pro forma condensed consolidated balance sheet assumes the acquisition took place on March 31, 2007. The unaudited pro forma condensed consolidated statement of operations assumes that the acquisition took place as of January 1, 2006. The unaudited pro forma information is presented for illustration purposes only and in accordance with the assumptions set forth below. This information is not necessarily indicative of the operating results or of the financial position that would have occurred if the acquisition had been consummated on the dates indicated nor is it necessarily indicative of future operating results or financial position of the combined enterprise. The unaudited pro forma condensed consolidated financial information does not reflect any adjustments to conform accounting practices or to reflect any cost savings or other synergies anticipated as a result of the acquisition or any acquisition-related expenses.
     Dangaard Telecom’s consolidated financial statements, from which these pro forma financial statements are derived, were prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, which differ in certain significant respects from U.S. generally accepted accounting principles (U.S. GAAP). The necessary adjustments were made to the pro forma financial statements to adjust Dangaard Telecom’s financial statements to U.S. GAAP as described in Note 33 to the Dangaard Telecom audited financial statements included in Annex C to this proxy statement. However, all of the push down accounting adjustments described in Note 33 were excluded by us from those historical financial statements in connection with, and for the purpose of, preparing these pro forma financial statements. The push down accounting adjustments, which relate primarily to push down accounting adjustments for the new basis of accounting for Dangaard Telecom as of July 31, 2006, were not deemed relevant in presenting the new basis of our combined company for the purpose of preparing these pro forma financial statements.
     Dangaard Telecom amounts have been translated into U.S. dollars at a rate of Euro 1.00 = U.S. $1.26 for the statement of operations for the year ended December 31, 2006 and at a rate of Euro 1.00 = U.S. $1.32 for the statement of operations for the three months ended March 31, 2007, which represents the average exchange rate for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. For the balance sheet at March 31, 2007, Dangaard Telecom amounts have been translated into U.S. dollars at a rate of Euro 1.00 = U.S. $1.34, the exchange rate as of March 31, 2007.
Annex D	1

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
For the year ended December 31, 2006
(Amounts in thousands, except per share data)

		Dangaard			Pro Forma
	Brightpoint	Telecom	Adjustments		Combined
Total revenue	$2,425,373	$2,182,373	$(21,887	)(a)	$4,585,859
Total cost of revenue	2,274,467	2,037,798	(21,852	)(a)	4,290,413

Gross profit	150,906	144,575	(35)		295,446
Selling, general and administrative expenses	102,535	86,778	14,043	(b)	203,356

Operating income from continuing operations	48,371	57,797	(14,078)		92,090
Interest, net	553	11,983	829	(c)	13,365
Other income	(610)	—			(610)

Income from continuing operations before income taxes	48,428	45,814	(14,907)		79,335
Income tax expense	12,238	16,349	(4,500	)(d)	24,087
Minority interest	—	5,077	(4,588	)(e)	489

Income from continuing operations	$36,190	$24,388	$(5,819)		$54,759

Earnings per share from continuing operations:
Basic	$0.74				$0.69
Diluted	$0.72				$0.68

Weighted average common shares outstanding:
Basic	49,104		30,000	(f)	79,104
Diluted	50,554		30,000	(f)	80,554
Annex D	2

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
For the three months ended March 31, 2007
(Amounts in thousands, except per share data)

		Dangaard			Pro Forma
	Brightpoint	Telecom	Adjustments		Combined
Total revenue	$641,629	$511,332			$1,152,961
Total cost of revenue	608,914	476,709			1,085,623

Gross profit	32,715	34,623			67,338
Selling, general and administrative expenses	28,333	25,618	3,483	(b)	57,434

Operating income from continuing operations	4,382	9,005	(3,483)		9,904
Interest, net	1,150	5,110			6,260
Other income	44	—			44

Income from continuing operations before income taxes	3,188	3,895	(3,483)		3,600
Income tax expense	1,346	1,126	(1,115	)(d)	1,357
Minority interest	—	77	—		77

Income from continuing operations	$1,842	$2,692	$(2,369)		$2,165

Earnings per share from continuing operations:
Basic	$0.04				$0.03
Diluted	$0.04				$0.03

Weighted average common shares outstanding:
Basic	49,488		30,000	(f)	79,488
Diluted	50,424		30,000	(f)	80,424
Annex D	3

Unaudited Pro Forma Condensed Consolidated
Balance Sheet
As of March 31, 2007
(Amounts in thousands)

		Dangaard			Pro Forma
	Brightpoint	Telecom	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	46,720	3,262	(6,600	)(g)	43,382
Pledged cash	1,562	—			1,562
Accounts receivable, less allowance for doubtful accounts	259,967	317,868			577,835
Inventories	354,309	218,924	(364	)(a)	572,869
Other current assets	51,944	16,323			68,267

Total current assets	714,502	556,377	(6,964)		1,263,915

Property and equipment, net	41,034	15,720			56,754
Goodwill and other intangibles, net	68,297	65,503	327,435	(h)	461,235
Other assets	8,832	10,896			19,728

Total assets	832,665	648,496	320,471		1,801,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	421,415	183,067			604,482
Accrued expenses and other current liabilities	102,816	41,058			143,874
Lines of credit, short-term	8,860	216,045			224,905

Total current liabilities	533,091	440,170	—		973,261
Long-term liabilities:
Long-term debt	85,545	141,371			226,916
Other long-term liabilities	13,966	5,394	(44,589	)(i)	63,949

Total long-term liabilities	99,511	146,765	(44,589)		290,865

Total liabilities	632,602	586,935	(44,589)		1,264,126
Minority interests	—	307			307
Shareholders’ equity:
Common stock and paid-in-capital	269,243	18,279	319,221	(j)	606,743
Treasury stock	(58,648)	—			(58,648)
Retained earnings (deficit)	(16,077)	42,975	(43,339	)(k)	(16,441)
Accumulated other comprehensive income (loss)	5,545	—			5,545

Total shareholders’ equity	200,063	61,254	275,882		537,199

Total liabilities and shareholders’ equity	832,665	648,496	320,471		1,801,632

Annex D	4

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
1. Purchase Price

	(in thousands)
Cash portion of acquisition consideration	$100
Fair value of Brightpoint common stock exchanged (30,000,000 shares at 11.25 per share)	337,500	(1)
Estimated transaction costs	6,500

Estimated purchase price	$344,100

Estimated Purchase Price

(in thousands)
Book value of net assets acquired as of March 31, 2007	$61,254
Less: Write-off of existing goodwill and other intangible assets	(65,503)

Adjusted book value of net assets acquired	$(4,249)
Remaining allocation:
Identifiable intangible assets at fair value	139,340
Deferred taxes	(44,589)
Goodwill	253,598

$344,100

(1)	For purposes of this pro forma analysis, total equity consideration was estimated using a Brightpoint stock price of $11.25 per share, which represents the average Brightpoint closing stock price beginning two trading days before and ending two trading days after February 20, 2007, the date of the public announcement of the definitive purchase agreement.
2. Pro Forma Adjustments
(a)	To eliminate balances and transactions between Brightpoint and Dangaard Telecom, which upon the completion of the acquisition transaction would be considered intercompany transactions.

(b)	To record amortization on acquired intangible assets.

(c)	To adjust interest expense assuming Dangaard Telecom’s acquisitions of minority shares took place at the beginning of the period presented.

(d)	To adjust income taxes for the pro forma adjustments based on statutory tax rates.

(e)	To adjust minority interest assuming Dangaard Telecom’s acquisitions of minority shares took place at the beginning of the period presented.

(f)	The increase in weighted average common shares outstanding for the basic and diluted calculation reflects the issuance of 30,000,000 shares of Brightpoint common stock.

(g)	To record the cash portion of the acquisition consideration of $0.1 million and payments for estimated transaction costs of $6.5 million.

(h)	To record the following adjustments to goodwill and other intangible assets:

Elimination of pre-existing Dangaard Telecom goodwill and intangible assets	$(65,503)
Acquired identifiable amortizable intangible assets	139,340
Acquired goodwill	253,598

$327,435

(i)	To record the net deferred tax liability related to acquired identifiable intangible assets based on statutory tax rates.

(j)	To eliminate Dangaard Telecom capital of $18.3 million and record fair value of 30,000,000 shares of Brightpoint common stock of $337.5 million.

(k)	To record the following retained earnings adjustments:

Elimination of Dangaard Telecom retained earnings	$(42,975)
Intercompany elimination impact	(364)

$(43,339)

Annex D	5

Annex E
PROPOSED AMENDMENT OF 2004 LONG-TERM INCENTIVE PLAN

BRIGHTPOINT, INC.
AMENDED 2004 LONG-TERM INCENTIVE PLAN
(as adjusted for 3 for 2 stock splits in September and December 2005 and a 6 for 5 stock split in May 2006)
SECTION 1: PURPOSE.
     The purpose of the Brightpoint, Inc. 2004 Long-Term Incentive Plan is to enable Brightpoint, Inc. to offer to those of its employees and to the employees of its Subsidiaries and directors, consultants and other persons who are expected to contribute to the success of the Company and its Subsidiaries Awards under the Plan, thereby enhancing the Company’s ability to attract, retain and reward such key employees or other persons, and to increase the interest of those employees or other persons in the welfare of the Company and its Subsidiaries.
SECTION 2: DEFINITIONS.
     For purposes of the Plan, unless the context requires otherwise, the following terms shall be defined as set forth below:
     (a) “Award” means an award granted under the Plan in one of the forms provided in Section 3.
     (b) “Beneficiary” as applied to a participant in the Plan, means a person or entity (including a trust or the estate of the participant) designated in writing by the participant on such forms as the Committee may prescribe to receive benefits under the Plan in the event of the death of the participant; provided, however, that if, at the death of a participant, there shall not be any living person or entity in existence so designated, the term “beneficiary” shall mean the legal representative of the participant’s estate.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cash Award” means an Award granted pursuant to Section 11.
     (e) “Cause” has the meaning ascribed thereto in Section 6(b)(ix).
     (f) “Change of Control” has the meaning ascribed thereto in Section 13.
     (g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
     (h) “Committee” means the Compensation and Human Resources Committee of the Board or any other committee of the Board which the Board may designate, consisting of two or more members of the Board each of whom shall meet the definition of an “independent director” under the listing rules of any securities exchange or national securities association on which the Stock is listed for trading and the requirements set forth in any other law, rule or regulation applicable to the Plan hereinafter enacted, provided, however, that (i) with respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Rule 16b-3, and each such committee member shall meet such qualifications as are required by Rule 16b-3 and (ii) with respect to any Award that is intended to satisfy the requirements of Section 162(m) of the Code, such Award shall be granted and administered by a committee of the Board consisting of at least such number of directors as are required from time to time by Section 162(m) of the Code, and each such committee member shall meet such qualifications as are required by Section 162(m) of the Code.
     (i) “Company” means Brightpoint, Inc., a corporation organized under the laws of the State of Delaware or any successor entity.
     (j) “Covered Employee” shall mean any employee of the Corporation or any of its Subsidiaries who is deemed to be a “covered employee” within the meaning of Section 162(m) of the Code.

Annex E	1

     (k) “Deferred Stock” means Stock to be received, under an Award made pursuant to Section 9, at the end of a specified deferral period.
     (l) “Disability” “Disability” of a participant in the Plan shall mean the permanent and total disability as defined by Section 22(e)(3) of the Code.
     (m) “Early Retirement” means retirement, with the approval of the Committee for purposes of one or more Award(s) hereunder, from active employment with the Company or any Parent or Subsidiary prior to age 65.
     (n) “Elective Deferral” has the meaning ascribed thereto in Section 19.
     (o) “Employee” means any common law employee of the Company, any Parent or any Subsidiary (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code), including any employee who is also a director and/or officer of such.
     (p) “Exchange Act” means the Securities Exchange Act of 1934, as amended, as in effect from time to time.
     (q) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the principal market for the Stock is a national securities exchange or the National Association of Securities Dealers Automated Quotations System (“NASDAQ), the closing sales price of the Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on NASDAQ, the mean between the highest bid and lowest asked prices for the Stock on such day as reported by NASDAQ or the National Quotation Bureau, Inc.; provided that if clauses (i) and (ii) of this paragraph are both inapplicable, or if no trades have been made or no quotes are available for such day, the Fair Market Value of the Stock shall be determined in good faith by the Board or the Committee, as the case may be, which determination shall be conclusive as to the Fair Market Value of the Stock. In no event shall “Fair Market Value” be less than the par value of the Stock.
     (r) “Non-Qualified Stock Option” means any Stock Option that is not an incentive stock option within the meaning of Section 422 of the Code.
     (s) “Normal Retirement” means retirement from active employment with the Company or any Parent or Subsidiary on or after age 65.
     (t) “Other Stock-Based Award” means an award under Section 10 that is valued in whole or in part by reference to, or is otherwise based upon, Stock.
     (u) “Parent” means any present or future parent of the Company, as such term is defined in Section 424(e) of the Code, or any successor thereto.
     (v) “Performance Cycle” means the period of time established by the Committee within which the Performance Goals are required to be attained or satisfied.
     (w) “Performance Goals” means the performance goals established by the Committee with respect to the Company or any Subsidiary, in the Committee’s sole discretion in writing, based upon any one or any combination of the following business criteria or such other business criteria as the Committee shall determine: (i) return on equity, (ii) operating income, (iii) earnings and (iv) return on invested capital.
     (x) “Performance Unit” means a contingent right granted pursuant to Section 7 to receive an award, payable either in cash and/or in Stock, if the Performance Goals established by the Committee are attained.

Annex E	2

     (y) “Plan” means this Brightpoint, Inc. 2004 Long-Term Incentive Plan, as hereinafter amended from time to time.
     (z) “Restricted Stock” means Stock, received under an award made pursuant to Section 8, that is subject to restrictions under said Section 8.
     (aa) “Restricted Stock Agreement” shall have the meaning set forth in Section 8(b)(iv).
     (bb) “Retirement” means Normal Retirement or Early Retirement.
     (cc) “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations under the Exchange Act, as in effect from time to time.
     (dd) “Securities Act” means the Securities Act of 1933, as amended, as in effect from time to time.
     (ee) “Stock” means the common stock of the Company, par value $.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue or, in the event that the outstanding shares of such common stock are hereinafter converted into or exchanged for shares of a different stock or security of the Company or another corporation pursuant to the terms of this Plan, such other stock or security.
     (ff) “Stock Option” or “Option” means any option to purchase shares of Stock which is granted pursuant to the Plan.
     (gg) “Stock Option Agreement” has the meaning set forth in Section 6(b)(xi).
     (hh) “Subsidiary” means any present or future subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code, or any successor thereto.
     (ii) “Termination of Service” occurs when a participant of the Plan who is an Employee shall cease to serve as an Employee for any reason; or, when a participant in the Plan who is a non-employee director shall cease to serve as a director of the Company, any Parent and any Subsidiary for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a participant in the Plan changes his or her status as an Employee or non-employee director so long as after such change in status, the participant is either an employee or non-employee director.
SECTION 3: ADMINISTRATION; TYPES OF AWARDS; DELEGATION OF AUTHORITY BY THE COMMITTEE.
     The Plan shall be administered by the Committee.
     The Committee shall have the authority to grant, pursuant to the terms of the Plan, to officers and other key employees or other persons eligible under Section 5 the following type of Awards: (a) Stock Options, in accordance with Section 6, (b) Performance Units in accordance with Section 7, (c) Restricted Stock, in accordance with Section 8, (d) Deferred Stock, in accordance with Section 9, (e) Other Stock-Based Awards, in accordance with Section 10 and/or (f) Cash Awards in accordance with Section 11.
     For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan):
               (i) to select the officers, other employees of the Company or any Parent or Subsidiary and other persons to whom Awards may be from time to time granted hereunder:
               (ii) to determine the Non-Qualified Stock Options, Performance Units, Restricted Stock, Deferred Stock and/or Other Stock-Based Awards and/or Cash Awards, or any combination thereof, if any, to be

Annex E	3

granted hereunder to one or more eligible Employees and other persons to whom Awards may be from time to time granted hereunder;
               (iii) to determine the number of shares of Stock and/or the amount of any cash to be covered by each Award granted hereunder;
               (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, share price, any restrictions or limitations, and any vesting, acceleration or forfeiture provisions);
               (v) to determine the terms and conditions under which Awards granted hereunder are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company or any Parent or Subsidiary outside of this Plan;
               (vi) to determine the extent and circumstances under which Stock and other amounts payable with respect to an Award hereunder shall be deferred; and
               (vii) to substitute (A) new Stock Options for previously granted Stock Options, including previously granted Stock Options having less favorable terms, provided, however, that without stockholder approval, no such substitution shall result in the reduction of the exercise price of a previously granted Stock Option, and (B) new awards of any other type for previously granted awards of the same type, including previously granted awards which contain less favorable terms, provided that the exercise price of any new Stock-based Award may not be reduced without stockholder approval.
     Subject to Section 14 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and to determine the form and substance of all agreements relating thereto), and otherwise to supervise the administration of the Plan.
     Subject to the express provisions of the Plan, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding upon all persons, including the Company, its Parent and Subsidiaries and the Plan participants.
     Subject to the provisions of the Plan and notwithstanding anything to the contrary above, the Committee may, in its sole discretion, from time to time delegate to the Chief Executive Officer of the Company (the “CEO”) the authority, subject to such terms as the Committee shall determine, to determine and designate from time to time the eligible persons to whom Awards may be granted and to perform other specified functions under the Plan; provided, however, that the CEO may not grant any Award to, or perform any function related to an Award to, himself or any individual (i) then subject to Section 16 of the Exchange Act or (ii) who is or, in the determination of the Board or the Committee, may become a Covered Employee, and any such grant or function relating to such individuals shall be performed solely by the Committee to ensure compliance with the applicable requirements of the Exchange Act and the Code or (iii) where the grant or performance of such function by the CEO will cause the Plan not to comply with any applicable regulation of any securities exchange or automated quotation system where the Stock is listed for trading.
     Any such delegation of authority by the Committee shall be by a resolution adopted by the Committee and shall specify all of the terms and conditions of the delegation. The resolution of the Committee granting such authority may authorize the CEO to grant Awards pursuant to the Plan and may set forth the types of Awards that may be granted; provided, however, that the resolution shall (i) specify the maximum number of shares of Stock that may be awarded to any individual Plan participant and to all participants during a specified period of time, (ii) specify the maximum amount of any Cash Award and any conditions, limitations, or restrictions to be imposed on Cash Awards, and (iii) specify the exercise price (or the method for determining the exercise price) of an Award, the vesting schedule, and any other terms, conditions, or restrictions that may be imposed by the Committee in its sole discretion. The resolution of the Committee shall also require the CEO to provide the Committee, on at least a

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quarterly basis, a report that identifies the Awards granted and, with respect to each Award: the name of the participant, the date of grant of the Award, the number of shares of Stock subject to discretion as set forth in the resolutions of the Committee granting such authority.
     The Committee may also delegate to other officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan that are not inconsistent with Rule 16b-3 or other rules or regulations applicable to the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.
SECTION 4: STOCK SUBJECT TO PLAN.
     The total number of shares of Stock reserved and available for distribution under the Plan shall be 4,050,000 shares. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.
     If any shares of Stock that have been optioned cease to be subject to a Stock Option for any reason, or if any shares of Stock that are subject to any Restricted Stock Award, Deferred Stock Award, Performance Unit or Other Stock-Based Award are forfeited or any such Award otherwise terminates without the issuance of such shares, such shares shall again be available for distribution under the Plan.
SECTION 5: ELIGIBILITY.
     Officers and other employees of the Company or any Parent or Subsidiary (but excluding any person whose eligibility would adversely affect the compliance of the Plan with the requirements of Rule 16b-3) who are at the time of the grant of an Award under the Plan employed by the Company or any Parent or Subsidiary and who are responsible for or contribute to the management, growth and/or profitability of the business of the Company or any Parent or Subsidiary, are eligible to be granted Awards under the Plan. In addition, Awards may be granted under the Plan to any person, including, but not limited to, directors independent agents, consultants and attorneys who the Committee believes has contributed or will contribute to the success of the Company. Eligibility under the Plan shall be determined by the Committee.
SECTION 6: STOCK OPTIONS.
     (a) Grant and Exercise. Stock Options granted under the Plan shall be Non-Qualified Stock Options. Any Stock Option granted under the Plan shall contain such terms as the Committee may be, may from time to time approve. The Committee shall have the authority to grant to any optionee Non-Qualified Stock Options, and they may be granted alone or in addition to other Awards granted under the Plan. The grant of an Option shall be deemed to have occurred on the date on which the Committee by resolution, designates an individual as a grantee thereof, and determines the number of shares of Stock subject to, and the terms and conditions of, said Option.
     (b) Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:
               (i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee, at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock at the time of grant.
               (ii) Option Term. The term of each Stock Option shall be fixed by the Committee.
               (iii) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part.

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               (iv) Method of Exercise. Subject to whatever installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the option period by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, unless otherwise provided in the Stock Option Agreement, in whole shares of Stock which are already owned by the holder of the Option or, unless otherwise provided in the Stock Option Agreement, partly in cash and partly in such Stock. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Payments in the form of Stock (which shall be valued at the Fair Market Value of a share of Stock on the date of exercise) shall be made by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. In addition, payment may be made by delivery by the holder to the Company of an executed irrevocable option exercise form together with irrevocable instructions from the holder to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Stock purchased upon exercise of the Option with or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of the sale and/or loan proceeds necessary to pay such purchase price, and/or in any other form of valid consideration that is acceptable to the Committee in its sole discretion. Except as otherwise expressly provided in the Plan or the Stock Option Agreement or unless waived by the Committee at or after the time of grant, no Option granted to an Employee may be exercised at any time unless the holder thereof is then an Employee. The holder of an Option shall have none of the rights of a stockholder with respect to the shares subject to the Option until the optionee has given written notice of exercise, has paid in full for those shares of Stock and, if requested by the Committee has given the representation described in Section 20(a) below.
               (v) Transferability; Exercisability. Unless otherwise set forth in the Stock Option Agreement (or unless waived by the Committee at or after the time of grant), no Option shall be transferable by the optionee other than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the optionee’s lifetime, only by the optionee or his or her guardian or legal representative.
               (vi) Termination by Reason of Death. If an optionee’s Termination of Service occurs by reason of death, any Stock Option held by such optionee may thereafter be exercised by the executor or administrator of the estate of the optionee or the optionee’s legal representative, to the extent it was exercisable at the time of the optionee’s Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant. Such Option may be exercised for a period of time as set forth in the Stock Option Agreement or as the Committee may determine (at or after the date of grant (in either case, not to exceed one year from Termination of Service) or as until the expiration of the stated term of such Stock Option, whichever period is the shorter.
               (vii) Termination by Reason of Disability. If an optionee’s Termination of Service occurs by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee or his legal representative, to the extent it was exercisable at the time of the optionee’s Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant. Such Option may be exercised for a period of time as set forth in the Stock Option Agreement or as the Committee may determine at or after the time of grant (in either case, not to exceed one year from Termination of Service) or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such specified period any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of time from the date of death (not to exceed one year) as determined by the Committee or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
               (viii) Termination by Reason of Retirement. If an optionee’s Termination of Service occurs by reason of Normal Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of Termination of Service or on such accelerated basis as the Committee may determine at or after the time of grant, for a period of time set forth in the Stock Option Agreement or such other period as the Committee may specify at or after the time of grant (in either case, not to exceed one year from

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the Termination of Service) or the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the optionee dies within such specified period any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of (not to exceed one year) from the date of death as determined by the Committee or until the expiration of the stated term of such Stock Option, whichever period is the shorter. If an optionee’s Termination of Service occurs by reason of Early Retirement, the Stock Option shall thereupon terminate; provided, however, that if the Committee so approves at the time of Early Retirement, any Stock Option held by the optionee may thereafter be exercised by the optionee as provided above in connection with termination of employment by reason of Normal Retirement.
               (ix) Other Termination. Subject to the provisions of Section 20(g) below and unless otherwise determined by the Committee at or after the time of grant or otherwise set forth in the Stock Option Agreement, if a holder’s Termination of Service occurs for any reason other than death, Disability or Retirement or the voluntary resignation of the holder, the Stock Option shall thereupon automatically terminate, except that (a) if the Termination of Service occurs as a result of the holder’s voluntary resignation, such Stock Option may be exercised to the extent it was exercisable at the time of Termination of Service for a period of thirty (30) days or the expiration of the stated term of the Stock Option, whichever is shorter, and (b) if the optionee is involuntarily terminated by the Company or a Subsidiary or Parent without Cause (as hereinafter defined), such Stock Option may be exercised to the extent it was exercisable at the date of Termination of Service for six months (or such other period set forth in the Stock Option Agreement which period shall not exceed one year from the date of such Termination of Service) or until the expiration of the stated term of such Stock Option, whichever period is the shorter. For purposes of the Plan, “Cause” shall mean (A) the conviction of the optionee of a felony under Federal law or the law of the state in which such action occurred, (B) dishonesty by the optionee in the course of fulfilling his or her employment duties, or (C) the willful and deliberate failure on the part of the optionee to perform his or her employment duties in any material respect. Notwithstanding the foregoing, if the optionee has an employment agreement with the Company or a Subsidiary or Parent, the definition of “Cause” shall have the meaning ascribed in such employment agreement.
               (x) Alternative Settlement of Option. Upon the receipt of written notice of exercise, the Committee, may elect to settle all or part of any Stock Option by paying to the optionee an amount, in cash and/or Stock (valued at Fair Market Value on the date of exercise), equal to the product of the excess of the Fair Market Value of one share of Stock on the date of exercise over the Option exercise price, multiplied by the number of shares of Stock with respect to which the optionee proposes to exercise the Option. Any such settlements which relate to Options which are held by optionees who are subject to Section 16(b) of the Exchange Act shall comply with any existing provisions of Rule 16b-3, to the extent applicable.
               (xi) Stock Option Agreement. Each grant of a Stock Option shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.
SECTION 7: PERFORMANCE UNITS.
     Awards granted as Performance Units shall be subject to the following provisions:
     (a) The Performance Cycle for the attainment of the Performance Goals shall be determined by the Committee. The Committee may establish more than one cycle for any particular Performance Unit.
     (b) The Committee shall establish a dollar value for each Performance Unit, the Performance Goals to be attained in respect of the Performance Unit, the various percentages of the Performance Unit value to be paid out upon the attainment, in whole or in part, of the Performance Goals and such other Performance Unit terms, conditions and restrictions as the Committee deems appropriate. Any Performance Goal may be modified by the Committee during the course of a Performance Cycle to take into account changes in conditions that occur. Notwithstanding the foregoing, in the case of a Performance Unit granted to a Covered Employee, no business criteria other than those enumerated in Section 2(w) may be used in establishing the Performance Goals for such Performance Unit, and no such Performance Goals may be modified by the Committee during the course of a

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Performance Cycle except in accordance with Section 162(m) of the Code. As soon as practicable after the termination of the Performance Cycle, the Committee shall determine what, if any, payment is due on the Performance Unit in accordance with the terms thereof.
     (c) In the event of a participant’s Termination of Service prior to the expiration of the Performance Cycle established for any Performance Unit he or she may have been awarded, the Committee may, in its sole discretion provide for a full or partial credit and determine what percentage, if any, of the Performance Unit is to be paid out. However, no unpaid portion of a Performance Unit otherwise payable shall be paid to a Plan participant whose Termination of Service is for Cause. Notwithstanding the foregoing, in the case of Performance Units granted to Covered Employees, this paragraph 7.5(c) shall not be given effect if, as a result thereof, such Performance Units shall lose the protection afforded by Section 162(m) of the Code.
     (d) Payment of Performance Units shall be made, at the sole discretion of the Committee, either in cash in the amount of the dollar value of the Performance Units awarded and/or in Stock having a Fair Market Value at the time such award is paid equal to the excess of such dollar amount over the amount of such cash.
     (e) Except as otherwise set forth in the Plan, Performance Units are not transferable other than by will or by the laws of descent and distribution and during a participant’s lifetime payments in respect thereof shall be made only to the participant.
SECTION 8: RESTRICTED STOCK.
     (a) Grant and Exercise. Shares of Restricted Stock may be issued either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient, the time or times within which such awards may be subject to forfeiture (the “Restriction Period”), the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards of Restricted Stock. Conditions of vesting that the Committee may impose may include, among others, (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specific indices, (iv) attainment of specified growth rates, or any other conditions as determined by the Committee. The Committee may remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in applicable law or other changes in circumstances arising after the date of the Award, such action is appropriate.
     (b) Terms and Conditions. Each Restricted Stock Award shall also be subject to the following terms and conditions:
               (i) Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a restrictive legend to the effect that ownership of the Restricted Stock (and such Retained Distributions), and the enjoyment of all rights related thereto, are subject to the restrictions, terms and conditions provided in the Plan and the Restricted Stock Agreement. Such certificates shall bear a legend restricting sale or other disposition in accordance with the Plan and the applicable Restricted Stock Agreement.
               (ii) Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes, and the issuance thereof shall be made for at least the minimum consideration (if any) necessary to permit the shares of Restricted Stock to be deemed to be fully paid and nonassessable. The holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Stock with respect to such Restricted Stock, with the exceptions that (A) other than regular cash dividends and other cash equivalent distributions as the Board may designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as

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are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested and with respect to which the Restriction Period shall have expired; (B) the holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Stock or any Retained Distributions during the Restriction Period; and (C) a breach of any of the restrictions, terms or conditions contained in the Plan or the Restricted Stock agreement referred to in Section 8(b)(iv) below, or otherwise established by the Committee with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.
               (iii) Upon the expiration of the Restriction Period with respect to each award of Restricted Stock and the satisfaction of any other applicable restrictions, terms and conditions (A) all or part of such Restricted Stock shall become vested in accordance with the terms of the Restricted Stock Agreement, (B) any Retained Distributions with respect to such Restricted Stock shall become vested to the extent that the Restricted Stock related thereto shall have become vested and (C) the Company will return to the holder the certificates representing the Restricted Stock and any Retained Distributions. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.
               (iv) Each Restricted Stock Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant. The agreement shall require that each participant irrevocably grant to the Company the power of attorney to transfer any shares of Restricted Stock forfeited to the Company and agrees to execute any document required by the Company in connection with such forfeiture and transfer.
SECTION 9: DEFERRED STOCK.
     (a) Grant and Exercise. Deferred Stock may be awarded either alone or in addition to or in tandem with other Awards granted under the Plan. The Committee shall determine the eligible persons to whom and the time or times at which Deferred Stock shall be awarded, the number of shares of Deferred Stock to be awarded to any person, the duration of the period (the “Deferral Period”) during which, and the conditions under which, receipt of the Deferred Stock will be deferred, and all the other terms and conditions of the Awards.
     (b) Terms and Conditions. Each Deferred Stock Award shall be subject to the following terms and conditions:
               (i) Subject to the provisions of this Plan and the Deferred Stock Agreement referred to in Section 9(b)(vii) below, Deferred Stock Awards may not be sold, assigned, transferred, pledged or otherwise encumbered during the Deferral Period. At the expiration of the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable), share certificates shall be delivered to the participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock Award.
               (ii) As determined by the Committee at the time of award, amounts equal to any dividends declared during the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable) with respect to the number of shares covered by a Deferred Stock Award may be paid to the participant currently or deferred and deemed to be reinvested in additional Deferred Stock.
               (iii) Subject to the provisions of the Deferred Stock Agreement referred to in Section 9(b)(vii) below and this Section 9 and Section 20(g) below, upon termination of a participant’s employment with the Company or any Parent or Subsidiary for any reason during the Deferral Period (or the Additional Deferral Period referred to in Section 9(b)(vi) below, where applicable) for a given award, the Deferred Stock in question will vest or be forfeited in accordance with the terms and conditions established by the Committee at the time of grant.
               (iv) The Committee may, after grant, accelerate the vesting of all or any part of any Deferred Stock Award and/or waive the deferral limitations for all or any part of a Deferred Stock award.

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               (v) In the event of hardship or other special circumstances of a participant whose employment with the Company or any Parent or Subsidiary is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all of the remaining deferral limitations imposed hereunder or pursuant to the Deferred Stock Agreement referred to in Section 9(b)(vii) below with respect to any or all of the participant’s Deferred Stock.
               (vi) A participant may request to, and the Committee may at any time, defer the receipt of an Award (or an installment of an Award) for an additional specified period or until a specified event (the “Additional Deferral Period”). Subject to any exceptions adopted by the Committee, such request must be made at least one year prior to expiration of the Deferral Period for such Deferred Stock Award (or such installment).
               (vii) Each Deferred Stock Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and the participant.
SECTION 10: OTHER STOCK-BASED AWARDS.
     (a) Grant and Exercise. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with Stock Options, Performance Units, Restricted Stock, Deferred Stock and/or Cash Awards.
     The Committee shall determine the eligible persons to whom, and the time or times at which, such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other terms and conditions of the awards. The Committee may also provide for the grant of Stock under such awards upon the completion of a specified performance period.
     (b) Terms and Conditions. Each Other Stock-Based Award shall be subject to the following terms and conditions:
               (i) Shares of Stock subject to an Other Stock-Based Award may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction or period of deferral lapses.
               (ii) The recipient of an Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award, as determined by the Committee at the time of the award. The Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock.
               (iii) Any Other Stock-Based Award and any Stock covered by any Other Stock-Based Award shall vest or be forfeited to the extent so provided in the award agreement referred to in Section 10(b)(v) below, as determined by the Committee.
               (iv) In the event of the participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all of an Other Stock-Based award.
               (v) Each Other Stock-Based Award shall be confirmed by, and shall be subject to the terms of, an agreement executed by the Company and by the participant.
SECTION 11: CASH AWARDS.
     (a) Grant of Cash Awards. The Committee may, in its sole discretion, grant Cash Awards in accordance with the terms and conditions set forth in the Plan and in an agreement executed by the Company and the participant (“Cash Award Agreement”). Each Cash Award Agreement shall set forth (i) the amount of the Cash Award, (ii) the time or times within which such Award may be subject to forfeiture, if any, (iii) specified performance goals, or other criteria, if any, as the Committee may determine must be met in order to remove any

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restrictions (including vesting) on such Award, and (iv) any other terms, limitations, restrictions, and conditions of the Award that are consistent with this Plan.
          The Cash Award Agreement shall also set forth the vesting period for the Cash Award, if any, which shall commence on the date of grant of the Cash Award and, unless otherwise established by the Committee in the Cash Award Agreement, shall expire upon satisfaction of the conditions set forth in the Cash Award Agreement. Such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable measurements of Company performance, as may be determined by the Committee in its sole discretion.
          (b) Termination of Service. Subject to the provisions of the particular Cash Award Agreement, and unless otherwise permitted by the Committee, in its sole discretion, upon termination of the participant’s service to the Company or its Parent and Subsidiaries for any reason during a vesting period (if any), the nonvested portion of a Cash Award shall be forfeited by the participant. Upon any forfeiture, all rights of a Participant with respect to the forfeited Cash Award shall cease and terminate, without any further obligation on the part of the Company.
          (c) Form of Payment. In the sole discretion of the Committee, the Company may satisfy its obligation under a Cash Award by the distribution of that number of shares of Common Stock or Restricted Stock, or any combination thereof, having an aggregate Fair Market Value (as of the date of payment) equal to the amount of cash otherwise payable to the participant, and/or by the distribution of Stock Options having an aggregate Fair Market Value equal to the amount of cash otherwise payable to the participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash. If required by Rule 16b-3 at the time of distribution, any shares of Common Stock distributed to a participant must be held by such participant for at least six (6) months from the date of distribution.
SECTION 12: PERFORMANCE-BASED AWARDS
          (a) In General. All Stock Options and certain Restricted Stock Awards, Deferred Stock Awards, Performance Units, Other Stock-Based Awards or Cash Awards granted under the Plan, are intended to (i) qualify as Performance-Based Awards (as defined in the next sentence) or (ii) be otherwise exempt from the deduction limitation imposed by Section 162(m) of the Code. Certain Awards granted under the Plan may be granted in a manner such that Awards qualify as “performance-based compensation” (as such term is used in Section 162(m) of the Code and the regulations thereunder) and thus be exempt from the deduction limitation imposed by Section 162(m) of the Code (“Performance-Based Awards”). Awards may only qualify as Performance-Based Awards if at the time of grant the Committee is comprised solely of two or more “outside directors” (as such term is used in Section 162(m) of the Code and the regulations thereunder).
          (b) Stock Options. Stock Options granted under the Plan with an exercise price at or above the Fair Market Value of Common Stock on the date of grant should qualify as Performance-Based Awards.
          (c) Other Performance-Based Awards. Restricted Stock Awards, Deferred Stock Awards, Performance Units, Other Stock-Based Awards and Cash Awards granted under the Plan should qualify as Performance-Based Awards if, as determined by the Committee, in its discretion, either the granting or vesting of such Award is subject to the achievement of a performance target or targets based on one or more of the performance measures specified in Section 12(d) below. With respect to such Awards intended to qualify as Performance-Based Awards:
(1)	the Committee shall establish in writing (x) the objective performance-based goals applicable to a given period and (y) the individual employees or class of employees to which such performance-based goals apply no later than 90 days after the commencement of such period (but in no event after 25 percent of such period has elapsed);

(2)	no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals

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(and any other material terms) applicable to such period have been satisfied; and
(3)	after the establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable thereunder (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal.
          (d) Performance Measures. The Committee may use the following performance measures (either individually or in any combination) to set performance targets with respect to Awards intended to qualify as Performance-Based Awards: income from continuing operations; attainment of strategic and operational objectives; return on invested capital; net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; division, group or corporate financial goals; return on shareholders’ equity; return on assets; return on net assets; gross margin return on investment; gross margin dollars or percent; inventory turnover; employee turnover; sales, general and administrative expense; appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, if any; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements. Any such performance criterion or combination of such criteria may apply to the participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.
SECTION 13: CHANGE OF CONTROL PROVISIONS.
          (a) A “Change of Control” shall be deemed to have occurred on the tenth day after:
               (i) any individual, firm, corporation or other entity, or any group (as defined in Section 13(d)(3) of the Exchange Act) becomes, directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to Sections 13(d) and 13(g) of the Exchange Act) of more than 20% of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of directors of the Company; or
               (ii) the commencement of, or the first public announcement of the intention of any individual, firm, corporation or other entity or of any group (as defined in Section 13(d)(3) of the Exchange Act) to commence, a tender or exchange offer subject to Section 14(d)(1) of the Exchange Act for any class of the Company’s capital stock; or
               (iii) the stockholders of the Company approve (A) a definitive agreement for the merger or other business combination of the Company with or into another corporation pursuant to which the stockholders of the Company do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives, or (B) a definitive agreement for the sale, exchange or other disposition of all or substantially all of the assets of the Company, or (C) any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a “Change of Control” shall not be deemed to have taken place if beneficial ownership is acquired by, or a tender or exchange offer is commenced or announced by, the Company, any profit-sharing, employee ownership or other employee benefit plan of the Company, any trustee of or fiduciary with respect to any such plan when acting in such capacity, or by a person who is an officer or director of the Company on the effective date of the Plan, or by any group comprised solely of such persons and/or entities.
     (b) In the event of a “Change of Control” as defined in Section 13(a) above, awards granted under the Plan will be subject to the following provisions, unless the provisions of this Section 13 are suspended or terminated by an affirmative vote of a majority of the Board prior to the occurrence of such a “Change of Control”:

Annex E	12

               (i) all outstanding Stock Options which have been outstanding for at least six months shall become exercisable in full, whether or not otherwise exercisable at such time, and any such Stock Option shall remain exercisable in full thereafter until it expires pursuant to its terms; and
               (ii) all restrictions and deferral limitations contained in Restricted Stock Awards, Deferred Stock Awards, Performance Units and Other Stock Based Awards granted under the Plan shall lapse.
SECTION 14: AMENDMENTS AND TERMINATION.
     The Board or Committee may at any time, and from time to time, amend any of the provisions of the Plan, and may at any time suspend or terminate the Plan; provided, however, that no such amendment shall be effective unless and until it has been duly approved by the holders of the outstanding shares of Stock if the failure to obtain such approval would adversely affect the compliance of the Plan with the requirements of Rule 16b-3 of the Exchange Act, as in effect from time to time, or with the requirements of any other applicable law, rule or regulation. The Committee may be, may amend the terms of any Stock Option or other award theretofore granted under the Plan; provided, however, that subject to Section 3 above, no such amendment may be made by the Committee which in any material respect impairs the rights of the optionee or participant without the optionee’s or participant’s consent, except for such amendments which are made to cause the Plan to qualify for the exemption provided by Rule 16b-3 and no such amendment shall result in a reduction of the exercise price of any Stock Option.
SECTION 15: UNFUNDED STATUS OF PLAN.
     The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.
SECTION 16: [INTENTIONALLY OMITTED].
SECTION 17: LIMIT ON AWARDS TO ANY INDIVIDUAL.
     Notwithstanding any provision contained herein, no participant may be granted under the Plan, during any year, Options or any other Awards relating to more than 2,025,000 shares of Common Stock in the aggregate, subject to adjustment in accordance with Section 18. With respect to an Award that may be settled in cash, no participant may be paid in respect of any fiscal year an amount that exceeds the greater of the Market Value of the number of shares of Common Stock set forth in the preceding sentence at the date of grant or at the date of settlement of the Award, provided that this limitation is separate from and not affected by the number of Awards granted during such fiscal year subject to the limitation in the preceding sentence.
SECTION 18: ADJUSTMENTS.
     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the shares of Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be delivered in connection with Awards, (ii) the number and kind of shares that may be delivered or deliverable in respect of outstanding Awards, (iii) the number of shares with respect to which Awards may be granted to a given participant and (iv) the exercise price, grant price, or purchase price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and, with respect to Awards granted to Covered Employees, no such adjustment shall be authorized to the extent that such adjustment would cause such Award to lose the benefits of Section 162(m) of the Code and that the number of shares of Stock subject to any award shall always be a whole

Annex E	13

number. Such adjusted exercise price shall also be used to determine the amount which is payable to the optionee upon the exercise by the Committee of the alternative settlement right which is set forth in Section 6(b)(x) above.
SECTION 19: ELECTIVE DEFERRAL.
     Notwithstanding anything in the Plan to the contrary, participants under the Plan may, by completing an election form and delivering it to the General Counsel of the Company on or before December 15 of any year, elect (the “Elective Deferral”) to defer the receipt of any of the cash or Stock to be received by the participant in the immediately succeeding year, on such terms as the Committee may permit.
     An Elective Deferral shall be irrevocable, except that the Committee, in its sole discretion, may allow a participant to change or revoke such Elective Deferral.
     The Company shall establish an account for each participant who makes an Elective Deferral reflecting Elective Deferrals made for such participant’s benefit together with any additions to reflect any dividends paid upon any shares of Stock that have been deferred pursuant to an Elective Deferral. The Company shall establish sub-accounts for each participant who has more than one Elective Deferral in effect under the Plan and such other sub-accounts as are necessary for the proper administration of the Plan. As of the last business day of each December 31 of each year, the Company shall provide the participant with a statement of his or her account reflecting the number of deferred shares or other deferred compensation under the Plan, and any dividends on such shares credited thereto and distributions from such account since the prior statement.
     A participant who makes an Elective Deferral shall be immediately vested in, and shall have a nonforfeitable right to, all deferred shares and other deferred compensation and all dividends, if any, on any deferred shares credited to his or her account, except as otherwise provided by the Committee. In the event of the Company’s insolvency, the participant shall have the same rights as a general creditor of the Company with respect to his or her account balance.
     A participant who makes an Elective Deferral shall designate (on the election form used to make Elective Deferrals under the Plan) the date(s) at which the deferred shares and other deferred compensation and any dividends credited to his or her account will be distributed to him or her, or his or her designated beneficiary (in the event of death before full distribution), or estate if no such beneficiary, or legal representative in the event of incompetence before full distribution. The number of shares of Stock, if any, which are attributable to dividends and credited to his or her account shall be based on the per share Fair Market Value on the date of such dividend. Distributions shall be made in cash and/or Stock in the proportions deferred.
     Deferred shares and shares attributable to dividends on any Deferred Shares shall be subject to adjustment as set forth in Section 18 of the Plan.
     Each such election regarding the date(s) for payments shall be irrevocable, except that the Committee, in its sole discretion, may allow the participant to change or revoke such election.
SECTION 20: GENERAL PROVISIONS.
     (a) The Committee may require each person acquiring shares of Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares for investment without a view to distribution thereof.
     All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or association upon which the Stock is then listed or traded, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Annex E	14

     (b) Nothing contained in the Plan shall prevent the Board or, where authorized by the Board, the Committee, as the case may be, from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.
     (c) NOTHING CONTAINED IN THE PLAN OR IN ANY AWARD HEREUNDER SHALL BE DEEMED TO CONFER UPON ANY EMPLOYEE OF THE COMPANY OR ANY PARENT OR SUBSIDIARY ANY RIGHT TO CONTINUED EMPLOYMENT WITH THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO TERMINATE THE EMPLOYMENT OF ANY OF ITS EMPLOYEES AT ANY TIME.
     (d) Not later than the date as of which an amount first becomes includable in the gross income of the participant for Federal, state or local income tax purposes with respect to any Option or other Award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee, as the case may be, regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Committee, tax withholding or payment obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements and the Company or the participant’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant from the Company, its Parent or any Subsidiary.
     (e) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Indiana (without regard to choice of law provisions).
     (f) Any Stock Option granted or other Award made under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Parent or Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to Awards under this Plan).
     (g) A leave of absence, unless otherwise determined by the Committee prior to the commencement thereof, shall not be considered a termination of employment. Any Stock Option granted or awards made under the Plan shall not be affected by any change of employment, so long as the holder continues to be an employee of the Company, its Parent or any Subsidiary.
     (h) Except as otherwise expressly provided in the Plan or in any Stock Option Agreement, Restricted Stock agreement, Deferred Stock Agreement, Performance Unit Agreement, Cash Award Agreement or any Other Stock-Based Award agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts or liabilities of the person entitled to such benefit.
     (i) The obligations of the Company with respect to all Stock Options and Awards under the Plan shall be subject to (A) all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act, and (B) the rules and regulations of any securities exchange or association on which the Stock may be listed or traded.
     (j) If any of the terms or provisions of the Plan conflict with the requirements of Rule 16b-3 as in effect from time to time, or with the requirements of any other applicable law, rule or regulation then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Rule 16b-3.

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     (k) The Committee may terminate any Stock Option or other Award made under the Plan if a written agreement relating thereto is not executed and returned to the Company within 30 days after such agreement has been delivered to the optionee or participant for his or her execution.
SECTION 21: EFFECTIVE DATE OF PLAN.
     The Plan shall be effective as of the first business day following approval of the Plan by the Company’s stockholders.
SECTION 22: TERM OF PLAN.
     No Stock Option, Restricted Stock Award, Deferred Stock Award, Performance Unit or Other Stock-Based Award or Cash Award shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of the Plan, but Awards granted prior to such tenth anniversary may extend beyond that date.

Annex E	16

ANNUAL MEETING OF SHAREHOLDERS OF
BRIGHTPOINT, INC
July 30, 2007
PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -
TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.	COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER

- OR -
INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your control number available when you access the web page.
Please detach along perforated line and mail in the envelope provided if you are not voting via telephone or the Internet.

Brightpoint, Inc.
2601 Metropolis Parkway, Suite 210
Plainfield, Indiana 46168
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 30, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints STEVEN E. FIVEL and ANTHONY W. BOOR, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Shareholders of Brightpoint, Inc. (the “Company”) on Monday, July 30, 2007, at 9:00 a.m. (local time), at the Company’s Americas division headquarters located at 501 Airtech Parkway, Plainfield, Indiana 46168 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:
(Continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Class I Directors

	☐ FOR ALL NOMINEES	☐ FOR ALL EXCEPT	☐ WITHHOLD AUTHORITY
		(See instructions below)	FOR ALL NOMINEES

Nominees:
¡ Eliza Hermann
¡ V. William Hunt
¡ Stephen H. Simon

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here:●

2.	Proposal to approve issuance of shares of Brightpoint common stock in an amount to exceed 20% of the outstanding shares of Brightpoint common stock

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the appointment, effective only upon the closing of Brightpoint’s acquisition of Dangaard Telecom, of three Dangaard Holding designees to fill the vacancies on Brightpoint’s board of directors that will be created by the resignations of three of Brightpoint’s then current directors and the reclassification of the directors then serving on the board (within its three classes)

	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to approve the adoption of an amendment to Brightpoint’s 2004 Long-Term Incentive Plan to remove its limitation on the use of plan shares for non-option based awards and to broaden Brightpoint’s ability to qualify awards under the plan as performance-based compensation

	☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to ratify the appointment of Ernst & Young LLP as Brightpoint’s independent registered public accounting firm for the fiscal year ending December 31, 2007

	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof, including approval of any adjournment or postponement of the meeting
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES AND PROPOSALS LISTED ABOVE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐
Signature of Shareholder                                          Date
Signature of Shareholder (if jointly held)                                          Date
NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.